Exhibit 4.9

NI 43-101 Technical Report on

Resources and Reserves

Yauricocha Mine

Yauyos Province, Peru

Effective Date: June 30, 2016

Report Date: September 9, 2016

Report Prepared for:

Sierra Metals, Inc. 79 Wellington Street West, Suite 2100 P.O. Box 157 Toronto, Ontario, M5K 1H1 Canada

Report Prepared by

SRK Consulting (U.S.), Inc.

1125 Seventeenth Street, Suite 600

Denver, CO 80202

SRK Project Number: 470200-120

Signed by Qualified Persons:

Matthew Hastings, MSc Geology, MAusIMM (CP), Senior Consultant (Resource Geology)

Jon Larson, BS Mining Engineering, MBA, MAusIMM, MMSAQP, Principal Consultant (Mining Engineer)

Jeff Osborn, BEng Mining, MMSAQP, Principal Consultant (Mining Engineer)

Fernando Rodrigues, BS Mining, MBA, MAusIMM, MMSAQP, Practice Leader/Principal Consultant (Mining Engineer)

Daniel H. Sepulveda, B.Sc. Metallurgist, SME-RM

John Tinucci, PhD, PE, President/Practice Leader/Principal Consultant (Geotechnical Engineer)

Reviewed by:

Ben Parsons, MSc, MAusIMM (CP), Principal Consultant (Resource Geologist)

Joanna Poeck BEng Mining, SME-RM, MMSAQP, Senior Consultant (Mining Engineer)

SRK Consulting (U.S.), Inc. NI 43-101 Technical Report on Resources and Reserves– Yauricocha Mine	Page ii

Table of Contents

1	Summary			1

	1.1	Property Description and Ownership		1

	1.2	Geology and Mineralization		1

	1.3	Status of Exploration, Development and Operations		1

	1.4	Mineral Processing and Metallurgical Testing		1

	1.5	Mineral Resource Estimate		2

	1.6	Mineral Reserve Estimate		7

	1.7	Mining Methods		11

	1.8	Recovery Methods		12

	1.9	Project Infrastructure		13

	1.10	Environmental Studies and Permitting		14

	1.11	Capital and Operating Costs		14

	1.12	Economic Analysis		15

	1.13	Conclusions and Recommendations		16

		1.13.1	Geology and Mineral Resources	16

		1.13.2	Mining and Reserves	17

		1.13.3	Environmental and Permitting	17

		1.13.4	Infrastructure and Tailings	18

		1.13.5	Economic Analysis	18

2	Introduction			19

	2.1	Terms of Reference and Purpose of the Report		19

	2.2	Qualifications of Consultants (SRK)		19

	2.3	Details of Inspection		20

	2.4	Sources of Information		20

	2.5	Effective Date		21

	2.6	Units of Measure		21

3	Reliance on Other Experts			22

4	Property Description and Location			23

	4.1	Property Location		23

	4.2	Mineral Titles		24

		4.2.1	Nature and Extent of Issuer’s Interest	27

	4.3	Royalties, Agreements and Encumbrances		27

		4.3.1	Debt	27

		4.3.2	Royalties and Special Taxes	28

	4.4	Environmental Liabilities and Permitting		28

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	4.5	Other Significant Factors and Risks		29

5	Accessibility, Climate, Local Resources, Infrastructure and Physiography			30

	5.1	Topography, Elevation and Vegetation		30

	5.2	Accessibility and Transportation to the Property		30

	5.3	Climate and Length of Operating Season		30

	5.4	Sufficiency of Surface Rights		31

	5.5	Infrastructure Availability and Sources		33

		5.5.1	Power	33

		5.5.2	Water	33

		5.5.3	Mining Personnel	33

		5.5.4	Potential Tailings Storage Areas	33

		5.5.5	Potential Waste Disposal Areas	33

		5.5.6	Potential Processing Plant Sites	33

6	History			34

	6.1	Prior Ownership and Ownership Changes		34

	6.2	Exploration and Development Results of Previous Owners		34

	6.3	Historic Mineral Resource and Reserve Estimates		35

	6.4	Historic Production		35

7	Geological Setting and Mineralization			36

	7.1	Regional Geology		36

	7.2	Local Geology		38

	7.3	Significant Mineralized Zones		42

		7.3.1	Mineralogy	44

8	Deposit Type			48

	8.1	Mineral Deposit		48

	8.2	Geological Model		48

9	Exploration			49

	9.1	Relevant Exploration Work		49

	9.2	Sampling Methods and Sample Quality		49

	9.3	Significant Results and Interpretation		49

10	Drilling and Channel Sampling			51

	10.1	Type and Extent		51

	10.2	Procedures		54

		10.2.1	Drilling	54

		10.2.2	Channel Sampling	54

	10.3	Interpretation and Relevant Results		55

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11	Sample Preparation, Analysis and Security			56

	11.1	Security Measures		56

	11.2	Sample Preparation for Analysis		56

		11.2.1	Chumpe Laboratory	56

		11.2.2	ALS Minerals	57

	11.3	Sample Analysis		58

		11.3.1	Chumpe Laboratory	58

		11.3.2	ALS Minerals Laboratory	58

	11.4	Quality Assurance/Quality Control Procedures		59

		11.4.1	Standards	59

		11.4.2	Blanks	62

		11.4.3	Duplicates (Check Samples)	63

		11.4.4	Actions	65

		11.4.5	Results	65

	11.5	Opinion on Adequacy		66

12	Data Verification			67

	12.1	Procedures		67

	12.2	Limitations		67

	12.3	Opinion on Data Adequacy		67

13	Mineral Processing and Metallurgical Testing			68

	13.1	Testing and Procedures		68

	13.2	Recovery Estimate Assumptions		68

14	Mineral Resource Estimate			70

	14.1	Drillhole Database		70

	14.2	Geologic Model		71

		14.2.1	Mina Central	71

		14.2.2	Cachi-Cachi	73

		14.2.3	Mascota	75

		14.2.4	Esperanza	76

		14.2.5	Cuerpos Pequenos	76

		14.2.6	Grade Distribution by Area	79

	14.3	Assay Capping and Compositing		80

		14.3.1	Gustavson Methodology	80

		14.3.2	SRK Methodology	81

	14.4	Variogram Analysis and Modeling		83

		14.4.1	Gustavson Variography	83

		14.4.2	SRK Variography	84

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	14.5	Block Model		85

		14.5.1	Gustavson Block Models	85

		14.5.2	SRK Block Models	86

	14.6	Density		86

	14.7	Estimation Methodology		87

		14.7.1	Gustavson Estimations - Cachi-Cachi and Mascota	87

		14.7.2	SRK Estimations – Mina Central, Esperanza, Elissa, Cuerpos Pequenos	88

	14.8	Model Validation		90

		14.8.1	Visual Comparison	90

		14.8.2	Comparative Statistics	92

		14.8.3	Swath Plots	94

	14.9	Resource Classification		101

		14.9.1	Gustavson Classification	101

		14.9.2	SRK Classification	101

	14.10	Depletion		105

	14.11	Mineral Resource Statement		105

	14.12	Mineral Resource Sensitivity		114

	14.13	Relevant Factors		118

15	Mineral Reserve Estimate			119

	15.1	Introduction		119

	15.2	Conversion Assumptions, Parameters and Methods		119

		15.2.1	Mining Recovery	120

		15.2.2	Dilution	121

		15.2.3	Grade Adjustment	122

		15.2.4	Net Smelter Return	123

		15.2.5	Cut-off Evaluation	124

		15.2.6	Mining Block Shapes	125

	15.3	Reserve Estimate		125

	15.4	Factors That May Affect the Mineral Reserve Estimate		131

16	Mining Methods			133

	16.1	Current Mining Methods		138

	16.2	Parameters Relevant to Mine Designs and Plans		142

		16.2.1	Geotechnical	142

		16.2.2	Hydrological	150

	16.3	Underground Stope Optimization		155

		16.3.1	Mineral Resource Models	155

		16.3.2	Depletion	155

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		16.3.3	Optimization Parameters and Process	155

	16.4	Mine Production Schedule		156

	16.5	Development Schedule		158

	16.6	Waste and Stockpile Design		158

	16.7	Major Mining Equipment		159

	16.8	Ventilation		159

17	Recovery Methods			162

	17.1	Operation Results		162

		17.1.1	Polymetallic Circuit	162

		17.1.2	Oxide Circuit	163

	17.2	Processing Methods		165

	17.3	Plant Design and Equipment Characteristics		169

	17.4	Consumable Requirements		170

18	Project Infrastructure			171

	18.1	Access, Roads, and Local Communities		173

	18.2	Process Support Facilities		173

	18.3	Mine Operations and Support Facilities		174

		18.3.1	Underground Infrastructure	174

	18.4	Additional Support Facilities		176

	18.5	Water Systems		176

		18.5.1	Water Supply	176

		18.5.2	Potable Water	176

		18.5.3	Service Water	176

		18.5.4	Water Treatment	176

	18.6	Energy Supply and Distribution		176

		18.6.1	Power Supply and Distribution	176

		18.6.2	Compressed Air	177

		18.6.3	Fuel	177

	18.7	Waste Handling and Management		177

		18.7.1	Tailings Management Area	177

		18.7.2	Waste Rock Storage	182

		18.7.3	Other Waste Handling	182

	18.8	Logistics		182

	18.9	Off-Site Infrastructure and Logistics Requirements		182

	18.10	Communications and Security		183

19	Market Studies and Contracts			184

20	Environmental Studies, Permitting and Social or Community Impact			185

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	20.1	Environmental Studies and Background Information		185

	20.2	Required Permits and Status		186

		20.2.1	Required Permits	186

		20.2.2	State of approved permits	187

	20.3	Environmental Study Results		193

	20.4	Environmental Issues		195

	20.5	Operating and Post Closure Requirements and Plans		197

	20.6	Post-Performance or Reclamations Bonds		198

	20.7	Social and Community		198

		20.7.1	Agreements	198

		20.7.2	Assistance to Santo Domingo de Laraos Peasant’s Community	201

	20.8	Mine Closure		201

		20.8.1	Reclamation Measures during Operations and Project Closure	202

		20.8.2	Temporary Closure	202

		20.8.3	Progressive Closure	203

		20.8.4	Final Closure	204

		20.8.5	Closure Monitoring	206

		20.8.6	Post-Closure Monitoring	206

		20.8.7	Reclamation and Closure Cost Estimate	207

21	Capital and Operating Costs			209

	21.1	Capital Costs		209

	21.2	Operating Costs		211

22	Economic Analysis			214

	22.1	Assumptions External to Project		214

	22.2	Commercial Assumptions		214

	22.3	Taxes Depreciation and Royalties		214

	22.4	Production Assumptions		215

		22.4.1	Base Case	215

	22.5	Analysis Conclusions		220

23	Adjacent Properties			222

24	Other Relevant Data and Information			223

25	Interpretation and Conclusions			224

	25.1	Exploration		224

	25.2	Mineral Resource Estimate		224

	25.3	Mineral Reserve Estimate		225

	25.4	Metallurgy and Processing		225

	25.5	Projected Economic Outcomes		226

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26	Recommendations			228

	26.1	Recommended Work Programs and Costs		228

		26.1.1	Geology and Mineral Resources	228

		26.1.2	Mining and Reserves	228

		26.1.3	Infrastructure and Tailings	229

		26.1.4	Environmental Studies, Permitting and Social or Community Impact	229

		26.1.5	Economic Analysis	229

		26.1.6	Costs	230

27	References			231

28	Glossary			235

	28.1	Mineral Resources		235

	28.2	Mineral Reserves		235

	28.3	Definition of Terms		236

	28.4	Abbreviations		237

List of Tables

Table 1-1: Yauricocha Metallurgical Performance, January to June 2016	2

Table 1-2: Yauricocha Mine Consolidated Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	4

Table 1-3: Mina Central Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	4

Table 1-4: Esperanza Mineral Resource Statement as of June 30, 2016 – SRK Consulting (U.S.), Inc.	5

Table 1-5: Cachi-Cachi Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	5

Table 1-6: Mascota Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	6

Table 1-7: Cuerpos Pequenos Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	6

Table 1-8: Yauricocha Mine Consolidated Mineral Reserve Statement – SRK Consulting (U.S.), Inc.	8

Table 1-9: Mina Central Mineral Reserve Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	8

Table 1-10: Esperanza Mineral Reserve Statement as of June 30, 2016 – SRK Consulting (U.S.), Inc.	9

Table 1-11: Cachi-Cachi Mineral Reserve Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	9

Table 1-12: Mascota Mineral Reserve Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	10

Table 1-13: Cuerpos Pequenos Mineral Reserve Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	10

Table 1-14: Reported Mine and Mill Production, 2012 to 2015	12

Table 1-15: Closure Plan - Results of the Updated Cost Analysis (US$)	14

Table 1-16: Capital Summary	15

Table 1-17: Operating Cost Summary	15

Table 1-18: Unit Operating Cost Summary	15

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Table 2-1: Site Visit Participants	20

Table 4-1: Royalty and Special Tax Scale	28

Table 6-1: Prior Exploration and Development Results	35

Table 7-1: Mina Central Bodies	46

Table 7-2: Cachi-Cachi Mina Mineralized Bodies	47

Table 7-3: Exito Mina Concessions	47

Table 7-4: Ipillo Mina Concessions	47

Table 7-5: Victoria Mina Concessions	47

Table 10-1: Yauricocha Exploration and Development Drilling	51

Table 11-1: Chumpe LLOD’s	58

Table 11-2: ALS Minerals LLOD’s	59

Table 11-3: CRM Expected Means and Tolerances	60

Table 11-4: CRM Performance Summary – ALS Minerals	61

Table 11-5: CRM Performance Summary – Chumpe Lab	62

Table 11-6: Blank Failures	62

Table 11-7: Check Duplicate Statistics	63

Table 13-1: Yauricocha Metallurgical Performance, January to June 2016	68

Table 13-2: Yauricocha Assays Exchange with Trafigura	69

Table 14-1: Mean grades by Area	80

Table 14-2: Capping limits for Gustavson Estimates	81

Table 14-3: Esperanza Zn Capping Analysis	82

Table 14-4: SRK Capping Limits	83

Table 14-5: Gustavson Model Details	85

Table 14-6: SRK Model Details	86

Table 14-7: Densities by Area	87

Table 14-8: Estimation Parameters - Mascota	87

Table 14-9: Estimation Parameters – Cachi-Cachi	88

Table 14-10: Esperanza SRK Estimation Parameters	88

Table 14-11: Mina Central Estimation Parameters	89

Table 14-12: Elissa Estimation Parameters	89

Table 14-13: Cuerpos Pequenos Estimation Parameters	90

Table 14-14: Mina Central Block vs. Composite Statistics	93

Table 14-15: Esperanza Block vs. Composite Statistics	93

Table 14-16: Elissa Block vs. Composite Statistics	93

Table 14-17: Mascota Block vs. Composite Statistics	94

Table 14-18: Cuerpos Pequenos Block vs. Composite Statistics	94

Table 14-19: Cachi-Cachi Block vs. Composite Statistics	94

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Table 14-20: Elevations Used for Depletion	105

Table 14-21: Unit Value Price Assumptions	106

Table 14-22: Metallurgical Recovery Assumptions	106

Table 14-23: Unit Value Cut-off by Mining Method and Area	107

Table 14-24: Mina Central Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	108

Table 14-25: Esperanza Mineral Resource Statement as of June 30, 2016 – SRK Consulting (U.S.), Inc.	109

Table 14-26: Cachi-Cachi Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	110

Table 14-27: Mascota Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	111

Table 14-28: Cuerpos Pequenos Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.	112

Table 14-29: M+I Resource Grade Tonnage Table – Mina Central	117

Table 14-30: M+I Resource Grade Tonnage Table – Esperanza	118

Table 14-31: M+I Resource Grade Tonnage Table – Cachi-Cachi (excl. Elissa)	118

Table 14-32: M+I Resource Grade Tonnage Table – Mascota	118

Table 15-1: Mining Recovery Factors	121

Table 15-2: Dilution Factors	122

Table 15-3: Grade Adjustment Factors	123

Table 15-4: Unit Value Price Assumptions	123

Table 15-5: Metallurgical Recoveries	124

Table 15-6: Percent Payable	124

Table 15-7: Economic and Marginal Cut-offs by Mining Method	125

Table 15-8: Mina Central Mineral Reserve Estimate as of December 31, 2015 – SRK Consulting (U.S.), Inc.	126

Table 15-9: Esperanza Mineral Reserve Estimate as of June 30, 2016 – SRK Consulting (U.S.), Inc.	127

Table 15-10: Cachi-Cachi Mineral Reserve Estimate as of December 31, 2015 – SRK Consulting (U.S.), Inc.	128

Table 15-11: Mascota Mineral Reserve Estimate as of December 31, 2015 – SRK Consulting (U.S.), Inc.	129

Table 15-12: Cuerpos Pequenos Mineral Reserve Estimate as of December 31, 2015 – SRK Consulting (U.S.), Inc.	130

Table 15-13: Reserves Below 1070 Level	132

Table 16-1: Planned vs. Reported Mine Production vs. Reported Mill Processed, 2015	137

Table 16-2: Reported Mine and Mill Production, 2012 to 2015	138

Table 16-3: Intact Rock Tests	144

Table 16-4: Summary of Laboratory Testing Results	145

Table 16-5: Stope Optimization Parameters (Angelita, Elissa, Escondida, Esperanza, and Zulma)	156

Table 16-6: SRK Production Plan	157

Table 16-7: Five-year Development Schedule	158

Table 16-8: Major Underground Mining Equipment	159

Table 17-1: Yauricocha Polymetallic Circuit, 2013 to 2016 Performance	162

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Table 17-2: Yauricocha Oxide Circuit, 2013 to 2016 Performance	164

Table 17-3: Yauricocha Plant, Major Process Equipment	169

Table 17-4: Polymetallic Circuit – Consumables	170

Table 19-1: Metal Prices	184

Table 20-1: Approved Operation and Closure Permits	188

Table 20-2: Closure Plan - Annual Calendar for Guarantee Payment	198

Table 20-3: Annual Agreements per Community 2013 - 2016 - Summary	200

Table 20-4: 2015’s Community Relations Annual Plan Investment	201

Table 20-5: Assistance to Santo Domingo de Laraos Peasant’s Community - Summary	201

Table 20-6: Closed Components	204

Table 20-7: Post Closure Social Program Monitoring	207

Table 20-8: Closure Plan - Results of the Updated Cost Analysis (US$)	207

Table 20-9: Closure Plan – Summary of Investment per Year (US$)	207

Table 21-1: Average Development Cost (Actual)	210

Table 21-2: Capital Summary	211

Table 21-3: Operating Cost Summary	211

Table 21-4: Unit Operating Cost Summary	211

Table 21-5: Mining Operation Cost by Functions	212

Table 21-6: Processing Operation Cost by Functions	212

Table 21-7: Selling Expenses Cost by Functions	212

Table 21-8: Administrative Expenses Cost by Functions	213

Table 22-1: Metal Prices	214

Table 22-2: Yauricocha Royalty Rates	215

Table 22-3: Mine Production Summary	216

Table 22-4: Plant Feed Summary	217

Table 22-5: Lead Concentrate Production Summary	218

Table 22-6: Zinc Concentrate Production Summary	219

Table 22-7: Copper Concentrate Production Summary	219

Table 22-8: Concentrate NSR Terms	220

Table 25-1: Capital Cost Summary	226

Table 25-2: Operating Cost Summary	226

Table 25-3: Unit Operating Cost Summary	226

Table 26-1: Summary of Costs for Recommended Work	230

Table 28-1: Definition of Terms	236

Table 28-2: Abbreviations	237

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List of Figures

Figure 1-1: Metal Contribution to Revenue	16

Figure 4-1: Yauricocha Location Map	24

Figure 4-2: Yauricocha Mineral Title Map	26

Figure 5-1: Yauricocha Site Layout	32

Figure 7-1: Regional Geology Map	37

Figure 7-2: Geologic Map of Yauricocha Mine Area	41

Figure 7-3: Southern Mineralized Areas	43

Figure 7-4: Northern Mineralized Areas	44

Figure 10-1: Extent of Drilling	52

Figure 10-2: Extent of Channel Sampling	53

Figure 11-1: Coarse Duplicate Ag Analyses	64

Figure 11-2: Coarse Duplicate Zn Analyses	65

Figure 14-1: Mina Central Geologic Model	72

Figure 14-2: Cachi-Cachi Geologic Model	74

Figure 14-3: Mascota Geologic Model	75

Figure 14-4: Esperanza Geologic Model	76

Figure 14-5: Plan View of Cuerpos Pequenos Geologic Model	78

Figure 14-6: Section View of Cuerpos Pequenos Geologic Model	79

Figure 14-7: Log Probability Plot – Esperanza Zn	83

Figure 14-8: Omni-directional Variogram – Esperanza Cu	84

Figure 14-9: Omni-directional Variogram – Esperanza Ag	85

Figure 14-10: Visual Model Validation – Mina Central	91

Figure 14-11: Visual Model Validation – Esperanza	92

Figure 14-12: Esperanza Ag Swath Plot	96

Figure 14-13: Esperanza Au Swath Plot	97

Figure 14-14: Esperanza Cu Swath Plot	98

Figure 14-15: Esperanza Pb Swath Plot	99

Figure 14-16: Esperanza Zn Swath Plot	100

Figure 14-17: Mina Central Classification	102

Figure 14-18: Esperanza Classification	103

Figure 14-19: Cachi-Cachi Classification	103

Figure 14-20: Cuerpos Pequenos Classification	104

Figure 14-21: Mascota Classification	104

Figure 14-22: M+I Resource Grade Tonnage Chart – Mina Central	114

Figure 14-23: M+I Resource Grade Tonnage Chart – Esperanza	115

Figure 14-24: M+I Resource Grade Tonnage Chart – Cachi-Cachi (excl. Elissa)	116

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Figure 14-25: M+I Resource Grade Tonnage Chart – Mascota	117

Figure 16-1: Yauricocha Mine Overview (showing subset of development)	134

Figure 16-2: Yauricocha Long Section Looking Northeast (showing development, geology shapes and reserve blocks)	135

Figure 16-3: Mined and Processed Tons, 2015	136

Figure 16-4: Typical Sublevel Cave Layout, 870 Level - Piso 12 in Antacaca Sur	139

Figure 16-5: Isometric view of drawpoints in Mina Central (looking west, towards footwall)	140

Figure 16-6: Vertical section through Esperanza Showing Stope Blocks, Orebody Model, and Block Model (colored by NSR for Measured and Indicated Material)	141

Figure 16-7: Plan section through Esperanza Showing Stope Blocks and Block Model (colored by NSR for Measured and Indicated Material)	142

Figure 16-8: Comparison of UCS, different materials at Yauricocha Mine	145

Figure 16-9: Isometric View, Looking Northwest, of the Cachi-Cachi Ventilation Network	160

Figure 16-10: Isometric View, Looking Northeast, of the Mina Central Ventilation Network	161

Figure 17-1: Yauricocha Polymetallic Circuit, Concentrate Output	163

Figure 17-2: Yauricocha Oxide Circuit, Concentrate Output	164

Figure 17-3: Yauricocha Block Flow Diagram	166

Figure 17-4: Flowsheet Polymetallic Plant	167

Figure 17-5: Flowsheet Oxide Plant	168

Figure 18-1: Project Infrastructure Location	172

Figure 18-2: Routes from Lima to the Project	173

Figure 18-3: Mining Area Infrastructure	174

Figure 18-4: Stage 4 Tailings Storage Facility (TSF) As-built Drawing	178

Figure 18-5: Piezometer Location in Stage 4 Tailings Storage Facility (TSF)	180

Figure 18-6: Terra-Mesh As-built Drawings	181

Figure 22-1: Metal Contribution to Revenue	221

Figure 25-1: Metal Contribution to Revenue	227

Appendices

Appendix A: Certificates of Qualified Persons

Appendix B: SRK Capping Analyses

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1	Summary

This report was prepared as a Prefeasibility-level (PFS) National Instrument 43-101 (NI 43-101) Technical Report on Resources and Reserves (Technical Report) for Sierra Metals Inc. (Sierra Metals), previously known as Dia Bras Exploration, Inc., on the Yauricocha Mine (Yauricocha or Project), which is located in the eastern part of the Department of Lima, Peru. The purpose of this report is to present the mineral resource and reserve estimates, and economic evaluation for the Mine.

1.1	Property Description and Ownership

The Yauricocha Mine is located in the Alis district, Yauyos province, department of Lima approximately 12 km west of the Continental Divide and 60 km south of the Pachacayo railway station. The active mining area within the mineral concessions is located at coordinates 421,500 m east by 8,638,300 m north on UTM Zone 18L on the South American 1969 Datum, or latitude and longitude of 12.3105° S and 75.7219° W. It is geographically in the high zone of the eastern Andean cordillera, very close to the divide and within one of the major sources of the River Cañete, which discharges into the Pacific Ocean. The mine is at an average altitude of 4,600 masl (Gustavson, 2015).

The current operation is an underground polymetallic sulfide and oxide operation, providing material for the nearby Chumpe process facility. The mine has been operating continuously under Sociedad Minera Corona S.A. (SMCSA or Minera Corona) ownership since 2002, and has operated historically since 1948. Sierra Metals, Inc. purchased 82% of SMCSA in 2011.

1.2	Geology and Mineralization

The Yauricocha Mine features a number of mineralized bodies, which have been emplaced along structural trends, with the mineralization itself related to replacement of limestones by hydrothermal fluids related to nearby intrusions. The mineralization varies widely in morphology, from large, relatively wide, tabular manto-style deposits to narrow, sub-vertical chimneys. The mineralization features economic grades of Ag, Cu, Pb and Zn, with local Au to a lesser degree. The majority of the deposits are related to the regional high-angle NW-trending Yauricocha fault or the NE trending and less well-defined Cachi-Cachi structural trend. The mineralization generally presents as polymetallic sulfides, but is locally oxidized to significant depths or relate to more Cu-rich bodies.

1.3	Status of Exploration, Development and Operations

The Yauricocha mine is concurrently undertaking exploration, development and operations. Exploration is ongoing near the mine, and is supported predominantly by drilling and exploration drifting. Development of new or current mining areas is underway, and will continue for the foreseeable future. The mine is also currently producing multiple types of concentrate from several underground mine areas.

1.4	Mineral Processing and Metallurgical Testing

The Yauricocha processing facilities operate in a reasonably stable condition. The two parallel grinding-flotation circuits (polymetallic circuit and oxide circuit) have enough built-in flexibility to

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absorb variable fresh feed grade while maintaining overall metal recoveries and producing four different final concentrates of typical commercial quality grade.

Production statistics from the January to June 2016 period (Table 1-1) shows that 52% of the silver and 85% of the lead in the mill feed is recovered in a lead concentrate assaying 43.5 g/t Ag, 59.3% Pb, 1.1% Cu, and 4.8% Zn. The final assay of zinc concentrate reached 50.8% Zn after recovering 90% of the zinc, 16% of the copper and negligible portions of silver and lead. The copper concentrate assay 26.9% Cu and 33 g/t Ag after recovering 55% of the copper, 17% of the silver and negligible quantities of lead and zinc. The lead oxide concentrate produced from the oxide circuit assay 48.6% Pb, 17.4 g/t Ag, and 3.2 g/t Au after recovering 55% of the lead in the fresh feed, 30% of the silver, 25% of the gold, and 7% of the copper.

Table 1-1: Yauricocha Metallurgical Performance, January to June 2016

Circuit	Stream	Tonne	Throughput (t/d) (at 365 d/y)	Concentrate Grade					Recovery (%)
				Au (g/t)	Ag (g/t)	Pb (%)	Cu (%)	Zn (%)	Au	Ag	Pb	Cu	Zn
Polymetallic	Fresh Ore	344,875	1,889.7		2.0	1.7	0.5	4.0		100	100		100
Polymetallic	Cu Conc	3,596	19.7		33.0	2.3	26.9	5.2		17	1	55	1
Polymetallic	Pb Conc	8,369	45.9		43.5	59.3	1.1	4.8		52	85	5	3
Polymetallic	Zn Conc	24,478	134.1		2.3	0.6	1.1	50.8		8	2	16	90
Oxide	Fresh Ore	62,215	340.9	1.1	4.9	7.4	0.6	2.0	100	100	100	100
Oxide	Pb Conc	1,642	9.0	11.0	38.9	26.1	1.2	16.7	27	21	9	6
Oxide	Pb Ox Conc	5,205	28.5	3.2	17.4	48.6	0.5	1.0	25	30	55	7

Source: SRK, 2016

Yauricocha facilities include a metallurgical testing laboratory that is used only on a needed basis. No regular sampling and testing programs are in placed to test future mill feed samples.

1.5	Mineral Resource Estimate

The understanding of the geology and mineralization at Yauricocha is based on a combination of geologic mapping, drilling and development sampling that guides the ongoing mine design. SRK has reviewed the methods and procedures for these data collection methods and notes that they are generally reasonable and consistent with industry best practice. The validation and verification of data and information supporting the mineral resource estimation has historically been deficient, but strong efforts are being made to modernize and validate the historic information using current, aggressive quality assurance/quality control (QA/QC) methods and more modern practices for drilling and sampling. SRK notes that the majority of the remaining resources in areas such as Mina Central and Cachi-Cachi are supported by more modern data validation and QA/QC, and that new areas like Esperanza feature extensive QA/QC and third party analysis.

The procedures and methods supporting the mineral resource estimation have been developed in conjunction with Minera Corona geological personnel. The resource estimations presented herein have been conducted by independent consultants using supporting data generated by the site. In general, the geologic models are defined by the site geologists using manual and 3D modeling techniques, and are based on information from drilling and development. These models are used to constrain block models, which are flagged with bulk density, mine area, depletion, etc. Grade is estimated into these block models using both drilling and channel samples, applying industry-standard estimation methodology. Mineral resources estimated by the independent consultants are

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categorized in a manner consistent with industry best practice, and are reported above reasonable unit value cut-offs.

SRK is of the opinion that the resource estimations are suitable for public reporting and are a fair representation of the in-situ contained metal for the Yauricocha deposit.

The December 31, 2015 consolidated audited mineral resource statement for the Yauricocha Mine is presented in Table 1-2. The individual mineral resource statements (which comprise the consolidated statement) for the Mina Central, Cachi-Cachi, Elissa, Mascota, and Cuerpos Pequenos areas are presented in Table 1-3, Table 1-5, Table 1-6, and Table 1-7, respectively. The June 30, 2016 mineral resource statement for the Esperanza area is presented in Table 1-4.

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Table 1-2: Yauricocha Mine Consolidated Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Total	Measured	1,429.4	75	0.71	0.87	1.54	3.10	3,434	33	12,422	22,044	44,315
	Indicated	6,441.9	58	0.66	1.17	0.81	2.61	11,951	137	75,681	52,205	168,138
	M + I	7,871.3	61	0.67	1.12	0.94	2.70	15,384	170	88,103	74,248	212,452
	Inferred	3,744.9	49	0.53	1.33	0.58	1.86	5,917	64	49,993	21,774	69,696

(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

   ** Metallurgical recovery assumptions for the Yauricocha Mine are variable by mineralization style and degree of oxidation.

(3)	The unit value cut-off grades (COG) are variable, by mining area and proposed mining method.

Table 1-3: Mina Central Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
All	Measured	682.6	49	0.86	0.84	0.79	2.33	1,078	19	5,736	5,380	15,924
	Indicated	3,786.4	36	0.71	0.93	0.22	1.79	4,383	86	35,380	8,460	67,953
	M + I	4,468.9	38	0.73	0.92	0.31	1.88	5,461	105	41,116	13,839	83,877
	Inferred	2,034.9	26	0.46	0.99	0.06	1.02	1,720	30	20,166	1,317	20,834

(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

   ** Metallurgical recovery assumptions for the polymetallic Mina Central area are 77% Ag, 18% Au, 76% Cu, 88% Pb, and 94% Zn.

(3)	The unit value COG for the Mina Central area is a consistent US$40.

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Table 1-4: Esperanza Mineral Resource Statement as of June 30, 2016 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
ALL	Measured	444.4	65	0.44	1.23	1.45	3.38	935	6	5,466	6,434	15,034
	Indicated	2,089.6	70	0.58	1.81	1.22	3.20	4,680	39	37,830	25,511	66,916
	M + I	2,534.0	69	0.55	1.71	1.26	3.23	5,615	45	43,296	31,946	81,950
	Inferred	1,541.8	69	0.63	1.87	0.92	2.49	3,415	31	28,898	14,146	38,437
(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

   ** Metallurgical recovery assumptions for the polymetallic Esperanza area are 77% Ag, 18% Au, 76% Cu, 88% Pb, and 94% Zn.

(3)	The unit value COG for the Esperanza area is a consistent US$44.

Table 1-5: Cachi-Cachi Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
ALL	Measured	148.8	84	0.49	0.33	1.61	6.47	400	2	494	2,395	9,620
	Indicated	330.9	71	0.37	0.33	1.50	7.12	751	4	1,088	4,968	23,572
	M + I	479.7	75	0.41	0.33	1.53	6.92	1,151	6	1,582	7,363	33,193
	Inferred	69.6	41	0.43	0.44	0.82	5.83	91	1	309	570	4,057
(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

   ** Metallurgical recovery assumptions for the polymetallic Cachi-Cachi area are 77% Ag, 18% Au, 76% Cu, 88% Pb, and 94% Zn.

(3)	The unit value COG for the Cachi-Cachi area is variable.
a.	US$40 = Angelita
b.	US$44 = Elissa & Escondida
c.	US$38 = Karlita
d.	US$51 = Zulma

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Table 1-6: Mascota Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Mascota	Measured	119.0	206	1.18	0.34	4.75	0.80	787	5	407	5,646	956
	Indicated	119.0	343	1.40	0.43	4.81	0.70	1,310	5	510	5,721	835
	M + I	237.9	274	1.29	0.39	4.78	0.75	2,098	10	918	11,366	1,791
	Inferred	9.2	353	0.63	0.85	2.88	0.54	105	0	79	265	49

(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

   ** Metallurgical recovery assumptions for the Pb-oxide Mascota area are 53% Ag, 24% Au, 0% Cu, 66% Pb, and 0% Zn.

(3)	The unit value COG for the Mascota area is a consistent US$38.

Table 1-7: Cuerpos Pequenos Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
ALL	Measured	34.6	210	0.56	0.92	6.32	8.02	234	1	319	2,190	2,780
	Indicated	116.1	221	0.80	0.75	6.50	7.63	826	3	873	7,545	8,862
	M + I	150.7	219	0.74	0.79	6.46	7.73	1,060	4	1,192	9,734	11,640
	Inferred	89.5	203	0.49	0.60	6.12	7.06	585	1	541	5,475	6,318

(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

   ** Metallurgical recovery assumptions for the Cuerpos Pequenos area are variable.

i.	Metallurgical recovery assumptions for the copper sulfide Cuye area are 66% Ag, 35% Au,90% Cu, 0% Pb, and 0% Zn
ii.	Metallurgical recovery assumptions for the Pb-Oxide Contacto Occ. and Violeta areas are 53% Ag, 24% Au, 0% Cu, 66% Pb, and 0% Zn.
iii.	Metallurgical recovery assumptions for the remaining polymetallic areas are 77% Ag, 18% Au, 76% Cu, 88% Pb, and 94% Zn.
(3)	The unit value COG’s for the Cuerpos Pequenos deposits are variable.
a.	US$43 = Violeta
b.	US$38 = Cuye
c.	US$51 = Contacto Occ., Contacto, Ori., CSM II, CSM I, CSM, Cuye Sur, Marita, Juliana, Gallito, Butz, Pozo Rico

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1.6	Mineral Reserve Estimate

Yauricocha is a currently operating underground mine with production history under Minera Corona ownership dating back to 2002. The significant mineralized zones in the southern area are Mina Central, Mascota and Esperanza. The northern extent, grouped into an area called Cachi-Cachi, consists of Angelita, Elissa, Escondida, Karlita and Zulma. Smaller but typically higher-grade bodies (Cuerpos Pequenos) exist throughout the property. Given the significant production history at the mine, the primary basis for the modifying factors used to convert resources to reserves is historical cost, recovery and performance of the selected mining methods at the mine.

The procedures and methods supporting the mineral reserve estimation have been developed by SRK in conjunction with Sierra Metals mine planning personnel. The reserve estimates presented herein have been conducted by independent consultants using supporting data generated by the site. In general, each mining area is evaluated using reasonable mining block shapes based on the mining method applicable to the zone. The Mineral Reserves are categorized in a manner consistent with industry best practice. Data and information supporting the mining recovery, mining dilution, reconciliation-based grade adjustments, metallurgical recoveries, consensus commodity pricing, and treatment and refining charges have been provided by Sierra Metals and reviewed by SRK. These factors are used to calculate unit values for the blocks in the models. Historic and expected direct and indirect mining, processing and general and administrative costs were provided by Sierra Metals. To be considered economic, the Net Smelter Return (NSR) value of the mining block must be greater than the economic cutoff. Mining blocks below the economic cutoff but above the marginal cutoff are, in some cases, included in the reserve where they are in between or immediately adjacent to an economic block and it is reasonable to expect that no significant additional development would be required to extract the marginal block. Isolated blocks, defined as blocks with no defined access, have been excluded from the reserve. Only material classified as Measured and Indicated Resources contribute to the grade values in a mining block. Material inside a mining block and not classified as Measured or Indicated is assumed to have zero grade. Mined out areas were provided by Sierra Metals personnel.

SRK is of the opinion that the reserve estimates are suitable for public reporting and are a fair representation of the mill feed tonnes, grade, and metal for the Yauricocha deposit.

The consolidated mineral reserve statement for the Yauricocha Mine is presented in Table 1-8. The individual mineral resource statements (which comprise the consolidated statement) for the Mina Central, Cachi-Cachi, Elissa, Mascota, and Cuerpos Pequenos areas are presented in Table 1-9, Table 1-11, Table 1-12, and Table 1-13, respectively. The June 30, 2016 mineral resource statement for the Esperanza area is presented in Table 1-10.

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 Table 1-8: Yauricocha Mine Consolidated Mineral Reserve Statement – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Total	Proven	846.5	70.7	0.65	0.59	1.60	2.82	1,925	18	4,961	13,513	23,845
	Probable	2,940.5	58.4	0.62	0.91	1.02	2.95	5,517	58	26,664	29,983	86,805
	P+P	3,787.0	61.1	0.62	0.84	1.15	2.92	7,442	76	31,625	43,495	110,650

(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) that range from $55/t to $75/t based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

* Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94).

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and vary by mineralization style.

*** Metallurgical recovery assumptions for the Yauricocha Mine are variable by mineralization style and degree of oxidation.

(3)	The effective date of the Esperanza estimate is June 30, 2016. The effective date for all other areas is December 31, 2015.

 Table 1-9: Mina Central Mineral Reserve Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Mina Central	Proven	352.9	43	0.77	0.61	0.80	2.19	485	9	2,152	2,819	7,720
	Probable	1,225.4	37	0.79	0.73	0.28	2.44	1,465	31	8,950	3,469	29,890
	P+P	1,578.2	38	0.79	0.70	0.40	2.38	1,950	40	11,102	6,287	37,610
(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are 12% Ag, 0% Au, 10% Cu, 8% Pb, and 9% Zn.

*** Metallurgical recovery assumptions for the area are 69% Ag, 18% Au, 55% Cu, 84% Pb, and 90% Zn (polymetallic material).

(3)	The NSR CoG for the area is variable by area.
a.	US$58 = Catas, Antacaca
b.	US$55 = Rosura, Antacaca Sur
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a.	Mining recovery applied is variable by area:
i.	80% = Catas, Antacaca
ii.	70% = Rosura, Antacaca Sur
b.	Mining dilution, applied with a zero grade, is variable by area:
i.	20% = Catas, Antacaca
ii.	25% = Rosura, Antacaca Sur

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Table 1-10: Esperanza Mineral Reserve Statement as of June 30, 2016 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Esperanza	Proven	230.3	50	0.34	0.85	1.33	3.07	371	3	1,956	3,055	7,075
	Probable	1,289.7	52	0.44	1.26	1.09	2.84	2,161	18	16,291	14,023	36,565
	P+P	1,520.0	52	0.43	1.20	1.12	2.87	2,532	21	18,247	17,078	43,640
(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are 12% Ag, 0% Au, 10% Cu, 8% Pb, and 9% Zn.

*** Metallurgical recovery assumptions for the area are 69% Ag, 18% Au, 55% Cu, 84% Pb, and 90% Zn (polymetallic material).

(3)	The NSR CoG for the area is US$56.
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a.	Mining recovery applied is 90%.
b.	Mining dilution, applied with a zero grade, is 20%.

Table 1-11: Cachi-Cachi Mineral Reserve Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Cachi-Cachi	Proven	111.4	73	0.45	0.27	1.49	5.87	260	2	300	1,662	6,541
	Probable	208.9	73	0.32	0.24	1.52	6.38	488	2	496	3,180	13,328
	P+P	320.3	73	0.37	0.25	1.51	6.20	748	4	796	4,842	19,869
(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are 12% Ag, 0% Au, 10% Cu, 8% Pb, and 9% Zn.

*** Metallurgical recovery assumptions for the area are 69% Ag, 18% Au, 55% Cu, 84% Pb, and 90% Zn (polymetallic material).

(3)	The NSR CoG for the area is variable by area.
a.	US$75 = Zulma
b.	US$64 = Elissa, Escondida
c.	US$58 = Angelita
d.	US$56 = Karlita
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a.	Mining recovery applied is variable by area:
i.	90% = Zulma, Karlita
ii.	95% = Elissa, Escondida
iii.	80% = Angelita
b.	Mining dilution, applied with a zero grade, is variable by area:
i.	10% = Zulma, Elissa, Escondida
ii.	20% = Angelita, Karlita

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 Table 1-12: Mascota Mineral Reserve Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Mascota	Proven	120.5	165	1.12	0.27	3.60	0.47	639	4	321	4,342	572
	Probable	106.0	230	1.12	0.30	3.25	0.44	783	4	320	3,448	469
	P+P	226.5	195	1.12	0.28	3.44	0.46	1,422	8	641	7,790	1,041
(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are 14% Ag, 0% Au, 7% Cu, 13% Pb, and 7% Zn.

*** Metallurgical recovery assumptions for the area are 53% Ag, 40% Au, 0% Cu, 66% Pb, and 0% Zn (lead oxide material).

(3)	The NSR CoG for the area is US$56.
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a.	Mining recovery applied is 90%.
b.	Mining dilution, applied with a zero grade, is 20%.
(5)

The application of mining recovery and dilution (applied at a zero grade) results, in some cases, in higher tonnage and lower grade in reserves when compared to resources in relatively high grade bodies.

 Table 1-13: Cuerpos Pequenos Mineral Reserve Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Cuerpos Pequenos	Proven	31.4	168	0.50	0.74	5.20	6.16	170	1	233	1,635	1,938
	Probable	110.5	174	0.73	0.55	5.31	5.93	620	3	606	5,863	6,553
	P+P	142.0	173	0.68	0.59	5.28	5.98	790	3	839	7,498	8,491
(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are variable:

a.	14% Ag, 0% Au, 7% Cu, 13% Pb, and 7% Zn = Contacto Occ.
b.	12% Ag, 0% Au, 10% Cu, 8% Pb, and 9% Zn = All others

*** Metallurgical recovery assumptions for the area are variable:

c.	53% Ag, 40% Au, 0% Cu, 66% Pb, and 0% Zn = Contacto Occ. (lead oxide material)
d.	66% Ag, 35% Au, 90% Cu, 0% Pb, and 0% Zn = CUYE (copper sulfide material)
e.	69% Ag, 18% Au, 55% Cu, 84% Pb, and 90% Zn = All others (polymetallic material)
(3)	The NSR CoG for the areas is variable.
a.	US$56 = CUYE
b.	US$75 = All others
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a.	Mining recovery applied is variable by area:
i.	95% = CSM_II
ii.	94% = C_ORI, CSM_I, Gallito
iii.	90% = C_OCC, CSM, CUYE, Marita, Juliana, Pozo Rico
iv.	88% = Butz
b.	Mining dilution, applied with a zero grade, is variable by area:
i.	20% = CUYE, Marita
ii.	10% = All others
(5)

The application of mining recovery and dilution (applied at a zero grade) results, in some cases, in higher tonnage and lower grade in reserves when compared to resources in these relatively high grade bodies.

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This reserves estimate includes mining blocks down to the 1170 level (approximately 3,737 masl). Minera Corona is currently undertaking shaft expansion and construction projects to access deep ore beyond the 1070 level (3,837 masl). Two Mascota shaft pocket installations at the 1100 level are planned to be in production in late 2016 and early 2017. These will serve to handle waste and ore skipping for the remainder of the production run, into 2020, from the 1070 level. The Mascota double loading pockets will ensure that development waste as well as ore can be skipped from this level horizon. Completion on the grizzly and dump station for one pocket is currently being completed on the 1070 level. The second grizzly infrastructure on pocket number 2 will be completed by Q1 2017.

The new Yauricocha shaft will eventually provide access down to the 1370 level and is expected to be in production in early 2019.

Delays in these projects could affect the overall mine plan by delaying extraction of ore below the 1070 level.

1.7	Mining Methods

The primary mining method at Yauricocha is sublevel caving and is used in Mina Central, Esperanza, Mascota, Angelita (Cachi-Cachi), and Karlita (Cachi-Cachi). Sublevels are arranged in three 16.7 m sublevels per 50 m level. Drawpoints are spaced on 8 m centers oriented perpendicular to the general strike of the body. Material is caved from 16.7 m above and recovered in the drawpoint. Cut and fill mining, typically overhand cut and fill, is used in the remaining Cachi-Cachi orebodies (Elissa, Escondida, and Zulma) and in the Cuerpos Pequenos orebodies. Cuts are 2 to 3 m high depending on the cut and fill method employed.

Material is classified in the mine as polymetallic, oxide and copper ores. Polymetallic ore makes up more than 93% of the reserve tons. Lead oxide makes up approximately 6% of the reserves. Material classified as copper sulfide or copper oxide can also be encountered, but is a minor component of the overall tons in the reserves estimate.

The mine is accessed by two shafts (Central and Mascota shafts) or the Túnel Klepetko (Klepetko Tunnel). Most of the ore and waste is transported via Klepetko Tunnel (720 level or an elevation of 4,165 masl), which runs east-northeast from the mine towards the mill and concentrator.

Mudflows are encountered at Yauricocha. At present, lower mined levels where mudflows are occurring are at the 820 level or an elevation of 4,040 to 4,057 masl (Antacaca and Catas ore bodies) and the 870 level or an elevation of 4,010 to 4,093 masl (Rosaura and Antacaca Sur ore bodies). All of the recorded mudflows have been located within ore bodies near the contact with the Jumasha limestone and the adjacent granodiorite and Celendín formation.

Geotechnical investigations have been conducted at the Yauricocha Mine to prepare a geotechnical model of ground conditions. The investigations involved preparing of a major fault model, rock mass model, rock mass strength model, rock mass characterization, granular material (ore ) classifications; underground traverse mapping, core logging, laboratory tests, shafts inspections, subsidence studies, preparation of a geotechnical database, and the implementation of a data collection process. SRK has confirmed that these activities comply with international standards and industry best practices.

In SRK’s opinion the amount and quality of data is adequate for supporting the current mine design. Subsidence analyses have demonstrated a reasonable understanding of mechanisms leading to the

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observed underground and surface subsidence and cracking disturbance. The current understanding of mudflow conditions is sufficient to make adjustments in drawpoint design, mucking operations, and to a dewatering program.

The interpretation of groundwater data provides an understanding of primarily regional groundwater response to mining. SRK has not had the opportunity to review this data because the information is still being gathered and a groundwater model is being evaluated. Integration of both the geotechnical and hydrogeology models will be conducted once the hydrogeology model is completed.

Dewatering of the immediate hangingwall has improved inflow conditions at drawpoints. Continued dewatering will help to improve stability of the rock mass near the drawpoints. The drainage galleries appear to be effective, but additional drain holes will be required to remove water from the immediate hangingwall intrusives as mining progresses to depth.

Mine production was 820,000 ore tonnes in 2015, and the Chumpe Mill processed 830,000 tonnes of ore. Table 1-14 shows reported mine production and mill tonnes processed between 2012 and 2015.

Table 1-14: Reported Mine and Mill Production, 2012 to 2015

Category	2012	2013	2014	2015
Tonnes Mined	849,615	858,398	929,316	820,040
Tonnes Processed	872,869	837,496	890,910	829,805

Source: SRK, 2016

Two shaft construction projects are in process at Yauricocha. The Yauricocha Shaft project will provide access below the 1120 level and is expected to be in production in 2019. The Mascota Shaft expansion project will provide production access to the 1120 level with shaft commissioning expected fourth quarter of 2016. Additionally, the Yauricocha Tunnel project, expected to be completed in the first calendar quarter of 2017, will provide additional flexibility for hauling material to the Chumpe Mill.

Site personnel produce five-year plans as part of the regular short, medium and long term planning process. Infill drilling in areas ahead of planned mining is used to convert mineral resources to ore reserves. As a result, the site’s long-range plans incorporate material that is not classified as Proven or Probable reserves. The reader is cautioned that mineral resources are not ore reserves and have not demonstrated economic viability. To verify the economic viability of the reserves estimated for this report, SRK created a production plan incorporating only proven and probable reserves. The proven and probable production plan results in a five-year mine life with 117,000 tonnes remaining in year 6.

1.8	Recovery Methods

Yauricocha operates a conventional concentration process that includes a single crushing stage, and two parallel circuits, the polymetallic ore circuit with nominal capacity of 2,100 tonnes per day (t/d), and the oxide ore circuit with nominal capacity of 600 t/d. Each circuit consisting of grinding, sequential differential flotation, dewatering of the concentrates, and thickening and disposal of the flotation tails. Yauricocha’s produces four mineral concentrates: lead oxide concentrate, lead sulfide concentrate, copper concentrate, and zinc concentrate. All the mineral concentrates are trucked off site.

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In addition to the ore supplied from its own mine, Yauricocha has been processing, and expects to continue processing material from third-party sources whenever there is spare capacity in the processing facilities.

A new crushing plant is being constructed to process oxide ore, with completion expected in 2016. The combined capacity of the expanded concentrator will increase the capacity from the current approximately 81,000 tonnes per month to nominally 105,000 tonnes per month. Yauricocha has identified and expects to be soon working in a number of bottlenecks downstream from the crushing plants.

1.9	Project Infrastructure

The Project is a mature producing mine and mill, with all required infrastructure in-place and functional. The project has highway access with two routes to support Project needs with the regional capital Huancayo (population 340,000) within 100 km. Personnel travel by bus to the site and live in one of the four camps (capacity approximately 2,000 people). There are currently approximately 1,700 personnel on-site with approximately 500 being employees and 1,200 being contractors.

The on-site facilities include the processing plant, mine surface facilities, underground mine facilities, tailings storage facility, and support facilities. The processing facility includes crushing, grinding, flotation; dewatering and concentrate separation, concentrate storage, and thickening and tailings discharge lines to the tailings storage facility (TSF). The underground mine and surface facilities include headframes, hoist houses, shafts and winzes, ventilation structures, mine access tunnels, waste storage facilities, powder and primer magazines, underground shops, and diesel and lubrications storage. The support facilities include four camps where personnel live while on-site, a laboratory, change houses and showers, cafeterias, school, medical facility, engineering and administrative buildings, and miscellaneous equipment and electrical shops to support the operations.

The site has existing water systems to manage water needs on-site. Water is sourced from Uñascocha Lake, Ococha Lake, Cachi-Cachi underground mine, and recycle/overflow water from the TSF depending on end use. Water treatment systems treat the raw water for use as potable water or for service water in the plant. Additional systems treat the wastewater for further consumption or discharge.

Energy for the site is available through electric power, compressed air, and diesel. The electric power is supplied by contract over an existing 69 kV line to the site substation. The power is distributed for use in the underground or at the processing facility. 12.75 MVA is the load with approximately 70% of this being used at the mine and the remainder at the mill and other facilities. A compressed air system is used underground and diesel is used in the diesel equipment on-site and in the 895 kW backup generator.

The site has permitted systems for handling of waste including a TSF, waste rock storage facility, and systems to handle other miscellaneous wastes. The TSF has recently been expanded and has capacity for two to three years at the current production levels, and an additional TSF expansion is planned in 2018. An on-site industrial landfill is used to dispose of the Project solid and domestic waste. The Project collects waste oil, scrap metal, plastic, and paper and it is recycled at off-site licensed facilities.

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The site has an existing communications system that includes a fiber optic backbone with internet, telephone, and paging systems. The security on-site is managed through checkpoints at the main access road, processing plan, and at the camp entrances.

Logistics to the site are transported primarily by truck and the five main concentrate products are shipped by 30 to 40 t trucks to other customer locations in Peru. Materials and supplies needed for Project operation are procured in Lima and delivered by truck.

1.10	Environmental Studies and Permitting

SMCSA has all relevant permits required for the current mining and metallurgical operations to support a current capacity of 2,500 t/d. These permits include operating licenses, mining and process concessions, capacity extension permits, exploration permits and their extensions, water use license, discharge permits, sanitary treatment plants permits, and environmental management instruments among others, as well as a Community Relations Plan including annual assessment, records, minutes, contracts and agreements.

SMCSA’s only principal environmental management tool is the Environmental Adjustment and Management Plan (PAMA) of the Yauricocha Production Unit (Centromin, 1997), which has the category of an environmental certification similar as an environmental impact assessment.

SMCSA has updated its environmental baseline and adjusted its monitoring program by its Supporting Technical Report to the PAMA “Expanding the capacity of the Processing Plant Chumpe of the Accumulated Yauricocha Unit from 2500 to 3000 TMD” (Geoservice Ambiental S.A.C., ITS approved by Directorial resolution N° 242-2015-MINEM-DGAAM). This will allow Yauricocha to increase production output to 3,000 t/d once final construction changes are reviewed and approved by government authorities.

If seeking any expansion it is likely that a detailed environmental and social impact assessment for the Accumulación Yauricocha Unit will have to be prepared in coordination with SENACE (Peruvian national service for environmental certification). Closure Plan costs are presented in the next table.

Table 1-15: Closure Plan - Results of the Updated Cost Analysis (US$)

Description	Progressive Closure	Final Closure	Post Closure	Total
Direct costs	1,204,266	8,649,603	723,607	10,577,476
General costs	120,427	864,960	72,361	1,057,748
Utility	96,341	691,968	57,889	846,198
Engineering	48,171	345,984	28,944	423,099
Supervision, auditing & administration	48,171	345,984	28,944	423,099
Contingency	48,171	345,984	28,944	423,099
Total	1,565,547	11,244,483	940,689	13,750,719
VAT	281,798	2,024,007	169,324	2,475,129
Total Budget	1,847,345	13,268,490	1,110,013	16,225,848

Note: SRK has made minor adjustments where amounts in the original table did not add properly. The final amount is unchanged

1.11	Capital and Operating Costs

Using an average mining/processing rate of 1,729 t/d and a maximum rate of 2,077 t/d, the Yauricocha reserves should support the Project until the end of the first quarter of 2021.

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The yearly capital expenditure by area is summarized in Table 1-16.

Table 1-16: Capital Summary

Description	2016 (US$000’s)	2017 (US$000’s)	2018 (US$000’s)	2019 (US$000’s)	2020 (US$000’s)	2021 (US$000’s)
Development	795	821	787	806	764	127
Projects	2,772	3,979	4,728	5,322	4,822	0
PP&E	1,780	1,500	1,500	1,500	1,500	0
Mine Expansion	1,674	2,500	2,500	3,100	3,100	0
Growth	6,480	3,750	3,750	1,000	1,500	0
Exploration	525	0	0	0	0	0
Total Capital	$14,024	$12,550	$13,266	$11,728	$11,686	$127

Source: Sierra Metals, 2016

The Project’s operating costs were estimated using a first principles approach and are based on current site specific data. Table 1-17 and Table 1-18 show a summary of total operating costs and unit operating costs.

Table 1-17: Operating Cost Summary

Area	Total (US$000’s)	2016 (US$000’s)	2017 (US$000’s)	2018 (US$000’s)	2019 (US$000’s)	2020 (US$000’s)	2021 (US$000’s)
Mine	145,624	30,157	31,142	26,727	27,364	25,924	4,310
Plant	40,149	7,784	8,039	7,710	7,894	7,479	1,243
G&A	25,247	4,508	4,456	5,049	5,319	5,064	852
Total	$211,020	$42,449	$43,637	$39,485	$40,577	$38,466	$6,406

Source: Sierra Metals, 2016

Table 1-18: Unit Operating Cost Summary

Area	Average (US$/t)	2016 (US$/t)	2017 (US$/t)	2018 (US$/t)	2019 (US$/t)	2020 (US$/t)	2021 (US$/t)
Mine	38.45	41.07	41.07	36.75	36.75	36.75	36.75
Plant	10.60	10.60	10.60	10.60	10.60	10.60	10.60
G&A	6.67	6.14	5.88	6.94	7.14	7.18	7.26
Total	$55.72	$57.81	$57.55	$54.29	$54.50	$54.53	$54.62

Source: Sierra Metals, 2016

1.12	Economic Analysis

Yauricocha is a polymetallic mine that produces and sells lead, zinc and copper concentrates. Zinc is the biggest contributor to the project revenue and corresponds to approximately 41% of value. Copper is considered a secondary co-product to zinc, corresponding to 23% of the revenue. Lead, silver and gold are considered by-products of the operation and each contribute 18%, 15% and 3%, respectively, to the mine’s revenue. Figure 1-1 presents a graphical representation of each metals contribution to the Project’s revenue.

The reserves disclosed in this report support a profitable operation under the cost and market assumptions stated in this report.

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Source: SRK,

Figure 1-1: Metal Contribution to Revenue

1.13 Conclusions	and Recommendations

1.13.1	Geology and Mineral Resources

SRK is of the opinion that the exploration at Yauricocha is being conducted in a reasonable manner and is supported by an extensive history of discovery and development. Recent exploration success at Esperanza will continue to develop in the near term and SRK notes that other areas near the current mining operation remain prospective for additional exploration, and that these will be prioritized based on the needs and objectives of the Yauricocha Mine.

The current QA/QC program is aggressive and should be providing very high confidence in the quality of the analytical data. Unfortunately, the results from both ALS and the Chumpe laboratories show significant failures which could be related to a number of factors that may be out of the control of the laboratory. These should be evaluated and investigated by Yauricocha personnel, in collaboration with the lab.

SRK is of the opinion that the current procedures and methods for the data collection and validation are reasonable and consistent with industry best practices, but that there are opportunities to improve this going forward.

The procedures and methods supporting the mineral resource estimation have been developed in conjunction with Minera Corona geological personnel, and the resource estimations presented herein

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have been conducted by independent consultants using supporting data generated by site personnel. In general, the geologic models are defined by the site geologists using manual and 3D modeling techniques from drilling and development information. These models are used to constrain block models, which are flagged with bulk density, mine area, depletion, etc. Grade is estimated into these block models using both drill and channel samples, and applying industry-standard estimation methodology. Mineral resources estimated by the independent consultants are categorized in a manner consistent with industry best practice, and are reported above reasonable unit value cut-offs.

SRK is of the opinion that the resource estimations are suitable for public reporting and are a fair representation of the in-situ contained metal for the Yauricocha deposit.

1.13.2	Mining and Reserves

The Yauricocha Mine is a producing operation with a long production history. SRK is of the opinion that the reserve estimations are suitable for public reporting and are a fair representation of the expected mill feed for the Yauricocha deposit. Sierra Metals personnel are working to manage the challenging ground conditions through studies, improved planning, and execution of mine plans.

SRK recommends the following:

●	The planning of infill drilling and mine planning should emphasize the conversion of resources into reserves inventory especially for the mid-range planning horizon;
●	The Yauricocha Shaft and Mascota Shaft Expansion projects need to be monitored closely in order to ensure timely access to reserves below the 1020 level; and
●

Mine to mill reconciliation efforts should continue in order to verify and tune the parameters used to convert resources to reserves; particularly the grade adjustment factors. Site personnel are improving the QA/QC program, modeling, and estimation techniques, and the grade adjustment factors may need to be modified as a result. Production at Esperanza presents a unique opportunity to perform a focused reconciliation analysis.

1.13.3	Environmental and Permitting

●	The Production Unit is located in the buffer zone of the Nor Yauyos-Cochas landscape reserve wherefore its location is considered sensitive.
●	The Santo Domingo Laraos peasant’s community does not give the social license to perform mining activities in the area of Ipillo and other points of interest to SMCSA.
●

Existing contaminated soils will have to be identified more precisely, treated (decontaminated) and the areas restored. Therefore, a soil decontamination plan should be included in the next Closure Plan amendment or update, or presented separately in compliance with the D.S. N° 002-2014-MINAM.

●

Site wide management and monitoring of contact and non-contact water is necessary to prevent and control impacting ground water and surface water quality (e.g., contact water from waste dumps and filtrations from the tailings pond).

●

Wetland conservation and management; and compensation as required as to the National Wetland Strategy (Estrategia Nacional de Humedales, D.S. N° 004-2015-MINAM) and the complementary guideline for environmental compensation: High Andean ecosystems (Guia complementaria para la compensación ambiental: ecosistemas alto andinas, R.M. N°183-2016-MINAM).

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●

Since the PAMA of the Yauricocha Production Unit (Centromin, 1997) is the only principal environmental management tool, which has the category of an environmental certification similar as an environmental impact assessment, SMCSA will have to present an updated environmental impact study as established by the D.S. N° 019-2009-MINAM. As the D.S. N° 040-2014-EM, in its First and Second Supplementary Final Provisions, regulates the integration and updating of the environmental impact assessment with the objective that each operating unit shall only have one updated environmental management tool, it is likely that the Accumulación Yauricocha Unit will have to present a detailed environmental and social impact assessment in coordination with SENACE if seeking any expansion. This includes preparing a number of studies as to the term of reference published by SENACE such as social impact assessment including a social, economic, cultural and anthropological population baseline, hydrogeological pollutant transport model for short-, medium- and long-term scenarios, air quality and contaminant distribution assessment, archaeological survey report as for the certificate of nonexistence of archaeological remains (CIRA, certificado de inexistencia de restos arqueologicos), mitigation or compensation measures as applicable, among others. These studies, if well performed, will help to give a better understanding of the environmental and social implications of the mine site.

1.13.4	Infrastructure and Tailings

Based on SRK’s review of the provided tailings storage facility documents SRK recommends the following additional work:

●	Generate at least 10 sections with slide analysis and factor of safety;
●	Generate sections with in situ geology and densities; and
●	Generate hydrogeology studies within the footprint of the dam and surface water models.

1.13.5	Economic Analysis

In early years of production, the economic valuation of the Project used gold and silver prices that are lower than current spot prices observed in the market. The metal price assumptions were derived from July 19, 2016 BMO Capital Markets Street Consensus Commodity prices, and the consensus price for 2016 was used for the evaluation. By-products represent approximately 20% of the revenue, and SRK notes that an increase in gold and silver prices could result in a significant positive impact in the analysis.

Mine development quantities and costs used in the valuation were built up from site-specific averages from recent production. Only 5% of the development meters are covered by capital expenditures and the remaining 95% are covered by operating costs, thus mine development capital represents approximatley 6% of the total project capital. A detailed development plan incorporated into the economic evaluation may help to optimize the mine plan. SRK recommends that the company reviews and refines the estimate of mine development required to mine the stated reserves in future reserves assessments.

The valuation contained herein did not consider the impact of an eventual closure of the operation. It is SRK’s understanding that there is the potential to extend the mine life further than what is currently supported by reserves. SRK recommends that Sierra Metals include closure liability and timing of the obligations for the project valuation in the future.

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2	Introduction

2.1	Terms of Reference and Purpose of the Report

This report was prepared as a Prefeasibility-level (PFS) National Instrument 43-101 (NI 43-101) Technical Report on Resources and Reserves (Technical Report) for Sierra Metals Inc. (Sierra Metals), previously known as Dia Bras Exploration, Inc., on the Yauricocha Mine (Yauricocha or Project), which is located in the eastern part of the Department of Lima, Peru. The purpose of this report is to present the mineral resource and reserve estimates, supported by an economic evaluation for the Mine.

The quality of information, conclusions, and estimates contained herein is consistent with the level of effort involved in SRK’s services, based on: i) information available at the time of preparation, ii) data supplied by outside sources, and iii) the assumptions, conditions, and qualifications set forth in this report. This report is intended for use by Sierra Metals subject to the terms and conditions of its contract with SRK and relevant securities legislation. The contract permits Sierra Metals to file this report as a Technical Report with Canadian securities regulatory authorities pursuant to NI 43-101, Standards of Disclosure for Mineral Projects. Except for the purposes legislated under provincial securities law, any other uses of this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with Sierra Metals. The user of this document should ensure that this is the most recent Technical Report for the property as it is not valid if a new Technical Report has been issued.

This report provides Mineral Resource and Mineral Reserve estimates, and a classification of resources and reserves prepared in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves: Definitions and Guidelines, May 10, 2014 (CIM, 2014).

2.2	Qualifications of Consultants (SRK)

The Consultants preparing this technical report are specialists in the fields of geology, exploration, Mineral Resource and Mineral Reserve estimation and classification, underground mining, geotechnical, environmental, permitting, metallurgical testing, mineral processing, processing design, capital and operating cost estimation, and mineral economics.

None of the Consultants or any associates employed in the preparation of this report have any beneficial interest in Sierra Metals. The Consultants are not insiders, associates, or affiliates of Sierra Metals. The results of this Technical Report are not dependent upon any prior agreements concerning the conclusions to be reached, nor are there any undisclosed understandings concerning any future business dealings between Sierra Metals and the Consultants. The Consultants are being paid a fee for their work in accordance with normal professional consulting practice.

The following individuals, by virtue of their education, experience and professional association, are considered Qualified Persons (QP) as defined in the NI 43-101 standard, for this report, and are members in good standing of appropriate professional institutions. QP certificates of authors are provided in Appendix A. The QP’s are responsible for specific sections as follows:

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●

Matthew Hastings, Senior Consultant (Resource Geology) is the QP responsible for the Geology and Resource - Sections 4, 5.1-5.4, 6-12, 14, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

●

Jon Larson, Principal Consultant (Mining Engineer) is the QP responsible for Reserves, Mining Methods, Market Studies and Contracts, Capital and Operating Costs, Economic Analysis, Adjacent Properties, and Other Relevant Data and Information – Sections 2, 3, 15, 16.1, 16.3-16.8, 19, 21-24, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

●

Jeff Osborn, Principal Consultant (Mining Engineer) is the QP responsible for Project Infrastructure - Sections 5.5, 18, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

●

Fernando Rodrigues, Principal Consultant (Mining Engineer) is the QP responsible for Environmental Studies, Permitting and Social or Community Impact - Section 20, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

●

Daniel Sepulveda, Associate Consultant (Metallurgy) is the QP responsible for Mineral Processing and Metallurgical Testing and Recovery Methods - Sections 13, 17, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

●

John Tinucci, President/Practice Leader/Principal Consultant (Geotechnical Engineer) is the QP responsible for Mining Methods - Section 16.2, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

2.3	Details of Inspection

Table 2-1 shows recent site visit participants.

Table 2-1: Site Visit Participants

Personnel	Company	Expertise	Date(s) of Visit	Details of Inspection
Matthew Hastings	SRK Consulting (U.S.) Inc.	Resource Geology	March 12-14, 2015	Reviewed geology, resource estimation methodology, sampling and drilling practices, and examined drill core.
Jon Larson	SRK Consulting (U.S.) Inc.	Mining and Reserves	June 21-23, 2016	Tour of mine, mill, and surface facilities. Reviewed planning practices, mining methods, and underground construction projects.
Fernando Rodrigues	SRK Consulting (U.S.), Inc.	Mining and Reserves	March 12-14, 2015	Tour of mill, tailings storage facility, on-site lab, and surface facilities.
Daniel Sepulveda	SRK Consulting (U.S.) Inc.	Metallurgy and Process	March 12-14, 2015	Reviewed metallurgical test work and process plant.

2.4	Sources of Information

The sources of information include data and reports supplied by Sierra Metals personnel as well as documents cited throughout the report and referenced in Section 27.

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2.5	Effective Date

The effective date of this report is June 30, 2016.

2.6	Units of Measure

The metric system has been used throughout this report unless otherwise noted. Tonnes (t) are metric of 1,000 kg, or 2,204.6 lb. All currency is in U.S. dollars (US$) unless otherwise stated.

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3	Reliance on Other Experts

The Consultant’s opinion contained herein is based on information provided to the Consultants by other consultants and Sierra Metals throughout the course of the investigations. SRK has relied upon the work of other consultants, most notably Gustavson Associates in selected project areas in support of this Technical Report. Many sections of this report, which have not materially changed since previous technical reports, are excerpted from the May 11, 2015 technical report published by Sierra Metals and prepared by Gustavson Associates. These excerpts appear as italicized text.

Gustavson Associates are responsible for the mineral resource estimation of the Cachi-Cachi and Mascota areas, and SRK has relied upon this work for the statement of mineral resources. SRK has reported Mineral Resources from the Gustavson block models (provided in May 2016), and has updated the models to reflect new metal pricing, density assumptions, and depletion from mining, but has left the estimated grades, classification, and other parameters intact as were previously provided by Gustavson.

The Consultants used their experience to determine if the information from previous reports was suitable for inclusion in this technical report and adjusted information that required amending or updating. This report includes technical information, which required subsequent calculations to derive subtotals, totals and weighted averages. Such calculations inherently involve a degree of rounding and consequently introduce a margin of error. Where these occur, the Consultants do not consider them to be material.

SRK has relied upon Sierra Metals for disclosure of accurate and factual information regarding the surface land ownership or agreements as well as the mineral titles and their validity. These items have not been independently reviewed by SRK and SRK did not seek an independent legal opinion of these items.

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4	Property Description and Location

Sections 4.1, 4.2 and 4.3 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

4.1	Property Location

The Yauricocha Mine is located in the Alis district, Yauyos province, department of Lima approximately 12 km west of the Continental Divide and 60 km south of the Pachacayo railway station. The active mining area within the mineral concessions is located at coordinates 421,500 m east by 8,638,300 m north on UTM Zone 18L on the South American 1969 Datum, or latitude and longitude of 12.3105° S and 75.7219° W. It is geographically in the high zone of the eastern Andean cordillera, very close to the divide and within one of the major sources of the River Cañete, which discharges into the Pacific Ocean. The mine is at an average altitude of 4,600 masl Figure 4-1 shows the project location.

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Figure 4-1: Yauricocha Location Map

4.2	Mineral Titles

The mining concession Acumulación Yauricocha (Figure 4-2) was transferred from Empresa Minera del Centro del Peru, the Peruvian state-owned mining entity, to Minera Corona in 2002 (Empresa Minera, 2002) for the sum of $US4,010,000.00, plus an agreement to invest $US3,000,000.00 to project development or to the community, which agreement has been completed. The Accumulation Yauricocha includes the mineral rights on 19,204.5715 ha. Dia Bras purchased 82% of Minera Corona in May 2011. On December 5, 2012, Dia Bras Exploration changed its name to Sierra Metals Inc. According to information provided by Dia Bras, the mineral concessions are not subject to an expiration date and remain in effect as long as these two conditions are met: (1) renewal payment is made to the Peruvian federal government in the amount of US$3 per hectare (ha), and (2) annual minimum production amount of US$100/yr/ha. The payment subject to Condition (1) was made to

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the Peruvian federal government on June 20, 2012. This mineral concession is in good standing (PMJHR, 2013 and INGEMMET, 2012).

No royalties are associated with the Yauricocha mineral concession.

Included within the above area is a processing site concession with an area of 148.5 ha with a permitted capacity of 2,500 dry tonnes/day. This has been authorized by Resolution No. 279- 2010-MEM-DGM/V on July 14, 2010. The payment for rights to the processing site concession was paid on June 20, 2012 (INGEMMET, 2012). This mineral concession is in good standing.

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Source: Sierra Metals, 2015

Figure 4-2: Yauricocha Mineral Title Map

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4.2.1	Nature and Extent of Issuer’s Interest

As part of the mineral concessions transfer with Empresa Minera del Centro del Peru in 2002 (see Section 4.2), Minera Corona acquired approximately 677 ha of land and associated surface rights. A portion of the San Lorenzo Alis community is located within the 677 ha.

In 2007, Minera Corona entered into an additional agreement with the San Lorenzo Alis community (Villaran, 2009). Under this agreement, Minera Corona owns the surface rights and may conduct mining operations in the subject 677 ha through August 2, 2037, or until mine closure, whichever comes first. In exchange, Minera Corona is obligated to pay the San Lorenzo Alis community an annual fee. This fee is paid by Minera Corona every two years beginning on January 1, 2009, and surface rights remain in good standing. However, in February 2013 an addendum was signed which establishes that the payments must be made every year. This right of usufruct (beneficial use) has been registered before the Public Registry of Lima, Office of Cañete (Public Registry of Lima et al, 2013).

The Company has in place several land surface agreements by means of which the title holders of the land surfaces within the area of the Acumulación Yauricocha mining concession, grants the Company the right to use the superficial surface and execute mining activities. The agreements entered by the Company in this regard, are the following:

Lease Agreement: Huacuypacha

The Company has entered into a lease agreement with Mr. Abdon Vilchez Melo, regarding the surface land within the real property named Huacuypacha, located in Tinco, district of Alis, province of Yauyos, Department of Lima. This land is not registered in the Public Registry. By means of this agreement, the Company acquired the right to use said land, including access to water boreholes.

This agreement has been renewed in four opportunities. The term of the agreement expires on December 31, 2021.

Lease Agreement: Queka and Cachi-Cachi

The Company has entered into a lease agreement with the Family Varillas, in relation to land containing 56 ha located in district of Alis, province of Yauyos, Department of Lima. This land is not registered in the Public Registry. By means of this agreement, the landowner granted the use of the referred land in favor of the Company for a total payment of S/.31,500. In addition to the payment obligation, the Company has assumed the obligation to take care of all the environmental liabilities that its activities could generate.

This agreement has been amended in two opportunities. The term of the agreement expired on March 7, 2012. However, the company has signed a new agreement extending the term of the lease until March 7, 2022 in exchange for a one-time payment of S/.210,000.

4.3	Royalties, Agreements and Encumbrances

4.3.1	Debt

For the purchase of Minera Corona, Dia Bras Peru S.A.C. borrowed US$150 million in an agreement with Banco de Credito de Peru on May 24, 2011. All current obligations of debt service have been

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met and this Technical Report supports the cash flows and reporting requirements that are necessary to continue meeting these obligations.

In October 2013, Minera Corona has signed a new loan agreement with Banco de Credito de Peru for US$60 million. This loan has a period of 5 years and is to support expansion and infrastructure costs.

4.3.2	Royalties and Special Taxes

In 2011, the Peruvian Congress passed a new Mining Law effective in 2012. Under this law, a Special Tax and Royalty is introduced which applies to the operating margin of producing mining companies. The margin rates for a given interval of Earnings Before Interest and Tax (EBIT) are shown in Table 4-1. The total royalty is the summation of the special mining tax and the mining royalty.

Table 4-1: Royalty and Special Tax Scale

EBIT Margin		Special Mining Tax	Mining Royalty
		Margin Rate	Margin Rate
0.00%	5.00%	0.00%	0.00%
5.00%	10.00%	2.00%	1.00%
10.00%	15.00%	2.40%	1.75%
15.00%	20.00%	2.80%	2.50%
20.00%	25.00%	3.20%	3.25%
25.00%	30.00%	3.60%	4.00%
30.00%	35.00%	4.00%	4.75%
35.00%	40.00%	4.40%	5.50%
40.00%	45.00%	4.80%	6.25%
45.00%	50.00%	5.20%	7.00%
50.00%	55.00%	5.60%	7.75%
55.00%	60.00%	6.00%	8.50%
60.00%	65.00%	6.40%	9.25%
65.00%	70.00%	6.80%	10.00%
70.00%	75.00%	7.20%	10.75%
75.00%	80.00%	7.60%	11.50%
80.00%	85.00%	8.00%	12.00%
85.00%	90.00%	8.40%

Source: Gustavson, 2015

4.4	Environmental Liabilities and Permitting

The mine known as “Acumulación Yauricocha Unit” is located on the property of the San Lorenzo de Alis and Laraos Peasants Communities and in the buffer zone of the Nor Yauyos-Cochas landscape reserve. It was established by the Supreme Decree N° 033-2001-AG (06/03/2001) which has a Master Plan 2006-2011 by the National Institute of Natural Resources Natural Protected Area Office (INRENA, Instituto Nacional de Recursos Naturales, IANP, Intendencia de Áreas Naturales Protegidas).

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SMCSA has managed its operations in Acumulación Yauricocha based on:

•	The Environmental Adjustment and Management Plan (PAMA, Plan de Adecuación y Manejo Ambiental) presented by CENTROMIN (approved by Directorial resolution N° 015-97-EM/DGM, 01/03/1997);

•	The modification of the implementation nine projects of the PAMA of the Yauricocha Production Unit presented by CENTROMIN, (approved by Directorial resolution N° 159-2002-EM-DGAA, 05/23/2002);

•	The implementation of the PAMA “Yauricocha” Administrative Economic Unit by SMCSA (approved by Directorial resolution N° 031-2007-MINEM-DGM, 02/08/2007);

•	The Mine Closure Plan (PCM) at feasibility level of the Yauricocha Mining Unit, presented by SMCSA (approved by Directorial resolution N° 258-2009-MINEM-AAM, 08/24/2009);

•

Authorization to operate the Mill N° 4 (8’x10’) and the amendment of the “Yauricocha Chumpe” Benefit Concession to the expanded capacity of 2500 TMD, presented by SMCSA (approved by Resolution N° 279-2010-MINEM-DGM-V, 07/14/2010);

•	The Yauricocha Mining Unit Mine Closure Plan Update, presented by SMCSA (approved by Directorial resolution N° 495-2013-MINEM-AAM, 12/17/2013);

•

Supporting Technical Reports to the PAMA (ITS, Informe Técnico Sustentatorio) “Expanding the capacity of the Processing Plant Chumpe of the Accumulated Yauricocha Unit from 2500 to 3000 TMD” (approved by Directorial resolution N° 242-2015-MINEM-DGAAM, 06/09/2015);

•	Supporting Technical Report to the PAMA (ITS) “Technological improvement of the domestic waste water treatment system” (approved by Directorial resolution N° 486-2015-MINEM-DGAAM, 11/12/2015); and

•	Approval of the amendment of the Closure Plan of the Yauricocha Mining Unit (approved by Directorial resolution N° 002-2016-MINEM-DGAAM, 01/08/2016).

Note that the Supporting Technical Reports are prepared in compliance with the Supreme Decree N° 054-2013-PCM (article Art. 4) and R.M. N° 120-2014-MEM/DM, and refers to the modification of mining components, or extensions and upgrades in the mining unit, in exploration and exploitation projects when the environmental impacts are insignificant.

Environmental liabilities and permitting are discussed in further detail in Section 20. A list of approved environmental and closure permits are included in section 20.2 Required Permits and Status.

4.5	Other Significant Factors and Risks

SRK is not aware of any additional significant factors or risks that affect access, title, right, or ability to perform work on the property.

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5	Accessibility, Climate, Local Resources, Infrastructure and Physiography

Sections 5.1, 5.2, 5.3 and 5.4 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

5.1	Topography, Elevation and Vegetation

The topography of the Yauricocha mining district is abrupt, typical alpine terrain. Pliocene erosion is clearly recognizable in the undulating, open fields to the northeast of the Continental Divide while to the southeast the terrain is cut by deep valleys and canyons. The extent of this erosion is evidenced by mountain peaks with an average elevation of 5,000 masl.

To the southeast of the Continental Divide, the high valleys are related to the Chacra Uplift. Below 3,400 m elevation, this grand period of uplift is clearly illustrated by deep canyons that in some cases are thousands of meters deep. Valleys above 4,000 masl clearly demonstrate the effects of Pliocene glaciations, with well-developed lateral and terminal moraines, U-shaped valleys, hanging valleys and glacial lakes.

Vegetation in the Yauricocha area is principally tropical alpine – rain tundra. The flora is varied with species of grasses, bushes, and some trees. The biological diversity is typical of Andean alpine communities.

5.2	Accessibility and Transportation to the Property

The principal access to the Mine is the main Lima – Huancayo – Yauricocha highway. The highway is paved (asphalt) for the first 420 km, along the Lima – Huancayo – Chupaca interval. From Chupaca to the Mine the road is unpaved.

Another important access route is along the southern Pan-American Highway from Lima through Cañete to Yauricocha, through the valley of the Rio Cañete, for a distance of 370 km. The road is paved (asphalt) from Lima to Pacarán, and from Pacarán to the mine it is unpaved.

5.3	Climate and Length of Operating Season

The climate in the region is cool, with two well-demarcated seasons with daytime temperatures above 20ºC; the nights are cool with temperatures below 10 ºC. Operations are carried out year round. The wet season extends from November to April, and during April and May there is broad vegetative cover. The dry season covers the remainder of the year.

During the wet season, snow and hail feed the glaciers, which subsequently feed streams that descend the mountainsides and feed the lakes below.

The climate factors do not affect the length of the operating season, and the mine operates continuously year-round.

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5.4	Sufficiency of Surface Rights

Overall, the property position including mineral concessions and surface rights are expected to be sufficient for foreseeable mine activities. As shown on Figure 5-1, the project infrastructure is located within the area where Sierra Metals has surface rights. The Cachi-Cachi mine is located within the area of mineral rights, but outside of the area of surface rights. Cachi-Cachi is an underground mine, and surface access to Cachi-Cachi is located within the area of surface rights.

Of the 20 km length of the property along strike, approximately 4 km have been developed near the center of the property.

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Chumpe
Mill
Mill
Camp
Borrow
Yauricocha
Este
San Juan
San Antonio
Cachi Cachi
Pit
Moscata
Mine Shaft
Central
Mine Shaft
Yauricocha
Oeste
Yauricocha
Sur
Mining
Camp
8642000
8641000
8640000
8639000
8638000
8637000
8636000
421000
422000
423000
424000
425000
0
500 m
1000 m
Legend
Lakes
Rivers
Roads
Electrical Line
Limit of Plant Concession
Corona Surface Property Limit
Buildings
Notes:
1. Base map was provided by Client in October 2013.
Grid is based on UTM Coordinates in Zone 18L.

GUSTAVSON ASSOCIATES GEOLOGISTS ENGINEERS ECONOMISTS APPRAISERS	SITE LAYOUT	Date: 10/18/13	
	SIERRA METALS - YAURICOCHA PROJECT	Drawing Number: 427-PFS-100-01GA	Rev: A
		Sheet 1 of 1	Project No.: 0002

Source: Gustavson, 2015

Figure 5-1: Yauricocha Site Layout

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5.5	Infrastructure Availability and Sources

5.5.1	Power

The primary power is provided through the existing power system, Sistema Interconectado Nacional (SINAC) to the Oroya Substation. A three phase, 60 hertz, 69 kV power line owned and operated by Statkraft (SN Power Peru S.A.) through its subsidiary, Electroandes S.A. delivers electricity from the Oroya Substation to the Project substation at Chumpe. Power is transformed to 12 KV line voltage and approximately 9 MVA is supplied to the mine and 3.75 MVA is supplied to the processing plant.

5.5.2	Water

Water is sourced from Uñascocha Lake, Ococha Lake, Cachi-Cachi underground mine, and recycle/overflow water from the TSF depending on end use.

5.5.3	Mining Personnel

The largest community of substance is Huancayo located approximately 100 km to the east-northeast. Huancayo and the surrounding communities have a combined population of approximately 340,000 people. Huancayo is the capital of the Junin Region of Peru.

The employees live on-site at four camps and a hotel with capability to house approximately 2,000 people. The camps include the supervisory camp, the mill camp, and the mining camp that also houses mining contractors. There are approximately 1,700 people (500 employees/1,200 contractors) currently working on the site.

5.5.4	Potential Tailings Storage Areas

The site has an existing tailings storage facility that has recently been expanded to a capacity of approximately 2.5 Mt. Based on the last expansion, the facility will allow storage of the tailings material for the next three years, based on the current production rates.

5.5.5	Potential Waste Disposal Areas

The site has existing permitted waste disposal areas as well as systems to handle miscellaneous wastes.

5.5.6	Potential Processing Plant Sites

The site has an existing mineral processing site that has been in use for a number of years.

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6	History

Sections 6.1 and 6.2 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

6.1	Prior Ownership and Ownership Changes

The silver of Yauricocha was initially documented by Alexander von Humboldt in the early 1800s. In 1905, the Valladares family filed the claims of what is today the Yauricocha Mine. The Valladares family mined high grade silver ore for 22 years and in 1927, Cerro de Pasco Corporation acquired the Yauricocha claims. In 1948, Cerro de Pasco commenced mining operations at Yauricocha until the Peruvian Military Government nationalized Cerro de Pasco Corporation and Yauricocha became a production unit of State-owned Centromin Peru S.A. for 30 years. In 2002, the Yauricocha unit was privatized and purchased by Minera Corona. Dia Bras (Sierra Metals) acquired 82% of the total equity of Corona in May 2011.

Sierra Metals retains a 100% controlling ownership status in the Yauricocha Mine, through their subsidiary Sociedad Minera Corona S.A. (SMCSA). An unnamed private interest holds 18.16% equity ownership in Yauricocha, with Sierra Metals holding the remaining 81.84%.

6.2	Exploration and Development Results of Previous Owners

Prior to the 1970s detailed production records are unavailable. Since 1973, Company records indicate that Yauricocha has produced 13.6 million tonnes of mineralized material containing 63 million ounces of silver as well as 378 thousand tonnes of lead, 117 thousand tonnes of copper and nearly 618 thousand tonnes of zinc. Since 1979, Yauricocha has averaged 413,000 tonnes of production per year. The historical estimates presented below predate CIM and NI 43-101 reporting standards and therefore cannot be relied upon. These estimates were not used as a basis for the current resource and/or reserve estimates, as the material has already been mined and processed.

Table 6-1 summarizes exploration and mining statistics under Corona ownership. Mineral inventory is derived from Company reports to Peruvian regulatory Authorities and are not CIM compliant. Mine production is derived from actual mine production records.

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Table 6-1: Prior Exploration and Development Results

YEAR	Exploration (Meters)	Development and Infill (Meters)	Exploration and Development (Meters)	Drilling (DDH) by Company (Meters)	Drilling (DDH) by Contractor (Meters)	Mine Production (Tonnes)	Mineral * Inventory (Tonnes)
2002	2,726	1,160	3,886	1,887		124,377	344,630
2003	3,307	1,648	4,955	3,415		212,677	571,520
2004	1,778	2,245	4,023	2,970		233,486	1,001,350
2005	2,004	2,030	4,034	3,160	8,043	373,546	702,524
2006	788	1,998	2,786	2,999	10,195	487,909	6,371,845
2007	826	1,640	2,466	4,751	6,196	546,652	4,773,198
2008	796	1,534	2,380	5,379	13,445	690,222	4,720,606
2009	872	1,040	1,912	4,955	13,579	802,737	4,974,593
2010	454	632	1,086	4,615	3,527	837,389	5,379,526
2011	684	927	1,611	5,195	9,071	816,289	4,943,770
2012	921	609	1,530	11,532	31,257	872,869	5,246,000
2013	1730	839	2,569	10,653	16,781	840,711	6,394,000
2014	680	331	1,011	9,357	30,455	890,910

* Beginning of Year Balances. Mineral Inventory includes Proven and Probable Reserves and Indicated Resources as reported to the Peruvian Exchange, and is not CIM compliant. These numbers are for historic information purposes only.

Source: Gustavson, 2015

6.3	Historic Mineral Resource and Reserve Estimates

The historic Mineral Inventories are listed in Section 6.2. A qualified person has not done sufficient work to classify the historical estimates summarized in Table 6-1 as a current resource and the issuer is not treating the historical estimate as a current resource estimate.

6.4	Historic Production

Historic production is also listed in Table 6-1, and is based on actual Yauricocha Mine production reports.

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7	Geological Setting and Mineralization

Sections 7.1, 7.2 and 7.3 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

7.1	Regional Geology

Most of the stratigraphy, structure, magmatism, volcanism and mineralization in Peru are spatially- and genetically-related to the tectonic evolution of the Andean Cordillera that is situated along a major convergent subduction zone where a segment of the oceanic crust, the Nazca Plate, slips beneath the overriding South American continental plate. The Andean Cordillera has a metamorphic rock basement of Proterozoic age on which Hercynian Paleozoic sedimentary rocks accumulated and were, in turn, deformed by plutonism and volcanism to Upper Paleozoic time. Beginning in the Late Triassic time, following Atlantic Ocean rifting, two periods of subduction along the western margins of South America resulted in the formation of the present Andes: the Mariana-type subduction from the Late Triassic to Late Cretaceous and Andean-style subduction from the Late Cretaceous to the present. Late Triassic to late Cretaceous Mariana-type subduction resulted in an environment of extension and crustal attenuation producing an oceanic trench, island arcs, and back arc basin from west to east. The back arc basin reportedly has two basinal components, the Western Basin and Eastern Basin, which are separated by the Cusco – Puno high, probably part of the Maranon Arch. The basins are largely comprised of marine clastic and minor carbonate lithologies of the Yura and Mara Groups overlain by carbonates of the Ferrobamba Formation. The western back-arc basin, called the ‘Arequipa Basin’, is the present Western Andean Cordillera of Peru; the site of a Holocene magmatic belt that spans the Andes and was emplaced from Late Oligocene to 25 Ma.

The Western Andean Cordillera is recognized for its world class base- and precious-metal deposits, many of which have been intermittently mined since Incan time. Most of the metal deposits in Peru are spatially and genetically associated with metal-rich hydrothermal fluids generated along magmatic belts that were emplaced along convergent plate tectonic lineaments. Furthermore, many of these primary base-metal deposits have undergone significant supergene enrichment due to uplift and weathering over the last 30 Ma.

Radiometric studies have correlated the igneous host rocks and attendant hydrothermal alteration for some of the largest and richest porphyry copper deposits in the world along the Western Andean Cordillera from 6° to 32° south, including the Chalcobamba – Tintaya iron-gold-copper skarn and porphyry belt (30 to 35 Ma) in the main magmatic arc, southward through the Santa Lucia district (25 to 30 Ma) and into Chile. The Andahuaylas-Yauri Porphyry Copper Belt, a well-known 300 km long porphyry copper belt related to middle Eocene to early Oligocene calc-alkaline plutonism, is situated along the northeastern edge of the Western Andean Cordillera.

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Source: Sierra Metals, 2015

Figure 7-1: Regional Geology Map

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7.2	Local Geology

The local geology of the Yauricocha mine has been well understood by Minera Corona personnel for a number of years, and is summarized as follows. Figure 7-2 shows the local surface geology of the Yauricocha area.

Goyllarisquizga Formation

The oldest rocks exposed in the area are the lower Cretaceous Goyllarisquizga arenites. This formation is approximately 300 m thick and comprises thick gray and white arenites, locally banded with carbonaceous lutites as well as small mantos of low-quality coal beds and clay. In the vicinity of Chaucha, these arenites have near their base interbedded, red lutite. The arenites crop out in the cores of the anticlines southwest of Yauricocha, as beds dispersed along the Chacras uplift, and isolated outcrops in the Éxito zone.

Jumasha Formation

The mid-Cretaceous Jumasha Formation consists of massive gray limestone, averages 700 m thick, and concordantly overlies the Goyllarisquizga Formation. Intercalations of carbonaceous lutites occur at its base near the contact with the arenites. These layers are succeeded by discontinuous lenses of maroon and grey limestone, occasionally with horizons of lutite and chert about 6 m thick. Also present are pseudo-breccias of probable sedimentary origin and a basaltic sill.

Celendín Formation

The Celendín Formation concordantly overlies the Jumasha Formation and contains finely stratified silicic lutites with intercalations of recrystallized limestone of Santoniana age as well as the France Chert. The average thickness in the Yauricocha area is 400 m.

Casapalca Red Beds

The Casapalca red beds lay concordantly on the Celendín Formation with a gradational contact. It has been assigned an age between upper Cretaceous and lower Tertiary, but because of the absence of fossils its age cannot be precisely determined. It is composed primarily of calcareous red lutites, pure limestones, and reddish arenaceous limestone. Lava flows and tuffaceous beds have been occasionally reported.

Intrusions

Major intrusive activity occurred during the Miocene period. Radiometric K-Ar ages derived from biotite samples taken in the Yauricocha and Éxito areas yield an average age of 6.9 Ma. The intrusives cut the sediments at a steep angle and exhibit sharp contacts, as well as a tendency to follow the regional strike and dip of the structure. The intrusions vary in size from bodies of several hundred square meters to large masses that cover several square kilometers. Small intrusive compositions vary from granodiorite to quartz monzonite at margins and are typically porphyritic with phenocrysts of plagioclase, orthoclase, biotite, hornblende and quartz. The plagioclases vary from orthoclase to andesine.

Metamorphism

All of the intrusions have produced metamorphic aureoles in the surrounding rocks. The extent, type, and grade of metamorphism vary greatly with the type of rock intruded. The rocks have been altered to quartzites, hornfelsed lutites, and recrystallized limestones. Locally, the intrusions have produced

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narrow zones of skarn of variable width. These skarn zones contain epidote, zoisite, tremolite, wollastonite, phlogopite, garnet, chlorite and diopside.

Structure

The Andean Cordillera uplift has dominated the structural evolution of the Yauricocha area through episodes of folding, fracturing, and brecciation associated with the local structure having a general NW-SE strike principally expressed as follows:

Folds

Various folds make up the principal structures of the Yauricocha area. The Purísima Concepcíon anticline and the France Chert syncline occur in the Mina Central area, while the Cachi-Cachi anticline and Huamanrripa al Norte syncline and the Quimpara syncline occur immediately to the south of Lake Pumacocha, north of Mina San Valentíne.

The Purísima Concepcíon anticline, located southwest of the Yauricocha Mine in the Mina Central area, is well defined by a tightly folded basaltic sill 17 m thick. The axial trace trends approximately N50W with a gentle SE plunge of 20°. In the axis of this anticline and towards Flanco East, the basaltic sill contains occurrences of disseminated gold in horizontal, silicic breccias.

The France Chert syncline is a tight fold, also in the Mina Central area, but located northeast of the mine. Its axial trace changes trend from N35W in the south to N65W in the north and has a SE40 plunge. The Yauricocha mineral deposit is found in the west flank of this fold and in banded limestones without subsidiary folding.

In the Mina Central area, the NW strike of the folded sediments was rotated about 30° clockwise horizontally. This distortion can be attributed to a basement shear fault that strikes NE-SW. The axial trace of the Cachi-Cachi-Prometida anticline strikes approximately N80W to N70W and its flanks dip to the north (Prometida) and south (Cachi-Cachi) with a plunge to the east. Mineralization in the vicinity of the major North Intrusive located 2 km north of Mina Central is associated with this fold.

The Quimpara syncline, located 1 km south of the discharge stream of Pumacocha Lake, has an axial trace that strikes N45W. Its east flank is in contact with the intrusive at an angle dipping 70° to 75°W. Its west flank dips about 80°E conformably with beds of dark gray limestone that are recrystallized in the vicinity of the contact. Garnets, magnetite and copper oxides occur in the same contact.

Fractures

Diverse systems of fractures were developed during episodes of strong deformation.

Folding occurred before and/or contemporaneous with intrusive emplacement. Primary fractures developed during folding along with longitudinal faults parallel to the regional strike of the stratigraphy. These faults combined to form the Yauricocha Fault along the Jumasha limestone- Celendín lutite contact. The Yauricocha Fault extends a great distance from the SE of the Ipillo mine continuing to the north behind Huamanrripa hill, parallel to and along Silacocha Lake.

After the intrusions were emplaced, the strike of the folds NW of the mine was rotated by strong horizontal forces some 30°. As a result of this rotation, three sets of shears and joints were developed: NW-SE, NE-SW and E-W with dips of 50-80° NE or SW first, then 60-85° SE or NW, and finally N or S with nearly vertical dips. This set of fractures forms fault blocks that cut the dominant

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lithologies of the area and join with the Yauricocha Fault. The Yauricocha Fault is the most significant fault in the mining district and is a strong control on mineralization.

Contacts

The contacts of the Jumasha limestone-Celendín lutite, the Jumasha limestone-intrusions, and Celendín lutite-intrusions had major influence on the development of folds, fractures and ascension of mineralizing fluids.

Breccias

The breccias that occur in the Yauricocha area typically follow structural lineaments and occur predominantly in the limestones associated with contacts and intersections of fractures. They form tabular and chimney-like bodies. Tectonic breccias, forming near intrusions or contacts, constitute some of the principal receptive structures for mineralization.

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8 640 000 N
422 000 E
FALLA YAURICOCHA
MINA CENTRAL
8 638 000 N
60°
85°
83°
65°
Lagunas
Rios
Depositos glaciares
Deslizamientos
Granodioritas (Intrusivo)
Form. Tantará
Form. Casapalca
Form. Celendín (France Chert)
Form. Jumasha (Caliza)
Form. Gollarisquizga y Pariahuanca
Form. Chulec / Pariahuanca
Form. Pariatambo
Form. Carhuaz
Form. Oyon/Chimu
SOCIEDAD MINERA CORONA S.A.
PLANO GEOLOGICO REGIONAL - YAURICOCHA
Geología : Ing. Vladimir B.
Nivel : Superficie
C. A. D. : Dpto. de Ingeniería
Escala: 1/10 000
Fecha : Marzo 2015

Source: Sierra Metals, 2015

Figure 7-2: Geologic Map of Yauricocha Mine Area

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7.3	Significant Mineralized Zones

Mineralization at the Yauricocha Mine is represented by variably oxidized portions of a multiple-phase polymetallic system with at least two stages of mineralization, demonstrated by sulfide veins cutting brecciated polymetallic sulfide mineralized bodies. The mineralized bodies and quartz-sulfide veins appear to be intimately related and form a very important structural/mineralogical assemblage in the Yauricocha mineral deposit. Comments herein made regarding the characteristics of the Yauricocha district apply directly to the Minera Corona Yauricocha Mine.

The mineralized zones defined at Yauricocha are shown within the property boundary in Figure 7-3. All parts of the property with historic exploration or production activity are in the current area of operations. This area is nearly centered within the concession boundary and there is both space and potential to expand the resources and the operation both directions along the strike of the Yauricocha Fault.

Minera Corona has developed local classifications describing milling and metallurgical characteristics of mineralization at Yauricocha: polymetallic, oxide, and copper. “Polymetallic” mineralization is represented by Pb-Zn sulfides, often with significant Ag values, “oxide” refers to mineralization that predominantly comprises oxidized sulfides and resulting supergene oxides, hydroxides and/or carbonates (often with anomalous Au), and the “copper” classification is represented by high values of Cu with little attendant Pb-Zn.

SRK notes that the previous Gustavson technical report provides an excellent and very detailed list of the individual mineralized bodies as defined by the mine geology department, which SRK will not reprint here. The general layout of the southern mineralized areas (Mina Central, Mascota, Esperanza) as well as the northern mineralized area (Cachi-Cachi) is shown in Figure 7-3 and Figure 7-4. The overwhelming majority of the mineral resource and reserve has come from the areas noted on these figures, although there are many smaller bodies (some of which are shown in red) that are important for production and are included in the mineral resource estimation, despite representing a comparably minor percentage of the total resource and reserve base. SRK notes that there are additional smaller areas, which have no formal modeling or drilling, but have been mined in the past or are in production as areas of opportunity, generally discovered during development or active mining.

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Source: SRK, 2016

Figure 7-3: Southern Mineralized Areas

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Source: SRK, 2016

Figure 7-4: Northern Mineralized Areas

7.3.1	Mineralogy

The mineralogy for the Yauricocha Mine is presented below:

Ore Mineralogy

•

Pyrite FeS2 - Generally of friable texture to porous and massive bodies; five types have been distinguished that represent five different stages of formation. Abbreviated Py in [Table 7-1through Table 7-5].

•	Marcasite FeS2 - Three types of marcasite have been identified, which are associated with chalcopyrite, galena and sphalerite.
•

Enargite Cu3AsS4 - This is the principal copper mineral in the deposit, which occurs in irregular fragments and large masses together with quartz and pyrite. Abbreviated En in in [Table 7-1through Table 7-5].

•

Chalcopyrite CuFeS2 - After enargite, chalcopyrite is the most abundant copper mineral. It occurs as replacement fragments of limestone breccia together with friable quartz and pyrite, or filling small cavities. It is associated with native gold and electrum. The amount of this mineral increases in the lower levels of the mine. Abbreviated Cp in in [Table 7-1through Table 7-5].

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•	Bornite Cu5FeS4 - Bornite is invariably associated with chalcopyrite and to a lesser degree with enargite. Abbreviated Bn in in [Table 7-1through Table 7-5].
•	Covellite and Idaite CuS and Cu5FeS6—These two minerals have been observed within bornite, forming as small laminar intergrowths. Abbreviated Cv and Id respectively in in [Table 7-1through Table 7-5].
•

Tetrahedrite and Tennantite (Cu,Fe)12Sb4S13 and Cu12As4S13 - Small crystals of these minerals are abundant in the periphery of the enargite bodies, as in the mineralized bodies on the outer margins of the Central and Sur Medio intrusions. Abbreviated as Tet and Ten respectively in in [Table 7-1through Table 7-5].

•	Galena PbS - This mineral is found disseminated and in skarnified limestone; at Yauricocha it is typically associated with chalcopyrite and sphalerite.
•

Sphalerite (Zn,Fe)S - Sphalerite is the most abundant mineral in the Yauricocha deposit and is associated with clay, pyrite and galena, mainly in the peripheries of the mineralized bodies. Abbreviated Spl in in [Table 7-1through Table 7-5].

•

Geocronite (Pb14(Sb, As)6 S23) - This mineral is found in the upper levels of the mine associated with galena, sphalerite, tetrahedrite and quartz filling fractures and cleavages in sphalerite. Abbreviated Geo in in [Table 7-1through Table 7-5].

Gangue Mineralogy

•	Quartz SiO2 - Quartz is the most abundant gangue mineral in the mineralized bodies. Abbreviated Qtz in in [Table 7-1through Table 7-5].
•

Hematite (var. Specularite) and Siderite Fe2O3 and FeCO3 - These minerals are associated with limestone and intrusive veins in the Éxito and Ipillo mines. Abbreviated Hem or Sid respectively in in [Table 7-1through Table 7-5].

•	Calcite CaCO3 - Calcite is found in veinlets associated with quartz and sphalerite. Abbreviated Cal in in [Table 7-1through Table 7-5].
•	Fluorite CaF2 - Fluorite was deposited contemporaneously with galena and sphalerite within the lead-zinc mineralized bodies. Abbreviated Fl in in Table 7-1through Table 7-5.
•	Barite BaSO4 - Barite occurs in the periphery of the lead-zinc orebodies in zones of lower temperature. Abbreviated Bar in in [Table 7-1through Table 7-5].
•

Magnetite Fe3O4 - This mineral is found primarily in the Cuye and Catas mineralized bodies, and rarely in Antacaca, and in deep levels (Levels 770 to 1020). Abbreviated Mag in in [Table 7-1through Table 7-5].

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Table 7-1: Mina Central Bodies

Name	Type	Mineralogy (Gangue)	Classification	Comment
A Deposit	Deposit - Tabular	Cp-(Py)	Not classified
Amoeba	Deposit	Spl-Gal-Cp-En-Cv-(Py)	Not classified
Antacaca	Deposit	Spl-Gal-Cp-En-(Py)	Polymetallic, Copper
Antacaca West	Deposit	Cp-En-(Py)	Polymetallic	Part of the Antacaca Deposit
Butz	Deposit - Breccia	Spl-Gal-Cp-En-(Py-Qtz-FI)	Polymetallic
Catas	Deposit - Breccia	Spl-Gal-Cp-En-Bn-(Mag-Hem-Py)	Polymetallic	Anomalous Au
Contacto Occidental	Deposit	Spl-Gal-(Py-Qtz-Fl)	Oxide	Argentiferous galena
Contacto Oriental	Deposit - Breccia	Spl-Gal-Cp-En-(Py)	Polymetallic
Contacto Sur Medio	Deposit - Breccia	Spl-Gal-Tet-Geo-(Py-Cal- Rhodochrosite- Real-Orp-Gar-Ser)	Polymetallic	Argentiferous galena
Cuye	Deposit	Spl-Cp-En-Tet-(Py-Mag- Hem)	Copper, Polymetallic	Vertically zoned, possible Au
Cuye Norte	Deposit	Spl-Gal-(Py-Qtz-FI-Pyro- Gyp-Jaro-Cerr)	Not classified
El Norte	Deposit	Cp-En-Cv-Bn-(Py-Hem)	Not classified	Zonation
Erika	Deposit - Breccia	Spl-Gal-(Py-FI)	Not classified	Argentiferous galena
Felicidad	Deposit	En-(Py-Qtz)	Not classified
Gallito	Deposit - Breccia	Spl-Gal-En-Bn-Tet-(Py- Calcsilicates)	Polymetallic
Huamannripa	Deposit - Breccia	Spl-Gal-(Py)	Not classified
Juliana I	Deposit - Breccia	Spl-Gal-(Py)	Polymetallic
Juliana II	Deposit - Breccia	Spl-Gal-Cp-En-(Py)	Polymetallic	Argentiferous galena
Jacqueline	Deposit -		Not classified
Katty	Deposit	Spl-Gal-(Py-Qtz-FI)	High grade oxide
Mascota	Deposit	(Hem)	Oxide	Principal oxide body
Milagrosa	Deposit	Spl-Gal-Cp-En-(Py)	Polymetallic
Olguita	Deposit	Spl-Gal-Cp-(Py)	Not classified	Argentiferous galena, extension of Catas but with different mineralogy
Pozo Rico	Deposit	Cp-En	Polymetallic, High Grade Oxide	Anomalous Au, oxidized portion of the Catas sulfide deposit
Sasacaca	Deposit	Spl-Gal-Cp-En-(Py)	Not classified
Violeta	Deposit - Breccia	Spl-Gal-Cp-(Py-Cerr-Jaro)	Not classified
Violeta 329	Deposit - Breccia	Spl-Gal-(Py-Rhodochrosite)	High Grade Oxide	Argentiferous galena
Viviana	Deposit - Breccia	Spl-Gal-Tet-(Py-CO3)	Polymetallic
Cuye Vein	Vein - Breccia	Spl-Gal-(Py)	Not classified	Argentiferous galena, partially brecciated
Juliana Vein	Vein	Spl-Gal-(Py-Mar-Qtz-FI- CaMnC03)	Not classified	Vein-like interior, massive mineralization at contact
Marita	Vein	Spl-Gal-(Py)	Not classified	Argentiferous galena
Vein A	Vein	Spl-Gal-(Py)	Not classified
Vein C	Vein	‘sulfides and oxides”	Not classified
Vein Cuye Sur	Vein - Breccia	Spl-Gal-En-(Py)	Not classified
Vein D	Vein	Spl-Gal-Cp-(Py)	Not classified
Vein F	Vein	Spl-Gal-Cp-(Py)	Not classified
Vein G	Vein - Breccia	Spl-Gal-(Py)	Not classified
Vein Mascota	Vein - Breccia	Spl-Gal-(Py-rhodochrosite)	Not classified
Source: Sierra Metals, 2015

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Table 7-2: Cachi-Cachi Mina Mineralized Bodies

Name	Type	Mineralogy (Gangue)	Classification	Comment
Angelita	Deposit	Spl-Gal-(Py)	Polymetallic
Caprichosa	Deposit - Breccia	Spl-Gal-(Py)	Not classified
Fanny	Deposit - Replacement	Gal-(Jaro-Hem-Cerr)	Polymetallic	Remnant galena
Privatzadora	Deposit - Breccia	Spl-Gal-(Py)	Polymetallic
Raquellita	Deposit - Breccia	Spl-Gal-(Py)	Polymetallic
Raquellita II	Deposit - Breccia	Spl-Gal-(Py-Bar-Chalcedony)	Polymetallic
Rossy	Deposit - Breccia	Spl-Gal-(Py-Qtz)	Not classified
Carmencita Vein	Vein - Breccia	Spl-Gal-Cp-(Py)	Not classified
Dianita Vein	Vein	Spl-Gal-Cp-(Py)	Not classified
Esperanza Vein	Vein	Spl-Gal-(Py-Chalcedony)	Not classified
Tatiana	Vein	Spl-Gal-(Py)	Not classified
Elissa	Deposit - Replacement	Spl-Gal-(Py-Calcite-Rhodochrosite)	Polymetallic
Virginia Vein	Vein		Not classified

Source: Sierra Metals, 2015

Table 7-3: Exito Mina Concessions

Name	Type	Mineralogy (Gangue)	Classification
Evita Deposit	Deposit - Breccia	Spl-Gal-(Py-Qtz-Garnet-Epi-Hem-Chl)	Not classified
Isabel	Deposit - Breccia	Spl-Gal – (Py-Qtz-Garnet)	Not classified
Evita Vein	Vein	Spl-Gal-(Py-Qtz-Garnet-Epi)	Not classified
Santa Isabel Vein	Vein	Spl-Gal-Cp-(Py-Qtz)	Not classified

Source: Sierra Metals, 2015

Table 7-4: Ipillo Mina Concessions

Name	Type	Mineralogy (Gangue)	Classification	Comments
Poggi	Vein	Spl-Gal-Cp-(Py-Qtz-Hem)	Not classified	Hematite as specularite, anomalous Au
Poggi II	Vein	Spl-Gal-Cp-(Py-Qtz-Hem)	Polymetallic	Anomalous Au
Ponderosa Vein	Vein	Spl-Gal-Cp-(Qtz, Hem)	Not classified	Anomalous Au
Ramal Coquelet	Vein	Spl-Gal-Cp-(Py-Hem)	Not classified

Source: Sierra Metals, 2015

Table 7-5: Victoria Mina Concessions

Name	Type	Mineralogy (Gangue)	Classification
La Grande Vein	Vein	Spl-Gal-En-(Py-Qtz-Rhodochrosite)	Not classified
Victoria 0505 Vein	Vein	Spl-Gal-Cp-En-Cv-Ten-(Py-Qtz-Real-Orp)	Also listed as Veta 0505; Copper
Victoria 8651-E Vein	Vein	Spl-Gal-Cp-En-Tet-(Py-Qtz-Hem-Rhodonite)	Not classified

Source: Sierra Metals, 2015

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8	Deposit Type

Section 8.1 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

8.1	Mineral Deposit

Mineralization in the Yauricocha district is spatially and genetically related to the Yauricocha stock, a composite intrusive body of granodioritic to quartz monzonitic composition that has been radiometrically dated at late Miocene (approximately 7.5 million years old) (Giletti and Day, 1968). The stock intrudes tightly folded beds of the late Cretaceous Jumasha and Celendín Formations and the overlying Casapalca Formation (latest Cretaceous and Paleocene?). Mineralized bodies are dominantly high-temperature polymetallic sulfide bodies that replaced limestone. Metal-bearing solutions of the Yauricocha magmatic-hydrothermal system were highly reactive and intensely attacked the carbonate wall rock of the Jumasha and Celendín Formations, producing the channels in which sulfides were deposited. Base and precious metals were largely precipitated within several hundred meters of the stock (Lacy, 1949; Thompson, 1960). Skarn is developed adjacent to the stock but does not host appreciable amounts of economic mineralization (Alverez and Noble, 1988). Mineralization typically exhibits both vertical and radial zoning and there is a pronounced district zoning, with an inner core of enargite (the principal copper mineral) giving way outward to an enargite-chalcopyrite-bornite zone, which in turn is succeeded to the west by zones characterized by sphalerite, galena and silver (Lacy, 1949; Thompson, 1960).

The mineralized zones at Yauricocha are partially to completely oxidized and extend from the surface to below level 1220. Supergene enrichment is closely related to oxidation distribution. Supergene covellite, chalcocite and digenite are found where the sulfide minerals are in contact with oxidized areas.

Mineralization at Yauricocha very closely resembles that typified by polymetallic Ag-Au deposits, which comprise quartz-sulfide-carbonate fissure vein equivalents of quartz-sulfide and carbonate-base metal deposits. These deposits are best developed in Central and South America, where they have been mined since Inca times as important Ag sources. Quartz and pyrite of the quartz-sulfide Au +/- Cu mineralization suite typically occur early in the paragenetic sequence; carbonate-hosted mineralization and some polymetallic Ag-Au veins evolved at a later stage. Predominant controls on mineralization are structural, where dilatational structures, voids resulting from wall rock dissolution, and/or rheologic dissimilarities at contacts between units serve as enhanced fluid pathways for mineralizing solutions.

8.2	Geological Model

The geological model used for the Yauricocha deposit has been developed and verified through extensive exploration and mining activities during more than 50 years of mining. SRK is of the opinion that the geological model is appropriate and will continue to serve the company going forward.

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9	Exploration

Section 9 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

The Yauricocha mining district contains multiple polymetallic deposits represented by skarn and replacement bodies and intrusion-hosted veins related to Miocene-era magmatism. Mineralization is strongly structurally-controlled with the dominant features being the Yauricocha Fault and the contact between the Jumasha limestones and the Celendín Formation (especially the France Chert). Exploration is being conducted to expand the mineralized zones currently being exploited as well as on prospects in the vicinity of the operations.

Exploration in or close to the mining operations is of higher priority since it is performed under existing governmental and community permits. Any exploration success can be quickly incorporated into defined resources and reserves and thus the business plan.

Further and more detailed descriptions of these exploration targets and the results obtained from exploration efforts are described in the 2015 Gustavson technical report.

9.1	Relevant Exploration Work

Exploration in the district has been ongoing and generative methods have been successful in delineating a number of targets (described above) for future drilling or exploration development. This work has included detailed geological mapping of the areas, surface rock chip sampling, and limited trench/channel sampling.

The most recent near-mine exploration work has been focused on drilling of the newly-discovered Esperanza mineralized zone. This zone was discovered through drilling on suspected extensions of the Mascota and Cuye mineralized zones, but has evolved into its own discrete area.

9.2	Sampling Methods and Sample Quality

Sampling of exploration targets generally features rock chip or hand samples taken by geologists from surface outcrops using rock hammers and chisels. These samples are point samples and should be considered indicative of mineralization rather than representative of any volume or tonnage.

In cases where channel or trench samples are collected, these are done so using pickaxes, shovels, chisels, hammers, and other hand tools, and are likely more representative of the mineralization.

Regardless, the results are used as guides for future drilling programs, rather than resource estimation.

9.3	Significant Results and Interpretation

Significant results from the exploration efforts have defined a series of areas that may be prospective for future drilling or sampling, including the following: Yauricocha Sur, San Juan & San Antonio, Exito

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NE, Kilkaska, Ipillo, Falla Yauricocha, Cerros Uchcapri, Leonpitacana, and Carhuanisho, Yauricocha Este, Yauricocha Oeste, and Tintircullpa Yauricocha. Priority is given to near-mine opportunities, such as the intersection of the Cachi-Cachi structural trend and the Yauricocha fault, which continues to yield mineralized orebodies such as the newly-discovered Esperanza area.

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10	Drilling and Channel Sampling

Section 10.1 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

10.1	Type and Extent

Minera Corona’s Geology Department owns and operates three small hydraulic drills, the reach of which varies between 80 m and 150 m with core diameter is 3.5 cm. A fourth air drill has a reach of 60 m and the core diameter is 2.25 cm. Additionally, the department owns two jackleg drills fitted with an extension bar reaching up to 25 m. These machines are utilized to delineate mineralization at intervals of 10 m between holes. The company utilizes the services of a drilling contractor for deeper drillholes reaching up to 474 m in length. Core diameters are HQ and NQ. Exploration (establishing continuity of mineralization) and development (reserve and production definition) drilling conducted by Corona from 2002 to 2011 is detailed in Table 10-1.

Table 10-1: Yauricocha Exploration and Development Drilling

Year	Exploration Drifting (m)	Development and Infill (m)	Exploration and Development (m)	Drilling (DDH) by Company (m)	Drilling (DDH) by Contractor (m)
2002	2,726	1,160	3,886	1,887
2003	3,307	1,648	4,955	3,415
2004	1,778	2,245	4,023	2,970
2005	2,004	2,030	4,034	3,160	8,043
2006	788	1,998	2,786	2,999	10,195
2007	826	1,640	2,466	4,751	6,196
2008	796	1,584	2,380	5,379	13,445
2009	872	1,040	1,912	4,955	13,579
2010	454	632	1,086	4,615	3,527
2011	684	927	1,611	5,195	9,071
2012	921	609	1,530	11,532	31,257
2013	1730	839	2,569	10,653	16,781
2014	680	331	1,011	9,357	30,455
2015	184	158	342	9,735	33,214

Source: Sierra Metals, 2016

In addition to the drilling at Yauricocha, extensive channel sampling of the mineralized bodies is completed for grade control and development purposes. These data points are utilized in mineral resource estimation as well. The general distribution of drilling and channel samples is shown in Figure 10-1 and Figure 10-2, respectively.

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+23500 E
+24000 E
+24500 E
+16500 N
+16000 N
+15500 N
+15000 N
Looking down
0
125
250
375
500

Source: SRK

Figure 10-1: Extent of Drilling

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+23500 E
+24000 E
+24500 E
+16500 N
+16000 N
+15500 N
+15000 N
Looking down
0
125
250
375
500

Source: SRK

Figure 10-2: Extent of Channel Sampling

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10.2	Procedures

10.2.1	Drilling

Modern drill collar locations are surveyed underground by the mine survey team by total station. Where these types of surveys have been completed, collar locations are assumed to be accurate to less than 0.1 m. Historic drilling was not surveyed to the same level of detail, potentially decreasing the accuracy of the collar positions in space compared to modern holes. This effect would potentially decrease the accuracy of the geological model and resource estimation in these areas, but SRK notes that the majority of areas supported by this historic drilling has already been mined.

While drill holes are currently surveyed down-hole for all new exploration drilling, this has not always been the case. Historic drill holes as well as more recent holes that were not deemed to be long enough or otherwise designated non-critical for surveying were not surveyed down hole and the collar azimuth and dip serve as the only point of reference for the hole. SRK notes that 139 holes now have down-hole surveys, and that most of these are in the new Esperanza area. While the nominal spacing of the survey has been 50 m, a number of the newer holes have been surveyed every 5m to discern any potential risk of deviation affecting the accuracy of the interpretation.

A study of the deviation for the 139 holes which have currently been surveyed showed that average deviations of the total surveyed distance down-hole are only -1.09° bearing and 0.18° inclination. This would indicate that the lack of down-hole survey information is not necessarily a major risk at Yauricocha, although SRK recommends continuing the practice of surveys and nominal intervals of 25 to 50 m to ensure quality of information.

SRK visited the core logging and sampling facilities at the mine site in early 2015, and notes that the logging facility is clean and sufficiently equipped. Logging is conducted on paper and transferred to excel worksheets. Details recorded include geotechnical information such as recovery and RQD, geologic information (lithology, alteration, mineralization, etc.), sampling information, as well as other parameters, which may not get incorporated in to the digital database. Samples are selected by the geologist and placed in numbered plastic bags, along with a bar-coded sample ticket for tracking. Bags are tied tightly to prevent contamination during handling and transport.

Drill recovery is generally over 97%, and there appears to be no relationship between grade distribution and recovery.

Drill holes are split by hydraulic or manual methods where core is broken or poorly indurated, and is sawn by rotary diamond saw blade where the core is competent. In both scenarios, care is taken to ensure that the sample is collected in a consistent and representative manner. SRK notes that sampling is only conducted in segments of core that are noted as having obvious mineralization during logging. This results in a number of occurrences where the first sample in a drillhole may be a very high grade one, or that there may be multiple high grade samples with un-sampled intervals in between. These intervals have been considered as un-mineralized based on the assumptions made for the sampling or lack thereof, and are flagged with a lowest-limit-of-detection value.

10.2.2	Channel Sampling

Channel samples are collected underground by geology staff. Samples are collected via hammer and chisel, with rock chips collected on a tarp for each sample, and transferred to sample bags. Typical sample intervals are 1 m along the ribs of crosscuts within stopes for the large mineralized

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zones or across the back of the stopes for the small mineralized zones. The samples are placed in a plastic bag labeled with a permanent marker on the outside. A sample ticket displaying the number and bar code is inserted in the bag. The bags are tied to prevent outside contamination during their handling and transportation to the assay lab.

SRK notes that samples are not weighed to ensure representativeness, but geologists are involved in the channel sampling efforts to direct samplers to collect samples, which visually are representative of the mineralization.

10.3	Interpretation and Relevant Results

Drilling and sampling results are interpreted by Minera Corona site geologists, and reviewed in cross sections and plan/level maps. The relevant results are those featuring significant intervals of geologic or economic interest, which are follow up on by continued drilling or exploration development.

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11	Sample Preparation, Analysis and Security

11.1	Security Measures

Core and channel sample material is stored at the mine site in a secure building, and the boxes are well labeled and organized. The entire mine site is access-controlled. Samples submitted to third-party laboratories are transported by mine staff to the preparation laboratory in Lima.

The channel samples are processed at Minera Corona’s Chumpe laboratory located in the Concentrator Plant under the supervision of company personnel.

The on-site laboratory currently is not independently certified. Channel sample locations are surveyed in the underground by mine survey staff. Sample start and end point locations are assumed to be accurate to centimeter accuracy.

11.2	Sample Preparation for Analysis

Samples are generally prepared by a primary and secondary laboratory:

•	Primary: Chumpe Laboratory –Yauricocha Mine Site; Non-ISO Certified

•	Secondary: ALS Minerals – Lima; ISO 9001:2008 Certified

The Chumpe laboratory prepares the majority of samples, except in cases where checks on the method of preparation are desired and ALS conducts sample prep on duplicate check assays.

11.2.1	Chumpe Laboratory

The majority of historic core samples, and effectively all channel samples have been prepared and analyzed by the Chumpe laboratory. Detailed procedures have been documented by Minera Corona and are summarized below (in italics).

Sample Reception

For core samples, bagged samples are transported by the internal transport service from the core logging facility and are received at the reception counter at the laboratory entrance. A log entry is made to record the sample numbers being received.

Channel samples are collected in the field by the geology staff and transported by the internal transport service from the Yauricocha Mine or Klepetko Adit and are received at the reception counter at the laboratory entrance. A log entry is made to record the number of samples being received. These samples are between 1.5 and 3.0 kg; are damp and received in plastic bags.

Preparation

Equipment used in sample preparation includes:

•	1 – Primary Jaw Crusher, Make – Denver, Jaw capacity – 5” x 6”, Output – 70%,minus 1⁄4”

•	1 – Secondary Jaw Crusher, Make – FIMA, Jaw capacity – 5” x 6”, Output –80%, minus 10 mesh

•	1 – Pneumatic Pulverizer, Make – Tmandina

•	2 – Sample Dryers, with termocupla and temperature regulator

•	1 – 1⁄2” Stainless steel splitter, Make – Jones

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•	Five point air nozzles

•	Stainless steel trays, 225x135x65 mm

•	Stainless steel trays, 300x240x60 mm

•	Plastic or impermeable cloth

•	2” brushes

Preparation Procedure

Prior to beginning sample preparation, verify that:

•	The equipment is clean and free from contamination.

•	The crushers and pulverizers are functioning correctly.

•	Review the numbering of the sample bags that all bags are unique and identifiable.

The procedure to reduce the sample to a pulp of 150 gm, at 85% passing 200 mesh is:

•	Transfer the sample to the appropriate tray, depending on the volume of the sample, noting the tray number on the sample ticket.

•	Insert a blank sample (silica or quartz) in each batch.

•	Place in the Sample Dryer at a temperature of 115ºC.

•	Code the sample envelopes with the information from the sampling ticket noting the sample code, the tray number, date and the quantity of samples requested on the sample ticket.

•	Once dry, remove and place the tray on the work table to cool.

•	Pass 100% of the sample through the Primary Jaw Crusher when particle sizes exceed 1 inch, the resulting product 70% passing 1⁄4 inch.

•	Pass the sample through the secondary crusher, the resulting product 80% passing 10 mesh.

•	Clean all equipment after crushing of each sample.

•	Select a random sample to carry out the control of the crushing to 10 mesh, noting the weights in the log along with the sample code for the sample in question.

•	Empty the sample into the Jones Splitter and split to obtain an approximate 150 g sample. Clean the splitter after each sample with the air nozzle.

•	Put the numbered envelopes in the tray for the corresponding sample.

•

Then pass the sample in the ring cavity of the pneumatic pulverizer until achieving a size fraction of 85% minus 200 mesh. This is accomplished by setting the time on the pulverizer’s timer. Clean the cavities after each pulverization with the compressed air nozzle.

•	Transfer the pulverized sample to the impermeable sample mat, homogenize and pour into the respective coded envelope.

•	As a part of this process, pass a random sample through a 200 mesh screen, noting the weights in the control log.

•	Clean all materials and the work area thoroughly.

11.2.2	ALS Minerals

Samples prepared at ALS Minerals exclusively include the complete duplicate suite of samples supporting the Esperanza deposit as well as the most recent exploration drilling in selected other areas. ALS Minerals was selected as the laboratory for analysis of the Esperanza samples, in particular, to mitigate any potential concerns arising from the use of a site laboratory. SRK has not

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visited the ALS Minerals lab in Lima, but notes that ALS Minerals-Lima is an ISO-Certified preparation and analysis facilities and adheres to the most stringent standards in the industry

The PREP-31 method of sample preparation was used for all samples processed through ALS Minerals. This includes jaw crushing to 70% less than 2 mm, with a riffle split of 250 g, then pulverized using ring pulverizers to >85% passing 75 microns. Samples are tracked in barcoded envelopes throughout the process using internal software tracking and control measures.

11.3	Sample Analysis

Samples are generally analyzed by a primary and secondary laboratory:

•	Primary: Chumpe Laboratory –Yauricocha Mine Site; Non-ISO Certified
•	Secondary: ALS Minerals – Lima; ISO 9001:2008 Certified

The Chumpe Laboratory provides all analyses used in the drilling/sampling database supporting the mineral resource estimation, whereas the ALS Laboratory is used exclusively as an independent check on the Chumpe laboratory.

11.3.1	Chumpe Laboratory

Core and channel samples from the mine are assayed utilizing two procedures. Silver, lead, zinc, and copper are assayed by atomic absorption (AA) on an aqua regia digest. Gold is assayed by fire assay (FA) with an AA finish. Lower limits of detection are shown in Table 11-1, and are higher than those for ALS Minerals as Chumpe does not run the same multi-element analysis.

Table 11-1: Chumpe LLOD’s

Element	LLOD	Unit
Ag	0.2	ppm
Au	0.01	ppm
Cu	0.02%
Pb	0.02%
Zn	0.02%

Source: Sierra Metals, 2016

11.3.2	ALS Minerals Laboratory

The core samples analyzed at ALS are analyzed for a suite of 35 elements using inductively coupled plasma atomic emission spectroscopy (ICP-AES) on an aqua-regia digest, generally used to discern trace levels of multiple elements. Samples are also analyzed using an AA method on an aqua regia digest for accuracy at ore-grade ranges. Au is analyzed using FA (gravimetric finish) with an AA finish.

Other analyses include total sulfur via Leco furnace and fluorine via KOH fusion and ion selective electrode.

Lower limits of detection for the critical elements are shown in Table 11-2.

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Table 11-2: ALS Minerals LLOD’s

Element	LLOD	Unit
Ag	0.2	ppm
Au	0.005	ppm
Cu	0.001%
Pb	0.001%
Zn	0.001%

Source: Sierra Metals, 2016

11.4	Quality Assurance/Quality Control Procedures

Section 11.4 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

Prior to 2012, Minera Corona did not utilize the services of an independent lab for data verification. The company used an internal QA/QC procedure at its assay lab (Chumpe) located in the Concentration Plant. Historically, the results have compared well with the metal contained in concentrates and further work on a formal external QA/QC procedure had not been pursued. Beginning in 2012, Minera Corona began to use external check assays as part of the validation system for the Chumpe lab data stream.

The current procedure includes certified standards, blanks, pulp duplicates, and sample preparation size review. These are processed at approximately one per 20 samples. External labs receive approximately one sample for each 15 processed internally. Gustavson did not have the opportunity to fully observe the laboratory operation; however, Gustavson has examined QA/QC records of certified standards for 2011 through 2014.

The results of the historic QA/QC show that the Chumpe laboratory generally performed well with respect to the standards blanks and duplicates submitted from the exploration department, but SRK notes that this has changed in the past year, with the Chumpe lab consistently missing targets for QA/QC. This has resulted in a program of duplicate samples for every interval being submitted to ALS Minerals in Lima as a check on the Chumpe lab.

Currently, Minera Corona uses a very aggressive program of QA/QC for new exploration areas to mitigate uncertainty in analytical results. A subsequent and more detailed review of the QA/QC applied to new exploration efforts focused on Esperanza is discussed in Sections 11.4.1 to 11.4.3.

11.4.1	Standards

Minera Corona currently inserts standards or certified reference materials (CRM) into the sample stream at a rate of about 1:20 samples, although the insertion rate is adjusted locally to account for particular observations in the core. Five standards have been generated by Minera Corona and certified via round robin analysis for the current exploration programs. These standards have been

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procured from Yauricocha material, and homogenized and analyzed by Target Rocks Peru S.A., a commercial laboratory specializing in provision of CRM to clients in the mining industry.

Each CRM undergoes a rigorous process of homogenization and analysis using aqua regia digestion and AA or ICP finish, from a random selection of 10 packets of blended pulverized material. The six laboratories participating in the round robin for the Yauricocha CRM are:

•	ALS Minerals, Lima

•	Inspectorate, Lima

•	Acme, Santiago

•	Certimin, Lima

•	SGS, Lima

•	LAS, Peru

The means and between lab standard deviations (SD) are calculated from the received results of the round robin analysis, and the certified means and tolerances are provided in certificates from Target Rocks. The certified means and expected tolerances are shown in Table 11-3.

Table 11-3: CRM Expected Means and Tolerances

CRM	Certified Mean				Two Standard Deviations (between lab)
Element	Ag (g/t)	Pb (%)	Cu (%)	Zn (%)	Ag (g/t)	Pb (%)	Cu (%)	Zn (%)
Mat. N° 04	29.10	0.70	0.16	0.28	2.10	0.03	0.008	0.006
Mat. N° 05	128.20	2.37	0.576	2.50	7.70	0.06	0.02	0.12
Mat. N° 06	469.00	7.75	2.53	7.98	13.00	0.20	0.12	0.23
Mat. PLSUL N° 03	192.00	3.09	1.03	3.15	4.00	0.084	0.036	0.13
Mat. PLSUL N° 04	6.70	0.087	0.237	0.225	0.50	0.010	0.011	0.008

Source: Sierra Metals: 2016

SRK notes that the CRM are adequate for QA/QC monitoring, with the exception of Au, which is not certified for any CRM. Given that Au is generally a minor and lower grade component to the mineral resources at Yauricocha, SRK regards this as a minor risk, and notes that ALS Minerals conducts its own internal QA/QC checking Au performance as a backstop to their analyses. In total, Corona has submitted 69 CRM to ALS Minerals in 2015-2016 for the Esperanza area, in a total database of 1,342 samples, for an insertion rate of about 5%. An additional 46 CRM were submitted to the Chumpe lab during the same period for the same number of samples, at a rate of about 3%. These two sets of CRM were reviewed independently by SRK.

Performance: ALS Minerals

SRK uses a nominal +/-3 SD criteria for evaluating failures of the CRM. The SD used is the between lab SD, as provided in the certificates from Target Rocks. SRK notes that failure rates for the CRM as provided are very high, with about 16% failures low and over 10% failures high. However, this is due to an unusually high incidence of sample switching, indicating that appropriate attention is not being maintained during QA/QC sample submission. If the sample switches are corrected, SRK notes that the incidence of failure drops to 11% low and only 7% high, which is still rather elevated for an established laboratory such as ALS. The tabulated results of this QA/QC are shown in Table 11-4.

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Table 11-4: CRM Performance Summary – ALS Minerals

Ag
STD	Total	Low 3SD	High 3SD	% Low	% High
MAT-04	13	1	0	7.69%	0.00%
MAT-05	7	0	0	0.00%	0.00%
MAT-06	9	6	0	66.67%	0.00%
MCL-02	10	0	0	0.00%	0.00%
PLSUL-03	22	10	0	45.45%	0.00%
PLSUL-04	17	0	1	0.00%	5.88%
Pb
STD	Total	Low 3SD	High 3SD	% Low	% High
MAT-04	13	1	1	7.69%	7.69%
MAT-05	7	3	0	42.86%	0.00%
MAT-06	9	2	0	22.22%	0.00%
MCL-02	10	0	0	0.00%	0.00%
PLSUL-03	22	9	0	40.91%	0.00%
PLSUL-04	17	0	0	0.00%	0.00%
Cu
STD	Total	Low 3SD	High 3SD	% Low	% High
MAT-04	13	0	1	0.00%	7.69%
MAT-05	7	0	1	0.00%	14.29%
MAT-06	9	0	0	0.00%	0.00%
MCL-02	10	0	0	0.00%	0.00%
PLSUL-03	22	1	0	4.55%	0.00%
PLSUL-04	17	0	1	0.00%	5.88%
Zn
STD	Total	Low 3SD	High 3SD	% Low	% High
MAT-04	13	0	5	0.00%	38.46%
MAT-05	7	0	0	0.00%	0.00%
MAT-06	9	2	0	22.22%	0.00%
MCL-02	10	0	1	0.00%	10.00%
PLSUL-03	22	0	0	0.00%	0.00%
PLSUL-04	17	0	12	0.00%	70.59%
Total
STD	Total	Low 3SD	High 3SD	% Low	% High
MAT-04	52	2	7	3.85%	13.46%
MAT-05	28	3	1	10.71%	3.57%
MAT-06	36	10	0	27.78%	0.00%
MCL-02	40	0	1	0.00%	2.50%
PLSUL-03	88	20	0	22.73%	0.00%
PLSUL-04	68	0	14	0.00%	20.59%
ALL	312	35	23	11.22%	7.37%

Source: SRK, 2016

Performance: Chumpe Laboratory

The incidence of failure for the CRM submitted to the Chumpe lab in 2015-2016 is also very high, with failure rates of 40.3% low and 4.5% high for all CRM and all metals. The performance of these CRM at the Chumpe Laboratory is summarized in Table 11-5. Most notable is the consistent and significant under-reporting of Ag analyses compared to the expected mean for multiple CRM, across multiple grade ranges. SRK notes that the performance between laboratories will be discussed further in Section 11.4.3.

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Table 11-5: CRM Performance Summary – Chumpe Lab

Ag
CRM ID	Total	Low 3SD	High 3SD	% Low	% High
MAT-05	11	2	0	18.18%	0.00%
MAT-06	17	17	0	100.00%	0.00%
PLSUL-03	33	33	0	100.00%	0.00%
PLSUL-04	24	24	0	100.00%	0.00%
Pb
CRM ID	Total	Low 3SD	High 3SD	% Low	% High
MAT-05	11	4	0	36.36%	0.00%
MAT-06	17	0	2	0.00%	11.76%
PLSUL-03	33	2	0	6.06%	0.00%
PLSUL-04	24	0	9	0.00%	37.50%
Cu
CRM ID	Total	Low 3SD	High 3SD	% Low	% High
MAT-05	11	9	0	81.82%	0.00%
MAT-06	17	0	0	0.00%	0.00%
PLSUL-03	33	32	0	96.97%	0.00%
PLSUL-04	24	9	0	37.50%	0.00%
Zn
CRM ID	Total	Low 3SD	High 3SD	% Low	% High
MAT-05	11	2	2	18.18%	18.18%
MAT-06	17	0	0	0.00%	0.00%
PLSUL-03	33	0	0	0.00%	0.00%
PLSUL-04	24	3	3	12.50%	12.50%
Total
CRM ID	Total	Low 3SD	High 3SD	% Low	% High
MAT-05	44	17	2	38.64%	4.55%
MAT-06	68	17	2	25.00%	2.94%
PLSUL-03	132	67	0	50.76%	0.00%
PLSUL-04	96	36	12	37.50%	12.50%
ALL	340	137	16	40.29%	4.71%

Source: SRK, 2016

11.4.2	Blanks

Minera Corona currently inserts unmineralized quartz sand blanks into the sample stream at a rate of 1:20 samples or adjusted as necessary to ensure smearing of grade is not occurring immediately after higher grade intervals. Blanks are generally about 0.5 kg of silica sand, bagged and submitted in the sample stream along with the normal core samples. The results of the blank analysis show that, using a failure criteria of 5X the LLOD, that there are systemic failures for the ALS samples and considerably less for the Chumpe samples. This is owed primarily to the very low limit of detection for the ALS samples compared to the Chumpe samples, such that a 5X LLOD failure criteria is elevated in the Chumpe samples compared to the ALS samples.

Table 11-6: Blank Failures

Lab	Count	Ag	Pb	Cu	Zn	Au
ALS	37	5	19	14	27	19
Chumpe	45	4	1	1	0	1

Note: Failures assessed on a 5X LLOD basis.

Source: SRK, 2016

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11.4.3	Duplicates (Check Samples)

Duplicate samples such as the other half of split core or a crushed/pulverized sample resubmitted to the same laboratory are common practice for normal QA/QC programs, but become less critical once development and mining continues. These samples are designed to check the primary assay laboratory’s ability to repeat sample values or check the nugget effect of the deposit very early on.

While Minera Corona does not submit true duplicate samples for these intra-lab repeatability checks, they do submit check samples between labs for the same intervals. Minera Corona uses three types of check samples in the QA/QC program for Esperanza. These include twin (core) duplicates, coarse duplicates (crushed), and pulp duplicates (pulverized) to assess repeatability at the different phases of preparation.

Consistent bias is observed (Figure 11-1 and Figure 11-2) for certain elements (Ag and Zn) between the ALS and Chumpe labs, with Chumpe generally under-reporting compared to ALS, particularly at higher grades. The Cu and Pb values more or less are consistent between labs, although the consistency does break down at higher grades. SRK is of the opinion that, for samples around the average deposit grade, the consistency between labs is reasonable, and given that the Chumpe lab is the lab used to populate the database supporting the mineral resource estimation, that the risk associated with analytical reporting errors is likely that the grades are being conservatively reported at the higher limits. The means for the different check assay groups are summarized in Table 11-7.

Table 11-7: Check Duplicate Statistics

Samples		Ag (g/t)		Pb (%)		Cu (%)		Zn (%)		Au (g/t)
Type	Count	Chumpe	ALS	Chumpe	ALS	Chumpe	ALS	Chumpe	ALS	Chumpe	ALS
Coarse	1264	54.56	55.97	1.31	1.27	1.36	1.33	2.92	3.11	0.41	0.45
Fine	376	59.57	64.48	0.99	1.00	1.65	1.63	2.54	2.83	0.39	0.43
Twin	92	143.37	131.98	2.75	2.49	3.32	2.87	5.86	6.31	0.60	0.76

Source: SRK, 2016

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Source: Sierra Metals: 2016

Figure 11-1: Coarse Duplicate Ag Analyses

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Figure 11-2: Coarse Duplicate Zn Analyses

Source: Sierra Metals: 2016

11.4.4	Actions

SRK notes that the actions taken by the exploration team at Yauricocha is documented in the QA/QC procedures for the mine. In the event that a failure is noted, the laboratory is contacted and the source of the failure is investigated. There is no formal documentation for procedures involving re-runs of batches at this time. SRK notes that the QA/QC reports are not amended to reflect the new passing QA/QC and batch, and only reflect the initial failure and batch to track laboratory performance rather than the performance of reruns.

SRK is of the opinion that these actions are not consistent with industry best practice, which generally features a program of reanalysis upon failure of a CRM in a batch of samples. SRK notes that this program is implemented at other sites, but is not well documented at Yauricocha.

11.4.5	Results

The results of the QA/QC program described above show relatively high incidence of failures across the board for all types of QA/QC, with the CRM and the obvious bias between check duplicates being the most concerning. SRK notes that the CRM failures are potentially due to ongoing sample mix-ups, but that this inherently represents a failure in the process that must be reviewed. SRK evaluated the CRM performance using more lenient tolerances than the CRM themselves

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recommend (+/-3SD vs +/-2SD) as the recommended performance ranges result in extreme failure rates. In the event that the laboratories are unable to match the performance tolerances for the CRM provided by Target Rocks, this could be due to a few reasons, including:

The fact that the tolerances have been reduced for the Target Rocks between labs standard deviation, since Target Rocks removed outlier data from the calculation of the SD. Inclusion of this outlier data in the round robin between lab SD calculations would broaden the SD tolerances to something more achievable. If the tolerances for the CRM provided by Target Rocks are deemed too restrictive for reasonable laboratory performance, these should be adjusted in collaboration with Target Rocks.

If the SD as calculated by Target Rocks is deemed reasonable, and it is determined that the laboratories should be able to meet the performance criteria, then this is a more serious matter. The laboratories are not capable of analyzing to the precision needed for these CRM, and the laboratory practices should be reviewed. Uncertainty in the accuracy and precision of the analyses would be introduced through this process, requiring some action in terms of the classification of the mineral resources.

SRK is aware that the bias of the Chumpe laboratory compared to ALS has been noted and that changes in procedures and hardware are being implemented at Chumpe to better approximate the preparation and analysis methodology employed by ALS.

11.5	Opinion on Adequacy

SRK is of the opinion that the database is supported by adequate QA/QC to have reasonable confidence to estimate mineral resources. SRK notes that the failures in the QA/QC should be addressed as soon as possible through review of the original CRM/blanks and their performance limits, as well as reasons for consistent bias observed between the site Chumpe lab and ALS Minerals. SRK notes that these biases are conservative given that Chumpe is the source for the actual drilling database, and that the nature of the bias is not such that the entire resource would be mis-stated. SRK did not observe any consistent performance issues over time (2015-2016) at either lab, but rather noted isolated and apparently random failures for the CRM and blanks in particular. AS noted, many of these can be attributed to sample mixing during QA/QC submittal, a problem in and of itself. SRK strongly recommends that more attention is given to sampling and QA/QC in the future to continue to mitigate potential uncertainty in the analyses supporting the mineral resource. SRK also notes that any bias from the Chumpe analyses will likely be conservative due to the significant under reporting of Ag and locally other metals for Chumpe compared to ALS.

Although the performance and monitoring of the QA/QC samples is not consistent with industry best practices, SRK notes that the lack of precision in certain analyses (Ag, Zn, Pb, Cu) is less critical due to the nature of the mineralization and mining criteria at Yauricocha. Precision issues between 0.1 to 0.2% in the base metals is likely not sufficient to cause material issues in deciding whether material is mined or not, and these decisions are generally made with ongoing development samples and grade control entirely unsupported by detailed QA/QC. Thus, much of the risk associated with the analyses has already be borne by the active mining of multiple areas at Yauricocha, and mitigated by ongoing profitable production. SRK is of the opinion that while these issues should be addressed going forward; they represent little risk to the statement of mineral resources at this time.

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12	Data Verification

Section 12.1 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

Gustavson has verified the data supporting mineral resource estimation at Yauricocha since 2012. SRK notes that the data verification process is made very difficult due to the lack of a compiled and well-ordered database for the project. SRK also notes that the analytical certificates provided for ALS Mineral analyses due not correspond to the actual database values as these assays are only used in a check capacity.

12.1	Procedures

Gustavson reviewed the drillhole and underground channel samples databases for the Yauricocha project and compared the assay database with a separately maintained database of assay data which is described as ‘laboratory data’. Chumpe lab does not provide a separately maintained database, nor are there assay certificates per se with which to compare the database.

Detailed database comparisons were carried out on drillhole databases from five areas of the deposit, which comprise over 80 percent of the resource tonnage. The overall error rates are between 0.28% and 0.55%, which is within an acceptable range for this type of database.

12.2	Limitations

Neither SRK nor Gustavson has reviewed 100% of the analyses at Yauricocha against certified, independent assay certificates.

12.3	Opinion on Data Adequacy

SRK has relied upon the verification conducted by Gustavson over the recent project history and notes that much of the risk associated with potential database contamination or transposition is borne-out through daily production in the currently operating underground mine.

SRK does recommend the installation of a dedicated database management platform that will compile and validate the database used in mineral resource estimation against the actual certificates received from Chumpe, as well as make QA/QC management and database export more flexible and reliable.

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13	Mineral Processing and Metallurgical Testing

13.1	Testing and Procedures

Yauricocha’s facilities include a metallurgical laboratory at site. Sampling and testing of samples are executed on a needed basis. No testwork results were available at this time.

13.2	Recovery Estimate Assumptions

Yauricocha has been in operation since 1984; its results showing that the operating personnel have a good understanding of the metallurgical performance of the polymetallic and oxide mineralization. Final concentrates (Table 13-1) show typical commercial concentrate grades.

In terms of copper concentrate, the fresh feed assaying 0.5% Cu yielded a concentrate assaying 26.9% Cu at a recovery of 55% Cu. Deportment of Zn and Pb to copper concentrate was at 1% for both metals. Silver recovery to copper concentrate reached 17%.

In terms of lead sulfide concentrate, 85% of the fresh feed assaying 1.7% Pb in the polymetallic plant was deported to a sulfide concentrate grading 59.3% Pb. Deportment of Cu and Zn to the Pb concentrate reached 5% and 3%, respectively. The large fraction of silver in the polymetallic circuit was deported to the lead concentrate; it reached 52% recovery in the period January to June 2016. The lead sulfide concentrate produced from the oxide circuit represents only a minor fraction of the overall lead concentrate production, and is blended with its similar from the polymetallic circuit in the single final lead sulfide concentrate thickener. For the period January to June 2016, the tonnage of lead sulfide concentrate produced from the oxide circuit represented 16.4% of the total production. Gold and silver recovery to oxide Pb concentrate reached 27% and 21%, respectively. The oxide lead concentrate’s lead grade reached 26.1%, which is below commercial quality levels, therefore justifying Yauricocha’s decision to blend it with its similar from the polymetallic circuit.

The zinc concentrate recovered 90% of the feed assaying 4.0% Zn. Lead and copper recovery to the zinc concentrate reached 2% and 16%, respectively. Silver deportment to the zinc concentrate reached 8%.

Table 13-1: Yauricocha Metallurgical Performance, January to June 2016

			Throughput	Concentrate Grade					Recovery (%)
Plant	Stream	Tonne	(t/d) (at 365 d/y)	Au (g/t)	Ag (g/t)	Pb (%)	Cu (%)	Zn (%)	Au	Ag	Pb	Cu	Zn
Polymetallic	Fresh Ore	344,875	1,889.7		2.0	1.7	0.5	4.0		100	100		100
Polymetallic	Cu Conc	3,596	19.7		33.0	2.3	26.9	5.2		17	1	55	1
Polymetallic	Pb Conc	8,369	45.9		43.5	59.3	1.1	4.8		52	85	5	3
Polymetallic	Zn Conc	24,478	134.1		2.3	0.6	1.1	50.8		8	2	16	90
Oxide	Fresh Ore	62,215	340.9	1.1	4.9	7.4	0.6	2.0	100	100	100	100
Oxide	Pb Conc	1,642	9.0	11.0	38.9	26.1	1.2	16.7	27	21	9	6
Oxide	Pb Ox Conc	5,205	28.5	3.2	17.4	48.6	0.5	1.0	25	30	55	7

    Source: SRK, 2016

Available information on potentially deleterious elements for Pb sulfide concentrate and for Cu concentrate are available for the period February to April 2016 (Table 13-2). Depending on the commercial terms with the concentrate buyers, the 0.518% as observed in copper concentrate during March 2016 could have translated in penalties. Arsenic is also present in the lead sulfide

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concentrate, but in levels that unlikely will trigger penalty payments. Arsenic in Pb sulfide concentrate reached 0.164% during February 2016.

Table 13-2: Yauricocha Assays Exchange with Trafigura

Period	Source	Product	Wet Tonnes	Dry Tonnes	Cu %	Pb %	Zn %	As %	Sb %	Bi %
Feb 2016	Yauricocha	Zn Sulfide	2,977.750	2,767.017	1.210	0.680	50.060	-	-	-
Feb 2016	Trafigura	Zn Sulfide	2,975.890	2,759.066	0.000	0.000	49.525	-	-	-
Feb 2016	Final	Zn Sulfide	2,975.890	2,759.066	0.000	0.000	49.472	-	-	-
Feb 2016	Yauricocha	Pb Sulfide	1,247.880	1,130.247	2.900	46.870	5.570	0.000	-	-
Feb 2016	Trafigura	Pb Sulfide	1,245.600	1,124.887	0.000	47.183	0.000	0.177	-	-
Feb 2016	Final	Pb Sulfide	1,245.600	1,124.887	0.000	47.280	0.000	0.164	-	-
Mar 2016	Yauricocha	Cu Conc	522.600	346.585	27.560	1.510	3.430	0.000	0.000	0.000
Mar 2016	Trafigura	Cu Conc	520.320	459.353	27.060	1.600	3.370	0.500	0.070	0.090
Mar 2016	Final	Cu Conc	520.320	459.353	27.003	1.525	3.408	0.518	0.045	0.075
Apr 2016	Yauricocha	Pb Oxide C	1,638.330	1,433.911	1.620	45.980	1.630	-	-	-
Apr 2016	Trafigura	Pb Oxide C	1,639.170	1,430.190	0.000	44.439	-	-	-	-
Apr 2016	Final	Pb Oxide C	1,639.170	1,430.190	0.000	44.398	-	-	-	-

Source: SRK, 2016

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14	Mineral Resource Estimate

Section 14.2 of this Report has been excerpted from NI 43-101 Technical Report on the Yauricocha Mine, prepared by Gustavson Associates, report date May 11, 2015 and are shown in italics. Standardizations have been made to suit the format of this report; any changes to the text have been indicated by the use of [brackets].

Mineral Resource Estimations have been conducted by either of the following Qualified Persons, using various industry-standard mining software:

•	Thomas J. Matthews, Senior Resource Geologist of Gustavson Associates; Datamine™

Mine Areas: Mascota, Cachi-Cachi (excl. Elissa)

•	Matthew Hastings, Senior Resource Geologist of SRK Consulting (U.S.) Inc.; Maptek Vulcan™

Mine Areas: Mina Central, Esperanza, Elissa, Cuerpos Pequenos

This report features mineral resources reported from models developed and estimated by Gustavson Associates as well as SRK, at criteria determined by Minera Corona and SRK to be reasonable for reporting of these resources. Descriptions of methodology have been separated on the basis of area and consulting firm, as the methodologies may differ slightly between the two groups.

14.1	Drillhole Database

SRK received two separate drilling databases for this project. The first is a compiled and validated database provided by Gustavson Associates containing all drilling and channel sampling up to the end of 2015 for all mine areas. The second is a compiled and validated database provided by Minera Corona containing only drilling up to June 24, 2016, only for the Esperanza area. The former has been used for the modeling and estimation of all areas except Esperanza, whereas the latter has only been used for the Esperanza area.

SRK notes that Minera Corona maintains their own databases in many individual spreadsheets by orebody and time period, which are in turn separated by channel sample and diamond drill hole. The compilation of these files is time-consuming and error-prone, which is why SRK has elected to use the compiled EOY2015 Gustavson database.

In the combined database received, no differentiation is made between drilling and channel samples. In most cases, this distinction can be made based on the total length of the record in the database, but this cannot be used to precisely state the provenance of a sample within the database alone. The current database is maintained in a series of files within the Datamine software used for modeling and estimation on-site.

SRK is of the opinion that one of the largest and most critical deficiencies at Yauricocha is the lack of a well-maintained database in any format that compiles the entirety of the information to be used in the resource estimation. A database in this type of format would ideally be able to be sorted based on year, type of drilling/sampling, analytical lab, etc., and would permit flexibility and speed in manipulation of data and filtering it for use in mineral resource estimation.

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14.2	Geologic Model

Geological models have been developed primarily by Minera Corona site geologists, and in general are the best and most accurate representations of the geology of the deposits (in italics below). In general, these have been digitized in 3D (Datamine™) from sectional interpretation either on level maps or cross sections from drilling.

In areas where the site geological personnel have not internally developed 3D geologic models, models have been developed by Gustavson using Leapfrog™ Mining implicit modeling techniques (Mascota).

SRK has elected to utilize these models as provided as the site geologists have done very good work developing the majority of models and the remaining implicit models are also reasonable interpretations of the mineralization.

Mineralization at Yauricocha encompasses two main styles, differentiated by scale, continuity, and exploration and development style.

•

Cuerpos Massivos (large bodies) are bodies formed along major structures of significant (several hundreds of meters) of vertical extent, consistent geometry, and significant strike length. These bodies constitute the majority of tonnage mined in the operation, are easily intersected by targeted drilling, and are mined by bulk mining methods.

•

Cuerpos Chicos (small bodies) are smaller mineralized bodies of high grades. They are often skarn bodies, are less continuous and less regular in form than the Cuerpos Massivos, and are difficult to intersect except with carefully targeted drilling. They are typically mined by overhand cut and fill or similar high-selectivity mining methods. The mine has historically drifted into these zones and delineated them using localized channel sample data. Recently, additional effort has been made to use targeted drilling to explore the extents of certain of these bodies. Cuerpos Chicos in the Cachi-Cachi area are referred to by the area designation “Cachi-Cachi” and Cuerpos Chicos occurring in the vicinity of Mina Central are collectively referred to as the “Cuerpos Pequenos”.

14.2.1	Mina Central

The geology model for Mina Central has been constructed by Corona site geologists. This model is based on cross sectional and level mapping, and encompasses the massive orebodies Antacaca, Catas, Rosaura, and Antacaca Sur, which are broken on geographic and infrastructure boundaries rather than any mineralogic or geologic boundaries. The model is effectively continuous through all areas. The mineralization is domained using a steeply dipping, NW trending, tabular manto wireframe constructed in Datamine™. Both channel sampling and drilling have been used to develop this model. SRK reviewed the wireframes collaboratively with Corona personnel and noted that it appears to be a reasonable representation of the polymetallic sulfide mineralization as logged and sampled in this area. An example of this model is shown in Figure 14-1.

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Source: SRK

Figure 14-1: Mina Central Geologic Model

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14.2.2	Cachi-Cachi

The geology model for Cachi-Cachi has been constructed by Corona site geologists. This model is based on cross sectional and level mapping, and encompasses the massive orebodies Karlita, Angelita, Elissa, Escondida, and Zulma, which are discrete mineralized bodies with unique morphologies and mineralization. The mineralization is domained using a variety of geometries and orientations, which are generally steeply dipping. Models are wireframes digitized in Datamine™. Both channel sampling and drilling have been used to develop these models. SRK reviewed the wireframes collaboratively with Corona personnel and noted that it appears to be a reasonable representation of the polymetallic sulfide mineralization as logged and sampled in this area. An example of these models is shown in Figure 14-2.

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Plan View
Karlita
Angelita
Elissa
Escondida
Zulma
Section View

Source: SRK

Figure 14-2: Cachi-Cachi Geologic Model

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14.2.3	Mascota

The geology model for Mascota has been constructed by Gustavson Associates using implicit modeling in Leapfrog™ Mining software. The model is based on the grouped lithologies from drilling and sampling in the Mascota mine area. SRK notes that the site does not model Mascota in 3D, and prefers to rely on plan polygonal modeling for mine planning and resource reporting. SRK notes that the model produced by Gustavson only accounts for areas known to feature Pb-oxide mineralization, although the orebody is known to contain limited zones of oxide Cu as well as polymetallic sulfide mineralization at depth. SRK has not generated a new model for this area due to the paucity of understanding of these areas as well as the time constraints for this work. SRK notes that the additional areas offer potential upside to the project in terms of adding these areas with additional interpretation of existing drilling and development.

Source: SRK

Figure 14-3: Mascota Geologic Model

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14.2.4	Esperanza

The geology model for Esperanza has been constructed by Corona site geologists. This model is based on very detailed cross sectional and level mapping in order to capture the inherent complexity of this area. The model is digitized as a 3D wireframe in Datamine™. The model represents two primary feeder structures within Esperanza, which appear to coalesce at depth and split into many “finger-like” smaller structures in the upper levels. Although general continuity along strike and down-dip is quite good, SRK notes that the mineralization varies dramatically in orientation and thickness, locally over short distances.

Source: SRK

Figure 14-4: Esperanza Geologic Model

14.2.5	Cuerpos Pequenos

The geology model for the Cuerpos Pequenos has been constructed by Corona site geologists. This model is based on cross sectional and level mapping, and encompasses the smaller bodies, which are considered discrete mineralized bodies with unique morphologies and mineralization. The models included in this area are Gallitos, Juliana, Pozo Rico, Cuye, Marita, Butz, Cuye Sur, Contacto Oriental, Contacto Occidental, Katty, Sur Medio (II and III), and Violeta. The mineralization is domained using a variety of geometries and orientations, which are generally steeply-dipping. Models are wireframes digitized in Datamine™. Both channel sampling and drilling have been used to develop these models. SRK reviewed the wireframes collaboratively with Corona personnel and noted that it appears to be a reasonable representation of the polymetallic sulfide mineralization as logged and sampled in this area.

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The unpredictable nature of the orebodies and the exploration methodology used to delineate them makes for some uncertainty in the interpretation of the bodies, as they have been demonstrated to pinch and swell dramatically over short distances. Although an important source of mineral resources and production, these are not relied upon to the same degree as more massive bodies, such as Mina Central and Esperanza. SRK notes that there are several of the Cuerpo Pequeno-type orebodies that have not been modeled or estimated to date, but include mineralization which has been selectively mined already. This has historically made modeling and estimation of the smaller orebodies a distinct challenge, as the mineralization is often mined before the biannual modeling process. An example of these models is shown in plan in Figure 14-5 and section in Figure 14-6.

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Source: SRK

Figure 14-5: Plan View of Cuerpos Pequenos Geologic Model

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Source: SRK

Figure 14-6: Section View of Cuerpos Pequenos Geologic Model

14.2.6	Grade Distribution by Area

The individual mineralized zones feature mineralogically discrete compositions, which produce a variation of the polymetallic sulfide and oxide grades throughout. SRK has compiled the simple mean grades (Table 14-1) for the individual area into to show the variation. Some areas such as the Cuerpos Pequenos feature dramatically different metal content (elevated Ag) compared to others like Esperanza and Cuye, which feature higher Cu.

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Table 14-1: Mean grades by Area

Area	Samples Count	Ag Mean	Au Mean	Cu Mean	Pb Mean	Zn Mean
ALL	34,297	26.66	0.17	0.22	0.64	0.95
Angelita	339	15.19	0.33	0.38	0.36	5.32
Butz	28	70.11	0.14	0.11	3.16	5.68
C. Occ.	115	469.78	2.22	0.39	12.14	3.92
C. Ori.	93	119.78	1.16	1.27	2.10	4.82
CSM	42	507.37	0.58	0.23	15.32	14.66
CSM_I	43	586.32	0.46	0.30	13.24	15.23
CSM_II	216	801.67	0.65	0.49	15.29	19.45
Cuye	108	39.69	0.22	3.51	0.21	1.01
Cuye Sur	144	115.92	0.03	2.36	0.44	1.34
Elissa	473	131.18	0.27	0.15	2.65	13.12
Escondida	205	171.92	0.70	0.61	2.89	6.43
Esperanza	302	78.15	0.62	2.67	1.76	3.55
Gallitos	123	127.84	0.14	0.43	7.35	10.71
Juliana	67	81.54	0.05	0.09	2.79	5.71
Karlita	313	67.79	0.62	0.48	2.12	6.14
Katty	64	494.69	1.10	0.13	16.23	1.51
Marita	77	95.94	0.24	0.62	0.50	9.85
Mascota	3,404	257.13	1.77	0.92	7.74	1.05
Mina Central	9,614	58.25	0.54	0.96	0.99	3.25
Pozo Rico	346	102.72	1.04	0.23	3.39	7.61
Violeta	40	311.99	1.12	0.41	10.02	14.18
Zulma	67	152.45	0.75	0.21	3.19	11.89
Out	18,074	7.62	0.06	0.10	0.18	0.38

Source: SRK, 2016

14.3	Assay Capping and Compositing

14.3.1	Gustavson Methodology

Gustavson conducted capping and compositing for the estimations of Mascota and Cachi-Cachi (excluding Elissa).

Compositing

Gustavson composites the data prior to capping outliers. In general, Gustavson selected a 1.0 m nominal composite length given that average sample lengths are generally 1.0 m. However, Gustavson utilizes a specific compositing mode in Datamine™, which breaks composites into equal lengths across an interval, with the objective to achieve a global mean of 1.0 m. This results in individual composites that range dramatically in length between 0.5 and 1.5 m in the case of Cachi-Cachi, for example.

Samples within the mineralized domains are selected for compositing, with unsampled intervals received a composite grade of zero.

Outliers

Capping of outlier composites is analyzed using cumulative frequency plots, and capping values are applied to limit the high grade outlier populations. Capping limits assigned by Gustavson to the composite data are summarized in Table 14-2. SRK has not conducted capping analyses for the Gustavson estimates.

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Table 14-2: Capping limits for Gustavson Estimates

Area	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)
Mascota	3,000	13	10	11	2.5
Cachi-Cachi (excl. Elissa)	1,000	5	3	20	30.0

Source: Gustavson, 2016

14.3.2	SRK Methodology

SRK conducted capping and compositing for the databases supporting estimations at Mina Central, Esperanza, Elissa, and Cuerpos Pequenos.

Outliers

SRK reviewed the outliers in the Esperanza, Elissa, Cuerpos Pequenos, and Mina Central data using a combination of histograms, log probability plots, and descriptive statistics. Outliers are evaluated from the raw, un-composited data, flagged by the 3D geologic model. An example of the log probability plot reviewed for Zn is shown in Figure 14-7. An example of a capping analysis for Zn in Esperanza is shown in Table 14-3. This capping analysis reviewed the impact of the cap on a number of factors in the database, including total reduction in contained metal, percentage of samples capped, and reduction to the CV. The detailed capping analyses conducted by SRK for the four areas listed above is presented in Appendix B of this report. Capping limits assigned for each area estimated by SRK are shown in Table 14-4.

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Table 14-3: Esperanza Zn Capping Analysis

Cap	Capped	Percentile	Capped (%)	Lost Metal (%)	CV (%)	Count	Max	Mean	Total	Variance	CV
						1,831	37.080	3.378	5,657	34.59	1.74
28.50	9	99.60%	0.50	0.44	0.83	1,831	28.50	3.362	5,630	33.70	1.73
26.48	24	98.80%	1.30	0.95	1.50	1,831	26.475	3.346	5,603	32.91	1.71
25.00	32	98.40%	1.70	1.60	2.30	1,831	25.000	3.325	5,568	31.98	1.70
22.00	47	97.50%	2.60	3.40	4.40	1,831	22.000	3.263	5,465	29.49	1.66
20.00	69	96.40%	3.80	5.20	6.20	1,831	20.000	3.202	5,362	27.32	1.63
18.02	89	95.60%	4.90	7.60	8.40	1,831	18.022	3.122	5,228	24.79	1.59
15.60	122	93.90%	6.70	12.00	11.00	1,831	15.602	2.995	5,015	21.31	1.54
14.06	144	92.80%	7.90	15.00	14.00	1,831	14.058	2.893	4,844	18.89	1.50
13.07	159	91.90%	8.70	17.00	15.00	1,831	13.07	2.817	4,718	17.27	1.48
12.21	176	90.90%	9.60	19.00	17.00	1,831	12.21	2.744	4,595	15.82	1.45
zn > 25						32	37.08	28.121	800	8.89	0.11
zn <= 25						1,799	24.36	2.950	4,857	24.27	1.67

Note: Selected capping limit shown in red, with statistics for samples above and below the cap at the bottom of the table.

Source: SRK, 2016

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Source: SRK, 2016

Note: Selected cap shown with red dotted line.

Figure 14-7: Log Probability Plot – Esperanza Zn

Table 14-4: SRK Capping Limits

Area	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)
Mina Central	800	5	10	20	30
Esperanza	345	2.5	12	11	25
Elissa	420	1.1	0.5	10	36

Source: SRK, 2016

14.4	Variogram Analysis and Modeling

14.4.1	Gustavson Variography

Variogram Ranges used for Estimation and Classification are based on variography conducted on 1m composites within the Cuerpos Massivos. Variography for Mina Central (Catas, Antacaca, Rosaura, Antacaca Sur) was carried out on samples from all the bodies as a contiguous unit, because they all occupy the same structural domain. Variography for Mascota and Elissa were considered separately.

Both General relative and pairwise variograms were constructed. Both show long ranges of continuity within the domain, in the strike and dip directions, and very poor structure in the across strike direction (consistent with the geometry of the mineralized zones). The variography supports using relatively long ranges for classification and estimation, as tabulated below.

SRK considered the ranges interpreted by Gustavson for the general and pairwise relative variograms as potential maximums of continuity, and notes that these were utilized for this purpose in the Mascota area.

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14.4.2	SRK Variography

SRK did not conduct detailed variogram analysis in support of kriging or other variogram-based estimation methods. SRK did, however conduct limited variogram analyses using omni-directional variograms based on capped and composited data from Esperanza. This was designed to assess potential ranges of interpolation for the estimation, if not specifically the dimension of ellipsoids and kriging parameters. The metals with the least variance within the orebody exhibited the most reasonable variograms, although the nugget effect is generally observed to be high, as much as 40% of the total sill as modeled in Figure 14-8. The range for the Cu variogram in Esperanza is approximately a maximum of 100m, although the range for more variable metals is considerably less; averaging about 50 m for Ag (Figure 14-9).

SRK utilized ranges of interpolation between 25 and 100 m for all orebodies, based on a combination of the omni-directional variography for Esperanza and Gustavson’s review of other orebodies, as well as statements of geological continuity from observations of mine geology personnel with experience in the mine.

SRK is of the opinion that potential improvements to the estimations could be made by conducting detailed geostatistical analysis, incorporating kriging for the various areas where applicable, and utilization of these observations in classification of mineral resources. SRK has not conducted this analysis due to time constraints.

Source: SRK, 2016

Figure 14-8: Omni-directional Variogram – Esperanza Cu

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Source: SRK, 2016

Figure 14-9: Omni-directional Variogram – Esperanza Ag

14.5	Block Model

14.5.1	Gustavson Block Models

Gustavson constructed 3D block models using CAE Datamine™ software.

Separate block model prototypes were constructed for each of the main resource areas, with the block models rotated horizontally around the Z axis to orient blocks parallel to the main strike of the mineralized zones. Relatively small blocks were used in order to reduce edge effects in the estimation, and to allow division into stope blocks without introducing data artifacts.

The details for the Gustavson block models are summarized in Table 14-5.

Table 14-5: Gustavson Model Details

Area	Orientation	Origin (Local m)	Number of Blocks	Block Size (m)	Rotation (°)
Cachi-Cachi	X	23,740	238	2	0
	Y	16,335	175	2	0
	Z	3,950	150	2	0
Mascota	X	23,660	52	2	0
	Y	15,435	40	2	0
	Z	3490.413	625	1	65

Source: Gustavson, 2016

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14.5.2	SRK Block Models

SRK constructed 3D block models using Maptek Vulcan™ software.

SRK utilized sub-blocking methods in order to achieve a smaller block size in the mineralized zones, with maximums approximating selective mining unit equivalents in the vicinity of mineralization, and larger blocks in the waste areas that function for design and dilution purposes while keeping the size of the model to a minimum. The exception to this is the Esperanza model, where smaller blocks were used outside of the mineralized zone as certain areas external to the main orebody were estimated. In the case of Mina Central, the dimensions of the previous Gustavson model were retained so that the site can efficiently use the resulting model. The details for the 3D block models are summarized in Table 14-6.

Table 14-6: SRK Model Details

Area	Orientation	Origin (Local m)	Extent (Local m)	Block Size (Min m)	Block Size (Max m) Mineralization	Block Size (Max m) Waste	Rotation (°)
Mina Central	X	23,820	24620	0.5	3	10	0
	Y	15,300	15460	0.5	3	10	0
	Z	3,490.413	4190.413	0.5	3	10	150
Esperanza	X	23,480	23940	0.5	2	2	0
	Y	15,840	16060	0.5	2	2	0
	Z	3700	4240	0.5	2	2	150
Cuerpos Pequenos	X	23560	24000	0.5	2	10	0
	Y	14800	15690	0.5	2	10	0
	Z	3800	4300	0.5	2	10	0
Elissa	X	23925	24045	0.5	3	10	0
	Y	16580	16630	0.5	3	10	0
	Z	3934	4154	0.5	3	10	230

Source: SRK, 2016

14.6	Density

Density is determined from a series of bulk tests for each area. SRK has been provided with tabulated densities from Minera Corona, but not the individual density measurements. Detailed documentation exists for the methodology of taking density measurements, which includes immersion methods for core samples as well as volumetric excavation methods for in-situ material. SRK has reviewed this and notes that the methods as described are reasonable and appropriate for density determination. The densities of the orebodies are verified through ongoing production.

Densities of wall rock or un-mineralized material are either unassigned or set to a nominal 2.65 g/cm3.

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Table 14-7: Densities by Area

Density (g/cm3)
Cachi-Cachi
Angelita	3.64
Elissa	3.68
Escondida	3.58
Karlita	3.70
Zulma	3.58
Cuerpos Pequenos
All Orebodies	3.65
Mascota
Mascota PbOx	3.48
Mina Central
Catas	3.82
Antacaca	3.68
Rosaura	3.64
Antacaca Sur	3.78
Esperanza
Esperanza	3.75

Source: Corona, 2016

14.7	Estimation Methodology

Both SRK and Gustavson utilize different estimation methodologies for the various orebodies at Yauricocha. The following describes the methods in general, by the individual areas.

14.7.1	Gustavson Estimations - Cachi-Cachi and Mascota

Gustavson utilized Ordinary Kriging (OK) in all resource areas. This estimation type was chosen to help decluster the variable channel and drill data densities in the resource areas. Composites from within one body were not allowed to be used to estimate any other body. Search ellipse distances were determined through analysis of variograms. Individual search distances correspond to resource classification categories. Blocks outside modeled bodies were not estimated. All bodies were estimated using channel and drill hole sampling. The resource was estimated in three passes for all blocks. All passes utilized ordinary kriging.

The estimation parameters are listed in Table 14-8 for Mascota and Table 14-9 for Cachi-Cachi.

Table 14-8: Estimation Parameters - Mascota

Mascota	Estimation Pass
	1	2	3
Bearing (Z)	45	45	45
Plunge (Y)	0	0	0
Dip (X)	-89	-89	-89
Search radius: Rotated X (m)	15	30	60
Search radius - Rotated Y (m)	40	80	160
Search radius - Rotated Z (m)	7	14	28
Min Composites	5	3	1
Max Composites	10	10	10
Maximum Composites/Drillhole	2	2	2

Source: SRK, 2016

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Table 14-9: Estimation Parameters – Cachi-Cachi

Cachi-Cachi	Estimation Pass
	1	2	3
Bearing (Z)	0	0	0
Plunge (Y)	0	0	0
Dip (X)	0	0	0
Search radius: Rotated X (m)	13	26	52
Search radius - Rotated Y (m)	13	26	52
Search radius - Rotated Z (m)	13	26	52
Min Composites	3	3	3
Max Composites	9	9	9
Maximum Composites/Drillhole	2	2	2

Source: SRK, 2016

14.7.2	SRK Estimations – Mina Central, Esperanza, Elissa, Cuerpos Pequenos

SRK utilized Inverse Distance Squared (ID2) in all resource areas. This estimation type was chosen to achieve a reasonably reliable local estimation of grade that does not bias the global resource estimation. Similar to Gustavson’s methodology, SRK utilized the geology models as hard boundaries in the estimation. Ranges for interpolation were derived from omni-directional variogram analysis or continuity assumptions from site geologists based on underground mining observations. With the exception of Esperanza, blocks outside of the geological models are not estimated. All estimations utilized both channel and drilling samples, with the exception of Esperanza, which only features drilling. SRK utilized either two or three nested estimation passes for each area. SRK weighted the estimations by either length of the composites or the horizontal thickness of the composites as appropriate, depending on the orientation of the orebody and the relationship to the drilling angles.

Esperanza

SRK estimated Esperanza using a sub-vertical flattened search ellipsoid, with orientations and dimensions based on the morphology of the orebody. Ranges were generally based on the variograms obtained through omni-directional variogram analysis of the Ag and Cu capped and composited values, which exhibited the least variance. A fourth estimation pass was used to estimate blocks external to the geology model. This was due to the local presence of a lower-grade halo of mineralization. SRK elected to estimate this, but flag these blocks as Inferred due to the uncertainty in the geological continuity outside of the main model. A restricted search ellipsoid was also used for this pass to ensure that extrapolation did not result in a disproportionate amount of tonnes.

Table 14-10: Esperanza SRK Estimation Parameters

Esperanza	Estimation Pass
	1	2	3	Out
Search radius: Rotated X (m)	25	50	100	25
Search radius - Rotated Y (m)	25	50	100	25
Search radius - Rotated Z (m)	5	10	10	5
Min Composites	5	3	1	1
Max Composites	10	10	10	10
Maximum Composites/Drillhole	2	2	NA	NA

Source: SRK, 2016

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Mina Central

SRK estimated Mina Central using a flattened ellipsoid, with variable orientations based on a dynamic anisotropy model using the hanging wall and footwall surfaces of the Mina Central geologic model. This varies the orientation and thickness of the ellipsoid with changes in the orientation and thickness of the orebody, and results in a more geologically reasonable estimation that follows the contacts. The estimation parameters utilized by SRK for the Mina Central estimation are summarized in Table 14-11.

Table 14-11: Mina Central Estimation Parameters

Mina Central	Estimation Pass
	1	2	3
Bearing (Z)	Variable (based on mineralization contacts)
Plunge (Y)
Dip (X)
Search radius: Rotated X (m)	25	50	100
Search radius - Rotated Y (m)	25	50	100
Search radius - Rotated Z (%)	50%	50%	50%
Min Composites	5	3	1
Max Composites	10	10	10
Maximum Composites/Drillhole	2	2	NA

Note: Z radius is a % of the distance between the hanging wall and footwall of the Mina Central Structure

Source: SRK, 2016

Elissa

SRK estimated the Elissa orebody using a flattened ellipsoid, oriented sub-vertically consistent with the geology model. A single orientation was used. Elissa features a significant amount of channel samples compared to drilling that are used to estimate the mineral resources, and as a result there exists a possibility for the estimation to be biased towards the clustered channel samples. To mitigate this risk, SRK used octant restrictions to ensure that data would be selected in a spatially representative manner so that the channel sample grades would not be extrapolated significant distances without support from the drilling. The estimation parameters utilized by SRK for the Elissa Estimation are summarized in Table 14-12.

Table 14-12: Elissa Estimation Parameters

Elissa	Estimation Pass
	1	2	3
Bearing (Z)	230	230	230
Plunge (Y)	0	0	0
Dip (X)	84	84	84
Search radius: Rotated X (m)	25	50	100
Search radius - Rotated Y (m)	25	50	100
Search radius - Rotated Z (m)	5	10	20
Min Composites	3	3	1
Max Composites	10	10	10
Maximum Composites/Drillhole	2	2	NA
Max Samples/Octant	2	2	2
Minimum Octants	4	5	5

Source: SRK, 2016

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Cuerpos Pequenos

SRK estimated the orebodies comprising the Cuerpos Pequenos areas using a vertical, narrow cigar-shaped ellipsoid, which generally approximates the orientation of the orebodies. SRK notes that the orebodies themselves are highly variable in their orientation and thickness. A two-pass estimation was utilized to obtain a reasonable and accurate local estimation in the first pass, and to fill the geological model in the second pass. The estimation parameters utilized by SRK for the Cuerpos Pequenos area are summarized in Table 14-13.

Table 14-13: Cuerpos Pequenos Estimation Parameters

Cuerpos Pequenos	Estimation Pass
	1	2
Bearing (Z)	0	0
Plunge (Y)	0	0
Dip (X)	-90	-90
Search radius: Rotated X (m)	50	100
Search radius - Rotated Y (m)	25	50
Search radius - Rotated Z (m)	25	50
Min Composites	3	1
Max Composites	10	10
Maximum Composites/Drillhole	2	NA

 Source: SRK, 2016

14.8	Model Validation

All models have been validated using a minimum of visual and statistical measures to assess the probability of conditional bias in the estimation. In the case of Esperanza, swath plots were also generated to validate the estimation. SRK is of the opinion that the validation of the models is sufficient for relying upon them as mineral resources, but notes that the ultimate validation of the models is in the fact that the mine continuously produces material from the areas modeled and projected by the resource estimations. SRK notes that reconciliation of the production to the resource models is not a consistent part of the current validation methods, but is under consideration by Sierra Metals for future models.

14.8.1	Visual Comparison

Both SRK and Gustavson have conducted visual comparisons of the composite grades to the block grades in in each model. In general, block grade distributions match well in level and cross section views through the various orebodies. Some of these examples are shown in Figure 14-10 and Figure 14-11.

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Figure 14-10: Visual Model Validation – Mina Central

Cross section +/-5m

Source: SRK, 2016

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Figure 14-11: Visual Model Validation – Esperanza

Cross section +/-10m

Source: SRK, 2016

14.8.2	Comparative Statistics

SRK compared the estimated block grades to the composite grades utilized in the estimation, for the same zones and volumes to ensure that both are representative. SRK weighted the statistics by composite length or horizontal thickness for the composites, and by volume for the blocks. The comparisons for each area are shown in Table 14-14 through Table 14-19. The tabulated results show that, in almost all cases, the blocks feature a lower or very similar mean to the composite grades. Where blocks locally exceed the composite grades, SRK notes that these appear to be limited occurrences, and generally the potentially over-estimated areas are in areas, which have been mined previously. SRK is of the opinion that these results show that there is reasonable agreement between the models and the supporting data, with low risk for global over-estimation.

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Table 14-14: Mina Central Block vs. Composite Statistics

Column	Data	Count	Mean	% Diff.
Ag (g/t)	Blocks Composites	1,372,924	37.59	47%
		5,801	55.30
Au (g/t)	Blocks Composites	1,372,924	0.53	-7%
		5,801	0.49
Cu (%)	Blocks Composites	1,372,924	0.84	5%
		5,801	0.88
Pb (%)	Blocks Composites	1,372,924	0.41	129%
		5,801	0.94
Zn (%)	Blocks Composites	1,372,924	1.85	66%
		5,801	3.07

Source: SRK, 2016

Table 14-15: Esperanza Block vs. Composite Statistics

Column	Data	Count	Mean	% Diff.
Ag (g/t)	Blocks	403,901	64.98	7%
	Composites	443	69.23
Pb (%)	Blocks	403,901	1.07	25%
	Composites	443	1.34
Cu (%)	Blocks	403,901	1.67	16%
	Composites	443	1.94
Zn (%)	Blocks	403,901	2.78	16%
	Composites	443	3.24
Au (g/t)	Blocks	403,901	0.55	-6%
	Composites	443	0.52

Source: SRK, 2016

Table 14-16: Elissa Block vs. Composite Statistics

Column	Data	Count	Mean	% Diff.
Ag (g/t)	Blocks	17,646	112.69	13%
	Composites	462	126.79
Au (g/t)	Blocks	17,646	0.21	14%
	Composites	462	0.24
Cu (%)	Blocks	17,646	0.10	32%
	Composites	462	0.13
Pb (%)	Blocks	17,646	2.54	3%
	Composites	462	2.60
Zn (%)	Blocks	17,646	11.16	15%
	Composites	462	12.85

Source: SRK, 2016

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Table 14-17: Mascota Block vs. Composite Statistics

Column	Data	Count	Mean	% Diff.
Ag (g/t)	Blocks	76,660	259.42	-3%
	Composites	3,514	252.89
Au (g/t)	Blocks	76,660	1.70	0%
	Composites	3,511	1.70
Cu (%)	Blocks	76,660	0.54	62%
	Composites	3,514	0.88
Pb (%)	Blocks	76,660	5.01	-3%
	Composites	3,514	4.88
Zn (%)	Blocks	76,660	0.64	0%
	Composites	3,514	0.64

Source: SRK, 2016

Table 14-18: Cuerpos Pequenos Block vs. Composite Statistics

Column	Data	Count	Mean	% Diff.
Ag (g/t)	Blocks	91,985	249.72	26%
	Composites	1,501	313.44
Au (g/t)	Blocks	91,985	0.59	16%
	Composites	1,501	0.69
Cu (%)	Blocks	91,985	0.75	25%
	Composites	1,501	0.94
Pb (%)	Blocks	91,985	6.50	15%
	Composites	1,501	7.45
Zn (%)	Blocks	91,985	7.46	7%
	Composites	1,501	8.01

Source: SRK, 2016

Table 14-19: Cachi-Cachi Block vs. Composite Statistics

Column	Data	Count	Mean	% Diff.
Ag (g/t)	Blocks	22,809	56.49	23%
	Composites	934	69.47
Au (g/t)	Blocks	22,809	0.46	5%
	Composites	915	0.48
Cu (%)	Blocks	22,809	0.42	-11%
	Composites	934	0.37
Pb (%)	Blocks	22,809	1.09	47%
	Composites	934	1.60
Zn (%)	Blocks	22,809	5.53	6%
	Composites	934	5.87

Source: SRK, 2016

14.8.3	Swath Plots

For the Esperanza orebody, SRK has compiled swath plots to validate the estimation. A swath plot is a graphical display of the grade distribution derived from a series of bands (8m width in this case), or swaths, generated in the X, Y, and Z orientations through the deposit. Grade variations from the block model are compared using the swath plot to the distribution derived from the composites. The swath plots for each metal in Esperanza are shown in Figure 14-12, Figure 14-13, Figure 14-14, Figure 14-15, and Figure 14-16. SRK notes that, in general the estimated grades represent a

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smoothed approximation of the composite grades. The only potential issue noted is that the Zn grades appear to be slightly overestimated on the margins of the deposit to the farthest east, where data becomes very sparse. SRK considers this a low risk, as this area is dominantly classified as Inferred.

Note that SRK did not produce swath plots for the other orebodies, as their narrow and tabular orientations do not allow for the swath plots as a reasonable comparison, as samples along strike may affect blocks in a different swath and product a perceived bias in the plot. Esperanza has a wider and less tabular morphology, which makes this comparison more reasonable.

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Source: SRK, 2016

Figure 14-12: Esperanza Ag Swath Plot

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au
Blocks
Composites
Volume
Count
Volume Weighted Mean au
Count (of 443)
Volume
centroid_x
centroid_y
centroid_z
au Histogram
Frequency au (volume)
Frequency au (hrzthk) (Composites)
au au
weighted by volume hrzthk
weights 1155711 815.5
count 403901 443
min 0.000 0.001
max 2.385 2.500
mean 0.552 0.518
stdev 0.263 0.483
skewness 0.27 1.40
kurtosis 1.61 2.34
variance 0.07 0.21
CV 0.48 0.88
geom.mean 0.262
25% 0.385 0.174
median 0.560 0.408
75% 0.726 0.740

Source: SRK, 2016

Figure 14-13: Esperanza Au Swath Plot

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cu
Blocks
Composites
Volume
Count
Volume Weighted Mean cu
Volume
centroid_x

Blocks
Composites
Volume
Count

Blocks
Composites
Volume
Count

Frequency cu (volume)
Frequency cu (hcthk) (Composites)
cu cu
weighted by volume hcthk
weights 1156711 815.5
count 403901 443
min 0.000 0.001
max 11.261 11.934
mean 1.669 1.939
stdev 1.063 2.405
skewness 1.28 1.72
kurtosis 5.49 2.75
variance 1.13 5.78
CV 0.64 1.24
geom mean 0.559
25% 0.956 0.177
median 1.636 0.931
75% 2.217 2.611

Source: SRK, 2016

Figure 14-14: Esperanza Cu Swath Plot

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Source: SRK, 2016

Figure 14-15: Esperanza Pb Swath Plot

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zn
Blocks
Composites
Volume
Count

Blocks
Composites
Volume
Count

Blocks
Composites
Volume
Count

Frequency zn (volume)
Frequency zn (hrzthk) (Composites)

Source: SRK, 2016

Figure 14-16: Esperanza Zn Swath Plot

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14.9	Resource Classification

Mineral resource classification is typically a subjective concept, and industry best practices suggest that resource classification should consider both the confidence in the geological continuity of the mineralized structures, the quality and quantity of exploration data supporting the estimates and the geostatistical confidence in the tonnage and grade estimates. Appropriate classification criteria should aim at integrating both concepts to delineate regular areas at similar resource classifications.

14.9.1	Gustavson Classification

The Gustavson estimations for Cachi-Cachi and Mascota are classified on the basis of the estimation pass in which a block is estimated. In these cases, the sample selection criteria and nested passes result in increasing confidence in the first pass, with decreasing confidence in subsequent passes. The variable used to flag the pass into the model is called SVOL, and is generally represented by a 1 (Measured), 2 (Indicated), and 3 (Inferred). SRK is of the opinion that this is an appropriate methodology for flagging the resource classification in Cachi-Cachi and Mascota.

14.9.2	SRK Classification

SRK is satisfied that the geological modeling honors the current geological information and knowledge. The location of the samples and the assay data are sufficiently reliable to support resource evaluation. The sampling information was acquired primarily by core drilling or limited channel sampling.

The estimated blocks were classified according to:

•	Confidence in interpretation of the mineralized zones;

•	Number of data (holes or channel samples) used to estimate a block; and,

•	Average distance to the composites used to estimate a block.

In order to classify mineralization as a Measured or Indicated Mineral Resource, “the nature, quality, quantity and distribution of data” must be “such as to allow confident interpretation of the geological framework and to reasonably assume the continuity of gold mineralization.” (CIM Definition Standards on Mineral Resources and Mineral Reserves, December 2005). SRK utilized the following general criteria for classification of the Mineral Resource:

•	Measured: Blocks estimated with an average distance of 25 m by at least three drillholes.

•	Indicated: Blocks estimated with an average distance of 50 m by at least two drillholes.

•	Inferred: All estimated block grades not assigned to the Measured or Indicated categories were assigned to the Inferred category.

In selected cases, such as Elissa and Mina Central, the blocks were reviewed on long section utilizing the above criteria. Subsequently, they were flagged using a more generalized polygon that approximated the distribution of the classes on the block by block classification, without permitting local minor changes (such as a few blocks of Inferred in the middle of a large volume of Indicated) from impacting the reporting of resources or the impending mine design.

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BLOCK : CLASS
1.000 <= < 2.000
2.000 <= < 3.000
3.000 <= < 4.000
4.000 <= < 99.000
4150 L
4100 L
4050 L
4000 L
3950 L
3900 L
3850 L
3800 L
3750 L
3700 L
3650 L
3600 L
3550 L
3500 L
23700 E
15200 N
24000 E
14700 N
14600 N
24100 E
14500 N
Overview
Zoom:

Note: Long section looking NE. Red = Measured, Green = Indicated, Blue = Inferred.

Source: SRK, 2016

Figure 14-17: Mina Central Classification

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Note: Cross section looking NW. Red = Measured, Green = Indicated, Blue = Inferred.

Source: SRK, 2016

Figure 14-18: Esperanza Classification

Note: Inclined perspective view looking SE. Red = Measured, Green = Indicated, Blue = Inferred.

Source: SRK, 2016

Figure 14-19: Cachi-Cachi Classification

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Note: Inclined perspective view looking SE. Red = Measured, Green = Indicated, Blue = Inferred.

Source: SRK, 2016

Figure 14-20: Cuerpos Pequenos Classification

Red = Measured, Green = Indicated, Blue = Inferred

Source: SRK, 2016

Figure 14-21: Mascota Classification

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14.10	Depletion

SRK depleted the block models using provided information on long sections and cross sections from Minera Corona. These detailed the levels above which the mine considers the material to be completely mined or inaccessible. SRK notes that this is a conservative approach, given that it effectively ignores pillars or areas, which have not been completely mined. However, SRK agrees with this approach and notes that extensive surveying of previously mined areas would need to be done in order to reasonably incorporate the remaining material above these levels. The levels corresponding to previous mining depletion are summarized in Table 14-20. All material in each area above these elevations was flagged with a mined variable in the block model, with 1 representing completely mined, and 0 representing completely available.

Table 14-20: Elevations Used for Depletion

Area	Mined Elev. (m)	Area	Mined Elev. (m)
Andrea	4164	Cuye Sur	3962
Angelita	4165	Katty	3982
Elissa	4084	Marita	3962
Escondida	4064	Violeta	3962
Karlita	4100	Julian	4082
Zulma	4104	Gallito	4082
Contacto Occ.	3982	Butz	3982
Contacto Ori.	4032	Pozo Rico	3932
CSM_II	3982	Mascota PbOx	3870
CSM_I	3982	Catas/Antacaca	3982
CSM	3982	Rosaura	4032
Cuye	3962	Antacaca Sur	4057

Source: Sierra Metals, 2016

14.11	Mineral Resource Statement

CIM Definition Standards for Mineral Resources and Mineral Reserves (December 2005) defines a mineral resource as:

“A concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge”.

The “reasonable prospects for economic extraction” requirement generally implies that the quantity and grade estimates meet certain economic thresholds and that the Mineral Resources are reported at an appropriate cut-off grade taking into account extraction scenarios and processing recoveries. SRK is of the opinion that the costs provided by Minera Corona represent the approximate direct marginal mining and processing cost for various mining methods. To satisfy the criteria of reasonable prospect for economic extraction, SRK has calculated unit values for the blocks in the models based on the grades estimated, metal price assumptions, and metallurgical recovery factors. SRK has done this for both the Gustavson and SRK models. SRK has not edited or amended the Gustavson block models in any way, except to calculate the unit values, assign updated densities, and deplete for previous production as described above.

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The metal price assumptions have been derived from July 19, 2016 BMO Capital Markets Street Consensus Commodity prices, and are reasonable for the statement of mineral resources and ore reserves. These prices are summarized in Table 14-21.

Table 14-21: Unit Value Price Assumptions

Gold	Silver	Copper	Lead	Zinc
(US$/oz)	(US$/oz)	(US$/lb)	(US$/lb)	(US$/lb)
1,251.00	16.76	2.28	0.86	0.94

Source: Sierra Metals, 2016

The metallurgical recovery factors are based on actual to-date 2016 metallurgical recoveries for the various processes and concentrates produced by the Yauricocha mine. SRK has considered that the orebodies stated in mineral resources fall into one of three general categories in terms of process route: polymetallic sulfide, lead oxide, and copper sulfide. The overwhelming majority of the orebodies are considered as polymetallic sulfide, with limited production from Pb Oxide areas, and only Cuye currently producing Cu Sulfide material. The summary of the recovery discounts applied during the unit value calculation is shown in Table 14-22. SRK notes that the recoveries stated for the unit value calculations do not consider payability or penalties in the concentrates, as these are variable and may depend on contracts to be negotiated.

Table 14-22: Metallurgical Recovery Assumptions

Process Recovery	Ag (%)	Au (%)	Cu (%)	Pb (%)	Zn (%)
Polymetallic	77	18	76	88	94
Pb Oxide	53	24	0	66	0
Cu Sulfide	66	35	90	0	0

Source: Sierra Metals, 2016

The general unit value calculation can then be summarized as the estimated grade of each metal, multiplied by the price (US$/g or US$/%), multiplied by the process recovery. This yields a dollar value of the block per tonne, which can be utilized to report resources above the break-even costs for mining and processing. Minera Corona has provided these costs to SRK, noting that they are generalized given the flexibility of the mining methods within each area or individual orebody. For example, several orebodies feature a majority of a specific mining method, but will locally utilize others on necessity, or require adjusted pumping capacity or ground conditions, which may locally move this cost up or down. SRK considers the application of a single unit value cut-off to each orebody as reasonable. The unit value sub-marginal costs provided by Corona are summarized in Table 14-23.

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Table 14-23: Unit Value Cut-off by Mining Method and Area

Description	Break-Even Cost (US$)	Area
Sublevel Caving: Conventional	40	Most of operations
Sublevel Caving: Mechanized, No Water	38	Cuye, Mascota Ox., Karlita
Sublevel Caving: Mechanized, Low Water	40	Angelita, Catas, Antacaca
Cut and Fill: Overhead Conventional	51	Zulma, Cuerpos Peq.
Cut and fill: Overhead Mechanized	43	Violeta
Cut And Fill: Overhead Mechanized w/ Pillars	44	Elissa, Escondida

Source: Sierra Metals, 2016

The December 31, 2015, consolidated audited mineral resource statement for the Mina Central, Cachi-Cachi, Elissa, Mascota, and Cuerpos Pequenos areas are presented in Table 14-24, Table 14-26, Table 14-27, and Table 14-28, respectively. The June 30, 2016 mineral resource statement for the Esperanza area is presented in Table 14-25.

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Table 14-24: Mina Central Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Catas	Measured	240.5	31	0.85	1.19	0.25	1.18	242	7	2,873	601	2,828
	Indicated	1,883.2	36	0.82	0.98	0.12	2.17	2,166	50	18,415	2,330	40,902
	M + I	2,123.6	35	0.83	1.00	0.14	2.06	2,409	56	21,288	2,931	43,730
	Inferred	1,300.1	30	0.50	0.93	0.07	1.12	1,244	21	12,069	962	14,542
Antacaca	Measured	128.0	36	0.78	0.82	0.47	1.55	148	3	1,049	607	1,979
	Indicated	807.1	26	0.53	1.10	0.09	0.92	665	14	8,855	752	7,391
	M + I	935.1	27	0.57	1.06	0.15	1.00	813	17	9,904	1,358	9,370
	Inferred	470.8	19	0.37	1.12	0.04	0.55	287	6	5,277	209	2,576
Rosaura	Measured	84.2	50	0.90	0.43	0.87	3.09	135	2	359	734	2,602
	Indicated	552.1	44	0.56	0.75	0.67	1.78	790	10	4,139	3,687	9,829
	M + I	636.3	45	0.61	0.71	0.69	1.95	925	12	4,499	4,421	12,431
	Inferred	156.0	23	0.42	0.98	0.04	2.05	117	2	1,525	65	3,200
Antacaca Sur	Measured	229.9	75	0.91	0.63	1.50	3.70	552	7	1,455	3,438	8,516
	Indicated	544.0	44	0.71	0.73	0.31	1.81	762	12	3,971	1,690	9,831
	M + I	773.9	53	0.77	0.70	0.66	2.37	1,315	19	5,425	5,128	18,347
	Inferred	108.0	21	0.52	1.20	0.08	0.48	72	2	1,295	82	516
Total	Measured	682.6	49	0.86	0.84	0.79	2.33	1,078	19	5,736	5,380	15,924
	Indicated	3,786.4	36	0.71	0.93	0.22	1.79	4,383	86	35,380	8,460	67,953
	M + I	4,468.9	38	0.73	0.92	0.31	1.88	5,461	105	41,116	13,839	83,877
	Inferred	2,034.9	26	0.46	0.99	0.06	1.02	1,720	30	20,166	1,317	20,834
(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

** Metallurgical recovery assumptions for the polymetallic Mina Central area are 77% Ag, 18% Au, 76% Cu, 88% Pb, and 94% Zn.

(3)	The unit value COG for the Mina Central area is a consistent US$40.

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Table 14-25: Esperanza Mineral Resource Statement as of June 30, 2016 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Esperanza	Measured	444.4	65	0.44	1.23	1.45	3.38	935	6	5,466	6,434	15,034
	Indicated	2,089.6	70	0.58	1.81	1.22	3.20	4,680	39	37,830	25,511	66,916
	M + I	2,534.0	69	0.55	1.71	1.26	3.23	5,615	45	43,296	31,946	81,950
	Inferred	1,541.8	69	0.63	1.87	0.92	2.49	3,415	31	28,898	14,146	38,437
(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

** Metallurgical recovery assumptions for the polymetallic Esperanza area are 77% Ag, 18% Au, 76% Cu, 88% Pb, and 94% Zn.

(3)	The unit value COG for the Esperanza area is a consistent US$44.

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Table 14-26: Cachi-Cachi Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Angelita [a]	Measured	50.3	21	0.30	0.38	0.52	5.97	33	0	191	261	3,002
	Indicated	176.7	18	0.38	0.39	0.69	5.38	105	2	689	1,219	9,504
	M + I	226.9	19	0.36	0.39	0.65	5.51	138	3	880	1,480	12,506
	Inferred	54.3	16	0.40	0.48	0.34	5.00	28	1	261	185	2,714
Karlita [c]	Measured	17.8	29	0.66	0.39	0.41	6.94	17	0	69	73	1,232
	Indicated	4.0	30	1.00	0.33	0.76	7.42	4	0	13	31	298
	M + I	21.8	29	0.72	0.38	0.47	7.03	20	1	83	103	1,530
	Inferred	-	-	-	-	-	-	-	-	-	-	-
Elissa [b]	Measured	4.0	178	0.04	0.12	3.03	14.20	23	0	5	121	568
	Indicated	104.8	106	0.22	0.09	2.55	10.65	357	1	92	2,675	11,162
	M + I	108.8	109	0.22	0.09	2.57	10.78	380	1	97	2,797	11,730
	Inferred	9.5	94	0.33	0.11	2.33	9.04	29	0	10	222	862
Escondida [b]	Measured	68.4	130	0.61	0.30	2.56	5.73	286	1	205	1,750	3,918
	Indicated	41.7	200	0.63	0.67	2.30	5.17	268	1	279	958	2,154
	M + I	110.0	157	0.62	0.44	2.46	5.52	554	2	484	2,709	6,072
	Inferred	5.7	189	0.83	0.68	2.85	8.36	34	0	38	161	473
Zulma [d]	Measured	8.4	149	0.58	0.28	2.25	10.74	40	0	23	189	900
	Indicated	3.8	144	0.65	0.38	2.24	11.94	18	0	14	85	454
	M + I	12.2	148	0.60	0.31	2.25	11.11	58	0	38	274	1,354
	Inferred	0.1	119	1.15	0.43	2.15	8.88	0	0	0	2	9
Total	Measured	148.8	84	0.49	0.33	1.61	6.47	400	2	494	2,395	9,620
	Indicated	330.9	71	0.37	0.33	1.50	7.12	751	4	1,088	4,968	23,572
	M + I	479.7	75	0.41	0.33	1.53	6.92	1,151	6	1,582	7,363	33,193
	Inferred	69.6	41	0.43	0.44	0.82	5.83	91	1	309	570	4,057
(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

** Metallurgical recovery assumptions for the polymetallic Cachi-Cachi area are 77% Ag, 18% Au, 76% Cu, 88% Pb, and 94% Zn.

(3)	The unit value COG for the Cachi-Cachi area is variable.
a.	US$40 = Angelita
b.	US$44 = Elissa & Escondida
c.	US$38 = Karlita
d.	US$51 = Zulma

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 Table 14-27: Mascota Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Mascota	Measured	119.0	206	1.18	0.34	4.75	0.80	787	5	407	5,646	956
	Indicated	119.0	343	1.40	0.43	4.81	0.70	1,310	5	510	5,721	835
	M + I	237.9	274	1.29	0.39	4.78	0.75	2,098	10	918	11,366	1,791
	Inferred	9.2	353	0.63	0.85	2.88	0.54	105	0	79	265	49
(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

** Metallurgical recovery assumptions for the Pb-oxide Mascota area are 53% Ag, 24% Au, 0% Cu, 66% Pb, and 0% Zn.

(3)	The unit value COG for the Mascota area is a consistent US$38.

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Table 14-28: Cuerpos Pequenos Mineral Resource Statement as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Contacto Occ. [c]	Measured	2.6	324	1.38	0.50	8.10	9.92	27	0	13	213	261
	Indicated	3.0	286	0.76	0.49	7.02	9.73	28	0	15	214	296
	M + I	5.7	304	1.05	0.49	7.52	9.82	55	0	28	427	557
	Inferred	2.4	249	0.57	0.37	6.51	10.28	20	0	9	159	251
Contacto Ori. [c]	Measured	5.4	90	0.44	0.50	1.70	3.98	16	0	27	92	216
	Indicated	3.1	86	0.42	0.49	1.62	3.77	9	0	15	50	116
	M + I	8.5	89	0.43	0.50	1.67	3.90	24	0	43	143	333
	Inferred	-	-	-	-	-	-	-	-	-	-	-
CSM II [c]	Measured	7.1	336	0.41	0.31	8.26	7.54	76	0	22	583	532
	Indicated	18.2	558	0.49	0.43	12.84	10.84	326	0	78	2,333	1,969
	M + I	25.2	496	0.47	0.40	11.56	9.91	402	0	100	2,916	2,501
	Inferred	9.3	386	0.42	0.32	9.15	8.20	116	0	29	855	766
CSM I [c]	Measured	-	-	-	-	-	-	-	-	-	-	-
	Indicated	1.2	302	1.56	0.20	15.73	12.87	12	0	2	191	157
	M + I	1.2	302	1.56	0.20	15.73	12.87	12	0	2	191	157
	Inferred	0.0	249	2.06	0.18	12.57	10.34	0	0	0	4	3
CSM [c]	Measured	5.7	444	0.74	0.23	13.52	12.04	82	0	13	775	690
	Indicated	7.3	454	0.71	0.23	13.88	12.45	106	0	17	1,006	903
	M + I	13.0	449	0.72	0.23	13.72	12.27	188	0	30	1,781	1,593
	Inferred	24.1	421	1.17	0.13	13.11	10.36	326	1	31	3,155	2,494
Cuye [b]	Measured	2.1	3	0.13	8.51	0.07	0.95	0	0	182	2	20
	Indicated	3.4	7	0.13	8.05	0.09	0.85	1	0	270	3	28
	M + I	5.5	5	0.13	8.23	0.09	0.89	1	0	452	5	49
	Inferred	-	-	-	-	-	-	-	-	-	-	-
Cuye Sur [c]	Measured	-	-	-	-	-	-	-	-	-	-	-
	Indicated	1.1	28	0.31	0.24	0.20	4.68	1	0	3	2	51
	M + I	1.1	28	0.31	0.24	0.20	4.68	1	0	3	2	51
	Inferred	0.4	36	0.31	0.38	0.31	4.45	1	0	2	1	19
Marita [c]	Measured	-	-	-	-	-	-	-	-	-	-	-
	Indicated	11.3	67	0.31	2.61	0.26	4.08	24	0	294	29	460
	M + I	11.3	67	0.31	2.61	0.26	4.08	24	0	294	29	460
	Inferred	13.7	75	0.35	3.11	0.13	4.38	33	0	427	17	602
Violeta [a]	Measured	1.5	177	0.51	0.57	6.85	18.03	9	0	9	104	273
	Indicated	1.4	192	0.54	0.54	7.24	16.41	8	0	7	98	223
	M + I	2.9	184	0.53	0.55	7.04	17.26	17	0	16	202	496
	Inferred	0.0	341	0.83	0.37	9.50	13.77	1	0	0	5	7
Juliana [c]	Measured	1.4	40	0.26	0.10	3.31	5.83	2	0	1	47	83
	Indicated	6.8	43	0.22	0.10	3.82	6.29	9	0	7	259	426

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Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
	M + I	8.2	42	0.23	0.10	3.73	6.21	11	0	8	306	509
	Inferred	3.4	66	0.07	0.11	3.88	7.06	7	0	4	131	239
Gallito [c]	Measured	4.0	103	0.37	1.10	6.71	10.30	13	0	44	270	414
	Indicated	10.1	108	0.29	0.78	6.62	9.96	35	0	79	672	1,011
	M + I	14.2	106	0.31	0.87	6.65	10.06	48	0	124	942	1,425
	Inferred	2.2	163	0.16	0.24	9.90	11.55	11	0	5	213	249
Butz [c]	Measured	0.1	52	0.14	0.06	1.64	2.92	0	0	0	1	2
	Indicated	17.8	60	0.11	0.09	2.89	5.02	34	0	16	516	894
	M + I	17.8	60	0.11	0.09	2.89	5.02	34	0	16	516	894
	Inferred	33.8	64	0.15	0.10	2.73	4.95	70	0	33	924	1,674
Pozo Rico [c]	Measured	4.6	59	0.73	0.14	2.22	6.22	9	0	7	103	288
	Indicated	31.5	230	1.95	0.22	6.90	7.39	233	2	70	2,172	2,328
	M + I	36.1	208	1.80	0.21	6.30	7.24	241	2	77	2,275	2,616
	Inferred	0.1	232	0.70	1.06	13.28	18.39	1	0	1	11	15
Total	Measured	34.6	210	0.56	0.92	6.32	8.02	234	1	319	2,190	2,780
	Indicated	116.1	221	0.80	0.75	6.50	7.63	826	3	873	7,545	8,862
	M + I	150.7	219	0.74	0.79	6.46	7.73	1,060	4	1,192	9,734	11,640
	Inferred	89.5	203	0.49	0.60	6.12	7.06	585	1	541	5,475	6,318

(1)

Mineral resources are reported inclusive of ore reserves. Mineral resources are not ore reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Gold, silver, copper lead and zinc assays were capped where appropriate.

(2)

Mineral resources are reported at unit value cut-offs (CoG) based on metal price assumptions*, variable metallurgical recovery assumptions (variable metallurgical recoveries** as a function of grade and relative metal distribution in individual concentrates), generalized mining/processing costs).

*	Metal price assumptions considered for the calculation of unit values are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86) and Zinc (US$/lb 0.94)

** Metallurgical recovery assumptions for the Cuerpos Pequenos area are variable.

i.	Metallurgical recovery assumptions for the copper sulfide Cuye area are 66% Ag, 35% Au,90% Cu, 0% Pb, and 0% Zn
ii.	Metallurgical recovery assumptions for the Pb-Oxide Contacto Occ. and Violeta areas are 53% Ag, 24% Au, 0% Cu, 66% Pb, and 0% Zn.
iii.	Metallurgical recovery assumptions for the remaining polymetallic areas are 77% Ag, 18% Au, 76% Cu, 88% Pb, and 94% Zn.
(3)	The unit value COG’s for the Cuerpos Pequenos deposits are variable.
a.	US$43 = Violeta
b.	US$38 = Cuye
c.	US$51 = Contacto Occ., Contacto, Ori., CSM II, CSM I, CSM, Cuye Sur, Marita, Juliana, Gallito, Butz, Pozo Rico

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14.12	Mineral Resource Sensitivity

To demonstrate the sensitivity of the mineral resource estimations to factors such as changes in commodity prices or mining/processing costs, SRK has produced grade vs. tonnage charts at various unit value cut-offs for each area, for M+I resources only. This shows that the majority of the mineral resources defined in Mina Central, Esperanza, Cachi-Cachi, and Mascota have some sensitivity to the unit value cut-off (varying in degree between orebody), and that this should be considered in the context of the impact on changing cost assumptions with respect to the contained M+I Mineral Resources and Ore Reserves. The charts are presented in Figure 14-22, Figure 14-23, Figure 14-24, and Figure 14-25. The simplified tabulated results at US$5 increments are presented in

It should be noted that the grade tonnage charts for Elissa and the Cuerpos Pequenos are not presented, as the very high grades in these orebodies effectively yield a straight line or dramatic step changes for the tonnes and grade above almost all reasonable cut-offs. It can be assumed that, in general, these orebodies are not as sensitive to the range of unit value cut-offs assumed to be relevant for the other areas.

Source: SRK, 2016

Figure 14-22: M+I Resource Grade Tonnage Chart – Mina Central

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Source: SRK, 2016

Figure 14-23: M+I Resource Grade Tonnage Chart – Esperanza

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Source: SRK, 2016

Figure 14-24: M+I Resource Grade Tonnage Chart – Cachi-Cachi (excl. Elissa)

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Figure 14-25: M+I Resource Grade Tonnage Chart – Mascota

Source: SRK, 2016

Table 14-29: M+I Resource Grade Tonnage Table – Mina Central

Cut-off	Avg. Value US$ (metval)	Tonnage (000’s)
25	86.91	5,372
30	89.76	5,125
35	93.35	4,823
40	97.77	4,469
45	102.52	4,115
50	107.44	3,777
55	112.44	3,463
60	117.4	3,176
65	122.54	2,904
70	127.57	2,661
75	132.49	2,443

Source: SRK, 2016

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Table 14-30: M+I Resource Grade Tonnage Table – Esperanza

Cut-off	Avg. Value US$ (metval)	Tonnage (kt)
25	179.8	2,567
30	180.2	2,560
35	180.65	2,552
40	181.13	2,544
45	181.8	2,532
50	182.4	2,521
55	183.07	2,507
60	183.79	2,493
65	184.56	2,478
70	185.43	2,459
75	186.35	2,439

Source: SRK, 2016

Table 14-31: M+I Resource Grade Tonnage Table – Cachi-Cachi (excl. Elissa)

Cut-off	Avg. Value US$ (metval)	Tonnage (kt)
25	176.05	409
30	176.36	408
35	177.08	406
40	177.98	404
45	180.6	396
50	182.63	390
55	184.25	385
60	186.15	380
65	189.2	371
70	192.71	360
75	194.86	354

Source: SRK, 2016

Table 14-32: M+I Resource Grade Tonnage Table – Mascota

Cut-off	Avg. Value US$ (metval)	Tonnage (kt)
25	145.36	250
30	146.98	246
35	148.9	242
40	150.89	238
45	153.24	233
50	155.48	228
55	157.73	223
60	160.35	217
65	162.16	214
70	164.02	209
75	166.14	205

Source: SRK, 2016

14.13 Relevant Factors

SRK is not aware of any relevant factors which may materially impact the mineral resources stated herein.

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15	Mineral Reserve Estimate

15.1	Introduction

Yauricocha is an operating underground mine with production history under Minera Corona ownership dating back to 2002. As described in Section 7.3, the significant mineralized zones in the southern area are Mina Central, Mascota and Esperanza. The northern extent, grouped into an area called Cachi-Cachi, consists of Angelita, Elissa, Escondida, Karlita and Zulma. Smaller but typically higher grade bodies (Cuerpos Pequenos) exist throughout the property as illustrated in Figure 7-3.

The primary mining methods are sublevel caving, accounting for approximately 84% of tonnage production in 2015, and overhand cut and fill (11% in 2015). Mining using square sets and other methods are used for the remaining 5%. As described in Section 7.3, material is classified in the mine as polymetallic, oxide and copper ores. Polymetallic ore makes up more than 93% of the reserve tons. Lead oxide makes up approximately 6% of the reserves. Material classified as copper sulfide or copper oxide can also be encountered, but is a minor component of the overall tons in the reserves estimate.

15.2	Conversion Assumptions, Parameters and Methods

Measured and Indicated Mineral Resources were converted to Mineral Reserves by applying the appropriate modifying factors, as described herein, to potential mining block shapes created during the mine design process. Given the significant production history at the mine, the primary basis for the modifying factors used to convert resources to reserves is historical cost, recovery and performance of the selected mining methods at the mine.

The undiluted tonnage and grade of each potential mining block is based on the resource block models that were either provided to SRK by Gustavson Associates (Mascota, Cachi-Cachi excluding Elissa) or estimated by SRK (all remaining models), as described in Section 14 of this report. All Mineral Reserve tonnages are expressed as “dry” tons (i.e., no moisture) and are based on the density values stored in the block model. While some mining blocks consist entirely of Measured and Indicated Mineral Resources, other mining blocks may include small amounts of Inferred Mineral Resources and unclassified material. Where Inferred and unclassified material has been included in a mining block, such material has been assigned a grade of zero.

Reserve tons and grade are calculated using the following factors:

●	Mining Recovery: a factor resulting in ore loss (tonnage reduction) due to the mining method applied and the orebody. The presence of water in the mining area has an impact on the mining recovery.

●

Dilution: a factor resulting in a reduction of the overall average grade due to the mining of waste (planned or unplanned) with the ore. The dilution factor depends on the mining method and the ore body. The presence of water in the mining area has an impact on the dilution.

●

Grade Adjustment: factors that reduce the grades estimated in the resource block models on a percentage basis. These factors are based on historic mine to mill reconciliation and vary according to the material type.

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The generalized formula for calculating the reserve tonnage in each mining block is:

Treserve = Tmining block * Mining Recovery% * (1+Dilution%)

The generalized formula for calculating the reserve grade is:

Greserve = Resource Grademining block * (1+Adjustment%) / (1+Dilution%)

15.2.1	Mining Recovery

The mining recovery factors used in this report are based on historical Yauricocha data and are the factors used in the planning processes currently implemented at the site. The mining method, geomechanical characteristics of the body, and presence of water affect the mining recovery applied. Table 15-1 lists the mining recovery factors applied to each ore body based on the mining method.

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Table 15-1: Mining Recovery Factors

Area	Zone	Mining Method	Mining Method Description	Mining Recovery (%)
Mina Central	Antacaca	SLCM2	Mechanized Sub Level Caving – Some Water Present	80
	Antacaca Sur	SLCM3	Mechanized Sub Level Caving – Water present	70
	Catas	SLCM2	Mechanized Sub Level Caving – Some Water Present	80
	Rosura	SLCM3	Mechanized Sub Level Caving – Water present	70
Esperanza	All	SLCM1	Mechanized Sub Level Caving – No Water Present	90
Mascota	All	SLCM1	Mechanized Sub Level Caving – No Water Present	90
Cachi-Cachi	Angelita	SLCM2	Mechanized Sub Level Caving – Some Water Present	80
	Elissa	CRAM2	Mechanized Overhand Cut and Fill – With Pillars	95
	Escondida	CRAM2	Mechanized Overhand Cut and Fill – With Pillars	95
	Karlita	SLCM1	Mechanized Sub Level Caving – No Water Present	90
	Zulma	CRAC	Conventional Overhand Cut and Fill	90
Cuerpos Pequenos	Contacto Occidental (C_OCC)	CRAC	Conventional Overhand Cut and Fill	90
	Contacto Oriental (C_ORI)	CRAC	Conventional Overhand Cut and Fill	94
	Contacto Sur Medio II (CSM_II)	CRAC	Conventional Overhand Cut and Fill	95
	Contacto Sur Medio I (CSM_I)	CRAC	Conventional Overhand Cut and Fill	94
	Contacto Sur Medio (CSM)	CRAC	Conventional Overhand Cut and Fill	90
	CUYE	SLCM1	Mechanized Sub Level Caving – No Water Present	90
	CUYE Sur	CRAC	Conventional Overhand Cut and Fill	95
	Marita	CRAC	Conventional Overhand Cut and Fill	90
	Violeta	CRAC	Conventional Overhand Cut and Fill	95
	Juliana	CRAC	Conventional Overhand Cut and Fill	90
	Gallito	CRAC	Conventional Overhand Cut and Fill	94
	Butz	CRAC	Conventional Overhand Cut and Fill	88
	Pozo Rico	CRAC	Conventional Overhand Cut and Fill	90

Source: SRK 2016

15.2.2	Dilution

The dilution factors used in this report are based on historical Yauricocha data and are the factors used in the planning processes currently implemented at the site. The mining method, geomechanical characteristics of the body, and presence of water affect the dilution applied. Table

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15-2 lists the dilution factors applied to each ore body based on the mining method. These factors account for material mined outside of the planned mining blocks and is in addition to any internal dilution (with zero grade inside a designed mining block).

Table 15-2: Dilution Factors

Area	Zone	Mining Method	Dilution (%)
Mina Central	Antacaca	SLCM2	20
	Antacaca Sur	SLCM3	25
	Catas	SLCM2	20
	Rosura	SLCM3	25
Esperanza	All	SLCM1	20
Mascota	All	SLCM1	20
Cachi-Cachi	Angelita	SLCM2	20
	Elissa	CRAM2	10
	Escondida	CRAM2	10
	Karlita	SLCM1	20
	Zulma	CRAC	10
Cuerpos Pequenos	C_OCC	CRAC	10
	C_ORI	CRAC	10
	CSM_II	CRAC	10
	CSM_I	CRAC	10
	CSM	CRAC	10
	CUYE	SLCM1	20
	CUYE Sur	CRAC	10
	Marita	CRAC	20
	Violeta	CRAC	10
	Juliana	CRAC	10
	Gallito	CRAC	10
	Butz	CRAC	10
	Pozo Rico	CRAC	10

Source: SRK 2016

15.2.3	Grade Adjustment

Yauricocha uses grade adjustment factors for each metal that reduce the grade as estimated in the resource block model. These grade adjustment factors are based on historical mine-mill reconciliation statistics. SRK recommends that Minera Corona continue to monitor the performance of its resource estimation to ensure the grade adjustment factors, detailed in Table 15-3, continue to be reasonable.

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Table 15-3: Grade Adjustment Factors

Area	Zone	Material Type	Grade Adjustment (%)
			Ag	Au	Cu	Pb	Zn
Mina Central	Antacaca	Polymetallic	-12	0	-10	-8	-9
	Antacaca Sur	Polymetallic	-12	0	-10	-8	-9
	Catas	Polymetallic	-12	0	-10	-8	-9
	Rosura	Polymetallic	-12	0	-10	-8	-9
Esperanza	All	Polymetallic	-12	0	-10	-8	-9
Mascota	All	Lead Oxide	-14	0	-7	-13	-7
Cachi-Cachi	Angelita	Polymetallic	-12	0	-10	-8	-9
	Elissa	Polymetallic	-12	0	-10	-8	-9
	Escondida	Polymetallic	-12	0	-10	-8	-9
	Karlita	Polymetallic	-12	0	-10	-8	-9
	Zulma	Polymetallic	-12	0	-10	-8	-9
Cuerpos Pequenos	C_OCC	Lead Oxide	-14	0	-7	-13	-7
	C_ORI	Polymetallic	-12	0	-10	-8	-9
	CSM_II	Polymetallic	-12	0	-10	-8	-9
	CSM_I	Polymetallic	-12	0	-10	-8	-9
	CSM	Polymetallic	-12	0	-10	-8	-9
	CUYE	Copper Sulfide	-12	0	-10	-8	-9
	CUYE Sur	Polymetallic	-12	0	-10	-8	-9
	Marita	Polymetallic	-12	0	-10	-8	-9
	Violeta	Lead Oxide	-14	0	-7	-13	-7
	Juliana	Polymetallic	-12	0	-10	-8	-9
	Gallito	Polymetallic	-12	0	-10	-8	-9
	Butz	Polymetallic	-12	0	-10	-8	-9
	Pozo Rico	Polymetallic	-12	0	-10	-8	-9

Source: SRK 2016

15.2.4	Net Smelter Return

A net smelter return (NSR) calculation was performed on each block model block taking into account the adjusted grade, metal price, metallurgical recovery, and the payable metal. The payable metal summarized for this report includes the applicable concentrate treatment charges, refining charges, deductions, price participation, and penalty element payments. These factors vary by concentrate.

The metal price assumptions have been derived from July 19, 2016 BMO Capital Markets Street Consensus Commodity prices, and in SRK’s opinion are reasonable for the statement of mineral resources and ore reserves. These prices are summarized in Table 15-4.

Table 15-4: Unit Value Price Assumptions

Gold	Silver	Copper	Lead	Zinc
(US$/oz)	(US$/oz)	(US$/lb)	(US$/lb)	(US$/lb)
1,251.00	16.76	2.28	0.86	0.94

Source: SRK 2016

Metallurgical recoveries used for reserves are based on data provided by Minera Corona and are summarized in Table 15-5. SRK compared the information provided with metallurgical balance reports, production records and sales data from previous years. The values appear reasonable for the material types at Yauricocha. Gold is recovered from the ore types at Yauricocha, but it is not

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routinely tracked through the mill. Production statistics and sales data for the past 18 months were used for the gold recovery assumption.

Table 15-5: Metallurgical Recoveries

		Mill Recovery (%)[1]
Material Type	Concentrate	Ag	Au	Cu	Pb	Zn
Polymetallic	Copper	17	9	55	0	0
	Lead	52	9	0	84	0
	Zinc	0	0	0	0	90
	Total	69	18	55	84	90
Copper Sulfide	Total	66	35	90	0	0
	Sulfide	21	16	0	9.2	0
Lead Oxide	Oxide	31	24	0	56	0
	Total	53	40	0	66	0
	Lead Oxide	30	16	0	34	0
Copper Oxide	Copper Oxide	22	0	43	0	0
	Total	52	16	43	34	0

1 Values of 0 indicate negligible recovery or that the metal is not payable in the concentrate. Totals may not sum due to rounding.

Source: SRK 2016

Table 15-6 summarizes the average percent payable for each element per material type. Actual payable metal(s), treatment and refining charges (TC/RC), deductions and penalties were calculated and used in the final NSR value and vary on a block-by-block basis, based on grade.

Table 15-6: Percent Payable

Material Type	Ag (%)	Au (%)	Cu (%)	Pb (%)	Zn (%)
Polymetallic	88	62	96	95	84
Lead Oxide	94	84	0	93	0
Copper Sulfide	1	< 1	94	0	0

Source: SRK 2016

15.2.5	Cut-off Evaluation

The NSR value of each potential mining block was calculated and evaluated against economic and marginal cutoff values. The economic cutoff varies by mining method and ore body and includes direct and indirect mining costs, processing costs, and general and administrative costs. Mining blocks with an average NSR value above the economic cut-off, that have defined access, and that are not isolated (i.e., single mining blocks far from other economic blocks) are classified as economic and included in the reserves. In some cases, marginal blocks, defined as blocks below the economic cutoff but above the cost of direct mining and processing, are included in the reserve if they are in between or immediately adjacent to economic blocks and it is reasonable to expect that no significant additional development would be required to extract the marginal block. Mining blocks with an NSR value below the marginal cutoff are classified as waste.

The economic and marginal cutoffs used in this report are provided in Table 15-7.

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Table 15-7: Economic and Marginal Cut-offs by Mining Method

Mining Method	Direct Mining (US$/t)	Indirect Mining (US$/t)	Processing (US$/t)	G&A (US$/t)	Total (US$/t)	Economic Cut-off (US$/t)	Marginal Cut-off (US$/t)
SLCC	31.66	9.59	10.50	6.50	58.25	58.00	40.00
SLCM1	29.26	9.59	10.50	6.50	55.85	56.00	38.00
SLCM2	31.15	9.59	10.50	6.50	57.74	58.00	40.00
SLCM3	28.79	9.59	10.50	6.50	55.38	55.00	38.00
CRAC	48.65	9.59	10.50	6.50	75.24	75.00	51.00
CRAM1	36.10	9.59	10.50	6.50	62.69	63.00	43.00

Source: SRK 2016

SRK notes that the economic cutoffs used in this report are materially higher than the cut-offs used in the previously filed Technical Report. The cut-offs contained herein represent SRK’s understanding of the current mining, processing and G&A costs at Yauricocha.

15.2.6	Mining Block Shapes

The mining method used in Mina Central, Mascota and Karlita is sublevel caving utilizing drawpoints on 8 m centers oriented perpendicular to the general strike of the body. Material is caved from 16.67 m above and recovered in the drawpoint. SRK notes that Minera Corona previously utilized a 25m sublevel spacing and has transitioned to the smaller 16.67 m spacing due to the geomechanical characteristics of the material. Potential mining blocks for these areas were created by dividing the each body into 16.67 m sublevels (three sublevels per each 50 m level). The sublevels were further divided into 8m blocks perpendicular to the general strike of the area. The result is a set of potential mining blocks that are 16.67 m high by 8 m wide by the width of the body. It is SRK’s opinion that this is a reasonable approach for estimating reserves in these areas given the thickness of the ore bodies, the mining method employed, and the relatively low mining selectivity within a drawpoint.

The mining method used for Esperanza will be sublevel caving. Potential mining blocks were constructed using Maptek Vulcan software and its implementation of Stope Shape Optimizer produced by Alford Mining Systems. Additional information on the optimization parameters can be found in Section 16.3.

Stope Shape Optimizer was also used to produce potential mining blocks for Angelita (sublevel caving), Elissa (cut and fill), Escondida (cut and fill) and Zulma (cut and fill). In the Cuerpos Pequenos ore bodies the mineralized shapes were divided into 2 m to 3 m levels depending on the cut and fill method employed. It is SRK’s opinion that this approach is reasonable given the mining method and high grade of the Cuerpos Pequenos bodies.

15.3	Reserve Estimate

Mineral Reserves were classified using the 2014 CIM Definition Standards. The QP for the estimate is Jon Larson, MMSA QP of SRK.

The December 31, 2015, consolidated mineral reserve statement for the Mina Central, Cachi-Cachi, Mascota, and Cuerpos Pequenos areas is presented in Table 15-8, Table 15-10, Table 15-11, and Table 15-12, respectively. The June 30, 2016 mineral reserve statement for the Esperanza area is presented in Table 15-9. All values are estimated mill feed and include dilution, recovery, and grade adjustment factors based on mine to mill reconciliation.

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Table 15-8: Mina Central Mineral Reserve Estimate as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Catas	Proven	88.6	29	0.89	1.18	0.24	1.23	82	3	1,046	215	1,086
	Probable	744.9	32	0.85	0.82	0.12	2.84	775	20	6,104	862	21,126
	P+P	833.5	32	0.85	0.86	0.13	2.67	858	23	7,149	1,077	22,212
Antacaca	Proven	40.9	35	0.83	0.58	0.57	1.71	46	1	238	232	700
	Probable	80.1	30	0.62	0.94	0.20	1.36	77	2	754	158	1,089
	P+P	120.9	32	0.69	0.82	0.32	1.48	123	3	992	391	1,789
Rosura	Proven	46.0	36	0.77	0.30	0.76	2.51	53	1	137	348	1,154
	Probable	171.9	53	0.64	0.43	1.06	2.25	292	4	737	1,815	3,871
	P+P	217.9	49	0.67	0.40	0.99	2.31	345	5	874	2,163	5,025
Antacaca Sur	Proven	177.4	53	0.70	0.41	1.14	2.69	303	4	731	2,023	4,780
	Probable	228.5	44	0.78	0.59	0.28	1.66	321	6	1,355	633	3,804
	P+P	406.0	48	0.74	0.51	0.65	2.11	624	10	2,086	2,656	8,583
Total	Proven	352.9	43	0.77	0.61	0.80	2.19	485	9	2,152	2,819	7,720
	Probable	1,225.4	37	0.79	0.73	0.28	2.44	1,465	31	8,950	3,469	29,890
	P+P	1,578.2	38	0.79	0.70	0.40	2.38	1,950	40	11,102	6,287	37,610

(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

  ** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are 12% Ag, 0% Au, 10% Cu, 8% Pb, and 9% Zn.

  *** Metallurgical recovery assumptions for the area are 69% Ag, 18% Au, 55% Cu, 84% Pb, and 90% Zn (polymetallic material).

(3)	The NSR CoG for the area is variable by area.
a.	US$58 = Catas, Antacaca
b.	US$55 = Rosura, Antacaca Sur
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a.	Mining recovery applied is variable by area:
i.	80% = Catas, Antacaca
ii.	70% = Rosura, Antacaca Sur
b.	Mining dilution, applied with a zero grade, is variable by area:
i.	20% = Catas, Antacaca
ii.	25% = Rosura, Antacaca Sur

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Table 15-9: Esperanza Mineral Reserve Estimate as of June 30, 2016 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Esperanza	Proven	230.3	50	0.34	0.85	1.33	3.07	371	3	1,956	3,055	7,075
	Probable	1,289.7	52	0.44	1.26	1.09	2.84	2,161	18	16,291	14,023	36,565
	P+P	1,520.0	52	0.43	1.20	1.12	2.87	2,532	21	18,247	17,078	43,640

(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)	Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.
*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are 12% Ag, 0% Au, 10% Cu, 8% Pb, and 9% Zn.

*** Metallurgical recovery assumptions for the area are 69% Ag, 18% Au, 55% Cu, 84% Pb, and 90% Zn (polymetallic material).

(3)	The NSR CoG for the area is US$56.
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a.	Mining recovery applied is 90%.
b.	Mining dilution, applied with a zero grade, is 20%.

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Table 15-10: Cachi-Cachi Mineral Reserve Estimate as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Angelita	Proven	36.6	17	0.25	0.27	0.46	5.26	20	0	99	166	1,925
	Probable	78.9	14	0.33	0.25	0.65	4.68	37	1	200	514	3,696
	P+P	115.5	15	0.31	0.26	0.59	4.87	56	1	299	680	5,621
Karlita	Proven	15.7	18	0.42	0.27	0.25	5.74	9	0	42	40	900
	Probable	3.9	19	0.66	0.21	0.56	5.79	2	0	8	22	227
	P+P	19.6	18	0.47	0.25	0.31	5.75	12	0	50	62	1,127
Elissa	Proven	3.8	132	0.04	0.09	2.41	10.71	16	0	4	92	410
	Probable	86.2	85	0.19	0.06	2.21	8.82	236	1	54	1,902	7,603
	P+P	90.1	87	0.18	0.06	2.21	8.90	253	1	58	1,995	8,012
Escondida	Proven	49.9	121	0.64	0.29	2.53	5.62	194	1	144	1,262	2,801
	Probable	37.3	170	0.57	0.60	1.89	4.22	204	1	224	704	1,576
	P+P	87.2	142	0.61	0.42	2.25	5.02	399	2	368	1,966	4,377
Zulma	Proven	5.4	117	0.48	0.23	1.86	9.29	20	0	12	101	504
	Probable	2.5	105	0.49	0.36	1.51	9.04	8	0	9	38	226
	P+P	7.9	113	0.48	0.27	1.75	9.21	29	0	21	139	731
Total	Proven	111.4	73	0.45	0.27	1.49	5.87	260	2	300	1,662	6,541
	Probable	208.9	73	0.32	0.24	1.52	6.38	488	2	496	3,180	13,328
	P+P	320.3	73	0.37	0.25	1.51	6.20	748	4	796	4,842	19,869
(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are 12% Ag, 0% Au, 10% Cu, 8% Pb, and 9% Zn.

*** Metallurgical recovery assumptions for the area are 69% Ag, 18% Au, 55% Cu, 84% Pb, and 90% Zn (polymetallic material).

(3)	The NSR CoG for the area is variable by area.
a.	US$75 = Zulma
b.	US$64 = Elissa, Escondida
c.	US$58 = Angelita
d.	US$56 = Karlita
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a.	Mining recovery applied is variable by area:
i.	90% = Zulma, Karlita
ii.	95% = Elissa, Escondida
iii.	80% = Angelita
b.	Mining dilution, applied with a zero grade, is variable by area:
i.	10% = Zulma, Elissa, Escondida
ii.	20% = Angelita, Karlita

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Table 15-11: Mascota Mineral Reserve Estimate as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz	Cu (t)	Pb (t)	Zn (t)
Mascota	Proven	120.5	165	1.12	0.27	3.60	0.47	639	4	321	4,342	572
	Probable	106.0	230	1.12	0.30	3.25	0.44	783	4	320	3,448	469
	P+P	226.5	195	1.12	0.28	3.44	0.46	1,422	8	641	7,790	1,041
(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are 14% Ag, 0% Au, 7% Cu, 13% Pb, and 7% Zn.

*** Metallurgical recovery assumptions for the area are 53% Ag, 40% Au, 0% Cu, 66% Pb, and 0% Zn (lead oxide material).

(3)	The NSR CoG for the area is US$56.
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a. Mining	recovery applied is 90%.
b. Mining	dilution, applied with a zero grade, is 20%.
(5)

The application of mining recovery and dilution (applied at a zero grade) results, in some cases, in higher tonnage and lower grade in reserves when compared to resources in relatively high grade bodies.

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Table 15-12: Cuerpos Pequenos Mineral Reserve Estimate as of December 31, 2015 – SRK Consulting (U.S.), Inc.

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Contacto Occ.	Proven	2.6	240	1.19	0.40	6.02	7.92	20	0	10	157	206
	Probable	2.9	207	0.64	0.38	5.09	7.55	19	0	11	146	216
	P+P	5.5	223	0.90	0.39	5.53	7.72	39	0	21	302	422
Contacto Ori.	Proven	3.2	99	0.49	0.48	1.72	3.72	10	0	15	55	119
	Probable	1.2	115	0.55	0.55	1.94	4.16	4	0	6	22	48
	P+P	4.3	103	0.51	0.50	1.78	3.84	14	0	22	77	167
CSM II	Proven	7.3	252	0.35	0.23	6.48	5.90	59	0	17	472	430
	Probable	19.5	403	0.40	0.32	9.68	8.09	252	0	62	1,887	1,576
	P+P	26.8	362	0.38	0.29	8.81	7.49	311	0	79	2,359	2,007
CSM I	Proven	-	-	-	-	-	-	-	-	-	-	-
	Probable	1.2	227	1.30	0.15	12.35	10.01	9	0	2	153	124
	P+P	1.2	227	1.30	0.15	12.35	10.01	9	0	2	153	124
CSM	Proven	5.7	339	0.64	0.18	10.80	9.53	62	0	10	616	543
	Probable	8.2	298	0.53	0.15	9.53	8.43	78	0	13	778	688
	P+P	13.9	315	0.57	0.16	10.05	8.88	140	0	23	1,394	1,231
CUYE	Proven	2.3	2	0.11	6.09	0.05	0.69	0	0	139	1	16
	Probable	3.5	5	0.10	5.57	0.07	0.60	1	0	195	2	21
	P+P	5.8	4	0.10	5.77	0.06	0.63	1	0	334	4	37
Marita	Proven	-	-	-	-	-	-	-	-	-	-	-
	Probable	11.2	43	0.25	1.66	0.19	2.95	16	0	186	21	331
	P+P	11.2	43	0.25	1.66	0.19	2.95	16	0	186	21	331
Juliana	Proven	1.4	26	0.20	0.07	2.21	3.89	1	0	1	31	55
	Probable	5.8	30	0.18	0.07	2.79	4.57	6	0	4	161	264
	P+P	7.2	29	0.18	0.07	2.67	4.44	7	0	5	192	319
Gallito	Proven	4.2	76	0.31	0.82	5.20	7.87	10	0	34	216	327
	Probable	10.6	77	0.23	0.57	4.96	7.39	26	0	60	525	783
	P+P	14.7	77	0.25	0.64	5.03	7.53	36	0	94	741	1,109
Butz	Proven	0.1	40	0.13	0.05	1.32	2.33	0	0	0	1	1
	Probable	14.1	45	0.09	0.07	2.35	4.01	21	0	10	332	566
	P+P	14.2	45	0.09	0.07	2.35	4.01	21	0	10	333	567
Pozo Rico	Proven	4.8	46	0.65	0.11	1.82	5.05	7	0	5	87	241
	Probable	32.4	180	1.74	0.18	5.66	5.97	188	2	58	1,836	1,936
	P+P	37.2	163	1.60	0.17	5.17	5.86	195	2	63	1,923	2,177
Total	Proven	31.4	168	0.50	0.74	5.20	6.16	170	1	233	1,635	1,938
	Probable	110.5	174	0.73	0.55	5.31	5.93	620	3	606	5,863	6,553
	P+P	142.0	173	0.68	0.59	5.28	5.98	790	3	839	7,498	8,491
(1)	All figures rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding.
(2)

Ore reserves are reported at NSR cutoffs (CoG) based on metal price assumptions*, grade adjustments made to the resource model**, metallurgical recovery assumptions***, mining costs, processing costs, general and administrative (G&A) costs, and treatment and refining charges.

*	Metal price assumptions considered for the calculation of NSR are: Gold (US$/oz 1,251.00), Silver (US$/oz 16.76), Copper (US$/lb 2.28), Lead (US$/lb 0.86), and Zinc (US$/lb 0.94)

** Grade adjustments (reductions) are based on historical mine to mill reconciliation and are variable:

a.	14% Ag, 0% Au, 7% Cu, 13% Pb, and 7% Zn = Contacto Occ.
b.	12% Ag, 0% Au, 10% Cu, 8% Pb, and 9% Zn = All others

*** Metallurgical recovery assumptions for the area are variable:

c.	53% Ag, 40% Au, 0% Cu, 66% Pb, and 0% Zn = Contacto Occ. (lead oxide material)
d.	66% Ag, 35% Au, 90% Cu, 0% Pb, and 0% Zn = CUYE (copper sulfide material)
e.	69% Ag, 18% Au, 55% Cu, 84% Pb, and 90% Zn = All others (polymetallic material)
(3)	The NSR CoG for the areas is variable.
a.	US$56 = CUYE
b.	US$75 = All others
(4)	Ore reserves have been stated on the basis of a mine design, mine plan, and cash-flow model.
a.	Mining recovery applied is variable by area:
i.	95% = CSM_II
ii.	94% = C_ORI, CSM_I, Gallito
iii.	90% = C_OCC, CSM, CUYE, Marita, Juliana, Pozo Rico
iv.	88% = Butz
b.	Mining dilution, applied with a zero grade, is variable by area:
i.	20% = CUYE, Marita
ii.	10% = All others
(5)

The application of mining recovery and dilution (applied at a zero grade) results, in some cases, in higher tonnage and lower grade in reserves when compared to resources in these relatively high grade bodies.

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15.4	Factors That May Affect the Mineral Reserve Estimate

This reserves estimate includes mining blocks down to the 1170 level (approximately 3,737 masl). Minera Corona is currently undertaking shaft expansion and construction projects to access deep ore beyond the 1070 level (3,837 masl). Two Mascota shaft pocket installations at the 1100 level are planned to be in production in late 2016 and early 2017. These will serve to handle waste and ore skipping for the remainder of the production run, into 2020, from the 1070 level. The Mascota double loading pockets will ensure that development waste as well as ore can be skipped from this level horizon. Completion on the grizzly and dump station for one pocket is currently being completed on the 1070 level. The second grizzly infrastructure on pocket number 2 will be completed by Q1 2017.

The new Yauricocha shaft will eventually provide access down to the 1370 level and is expected to be in production in early 2019.

Delays in these projects could impact the overall mine plan by delaying extraction of ore below the 1070 level. The quantity of material included in the reserves estimate (Table 15-8 through Table 15-12) below the 1070 level is provided in Table 15-13.

SRK knows of no other existing environmental, permitting, legal, socio-economic, marketing, political or other factors that might materially affect the mineral reserve estimate contained herein.

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Table 15-13: Reserves Below 1070 Level

Area	Category	Tonnes (000’s)	Ag (g/t)	Au (g/t)	Cu (%)	Pb (%)	Zn (%)	Ag (koz)	Au (koz)	Cu (t)	Pb (t)	Zn (t)
Mina Central	Proven	-	-	-	-	-	-	-	-	-	-	-
	Probable	466.0	34	0.73	1.02	0.08	3.02	506	11	4,774	373	14,070
	P+P	466.0	34	0.73	1.02	0.08	3.02	506	11	4,774	373	14,070
Esperanza	Proven	-	-	-	-	-	-	-	-	-	-	-
	Probable	178.2	40	0.51	0.87	1.10	4.00	230	3	1,557	1,961	7,133
	P+P	178.2	40	0.51	0.87	1.10	4.00	230	3	1,557	1,961	7,133
Mascota	Proven	38.3	210	1.05	0.22	3.25	0.50	258	1	84	1,242	190
	Probable	105.9	230	1.13	0.30	3.25	0.44	783	4	320	3,445	469
	P+P	144.1	225	1.11	0.28	3.25	0.46	1,041	5	404	4,687	659
Total	Proven	38.3	210	1.05	0.22	3.25	0.50	258	1	84	1,242	190
	Probable	750.0	63	0.74	0.89	0.77	2.89	1,519	18	6,652	5,779	21,672
	P+P	788.2	70	0.75	0.85	0.89	2.77	1,777	19	6,736	7,021	21,862
(1)	See footnotes for Table 15-8 through Table 15-12 for key parameters used to determine reserves.

Source: SRK, 2016

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16	Mining Methods

Production at Yauricocha comes from a number of mineralized areas. The larger orebodies are Mina Central, Mascota, Esperanza, Angelita (Cachi-Cachi), Elissa (Cachi-Cachi), and Escondida (Cachi-Cachi). These orebodies make up 96% of the Proven and Probable reserves. Smaller zones, referred to as Cuerpos Pequenos or Cuerpos Chicos, are found throughout the claim area. These zones are typically higher grade and can be difficult to delineate in the resource models, but make up an important supplement to overall production.

Figure 16-1 shows the layout of the Yauricocha mine, the geology shapes, and a subset of the development for reference.

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Cachi-Cachi
Karlita
Angelita
Elissa
Zulma
Escondida
16500 N
16250 N
16000 N
15750 N
15500 N
15250 N
15000 N
14750 N
Yauricocha Tunnel
(in development)
To Chumpe Mill
Klepetko Tunnel
Esperanza
Central
and
Mascota Shafts
Mascota
Catas
Mina Central
Antacaca
Rosaura
Antacaca Sur
Yauricocha Shaft
(in development)
Cuerpos Pequenos
23750 E
24000 E
24500 E

Figure 16-1: Yauricocha Mine Overview (showing subset of development)

Source: SRK, 2016

Figure 16-2 shows a long section through Yauricocha showing the mining areas, geology shapes, reserve blocks, and development.

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Figure 16-2: Yauricocha Long Section Looking Northeast (showing development, geology shapes and reserve blocks)

Source: SRK 2016

Access to the mine is through the Central Shaft, Mascota Shaft or Klepetko Tunnel. A winze at Cachi-Cachi hoists production from lower levels in that area to the 720 main haulage level. The Central Inclined Shaft in the Mascota area uses winch and cable pulled rail cars to bring material from the 1070 level to the 920 level. As shown in Figure 16-2, ramps connect levels and sublevels in the primary mining areas. The vast majority of material (97% in 2015) is transported to the mill through the Klepetko Tunnel. Some waste material is used as backfill underground with the remaining transported to surface (242,600 tonnes in 2016) and placed on waste dumps or used to backfill historic pits in accordance with the reclamation plan.

Ore production in 2015 as reported by the mine was just over 800,000 total ore tonnes (dry). The Chumpe Mill reported processing 830,000 tonnes (dry). Some short term ore stockpiles exist near the primary crusher at the mill site, but no long term or low grade ore stockpiles are in use. Figure 16-3 shows 2015 production at Yauricocha by month. Table 16-1 shows a comparison of planned tons and grade vs. production as reported by the mine and processed material as reported by the mill. SRK notes a reasonable agreement in tonnes. The grades expected in the mine plan for silver and lead are generally more conservative (lower) than the realized grades. There are a number of factors that can contribute to these differences, including operational constraints, which result in deviations from the mine plan. More detailed sampling near the mining face does result in improved ore control. SRK recommends continued monitoring of the reconciliation reports in order to better tune the models used for resources, reserves and detailed mine plans.

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Figure 16-3: Mined and Processed Tons, 2015

Source: SRK 2016

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   Table 16-1: Planned vs. Reported Mine Production vs. Reported Mill Processed, 2015

	Planned					Reported Mine Production					Reported Mill Processed
Month	Tonnes (dry t)	Ag (g/t)	Pb (%)	Cu (%)	Zn (%)	Tonnes (dry)	Ag (g/t)	Pb (%)	Cu (%)	Zn (%)	Tonnes (dry t)	Ag (g/t)	Pb (%)	Cu (%)	Zn (%)
January	78,000	97.1	2.91	0.61	2.94	78,086	100.0	2.58	0.67	3.05	74,975	103.0	2.74	0.55	2.83
February	78,000	81.5	2.22	0.77	3.41	77,319	84.9	1.99	1.16	2.93	69,997	109.8	3.25	0.62	2.61
March	78,000	93.1	2.59	0.85	2.88	77,012	117.5	2.98	1.04	3.00	74,997	132.5	3.67	0.74	2.84
April	78,000	106.8	2.75	0.65	2.79	72,301	119.0	3.17	0.87	2.94	74,996	123.9	3.28	0.72	2.84
May	78,000	90.5	2.53	0.65	3.03	75,183	130.9	3.45	0.61	3.40	74,996	120.3	3.07	0.69	3.50
June	78,000	117.5	3.18	0.36	3.23	69,885	129.7	2.84	0.66	3.88	74,997	85.2	2.03	0.90	3.95
July	78,000	90.5	2.58	0.84	3.12	59,645	85.9	2.77	0.84	3.07	74,998	102.6	3.37	0.47	2.65
August	67,000	88.3	2.71	0.70	2.63	51,384	93.6	3.15	0.64	3.41	68,251	97.1	3.25	0.50	3.16
September	51,680	93.2	3.60	0.76	2.56	52,240	92.4	3.06	0.55	3.39	50,309	86.4	3.02	0.59	3.22
October	49,000	54.8	1.70	0.78	2.73	56,301	88.9	2.83	0.61	3.09	59,302	76.7	2.53	0.73	3.03
November	53,000	48.6	1.58	0.94	3.14	68,013	99.5	2.49	0.57	2.77	62,226	76.5	1.95	0.66	2.83
December	53,360	68.3	2.32	1.11	3.30	64,883	91.1	2.68	0.55	3.32	69,763	93.4	2.70	0.47	3.10
Total	820,040	88.4	2.59	0.73	2.99	802,251	103.9	2.82	0.74	3.18	829,805	101.9	2.92	0.64	3.05
    Source: SRK, 2016

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Table 16-2 shows reported mine production and mill tonnes processed between 2012 and 2015.

Table 16-2: Reported Mine and Mill Production, 2012 to 2015

Category	2012	2013	2014	2015
Tonnes Mined	849,615	858,398	929,316	820,040
Tonnes Processed	872,869	837,496	890,910	829,805

Source: SRK 2016

Two shaft construction projects are in process at Yauricocha. The Yauricocha Shaft project will provide access below the 1120 level and is expected to be in production in 2019. The Mascota Shaft expansion project will provide production access to the 1120 level with shaft commissioning expected fourth quarter of 2016. Additionally, the Yauricocha Tunnel project, expected to be completed in the first calendar quarter of 2017, will provide additional flexibility for material hauled to Chumpe Mill.

16.1	Current Mining Methods

Mechanized sublevel caving is the primary mining method at Yauricocha. This method is in use in Mina Central, Mascota, Cachi-Cachi (Angelita and Karlita), and is planned for Esperanza.

Three sublevels are established for each 50m level resulting in a planned 16.7 m between sublevels labeled as pisos (floors). Drawpoints from the footwall into the ore are typically 3.5 m wide x 3 m high and spaced 8 m apart. Steel sets, shotcrete and bolting are used as ground support in the drawpoints. The length of each drawpoint varies with the thickness of the orebody. Samples are collected for grade control analysis as the drawpoint is developed from the left and right ribs. Upholes are drilled in stopes that require drilling and blasting to initiate caving. Figure 16-4 shows a typical level layout with footwall asbuilt, drawpoints, stope blocks, and orebody geology model at the 870 level, piso (floor) 12 in Antacaca Sur.

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Figure 16-4: Typical Sublevel Cave Layout, 870 Level - Piso 12 in Antacaca Sur

Source: SRK, 2016

Drawpoints are staggered by 4m from sublevel to sublevel. Figure 16-5 shows an isometric view of drawpoint asbuilts in Mina Central illustrating the typical drawpoint layout and offset.

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Figure 16-5: Isometric view of drawpoints in Mina Central (looking west, towards footwall)

Source: SRK, 2016

Cut and fill mining is employed in the smaller orebodies. For example, in Elissa (Cachi-Cachi), mining is accomplished using 2 m wide x 2 m high cuts and an overhand (ascending) technique where the lower levels are filled as mining progresses to the next sublevel above. Pillars are left at each level.

Esperanza

Esperanza, located to the northwest of Mina Central, varies in thickness and continuity particularly in the upper levels. Sublevel caving will be used in this massive orebody with parameters consistent with Mina Central. Sublevels will be spaced at 16.7m with drawpoints spaced at 8 m. SRK notes that Minera Corona is currently evaluating increasing the drawpoint spacing to 11 m thus reducing the drawpoint development required. Figure 16-6 shows an example vertical section through Esperanza illustrating the geology, stope blocks used for reserves determination, and the block model NSR values for measured and indicated material.

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Figure 16-6: Vertical section through Esperanza Showing Stope Blocks, Orebody Model, and Block Model

                       (colored by NSR for Measured and Indicated Material)

Source: SRK 2016

Figure 16-7 shows a plan section at elevation 3900 (1020 P0 Level) showing the stope blocks and block model colored by NSR for measured and indicated material.

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Figure 16-7: Plan section through Esperanza Showing Stope Blocks and Block Model

                         (colored by NSR for Measured and Indicated Material)

Source: SRK, 2016

16.2	Parameters Relevant to Mine Designs and Plans

16.2.1	Geotechnical

Geologic Setting

The Yauricocha mine is located in the district of Alis, province of Yauyos, department of Lima at elevations ranging from about 4,200 to 5,000 masl within Quebrada Chumpe. The operation mines polymetallic (lead, zinc, silver) and copper bearing ores that occur as both tabular ore bodies and veins within the Jumasha limestone. The ore bodies are grouped along the contact of the Jumasha limestone with the Celendín Formation and a granodiorite intrusive. In the vicinity of the ore deposits, this contact generally corresponds with the northwest trending Yauricocha fault, although smaller granodiorite intrusive bodies and associated ore bodies are also found within portions of the limestone.

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The underground mine is currently mining the ore bodies using sublevel caving. Ore is transported via Túnel Klepetko (720 level or an elevation of 4,185 masl), which runs east-northeast from the mine towards the mill and concentrator located in lower reaches of Quebrada Chumpe. At present, lower mined levels where mudflows are occurring are at the 820 level or an elevation of 4,040 to 4,057 masl (Antacaca and Catas ore bodies) and the 870 level or an elevation of 4,010 to 4,093 masl (Rosaura and Antacaca Sur ore bodies). All of the recorded mudflows have been located within ore bodies near the contact with the Jumasha limestone and the adjacent granodiorite and Celendín formation.

Rock Mass Characterization

Geotechnical investigations have been conducted at the Yauricocha Mine to prepare a geotechnical model of ground conditions. The investigations involved preparing of a major fault model, rock mass model, rock mass strength model, rock mass characterization, granular material (ore) classifications; underground traverse mapping, core logging, laboratory tests, shaft inspections, subsidence studies, preparation of a geotechnical database and the implementation of a data collection process. SRK has confirmed that these activities comply with international standards and industry best practices.

The field investigation focused primarily on the Antacaca Sur deposit because of the recent mud flow events in that area. The model has been expanded to include Antacaca, Catas, Rosaura and Mascota deposit mining areas. The field investigation considered a total of 500 m of geotechnical logging from underground geotechnical drill holes, and 6,000 m of geotechnical mapping of the underground workings. More than 2,000 minor structures and discontinuities were mapped. A total of 83 rock laboratory tests were performed and more than 40 soil tests were conducted to support this investigation. The mine personnel understand that the geotechnical model is a living process and must be updated as additional data is gathered and new mining areas are exposed.

Geotechnical core logging has been conducted to help in delineating structural domains. Data gathered include the following rock type information:

●	Lithology;

●	Faulting and shearing;

●	Orientation of structure for delineating joint sets;

●	Estimating intact rock strength; and

●	Rock quality designation (RQD).

The data for estimating intact block geometry comes from several sources including:

●	Orientation of structure for delineating joint sets;

●	Number of discontinuities (joints);

●	The average fracture frequency; and

●	The joint spacing.

Joint surface properties are assessed from both geotechnical mapping and core logging. Data collected includes:

●	Openness/aperture;

●	Planarity;

●	Roughness;

●	Infilling/coating; and

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●	Evidence of groundwater.

The rock mass rating (RMR) classification system developed by Bieniawski (1976) is a widely used empirical method for classifying the rock mass quality. RMR values account for intact rock strength, RQD, joint conditions, spacing, and water conditions. Each rock mass characteristic (described previously) has a rating value when summed together has a maximum value of 100 points for the most competent rock. Site observations indicate that the RMR is a valid representation of the rock mass conditions. The mine has adopted the RMR89 to be consistent with previous rock mass characterization data collected by the mine.

Laboratory Strength Testing

Laboratory strength testing was conducted at the Universidad Nacional de Ingenieria, Lima Peru (UNI). SRK, Corona and DCR Ingenieros collected suitable samples for the tests. SRK defined the laboratory specifications and prepared several memorandums indicating the tests requirements. A total of 26 samples were tested for Unconfined Compressive Strength (UCS) with elastic modulus, 24 multiaxial compressive strength under different confinements, 15 tensile tests and 18 density tests were part of the first laboratory tests program. Table 16-3 summarize the number of tests and the type of material tested.

Table 16-3: Intact Rock Tests

Units		No. of tests
		Dry Density	Wet density	Porosity	Absorsion	Specific Gravety	Uniaxial Compressive strength (UCS)	Young’s Modulus E	Poisson ratio V	Triaxial Compressive Strength	Tensile strength
Intrusive		3	3	3	3	3	5	5	5	6	3
Limenstone	Marbled	3	3	3	3	3	3	3	3		3
	Fine grain	3	3	3	3	3	5	5	5	6	3
	Re-cristalzed	3	3	3	3	3	5	5	5	6	3
	Coarse-grained	3	3	3	3	3	5	5	5	6	3
Breccia Calcareous		3	3	3	3	3	3	3	3	0	0
Total Tests		18	18	18	18	18	26	26	26	24	15

Source: Yauricocha, 2015

The limestones have density ranging between 2.71 and 2.73 g/cm3, slightly higher than the Intrusive materials tested. The intrusive has an average value of 2.67 g/cm3. The average density of the ore is 4.05 g/cm3.

All limestones have UCS values ranging between 55 MPa and 60 MPa. The fresh intrusive material has UCS ranging between 170 MPa and 172 MPa, but the altered intrusives only reach 110 MPa in the matrix of the rock. The breccia has UCS values between 40 and 50 MPa. Some samples of ore have UCS strength up to 50 MPa, but these tests were not representative of the general condition of the ore material. A comparison of the UCS from PLT tests for each material is shown in Figure 16-8. The laboratory testing results are summarized in Table 16-4.

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Source: SRK, 2015

Figure 16-8: Comparison of UCS, different materials at Yauricocha Mine

Table 16-4: Summary of Laboratory Testing Results

Intact Rock Strength	Rock Type
	Caliza Marmolizada	Caliza Grano Fino	Caliza Recristalizada	Caliza Grano Grueso	Intrusivo
Average UCS (MPa)	52.6	55	61.5	56.6	171.5
Average Young’s Modulus (GPa)	13.87	16.47	17.15	14.52	21.75
Average Poisson’s ratio	0.25	0.25	0.24	0.25	0.21
Average Tensile strength (MPa)	2.63	3.07	4.53		2.80

Source: SRK, 2015

Three main geotechnical units and two minor discontinuities domains were identified as a result of these investigations at the central mine area. The geotechnical domains included the footwall, hangingwall and ore material. Subdomains such as fresh limestone, breccia, altered intrusive and fresh intrusive were observed within each domain. Each domain and subdomain were characterized and the rock mass strength parameters were estimated.

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Geotechnical Model

The geotechnical model has sufficient resolution for understanding rock mass behavior and for conducting the analyses for mine design and the ground support assessments. The geotechnical model covers most of the central mine areas, with emphasis on the Antacaca Sur area of the mine. SRK reviewed all areas where the underground accesses was available and reviewed core logging, covering historic mining areas were underground access was not available. The geotechnical model and the structural models described were developed for the purpose of addressing the following issues: surface subsidence, shaft stability and understanding of the rock mass strength in areas of active mining.

The geotechnical model has followed international industrial standards. The model has sufficient resolution to be used for stability analyses and ground support assessments.

The geotechnical model covers the Yauricocha central mine area and represents data from the current excavations. Special attention was taken to gather data on the Antacaca Sur area of the mine, but data collection was expanded to include Antacaca, Rosaura, Catas and Mascota areas of the mine.

Three geotechnical units (hangingwall, orebody and footwall) were identified and two structural domains were identified (Domains I and II). Each geotechnical domain was subdivided into different geotechnical subdomains depending on the rock mass quality and rock mass strength.

Two subdomains were identified as breccia and limestone within the footwall domain. The competent limestone domain covers most of the underground workings. Even though geologically there are different types of limestones, the RMR89 and the laboratory test results indicated that various limestones have similar mechanical behavior and can be grouped in one geotechnical unit, referred to as fresh limestone. The breccia subdomain is located in along the footwall contact of the orebody and this subdomain is characterized as weak material. Field observations indicate the footwall breccia is not continuous and has variable thickness.

The hangingwall domain also has two subdomains. The altered intrusive has low rock quality and low strength parameters. This material is located along the hangingwall of the ore material and is in contact with the Yauricocha fault. This subdomain is comprised by cubic blocks of intrusive material with clay infilling, which reduces the rock mass strength of the units. The nearer the subdomain is to the Yauricocha fault the more clay between blocks is observed. This results in a reduction in rock mass strength. Field observations and core logging indicate that the highly weathered intrusive hangingwall extends about 20 m from the Yauricocha fault. Beyond the 20 m the rock mass strength significantly increases and the amount of clay infilling decreases and thus is considered a separate subdomain, named fresh intrusive.

The fresh intrusive is characterized as good to very good rock quality. The information collected from drainage drillholes indicates RMR89 is between 54 and 65 with an intact rock strength ranging from 146 to 197 MPa.

The ore material has been identified as a separated geotechnical domain because of its unusually weak character. The data (i.e., field observations, core logging and laboratory tests) indicate this unit behaves as granular material. To understand the effect of the strength parameters under different moisture levels, five remolded multi-stage undrained triaxial tests were conducted at different moisture levels (i.e., 2%, 3%, 4.8%, 6%, and 8%). The test results indicate a clear reduction in

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strength at increasing moisture contents. The ore material has significantly lower cohesion at higher moisture contents, but the internal friction angle is only slightly reduced.

Geologic Structure

Considerable geologic structure has developed as the result of horizontal compressive forces which have created the Andes Mountains and folded and faulted the sequence of rocks present at the site. Folding ranges from tight vertical folds to gradual folds. Several folds with axes parallel to the regional northwestern structural trend are present in the area of the mine including:

●	Anticline Purísima Concepción - Located to the southwest of the mine it is a local tight fold with a N50°W axis plunging 20°SE.

●

Syncline France Chert - Located to the northeast of the mine it is a tight fold with a N35°W changing to N65°W axis plunging 40°SE. The ore deposits are Yauricocha are located on the western flank of this fold. To the north of the mine, these folded sediments have been rotated 30° in a clockwise motion, possible as a result of a northeast oriented shearing or tearing movement in the underlying basement rocks.

●

Anticline Cachi-Cachi, Prometida - Located about 2 km north of the mine at the northern end of the emplaced intrusive its axis trends N70°W to N80°W plunging to the east. The north (Prometida) and south (Cachi-Cachi) dipping flanks have controlled local mineral emplacement in these areas.

During the development of the folding, fracturing of the sedimentary rocks occurred, with longitudinal faults developing parallel to the orientation of the folds. The most recognized of these is the Yauricocha fault, which generally runs along the contact between the Jumasha limestone and the Celendín formation from the Mina Ipillo to the south to parallel with Laguna Sillacocha. This fault has helped control the emplacement of the granodiorite intrusive and associated mineralization. However, there are other faults in the mine area indicated in geologic maps; mostly normal faults that parallel the main structural trend. One of these is a normal fault that crosses the Túnel Klepetko near the northeastern contact with the Celendín Formation. This corresponds with a fault zone encountered in the tunnel that produced a significant and steady inflow prior to construction of the new tunnel. One thrust fault is also indicated just above the Quebrada Chumpe waste rock facility.

After emplacement of the granodiorite, the sediments at the north end of the intrusion were twisted 30° to the east. As a result of this rotation, shears and joints developed with strikes of northwest-southeast (dipping 50° to 80°), northeast-southwest (dipping 60° to 85°), east-west (80° to near vertical). These three fracture sets form faulted blocks within the sedimentary rocks, which in turn control the location of ore bodies and veins. Contacts between the principal lithological units (Celendín, Jumasha, and granodiorite intrusive) were also controls on the emplacement of the mineralization.

Structural Model

Two major fault sets were identified in the Mascota zone. The first were northwest trending, steeply dipping faults that are parallel to the Yauricocha fault. These structures are interpreted to have normal to normal-oblique movement. The second fault sets are east-west to east-southeast trending and are steeply dipping. They are strike slip faults that are interpreted to be displaced by the Yauricocha and other northwest trending faults.

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There is clear indication based on the stereographic analyses of the major discontinuities that the first 360 m below ground surface at the central mine area is controlled by an east-west sub-vertical jointing system, which dips mostly to the south. A second principal jointing system strikes northeast. From level 720 to the last mapped level (i.e., level 920). The principal jointing is controlled by the same east-west jointing system, but the set steeply dips to the south. There is a conjugal northeast jointing system that dips northeast and southwest and occurs at shallower depths.

There is a secondary jointing system above level 720 dipping southeast and southwest. Below this level the secondary jointing is controlled by the same jointing system, but dipping southeast and rotating northeast below level 920.

The mine personnel have been trained for collection of both rock mass data and joint mapping data. A surface monitoring system, underground data collection procedures and a laboratory testing program have been recently implemented at the mine.

The mine should continue collecting geotechnical information from each exploration drillhole, especially as new levels or areas are developed. The laboratory testing of samples for soil index tests (e.g., grain sizes distribution, plastic and liquid limits, moisture content, etc.) should be continued. This data will help to reduce the uncertainties of ore materials in the geotechnical model. Validation of the rock mass strength of each geotechnical domain should be continued.

The underground traverse mapping should be the routine work of the geotechnical team. Results from this mapping should be incorporated into the current geotechnical database. Ground-truthing of the faults that were assigned “probable” confidence should be conducted to increase the confidence in their existence. Ground-truthing should focus on characterizing all fault characteristics that can impact local stability including, but not limited to fault geometry, fault surface undulation and kinematics of fault blocks. Evidence of primary east-northeast trending faults in the underground levels should be sought to determine whether there is a correlation with interpreted faults from surficial data and those included in the model.

The mine has been analyzing factors contributing to mud rush conditions. Common factors present include the following:

●	Orebody is inclined and not vertical;

●	Rock mass in the high-grade ore, low-grade ore and hangingwall intrusive rocks are weak soil-like material and block infilling characterized by thick weak gouge in fractures;

●	Excessive water in the area, especially coming from the hangingwall rocks;

●	Weak rock has a strain-softening behavior after being disturbed; and

●

There are hydraulic connections between faulting and caved zone. Additional work will be required to quantify the levels at which these conditions trigger mud rush events and to address questions about triggering mechanisms.

Predicting the extent of the cave/subsidence zone is important to understanding both water inflows to mining and rock mass disturbance around drawpoints. Subsidence work done to date has consisted of measuring the surface crack limits, mapping the cave limits to depth and using numerical methods to predict subsidence regions.

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Mud Flows

The first known occurrence of a mudflow (termed soplo on-site) was in 1997 during mine operation by Centromin using the same mining methods. This occurred in the Antacaca Sur at the 575 level or an elevation of 4326 masl (about 100 m below the groundwater elevation in the neighboring granodiorite). Since 2005 during mine operation by SMCSA, in some zones adjacent to the fault contact, mudflows have occurred resulting in damage to equipment and are a threat to the safety of the miners. Two of the principal conditions that are required for mudflows to occur are:

●	A source of fine silty material in the mined ore – in this case most likely the fault gouge zone and possibly argillic alteration of the hangingwall intrusives; and

●

Presence of water inflows to the mined area. Small inflows (of a few liters per second) have been observed within the mined drifts during the initial stages of sub-level caving operations. During the later stages of production on a sub-level, the flow sometimes ceases until, over time, a mudflow event is triggered. This delay in triggering an event is indicative of water buildup in the overlying caved material impeded by the low permeability of fine silty material. Eventually the buildup of water is sufficient to break the flow barrier resulting in a mudflow.

The source of the water in the hangingwall is not well understood. Tracer tests have been conducted but were inconclusive. SRK recommends additional tracer tests be run to see if water from the tailing storage facility (TSF) and natural groundwater has been migrating into the faults in the Virginia mine area and then into the central mine area. A water balance analysis of the underground water is required to understand where water is coming from and where it is going downgradient in the vugular limestone formation.

SRK is of the opinion that mudflows can be mitigated as mining goes deeper where stresses and groundwater pressures increase with depth, and rock mass strengths will likely remain similarly weak. This mitigation requires long-term planning and the gathering of additional data on trigger mechanisms for mudflows.

The mine has made efforts to continue building a culture of safety discipline, which has improved safety. SRK is of the opinion that recent mudflow incidents were preventable by improving operational procedures, short-term characterization to identify high-risk drawpoints, implementing appropriate remedial design measures, advancing long-term planning to manage water ahead of mining, and appropriately adjust mining dimensions for ground conditions.

Geotechnical Mine Design Parameters

The current mine layout consists generally of the following geotechnical design parameters:

●	Mining method: sub-level caving with 75°-85° dipping tabular orebody;

●	Sub-level draw heights: 16 m;

●	Drawpoint spacing: 8 m;

●	Drawpoint size: 3.5 m wide x 3.0 m high;

●	Drawpoint support:

o	Steel sets with blocking and lagging on 1.0 m spacing, and

o	Fiber reinforced shotcrete with 2.5 m bolts on 1.0 m spacing.

●	Development drift support: Spot bolting and mesh as required.

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Other design parameters (e.g., 25 m draw heights) have been evaluated over the mine life. The parameters listed above seem to function best in the current mining areas.

Ground support for mitigating mudflows conditions consists of constructing a timber bulkhead at the ore-hangingwall contact, placing a waste rock bulkhead at the drawpoint entry during development of other drawpoints, and window management procedures during initial drawpoint production. The mine has recently installed remote loader capabilities as the loader mucks from the drawpoint. This has helped minimize miner access during production.

Summary

Geotechnical investigations have been conducted at the Yauricocha Mine to prepare a geotechnical model of ground conditions. The investigations involved preparing of a major fault model, rock mass model, rock mass strength model, rock mass characterization, granular material (ore) classifications; underground traverse mapping, core logging, laboratory tests, shafts inspections, subsidence studies, preparation of a geotechnical database, and the implementation of a data collection process. SRK has confirmed that these activities comply with international standards and industry best practices.

In SRK’s opinion the amount and quality of data is adequate for supporting the current mine design. Subsidence analyses have demonstrated a reasonable understanding of mechanisms leading to the observed underground and surface subsidence and cracking disturbance. The current understanding of mudflow conditions is sufficient to make adjustments in drawpoint design, mucking operations, and dewatering programs.

16.2.2	Hydrological

Hydrogeological work has been conducted at the mine by GeoLogic (2014), Hydro-Geo Consultores (2010) and Geoservice Ingenieria (2008). This work has focused on characterizing the regional surface and groundwater regimes as influenced by the mining operations. Data has been collected on levels, from pump tests, tracer tests and surface water weirs. The following descriptions are based on Geoservice (2014).

Climate and Hydrologic Balance

The site climate is typical of the Peruvian Andes, with most precipitation occurring during the summer months (November through April) and drier conditions during the rest of the year. Average monthly temperatures are estimated to range from a low of 7.8°C in July to a maximum of 9.7°C in January and December with an annual average of 9.0°C. Average annual relative humidity is estimated at 75%.

Average monthly precipitation was obtained from SENAMI records (1990 to 2012) for the meteorological station at Yauricocha, which lies at an elevation of 4,675 masl. Precipitation in the region shows a significant decrease with decreasing elevation (about 320 mm per 1,000 m). Recorded average annual precipitation at Yauricocha is 1,010 mm.

There are no pan evaporation data for stations close to the mine site. The closest identified station is Upamayo (operated by ElectroAndes) and which lies approximately 75 km to the northwest at an elevation of 4,093 masl. Average monthly pan evaporation data from this station for the period 1957 to 1996 indicates an average annual pan evaporation of 832 mm. This is equivalent to an average annual potential evapotranspiration (PET) of about 583 mm using a pan adjustment factor of 0.7.

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Calculation of PET (Geoservice, 2013) based on average monthly temperatures employing the method of Thornthwaite yielded a PET of 590 mm, which is very similar. Actual evapotranspiration (AET) is lower, due to moisture deficits during the dry season (May to September).

An estimated monthly hydrological balance for the project site was developed to estimate potential runoff and infiltration. Daily measurements of stream flows at the base of Quebrada Chumpe were provided by SMCSA for the period January 1, 2014 through July 3, 2014. These data show a peak flow of about 52.9 L/s with a minimum flow of 10.0 L/s and an average flow of 20.1 L/s. This suggests that the base flow (supported by groundwater discharge) is about 10 L/s, or in other words, any annual water excess is almost evenly distributed between groundwater recharge and surface water runoff.

The water balance based on an average annual precipitation of 1009.7 mm is distributed as follows: runoff depth of 268 mm (27% of total precipitation), infiltration depth of 265 mm (26% of total precipitation), and actual evapotranspiration depth of 477 mm (47% of total precipitation).

Geology and Hydrostratigraphic Units

Jumasha Formation

The Jumasha Formation, of mid to late Cretaceous age, consists principally of limestones and dolomites with an average thickness of 700 m, which forms peaks and cliffs in the project area. Massive gray limestone and dolomite are present, as well as thinly stratified yellowish grey shalely limestone. This formation hosts the ore deposits at the Yauricocha and neighboring mines. There is ample evidence of the formation of karst, with open solution channels apparent on the canyon sidewalls in many areas and within the underground workings, as well as open solution channels, which collect surface water flow in the bottoms of valleys.

This karstic characteristic makes the formation a very high conductivity conduit of groundwater flow controlled by structural and lithological features with the resultant disruption of normally expected flow paths and the flow of groundwater across drainage divides. In the mine area, including the underground workings, the Jumasha formation strikes along a northwesterly direction with near vertical bedding evident. This combined with the predominant northwesterly structural trend favors development of karstic flow conduits in a northwesterly direction.

Generally minor water inflow is currently observed from this formation within the mine workings (indicating that the phreatic surface is below current mining operations), although solution channels do conduct surface water infiltration from above. A recent report by SMCSA indicates that the total flow collected from the underground workings from above the 720 level (i.e. drainage from older higher workings) currently averages 6 to 10 L/s. However, previous studies (Hydro-Geo, 2010) indicated much higher flows from the workings above the 720 level at 170.3 L/s in 2010. A subsequent survey (Hydro-Geo, 2012) indicated total flow from these workings to be about 4 L/s.

The Jumasha formation is observed to collect all stream flow just below Laguna Pumacocha about 8 km to the south-southeast of the mine site in a solution cavern that extends to a depth of greater than 638 m (maximum depth explored) indicating a phreatic surface of less than 3,740 masl in the karst system. Discharge from the limestone is also observed upstream of the town of Alis, about 8 km to the northwest of the mine at an elevation of about 3,400 masl. Based on visual observations during our site visit, it appeared that flow in the Rio Alis greatly increases near this point. Other smaller solution caverns have been noted at the outlet for Laguna Pacocha, about 11 km to the

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south-southeast of the mine, and Laguna Cochapampa just above the town of Laraos, about 8 km to the southwest of the mine.

No drillhole test data is available for this formation. Karst solution channels will have an essentially infinite hydraulic conductivity, although portions of the limestone not connected to solution channels or certain interbeds, which are not pure limestone, may exhibit much lower hydraulic conductivities.

Celendín Formation

The Celendín Formation, of late Cretaceous age, consists primarily of silicified shales with interbeds of recrystallized limestone and has an average thickness of 400 m. It conformably overlies the Jumasha Formation, although the contact is along a fault zone in the immediate vicinity of the Yauricocha underground workings. It exhibits only isolated scattered outcrops of limestone with gypsum horizons, red shales and sandstones. The lower portion contains thinly bedded calcareous rocks including marls, clayey limestones, limestones, and dolomites. Much of the area covered by the Celendín exhibits a cover of colluvial soils, suggesting a highly fractured and/or easily weathered rock.

Exposures of the Celendín along the northeast portion of the Túnel Klepetko were typically dry during our site visit with little observed water inflow. This combined with the rock type would suggest fairly low permeability. However, the lack of current flow could be attributed to ongoing construction of the parallel Túnel Yauricocha to the east within the same formation. Construction of this tunnel has already intercepted and dried up the previous highest inflow along the Túnel Klepetko. It is noted that previous measurements of inflows along Túnel Klepetko (Hydro-Geo, 2012) indicated that average inflow per unit length from the Celendín (0.013 L/s/m) was generally similar to that observed from the granodiorite, and considerably higher if flow from the two highest inflow zones (at 18 and 126 L/s) from encountered fault zones were included. The geometric mean hydraulic conductivity measured from 38 tests in four drillholes was 6.1 x 10-5 cm/s.

Casapalca Formation

The Casapalca formation, of late Cretaceous to Tertiary age, consists primarily of calcareous shales, calcareous siltstones, siltstones, sandstones, and conglomerates predominately of a red color, and has a variable thickness. In lesser amounts, limestones and calcareous sandstones are found. This formation conformably overlies the Celendín formation, exhibiting a gradational contact. This formation outcrops in the lower portion of Quebrada Chumpe near the concentrator and mine tunnel portals. Like the Celendín it is generally covered by colluvial soils suggesting a highly fractured and/or easily weathered rock. Core samples from this formation generally indicate highly fractured rock within 50 m of ground surface. The geometric mean hydraulic conductivity measured from 34 tests in nine drillholes was 4.9 x 10-4 cm/s.

Quaternary Sediments

The site topography has been largely shaped by glaciers, leaving behind numerous small depressions (which form lakes and sometimes have terminal moraines), U-shaped valley bottoms, and compacted moraine at higher elevations. Colluvium and moraine covers much of the area, with glacially scoured rock outcrops common at the higher elevations. These sediments are composed of a mixture of compacted sand, silt, and clay with angular gravel. Unconsolidated alluvial material is limited to small portions of the drainage bottoms, with more significant amounts at lower elevations due to increased stream flow. There are probably accumulations of fine grained (silty to clayey)

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sediments at the bottom of natural lakes in the vicinity. The geometric mean hydraulic conductivity measured from 21 tests in 11 drillholes was 1.9 x 10-3 cm/s.

Intrusive Units

Intrusive activity developed mainly in the Miocene, with an average indicated age of 6.9 million years. In the study area, granodiorite is present as an extensive intrusive body with a northwest to southeast orientation (approximately 15 km in length), bounded on the west by the Jumasha formation and on the east by the Celendín or Casapalca formations (up to about 8 km in width). This intrusive has well defined contacts with the surrounding sediments and its emplacement generally follows the regional structure and stratigraphic planes. The intrusive exhibits surface outcrops of a few hundred square meters to several square kilometers, with commonly occurring offshoots and branches from the larger intrusive body. The composition varies from granodiorite to quartz-monzonite along the borders. The intrusive has produced metamorphic aureoles in the surrounding rocks producing quartzites, hornfelsic shales, and recrystallized limestones. The extent of the alteration halo varies by rock type, with the alteration extending the least distance in the limestones, moderately in the sandstones, and furthest in the shales.

Along exposures of the granodiorite within the Túnel Klepetko, the rock appears to be overall moderately fractured and generally wet to very wet with numerous seeps. Average inflow per unit length along the tunnel was 0.023 L/s/m. Recently, five horizontal drains drilled into the granodiorite from the 720 level are producing a total of 87 L/s of drainage, or an average flow per unit length of 0.052 L/s/m. The geometric mean hydraulic conductivity measured from 59 tests in 10 drillholes was 3.0 x 10-4 cm/s.

Geologic Structures

The geologic structures from a hydrogeological standpoint indicate a highly fractured rock environment that is probably responsible for the relatively higher measured hydraulic conductivity of the lithological units present, regardless of their inherent low matrix permeability. It also explains why measured inflows have been relatively uniform along drain holes or tunnels through these rocks. The notably higher flow along one of the contacts is also consistent with the fracturing and movement along these contacts.

Sources of Inflows to the Mine

There are two principal sources of inflow to the mine:

●	Infiltration of water through the subsidence cone overlying the mine;

●	Groundwater discharge from the east Jumasha contact to the east.

Predicted areas of the subsidence cones for various years are overlain on a map of current site topography, which also shows areas of observed surface subsidence (craters and cracks) and small open pits used to mine the ore deposits in previous years.

Infiltration of groundwater through the subsidence cone is essentially the same as current groundwater recharge from the ground surface. Precipitation that does not evaporate either runs off or infiltrates. Based on detailed topography of the mine surface, depressions exist in areas of subsidence as well as one open pit. The total current area of observed subsidence depressions is 4819 m2 and these collect surface runoff from an upstream area of 175,396 m2. There is also an open pit with an area of 29,438 m2 that collects surface runoff from an upstream area of 177,845 m2.

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Some of this runoff is currently collected in a diversion channel. Additionally, surface cracks associated with subsidence have been observed over an area of 75,437 m2 and these cracks also likely collect some of the surface runoff from the above identified runoff areas. Infiltration and some portion of the runoff that enters these subsidence cone areas at the surface is generally expected to move downward along the subsidence cone and report to the currently mined areas, although some infiltration into the surrounding rock along the sides of the cone can be expected.

The total inflow into the upper levels of the mine (i.e. at or above the 720 level) in 2012 was 11.0 L/s, which is in general agreement with the above calculation.

Groundwater inflow from drainage of the surrounding granodiorite and Celendín formation has been estimated such that the sectors of the mine with mudflows (Antacaca Sur, Antacaca, Catas, and Rosaura) extend approximately 700 m along the Yauricocha fault contact, or the same length of drainage area as the horizontal drain holes. The drain holes produce an average sustained flow of 82.3 L/s. Note that there is still some additional flow below the 720 level where the drains are located (about 15.4 L/s). The estimated total current inflow from groundwater drainage is 97.7 L/s. Hence, the majority of water inflow to the mine is currently coming from groundwater inflow from the neighboring granodiorite.

As the mine deepens, there is potential for the amount of groundwater inflow to increase. This is due to a combination of increased head difference between the static groundwater level in the granodiorite and Celendín formation, the level of the adjacent mine workings and an increased depth and width of seepage along this interface. Based on the increased head difference alone, the flow could potentially increase to as much as 330 L/s at a mining depth of 3,600 m. At the same time, it is expected that associated lowering of groundwater levels due to mine drainage could reduce inflows into the existing ore transport tunnels. It will be necessary to conduct a numerical groundwater flow simulation that incorporates projected future mining levels over time to provide a more accurate estimate of projected increases in mine flow with time as well as evaluate the effectiveness of any implemented drainage measures.

Mine Dewatering

Options for interception of these flows considered the following:

●	Horizontal drains;

●	Drainage tunnels;

●	Grout curtain;

●	Interceptor wells; and

●	Vertical drains.

If flow is occurring from the ore drawpoint initially and during the mining process this flow stops, then the potential for a mudflow is greatly increased and operations should be stopped and equipment withdrawn in anticipation of this occurrence. Records should be maintained of the time when the water flow stops until the time that a mudflow is observed to determine how early a warning this provides.

The ratio of waste to ore (dilution) should be monitored during mining to assess at what point mudflows are more likely to occur. Generally, the chances for a mudflow increase as the dilution increases. Collection of this data can provide a guide as to when to halt extraction and thereby minimize the chances for mudflows to occur during mining.

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It is SRK’s understanding based on anecdotal interviews, that miners often hear noises indicating ground movement is imminent allowing them to remove themselves from the area prior to a mudflow occurring. It is recommended that consideration be given to evaluating the use of geophones to detect potential mudflows earlier, although it is not clear if normal background noise of ground movement is too great to implement this method.

Summary

The interpretation of groundwater data provides an understanding of primarily regional groundwater response to mining. SRK has not had the opportunity to review this data because the information is still being gathered and a groundwater model is being evaluated. Integration of both the geotechnical and hydrogeology models will be conducted once the hydrogeology model is completed.

Dewatering of the immediate hangingwall has improved inflow conditions at drawpoints. Continued dewatering will help to improve stability of the rock mass near the drawpoints. The drainage galleries appear to be effective, but additional drain holes will be required to remove water from the immediate hangingwall intrusives as mining progresses to depth. The program on drainage continues in the central mine zone and local programs are in place in Cachi-Cachi zones.

16.3	Underground Stope Optimization

Stope blocks shapes were constructed using Maptek Vulcan’s implementation of Alford Mining System’s Stope Shape Optimizer (Stope Optimizer) for Esperanza and Cachi-Cachi. The mining method applicable to Esperanza and Angelita (Cachi-Cachi), Mina Central and Mascota is sublevel caving. The cut and fill mining method applies to Elissa, Escondida, and Zulma. Sublevel cave shapes were constructed by cutting the orebody shape into blocks that are 16.7 m high by 8 m wide by the thickness of the orebody. The Cuerpos Pequenos bodies are mined using cut and fill techniques, and the orebodies were divided into 2 to 3 m levels depending on the cut and fill method employed.

16.3.1	Mineral Resource Models

As described in section 14, SRK constructed and estimated mineral resource models for Mina Central, Esperanza, Elissa, and the Cuerpos Pequenos orebodies. Resource models constructed and estimated by Gustavson Associates were used for Mascota and Cachi-Cachi (excluding Elissa).

16.3.2	Depletion

Corona personnel provided the status of mined out areas as of June 30, 2016 for Esperanza and December 31, 2015 for all other areas. Information for each area is provided in Table 14-20.

16.3.3	Optimization Parameters and Process

NSR values were calculated using the parameters described in Section 15.2 for material classified as Measured or Indicated. All other blocks are assumed to be waste with NSR and grade values of zero.

Stope optimization was used to construct mining shapes in Angelita, Elissa, Escondida, Esperanza and Zulma. Parameters used for stope optimization are provided in Table 16-5.

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Table 16-5: Stope Optimization Parameters (Angelita, Elissa, Escondida, Esperanza, and Zulma)

Area	Angelita	Elissa	Escondida	Esperanza	Zulma
Mining Method	Sublevel Cave	Cut and Fill	Cut and Fill	Sublevel Cave	Cut and Fill
Minimum Stope Length (m)	4	2	2	4	2
Minimum Waste Pillar Width (m)	2	2	2	2	2
Stope Height (m)	16.7	2.5-3	2.5-3	16.7	2.5-3
Stope Width (m)	4 (left and right), 8 total	2	2	4 (left and right), 8 total	2
Maximum Waste Fraction	0.2	0.2	0.2	0.2	0.2
Cutoff (NSR)	58	64	64	56	75
Minimum Footwall Dip (degrees)	75	89	89	75	89
Maximum Footwall Dip (degrees)	105	91	91	105	91
Top/Bottom Maximum Ratio	7.5	7.5	7.5	7.5	7.5
Stope Orientation	Perpendicular to Orebody	Perpendicular to Orebody	Perpendicular to Orebody	Perpendicular to Orebody	Perpendicular to Orebody
Strike Tolerance (degrees)	+/-25	+-5	+-5	+/-25	+-5

Source: SRK 2016

Tonnes and grade for each stope shape, whether defined using stope optimization or by cutting the geology model, was further processed in spreadsheets to apply the mining recovery, dilution (at 0 grade), and to calculate an NSR for the diluted and recovered material. Blocks were classified as economic, marginal or waste based on the NSR value of the mining block and cutoff for the area. The blocks meeting the reserve criteria were visually inspected and isolated blocks were identified and removed from the reserves. Marginal blocks immediately adjacent to economic blocks were considered and included in the reserves if it was reasonable to expect that no significant additional development would be required to exploit the marginal block.

16.4	Mine Production Schedule

Yauricocha is an operating mine with a signification production history. Site personnel produce five-year plans as part of the regular short, medium and long term planning process. SRK personnel attended daily planning meetings during a site visit in June 2016 and has reviewed the production plans provided by the site (partial year 2016 through 2020). SRK notes the following:

•	Operations and production personnel are supported by a geology and engineering groups;

•	The geology and engineering groups work in close collaboration and planning is conducted with care and diligence;

•	Historical knowledge of the site is leveraged in the planning process; and

•

Infill drilling in areas ahead of planned mining are used to convert mineral resources to ore reserves. As a result, the long range plans incorporate material that is not classified as Proven or Probable reserves, including in year 1 of the long range plan.

SRK recommends that the planning of infill drilling and mine planning should emphasize converting resources into reserves inventory especially for the mid-range planning horizon.

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To verify the economic viability of the reserves estimated for this report, SRK created a production plan incorporating only proven and probable reserves. The plan is shown in Table 16-6 and is broken down by material type. Also shown is the tonnage in the actual Yauricocha mine plan (2017 through 2020) to illustrate that the production plan is achievable. Again, SRK notes that the Yauricocha mine plan includes material that is not classified as Proven or Probable reserves, and the reader is cautioned that any resources incorporated into the Yauricocha site plan are not reserves and have not demonstrated economic viability.

Table 16-6: SRK Production Plan

Item	Units	Year 1	Year 2	Year 3	Year 4	Year 5	Remaining	Total
Yauricocha Production Plan	Tonnes	848,860	876,490	812,710	726,190	N/A	N/A	3,264,250
SRK Reserves Schedule
Polymetallic	Tonnes Ag (g/t) Cu % Pb % Zn % Au (g/t)	634,573 65.5 0.48 1.54 3.83 0.56	654,214 51.0 0.53 1.15 3.35 0.61	693,190 53.3 0.69 1.22 3.30 0.69	744,597 52.1 1.18 0.68 2.73 0.53	705,408 43.7 1.34 0.46 2.12 0.60	117,290 38.6 0.93 1.15 4.02 0.49	3,549,272 52.4 0.86 1.00 3.08 0.59
Pb Oxides	Tonnes Ag (g/t) Cu % Pb % Zn % Au (g/t)	99,676 144.8 0.27 3.73 0.49 1.13	104,025 237.9 0.30 3.41 0.46 1.18	28,280 221.9 0.32 2.92 1.74 0.87	- 0.0 0.00 0.00 0.00 0.00	- 0.0 0.00 0.00 0.00 0.00	- 0.0 0.00 0.00 0.00 0.00	231,981 195.9 0.29 3.49 0.63 1.12
Cu Sulfide	Tonnes Ag (g/t) Cu % Pb % Zn % Au (g/t)	- 0.0 0.00 0.00 0.00 0.00	- 0.0 0.00 0.00 0.00 0.00	5,781 3.8 5.77 0.06 0.63 0.10	- 0.0 0.00 0.00 0.00 0.00	- 0.0 0.00 0.00 0.00 0.00	- 0.0 0.00 0.00 0.00 0.00	5,781 3.8 5.77 0.06 0.63 0.10
Total	Tonnes	734,249	758,239	727,250	744,597	705,408	117,290	3,787,033
	Ag (g/t)	76.2	76.7	59.4	52.1	43.7	38.6	61.1
	Cu %	0.45	0.50	0.72	1.18	1.34	0.93	0.84
	Pb %	1.84	1.46	1.27	0.68	0.46	1.15	1.15
	Zn %	3.38	2.95	3.22	2.73	2.12	4.02	2.92
	Au (g/t)	0.63	0.69	0.69	0.53	0.60	0.49	0.62

Source: SRK 2016

The SRK plan shows a reduced annual production tonnage compared to the Yauricocha production schedule provided by the site. This is due to reduced mining rates to account for completion of the shaft infrastructure projects, as described in Section 16 and the use of balanced, practical level-to-level advance rates in each of the zones. It is SRK’s opinion that the analysis of this representative production schedule, which incorporates the development plan (discussed below) and the capital and operating costs described in Section 21, provides a reasonable test of the economic viability of the reserves. An average production rate of 734,000 tonnes per year results in a five-year mine life with 117,000 tonnes remaining in year 6 using the Proven and Probable Reserves estimated in this report.

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16.5	Development Schedule

Table 16-7 shows the five-year schedule for development that supports production preparation, underground access, and infill drilling in the Yauricocha plan. The development for year 1 (2016) has been planned in detail. Years two through five are based on previous years’ development requirements per tonne of production. The development cost is classified as mine operating expenses. SRK did not review a complete 3D life-of-mine development and production design. A combination of various tools, including Datamine and AutoCAD™, is used to for short and long range planning. SRK recommends completing a consolidated 3D life-of-mine (LoM) design to improve communication of the LoM plan, infill drilling and general mine planning.

Table 16-7: Five-year Development Schedule

Orientation	Type	Size (m)	Year 1 (2016 Plan Year) Development (m)	Year 2 Development (m)	Year 3 Development (m)	Year 4 Development (m)	Year 5 Development (m)
Horizontal	Development	3.0x3.0	2,280	2,491	2,306	2,306	2,306
		3.5x3.0	1,588	1,735	1,607	1,607	1,607
		3.5x3.5	2,415	2,638	2,443	2,443	2,443
		4.0x4.0	57	62	57	57	57
		Total Development	6,341	6,926	6,413	6,413	6,413
	Exploration	3.0x3.0	650	710	657	657	657
		Total Exploration	650	710	657	657	657
	Preparation	1.5x2.1	321	350	324	324	324
		2.4x2.4	482	527	488	488	488
		3.0x3.0	7,483	8,174	7,569	7,569	7,569
		3.5x3.0	2,802	3,061	2,834	2,834	2,834
		3.5x3.5	304	332	307	307	307
		4.0x4.0	4	4	4	4	4
		Total Preparation	11,397	12,449	11,527	11,527	11,527
	Total Horizontal		18,388	20,086	18,598	18,598	18,598
Vertical	Development	d=1.8	100	109	101	101	101
		Total Development	100	109	101	101	101
	Exploration	d=1.8	-	-	-	-	-
		Total Exploration	-	-	-	-	-
	Preparation	1.2x2.4	419	458	424	424	424
		1.5x1.5	123	135	125	125	125
		d=1.8	744	812	752	752	752
		Total Preparation	1,286	1,405	1,301	1,301	1,301
	Total Vertical		1,386	1,514	1,402	1,402	1,402
Grand Total			19,774	21,600	20,000	20,000	20,000
Source: SRK 2016

16.6	Waste and Stockpile Design

A majority of the mine waste rock is used as backfill underground. The vast majority of material (97% in 2015) is transported to the mill through the Klepetko Tunnel. Some waste material is used as backfill underground with the remaining transported to surface (242,600 tonnes in 2016) and placed on waste dumps or used to backfill historic pits in accordance with the reclamation plan. No long-term or low-grade stockpiles are in use at the site.

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16.7	Major Mining Equipment

A list of the major mining equipment used underground is included in Table 16-8.

Table 16-8: Major Underground Mining Equipment

Mining Equipment	Count
Mini Jumbos	7
Jumbos	1
Scooptrams	35
Dump Trucks	2
Utility Trucks	2
Locomotives	23
Mine Cars	237
Total	307

 Source: SRK, 2016

16.8	Ventilation

The ventilation system and ventilation equipment at Yauricocha is divided into six zones. Zone I equipment includes the surface equipment and ventilation for levels 260 to 490. Zone II covers levels 720 to 820 in Esperanza, Gallito, Mascota, Antacaca Sur, Rosara and other nearby Cuerpos Pequenos orebodies. Zone III covers Cachi-Cachi. Zone IV covers levels 870 to 1020 for Mascota, Esperanza and other nearby Cuerpos Pequenos orebodies. Zone V ventilates levels 870 to 1020 in Catas, Rosaura, Antacaca Sur and other Cuerpos Pequenos orebodies. The sixth zone, known as “Chumpe” includes the equipment near the Chumpe Mill. Figure 16-9 shows an isometric view of the Cachi Cachi ventilation network. Figure 16-10 shows an isometric view of the Mina Central ventilation network.

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  Source: Minera Corona, 2016

  Figure 16-9: Isometric View, Looking Northwest, of the Cachi-Cachi Ventilation Network

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  Source: Minera Corona, 2016

  Figure 16-10: Isometric View, Looking Northeast, of the Mina Central Ventilation Network

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17	Recovery Methods

Yauricocha operates a conventional concentration process that includes a single crushing stage and two parallel circuits to process polymetallic ore and oxide ore. Each circuit consists of grinding, sequential differential flotation, dewatering of the concentrates, thickening and disposal of the flotation tails. Yauricocha’s produces four mineral concentrates: lead oxide concentrate, lead sulfide concentrate, copper concentrate, and zinc concentrate. All the mineral concentrates are trucked off site.

In addition to the ore supplied from its own mine, Yauricocha has been processing, and expects to continue processing material from third-party sources whenever there is spare capacity in the processing facilities.

A new crushing plant is being constructed to process oxide ore, with completion expected in 2016. The combined capacity of the expanded concentrator will be nominally 105,000 tonnes per month. Yauricocha has identified and expects to be soon working in a number of bottlenecks downstream from the crushing plants.

17.1	Operation Results

17.1.1	Polymetallic Circuit

Yauricocha’s polymetallic circuit operates at approximately 1,900 t/d of fresh feed (Table 17-1). The lower throughput observed in 2015 was because mine supply restrictions. Silver is preferentially deported to the lead sulfide concentrate in an increasing proportion, starting with 2013 at 34.7%, and reaching 52.3% for the January-February 2016 period.

Table 17-1: Yauricocha Polymetallic Circuit, 2013 to 2016 Performance

Period	Stream	Tonnes	Throughput (t/d) (at 365 d/y)	Grade				Recovery %
				Ag (g/t)	Pb (%)	Cu (%)	Zn (%)	Ag	Pb	Cu	Zn
2013	Fresh Ore	641,268	1,757	83.2	1.5	0.7	4.1	100	100	100	100
	Cu Conc	12,728	35	1,057.8	2.8	23.2	6.4	25.2	3.7	70.6	3.1
	Pb Conc	14,258	39	1,300.0	53.4	1.8	5.9	34.7	80.0	6.3	3.2
	Zn Conc	45,412	124	122.1	0.6	1.0	50.8	10.4	3.0	10.8	88.7
2014	Fresh Ore	703,713	1,928	83.8	1.8	0.7	4.0	100	100	100	100
	Cu Conc	12,782	35	1,115.0	2.1	26.4	6.8	24.2	2.1	68.0	3.1
	Pb Conc	18,055	49	1,397.9	58.6	1.5	4.9	42.8	83.9	5.3	3.2
	Zn Conc	48,657	133	114.9	0.8	1.4	50.6	9.5	3.1	13.2	88.5
2015	Fresh Ore	618,460	1,694	78.6	1.6	0.6	3.4	100	100	100	100
	Cu Conc	8,145	22	1,277.6	2.3	27.8	4.1	21.4	1.8	65.3	1.6
	Pb Conc	14,463	40	1,655.7	59.5	1.1	4.3	49.3	85.7	4.7	2.9
	Zn Conc	37,587	103	91.2	0.6	1.2	50.7	7.1	2.1	13.4	90.1
2016(1)	Fresh Ore	344,875	1,890	2.0	1.7	0.5	4.0	100	100	100	100
	Cu Conc	3,596	20	33.0	2.3	26.9	5.2	17.1	1.4	55.2	1.4
	Pb Conc	8,369	46	43.5	59.3	1.1	4.8	52.3	84.9	5.0	2.9
	Zn Conc	24,478	134	2.3	0.6	1.1	50.8	8.0	2.4	15.7	89.8

(1)    January to June only

Source: SRK, 2016

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The copper concentrate and zinc concentrate recover minor fractions of the silver with values of 17.1% and 8%, respectively, in 2016.

Approximately 11% of the mill feed tonnage leaves the site as concentrate (Figure 17-1). In 2013, output reached 72,399 t; in 2014, the total concentrate production was 79,494 t. In 2015, the total concentrate production reached 60,196 t, which is significantly lower than previous years. This is likely due to the mine supply upsets experienced during this period. The production in the first six months of 2016 has reached 36,442 t, which suggests the potential annual output could revert back to the 70,000 to 80,000 t range observed in years 2013 and 2014.

Source: SRK, 2016

Figure 17-1: Yauricocha Polymetallic Circuit, Concentrate Output

Zinc concentrate accounts for the largest output of all the concentrate streams. Zinc concentrate production ranged from 45,000 to 50,000 t/y, or approximately 65% of the total tonnage produce from the polymetallic circuit.

All the concentrate streams show metal content values within the ranges accepted by smelters (Table 17-1). The concentrate grades for the 2016 show lead concentrate at 59.3% Pb in 2016, zinc concentrate at 50.8% Zn, and copper concentrate at 26.9% Cu.

17.1.2	Oxide Circuit

Yauricocha’s oxide circuit has a nominal capacity of 600 t/d, and it has been operating in the range of 340 to 540 t/d (Table 17-2). Silver is preferentially deported to the lead oxide concentrate, it reached a recovery of 26.3% in 2013 and is at 29.7% in 2016. Gold deportment appears more

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variable. In 2016, the lead sulfide concentrate recovered 26.8% and the lead oxide concentrate accounted for 25% of the recovery of gold.

Table 17-2: Yauricocha Oxide Circuit, 2013 to 2016 Performance

Period	Stream	Tonnes	Throughput (t/d) (at 365 d/y)	Grade					Recovery %
				Au (g/t)	Ag (g/t)	Pb (%)	Cu (%)	Zn (%)	Au	Ag	Pb	Cu	Zn
2013	Fresh Ore	196,228	537.6	1.7	277.8	7.7	0.6	1.7	100	100	100	100	100
	Pb Conc	2,603	7.1	24.0	2,368.5	23.8	2.7	11.6	18.6	11.3	4.1	5.5	9.1
	Pb Ox Conc	17,188	47.1	4.4	835.7	50.0	0.6	1.3	22.4	26.3	56.8	7.6	6.8
2014	Fresh Ore	171,829	470.8	1.3	233.6	9.0	0.5	1.6	100	100	100	100	100
	Pb Conc	2,231	6.1	17.9	2,494.3	27.5	2.1	13.5	18.3	13.9	4.0	5.2	11.1
	Pb Ox Conc	20,082	55.0	3.4	737.1	49.2	0.4	0.7	31.4	36.9	63.9	9.0	5.0
2015	Fresh Ore	173,443	475.2	1.0	184.0	7.6	0.7	1.8	100	100	100	100	100
	Pb Conc	3,154	8.6	10.4	1,640.0	28.9	1.5	7.5	19.7	16.2	6.9	4.2	7.6
	Pb Ox Conc	16,102	44.1	2.9	697.7	49.8	0.4	0.7	28.5	35.2	60.5	5.9	3.5
2016(1)	Fresh Ore	62,215	340.9	1.1	4.9	7.4	0.6	2.0	100	100	100	100	100
	Pb Conc	1,642	9.0	11.0	38.9	26.1	1.2	16.7	26.8	20.9	9.3	5.7	22.1
	Pb Ox Conc	5,205	28.5	3.2	17.4	48.6	0.5	1.0	25.0	29.7	55.0	6.9	4.3

(1)    January to June only

Source: SRK, 2016

Lead oxide concentrate tonnage accounts for 76% to 90% of the total concentrate tonnage produced from Yauricocha’s oxide circuit. The mass of mill feed collected as concentrate (mass pull) ranges from approximately 10% to 13% (Figure 17-2). In 2013, total output reached 19,791 t; in 2014, the total concentrate production was 22,313 t; 19,256 tonnes were produced in 2015. The production in the first six months of 2016 has reached 6,847 t.

Source: SRK, 2016

Figure 17-2: Yauricocha Oxide Circuit, Concentrate Output

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The lead sulfide concentrate produced from the oxide circuit has consistently reached lead grade below 30% (26.1% Pb in 2016), and represents a small tonnage when compared to the lead sulfide concentrate produced from the polymetallic circuit. Both concentrate streams are blended in a single concentrate thickener to become a single final lead sulfide concentrate.

17.2	Processing Methods

Mine trucks deliver polymetallic ore and oxide ore to their respective coarse ore bins (Figure 17-3). The single crushing plant batches ore that is delivery to dedicated ore bins to each processing line. Each process line includes a grinding stage, and a sequential differential flotation plant. Concentrate streams are diverted to a dedicated thickener that feeds a dedicated concentrate filter.

By 2016, Yauricocha expects to complete the construction of a new crushing plant that will be dedicated to process oxide ore. The existing crushing plant will be dedicated to polymetallic ore.

The detailed flowsheets for the polymetallic and oxide plants are presented in the Figure 17-4 and Figure 17-5, respectively.

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Source: SRK, 2016

Figure 17-3: Yauricocha Block Flow Diagram

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AGUA CLARIFICADA DE RECIRCULACION A PLANTA
RELAVERA
AGUA HACIA PLANTA CONCENTRADORA
AGUA DE RECIRCULACION DEL PROCESO
CONCENTRADO DE PLOMO
CONCENTRADO DE PLOMO
HACIA LA RELAVERA
CONCENTRADO DE ZINC
ESPESADOR DE PLOMO
CONCENTRADO DE COBRE
ESPESADOR DE COBRE
ESPESADOR DE ZINC
ESPESADOR DE RELAVE
CONCENTRADO DE PLOMO
CONCENTRADO DE ZINC
CONCENTRADO DE COBRE
POZA DE CONTINGENCIA

Source: Sierra Metals, 2016

Figure 17-4: Flowsheet Polymetallic Plant

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Source: Sierra Metals, 2016

Figure 17-5: Flowsheet Oxide Plant

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17.3	Plant Design and Equipment Characteristics

Yauricocha uses conventional concentration equipment. The operation is completely manual; no automation or online monitoring of the process variables are available throughout the circuits. Both circuits have a flotation feed target of approximately P80=140 µm, which is monitored manually using a Marcy scale.

The completion of a new crushing plant by 2016 and the increase in throughput to an expected overall 105,000 t/m will translate in bottlenecks throughout the circuit. Yauricocha is planning to increase the capacity and control of its concentrate thickeners by replacing their rake mechanisms with modern units using torque monitoring and rake positioning system. Better control of the thickener’s discharge density will likely increase the concentrate filtration capacity. Yauricocha is working on identifying and solving additional bottlenecks that may surface at higher throughputs.

Table 17-3 summarizes the major process equipment at the process facility.

Table 17-3: Yauricocha Plant, Major Process Equipment

Area	Equipment	Specification	# Units	kW
Crushing	Jaw crusher	24 inch x 36 inch	1	45
Crushing	Cone crusher	4 ft	1	75
Oxide	Rod mill	7 ft x 12 ft	1	360
Oxide	Ball Mill	8 ft x 6 ft	1	186
Oxide	Ball Mill	5 ft x 6 ft	1	63
Oxide	Flotation cell	7 ft x 7 ft	5
Oxide	Flotation cell	Denver 60	22
Oxide	Flotation cell	SK 80	1
Oxide	Flotation cell	OK 1.5	25
Oxide	Flotation cell	SP 18	8
Oxide	Flotation cell	Denver 100	12
Oxide	Tails thickener	30 ft x 10 ft	1
Oxide	Pb Ox Conc Thickener	50 ft x 10 ft	1
Oxide	Pb Ox Press filter	1,200 x 1,200	1
Polymetallic	Ball Mill	8 ft x 10 ft	1	360
Polymetallic	Ball Mill	8 ft x 6 ft	1	186
Polymetallic	Rod mill	7 ft x 12 ft	1	186
Polymetallic	Flotation cell	SK 240	2
Polymetallic	Flotation cell	OK 30	2
Polymetallic	Flotation cell	Denver 60	4
Polymetallic	Flotation cell	SP18	7
Polymetallic	Flotation cell	Denver 100	6
Polymetallic	Flotation cell	Denver Sub A-24 5	3
Polymetallic	Flotation cell	DR 300	7
Polymetallic	Flotation cell	10 ft x 10 ft	1
Polymetallic	Flotation cell	Denver 60	12
Polymetallic	Flotation cell	DR 100	12
Polymetallic	Cu Conc Thickener	30 ft x 10 ft	1
Polymetallic	Pb Conc Thickener	50 ft x 10 ft	1
Polymetallic	Zn Conc Thickener	50 ft x 10 ft	1
Polymetallic	Tails thickener	100 ft x 10 ft	1
Polymetallic	Zn Drum vacuum filter	8 ft x 12 ft	1
Polymetallic	Pb Drum vacuum filter	8 ft x 12 ft	1
Polymetallic	Cu Press filter		1

Source: SRK/ Sierra Metals, 2016

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17.4	Consumable Requirements

The consumables statistics for 2016 are presented in Table 17-4 for the polymetallic and oxide circuit. All consumables arrive to Yauricocha site on truck, mostly from a Lima port.

Table 17-4: Polymetallic Circuit – Consumables

Plant	Item	g/t of Fresh Feed
Polymetallic	S04Zn	868
Polymetallic	CNNa	168
Polymetallic	Z-11	28
Polymetallic	Z-6	26
Polymetallic	MIBC	17
Polymetallic	FROTHER-70	0
Polymetallic	CAL	652
Polymetallic	CuS04	261
Polymetallic	BISULFITO	153
Polymetallic	FOSFAT. MONOS.	0
Polymetallic	Z-14	2
Polymetallic	BICROM. SODIO	0
Polymetallic	CARBON WPH	0
Polymetallic	BOLAS 1.1/2 inch Ø	239
Polymetallic	BOLAS 2 inch Ø	225
Polymetallic	BARRAS 3 inch Ø	184
Oxide	Na2Si03	0
Oxide	A-31	0
Oxide	(NH4) S03	0
Oxide	S04Zn	130
Oxide	PETROLEO	0
Oxide	Z-14	416
Oxide	NaCN	116
Oxide	A 407	0
Oxide	CuS04	0
Oxide	MT-738	54
Oxide	A-404	10
Oxide	MIBC	0
Oxide	FROTHER-70	68
Oxide	BOLAS 1.1/2 inch Ø	0
Oxide	BOLAS 2 inch Ø	0
Oxide	BARRAS 3 inch Ø	49

Source: SRK/ Sierra Metals, 2016

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18	Project Infrastructure

The Project is a mature producing mine and mill, with all required infrastructure in-place and functional. The project has highway access with two routes to support Project needs with the regional capital Huancayo (population 340,000) within 100 km. Personnel travel by bus to the site and live in one of the four camps (capacity approximately 2,000 people). There are currently approximately 1,700 personnel on-site with approximately 500 being employees and 1,200 being contractors.

The on-site facilities include the processing plant, mine surface facilities, underground mine facilities, tailings storage facility, and support facilities. The processing facility includes crushing, grinding, flotation; dewatering and concentrate separation, concentrate storage, and thickening and tailings discharge lines to the TSF. The underground mine and surface facilities include headframes, hoist houses, shafts and winzes, ventilation structures, mine access tunnels, waste storage facilities, powder and primer magazines, underground shops, and diesel and lubrications storage. The support facilities include four camps where personnel live while on-site, a laboratory, change houses and showers, cafeterias, school, medical facility, engineering and administrative buildings, and miscellaneous equipment and electrical shops to support the operations.

The site has existing water systems to manage water needs on-site. Water is sourced from Uñascocha Lake, Ococha Lake, Cachi-Cachi underground mine, and recycle/overflow water from the TSF depending on end use. Water treatment systems treat the raw water for use as potable water or for service water in the plant. Additional systems treat the wastewater for further consumption or discharge.

Energy for the site is available through electric power, compressed air, and diesel. The electric power is supplied by contract over an existing 69 kV line to the site substation. The power is distributed for use in the underground or at the processing facility. 12.75 MVA is the load with approximately 70% of this being used at the mine and the remainder at the mill and other facilities. A compressed air system is used underground and diesel is used in the diesel equipment on-site and in the 895 kW backup generator.

The site has permitted systems for handling of waste including a TSF, waste rock storage facility, and systems to handle other miscellaneous wastes. The TSF has recently been expanded and has capacity for 2 to 3 years at the current production levels. An on-site industrial landfill is used to dispose of the Project solid and domestic waste. The Project collects waste oil, scrap metal, plastic, and paper and it is recycled at off-site licensed facilities.

The site has an existing communications system that includes a fiber optic backbone with internet, telephone, and paging systems. The security on-site is managed through checkpoints at the main access road, processing plan, and at the camp entrances.

Logistics to the site are primary by truck with the five primary concentrate products being shipped by 30 to 40 t trucks to other customer locations in Peru. Materials and supplies needed for Project operation are procured in Lima and delivered by truck.

A general location map showing the facilities is shown in Figure 18-1.

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Source; Gustavson, 2015 NI 43-101 Technical Report on Yauricocha Mine_Dec 3 2014 update May 11 2015 – (figure 5-1)

Figure 18-1: Project Infrastructure Location

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18.1	Access, Roads, and Local Communities

The project site is remote in the mountains of Peru and accessed by road from Lima on the Lima-Huancayo-Yauricocha Highway. The route is approximately 260 km. The final section of the road is unpaved. A second access uses the paved Pan-American Highway from Lima for about 137 km then the old Pan-American Highway and the Cañete-Yauyos highway on to Yauricocha. This route is approximately 344 km. The site has developed a number of gravel secondary roads for access to the mine area (to the west), mill (to the east), and tailings areas (centrally located) as well other areas of the project. Figure 18-2 shows the routes.

Source: Sierra Metals, 2016

Figure 18-2: Routes from Lima to the Project

The Pachacayo railway station is located approximately 100 km north or the Project.

The largest community of substance is Huancayo located approximately 100 km to the east-northeast. Huancayo and the surrounding communities have a combined population of approximately 340,000 people. Huancayo is the capital of the Junin Region of Peru.

18.2	Process Support Facilities

A fully developed processing facility with required support facilities exists on-site and is discussed in detail in Section 17. The plant facility includes crushing, grinding, flotation; dewatering and concentrate separation, concentrate storage, and thickening and tailings discharge lines to the

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tailings storage facility. The process area also has shops, sample laboratory, change house and shower, and engineering/administration facilities.

18.3	Mine Operations and Support Facilities

The mine surface facilities include the hoists and headframes that support the operation of the two shafts on-site. Additionally, change house and dry facilities, shops, engineering, and mine administrative facilities are in place. The mine area layout can be seen in Figure 18-3.

Source: Sierra Metals, 2013

Figure 18-3: Mining Area Infrastructure

18.3.1	Underground Infrastructure

Access and Haulage

The underground mine access is through existing shafts or tunnels. The site currently has three shafts in service, The Central shaft, Mascota shaft, and the Cachi-Cachi shaft. The new Yauricocha shaft, technically a winze, is currently under construction and is expected to be commissioned by 2019.

The shafts are typically used to move men and materials but can move ore and waste to the surface if necessary. The shafts also are primarily used to move ore and waste from depth to the 720 haulage level where the material is hauled through tunnels by rail from the underground to the surface. All ore and waste hauling to the surface is currently moved through the tunnels.

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The 810 m deep Central shaft services levels 970 to 690 and has a capacity of 74 t/h for ore and 67 t/h for waste. The Mascota shaft is able to move 135 t/h of ore and 110 t/h for waste. The 920 m Mascota services levels 1100 to 680. The Mascota shaft is being deepened to below the 1120 level and will provide access to the 1120 level and ore/waste haulage from the level. The Mascota shaft will utilize a new Hepburn hoist and be able to move approximately 106,000 t/month to the 1430 level. The system will move both or and waste. Commissioning is expected to be complete early in 2017. The new Yauricocha winze will start on 720 level and end below the1300 level. The 580 m winze will provide access to the levels that exist every 50 ft below to the 1120 level and to new development below to the 1300 level. The Yauricocha shaft will work in tandem with the Mascota shaft until late 2020. The Yauricocha shaft will utilize an 80,000 t capacity hoist that will be operated at 80% of this capacity. The shaft will handle both ore and waste. The Cachi Cachi shaft provides access to the 870 level shaft bottom at 910 level and handles only Cachi Cachi orebody waste and ore.

The subsidence associated with the sub-level caving mining method has begun to lightly impact the Mascota and Central shafts in the upper levels. The Project is monitoring the status with surveying methods. Mitigation will be considered once further data is collected.

The existing primary haulage is through the 4 km. Klepetko Tunnel (3 m high x 3 m wide) located on level 720. The haulage is achieved by 20 t electric trolley locomotive with cars of 3.1 to 4.5m3 size. The new Yauricocha tunnel (3.5m x 3.5m) is being developed from the surface (Chumpe). The tunnel is planned to be 4.7 km in length. The new tunnel will access the mine at the 720 level. The tunnel is being added to increase the flexibility of haulage and to debottleneck haulage that can only currently occur out of the Klepetko tunnel. The tunnel will serve as a ventilation conduit as well as provide access and haulage. As of August 2016, approximately 290 m remained to complete the tunnel. The project is expected to complete by the end of 2016.

The Central incline shaft is located between the 920 level and services down to the 1070 level. The Central incline shaft is a production shaft that utilizes a 200 HP winch that pulls three 1.5 t railcars between the levels.

Ventilation

The underground mine has a ventilation system that supports the Cachi-Cachi mine and a separate ventilation system that supports the Central mine.

The ventilation system at Cachi-Cachi is an intake system that pulls fresh air through the Klepetko Tunnel and the main decline (Bocamina 410) at Cachi-Cachi. The air exhausts through three boreholes at the surface, Borehole (Chimera) 919, the “Rossy” borehole, and the “Raquelita” borehole. A SIVA 139HP primary fan and is located at Borehole 919 (level 300) and pulls approximately 50,000 cfm. The air moves into the mine through the main decline and down to the lower levels of the mine through the shaft to where production is in progress and then exhausted through vent raises and shafts to the surface. Ventilation doors are installed and booster fans are used throughout the mine to maintain the air quality.

The ventilation system at the Central mine intakes air from the Central mine main decline, the Mascota and Central shafts, Raise Bore #3, and the Klepetko Tunnel. The intake air is approximately 159,000 cfm. The air exhausts through Raisebore #2 and Raisebore #1. The primary fans are located at these locations with a Joy 180 HP fan at Raisebore #1 and a Joy 200 HP fan at Raisebore

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#2. Air is pulled through the workings and routed with ventilation doors and booster fans to maintain air quality.

18.4	Additional Support Facilities

The employees live on-site in four camps plus a hotel with facilities for approximately 2,000 people. The camps include the supervisory camp, the mill camp, and the mining camp that also houses mining contractors. There are approximately 1,700 people (500 employees/1,200 contractors) currently working on the site. The camps include a school, dining facilities, exercise facilities, and housing facilities.

Other general facilities include engineering and geology, safety, and environmental offices and buildings. A health clinic on-site is staffed by a National Health Service doctor.

There are additional underground shops, powder and primer magazines, and fuel and oil storage facilities.

18.5	Water Systems

18.5.1	Water Supply

Water is sourced from Uñascocha Lake, Ococha Lake, Cachi-Cachi underground mine, and recycle/overflow water from the tailings storage facility (TSF) depending on end use. The location of the two lakes can be seen in Figure 18-1.

18.5.2	Potable Water

Potable water is sourced from Uñascocha Lake and Ococha Lake and treated by on-site water treatment systems for potable water consumption.

18.5.3	Service Water

Service water is used primarily at the Chumpe Mill and small quantities used for dust control on the mine surface operations. The service water is sourced from the Cachi-Cachi underground mine and delivered through Klepetko tunnel. Additional service water is obtained from the TSF facilities. If these sources require supplementation, the water is obtained from Uñascocha Lake and Ococha Lake.

18.5.4	Water Treatment

Wastewater from the Chumpe mill is treated at the Klepetko waste water treatment plant. The plant has a capacity of 17.0 L/s. The treated effluent is re-used in the mill with excess discharged to the Chumpe River. Sludge generated by the treatment plant is placed in the TSF. Domestic waste water from the camps is treated by one of the two wastewater treatment plants.

18.6	Energy Supply and Distribution

18.6.1	Power Supply and Distribution

The current total load for the Project is 12.75 MVA. The primary power is provided through Sistema Interconectado Nacional (SINAC) to the Oroya Substation. A three phase, 60 hertz, 69 kV power line

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owned and operated by Statkraft (SN Power Peru S.A.) through its subsidiary, Electroandes S.A. delivers electricity from the Oroya Substation to the Project substation at Chumpe. Power is transformed to 12 KV line voltage and approximately 9 MVA is supplied to the mine and 3.75 MVA is supplied to the processing plant. Statkraft owns, operates, and is responsible for maintenance of the Chumpe substation and the line distribution from the Chumpe substation to the mine substation and to the processing plant substation. 895 kW of backup generation is available through a CAT model 3512B backup generator.

The Project has a 10 year contract that was signed in November of 2013 and runs through October 2023.

18.6.2	Compressed Air

The mine uses compressed air for powering air chutes, drilling equipment, small pumps, and miscellaneous tools. The system includes compressors and tanks at the surface with piping distributing the compressed air throughout the mine.

The mill has a smaller system for control air and miscellaneous tools.

18.6.3	Fuel

The site has diesel storage tanks on-site that store fuel for use in surface mining equipment and that can be transferred to the underground fuel storage facilities. These are existing tanks that have been in use for a number of year. Fuel is purchased from vendors in Huancayo and transported to the site by truck.

18.7	Waste Handling and Management

18.7.1	Tailings Management Area

Tailings from the Chumpe Mill are stored in on-site tailings facilities. The tailings undergo flocculation and settling, and then are processed through a thickener and piped to the existing permitted tailings facility. The dam has a permitted capacity of approximately 2.5 Mt based on the last expansion completed in early 2016 (Step 4 expansion). The facility will allow storage of the tailings material for approximately three years based on production of 800,000 t/y. An expansion will occur at that time (Step 5), currently expected to be 2018.

Yauricocha hired Tierra Group International, LTD to review and design the required tailing dam facility so the mine can continue producing. This most recent tailings dam is known as the Stage 4 expansion. The findings in this section was selected from “Informe Final – CQA – TGI” volumes I, II, III and IV. This document was prepared and delivered to Yauricocha on February 2016. SRK has summarized the findings in this section and it does not take any design responsibility since SRK is not the “Engineer on Record” for the design.

Figure 18-4 shows the as-built drawing of the latest embankment on-site, the Stage 4 expansion.

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DIQUE DE CONTENCIÓN ETAPA 3
PLANTA
DIQUE DE CONTENCIÓN ETAPA 4
PLANTA
DIQUE DE CONTENCIÓN
ETAPA 3
DIQUE DE CONTENCIÓN
ETAPA 4
POZA DE DISIPACIÓN
LEYENDA
NOTAS
SOCIEDAD MINERA CORONA S.A.
Klohn Crippen Berger
Ing. CIV. CIP Carlos P. Carvajal Bernaus
DIQUE DE CONTENCIÓN
DISPOSICIÓN EN PLANTA
ETAPAS 3 Y 4
1/1000
220
A

Source: Tierra Group International, LTD 2016

Figure 18-4: Stage 4 Tailings Storage Facility (TSF) As-built Drawing

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Tierra Group International is the engineering company that designed and reviewed the construction and inspection of all works performed on the dam. In the document reviewed, daily logs and pictures of all tasks were recorded to ensure a record was kept. According to the document, QA/QC was done on the dam and the company generated an appendix on the document describing all the QA/QC procedures that meet industry best practices. All laboratory tests were performed in many known laboratories and it does follow industry guidelines.

Construction Methodology

The embankment is a centerline/downstream construction built using 0.3 m lifts compacted using 10 t compactors. In areas near the mountain contacts, the lifts were 0.10 m.

Two materials types were used for the construction of the embankment. The first is a run of mine material with most of the material is less than 13 mm and an averaged dry density of 2.116 gcm3. The installed embankment with this material has a volume of 15.7 Mm3. During installation, the moisture was estimated to be 8.5%.

The second material was crushed and screened on-site and is typically less than 76 mm in size. The material had an averaged dry density of 2.4 gcm3 and a moisture during installation of 8.7%.

A primary Terra-mesh system was installed with a volume of 0.46 km3 with an average density of 2.421 gcm3. A second Terramesh system was installed with a 1.3 km3 volume.

The total fill for the Phase 4 of the dam is 130 Mm3. The top of the dam will be elevation 4,529 and is approximately 44.5 m in height. The width of the crown is 7 m. The dike length is 267 m.

Currently there are five piezometers working on the dam and three piezometers that are not working. Figure 18-5 shows the piezometer locations.

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The piezometers are noted in red

Source: Tierra Group International, LTD 2016

Figure 18-5: Piezometer Location in Stage 4 Tailings Storage Facility (TSF)

KCB Engineering also provided support to construct the TSF. Figure 18-6 shows the as-built for the Terra-mesh.

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DETALLE MURO TERRAMESH
SECCIÓN A 0+230
SECCIÓN B 0+170
SECCIÓN C 0+110
SECCIÓN D 0+050
SECCIÓN E
MARGEN IZQUIERDA
MARGEN DERECHA

LEYENDA

NOTAS

Ing. CIV. CIP Carlos E. Cerna Bernal

SOCIEDAD MINERA CORONA S.A.

Klohn Crippen Berger

DISEÑO DE INGENIERÍA A NIVEL DE DETALLE DEL RECRECIMIENTO DEL DEPÓSITO DE RELAVES YAURICOCHA

DIQUE DE CONTENCIÓN SECCIONES TÍPICAS

INDICADA	ZC1153A01	2.101	A

Source: Tierra Group International, LTD 2016

Figure 18-6: Terra-Mesh As-built Drawings

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Seismicity

Cesel Engineers (2006) have conducted the study of seismic risk. The results of regression analysis on seismic records from Huaytapallana, Cavesh and Quinoa were developed specifically for the project area. The analyses results indicate that the extreme earthquake (largest earthquake that a seismogenic zone can produce under known tectonic conditions) would a 7.25 Ms magnitude earthquake from a shallow subduction event 60 km away.

The study recommended, based on the results of deterministic and probabilistic analyses, that a design earthquake for the 475 years return period event have a peak horizontal ground acceleration (PGA) of 0.40 g. This PGA should be used for design of all structures at the mine located on firm soil or rock. For pseudo-static design of slope embankments and walls, 50% of the PGA has been recommended, or 0.20% of gravitational acceleration for lateral seismic coefficient in the project area, including the tailings dam.

Factor of Safety Analysis

Based on the documentation provided, the dam was designed with a minimum factor of safety of 1.5, but no specific sections were provided. Additionally, the engineering companies (KCB and Tierra) stated that geotechnical studies were performed but SRK did not confirm this information.

18.7.2	Waste Rock Storage

Waste rock generated by the Project is used as backfill underground with the remainder transported to the surface, primarily through the Klepetko Tunnel. There is an existing waste storage area on the surface and a historic open pit that is proximate to the shaft area that will be backfilled as a reclamation requirement. Some development material will be hoisted through the shafts to backfill the pit.

There is a borrow area on-site for general construction purposes and to support tailings construction.

18.7.3	Other Waste Handling

An on-site industrial landfill is used to dispose of the Project solid and domestic waste. The Project collects waste oil, scrap metal, plastic, and paper and it is recycled at off-site licensed facilities.

18.8	Logistics

Materials and supplies needed for Project operation are procured in Lima and delivered by truck. Labor is bussed to the site on the existing highways and roads from Lima or Huancayo.

The concentrates produced by the Project are transported overland by 30 to 40 t truck to the refinery. Costs for transportation, insurance, and related charges are included in the treatment costs for concentrates. The concentrates are processed by a smelter in Peru with treatment and refining charges agreed to in advance under annual contracts.

18.9	Off-Site Infrastructure and Logistics Requirements

The Project has no offsite infrastructure of substance and the five concentrate products are trucked to customer locations in Peru. The products consist of lead sulfide concentrate, copper concentrate (polymetallic), copper concentrate (campaign), zinc concentrate, lead oxide concentrate.

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18.10	Communications and Security

The site has an existing communications system that includes local internet, a fiber optic backbone, a telephone system, and an underground telephone system. A paging system is also available at the plant and mine.

There are security checkpoints at the main access road, the mill site, and at the camp entrance.

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19	Market Studies and Contracts

Yauricocha is a polymetallic operation that currently produces lead, zinc and copper concentrates, which are sold to various smelters with slightly different specifications. Yauricocha currently holds contracts for the provision of its various concentrates, these contracts were not reviewed by SRK, but their terms were included in the provided technical economic model. The terms appear reasonable and in line with similar operations SRK is familiar with. No material concentrate contract changes are expected in the foreseeable future.

The metals produced from the Yauricocha concentrates are zinc, copper, silver, lead and gold. These commodities are traded on various metals exchanges. Metal prices were provided by Sierra Metals and are based July 19, 2016 BMO Capital Markets Street Consensus Commodity prices. The provided price curve has good adherence with current spot prices and general consensus of market forecasters. The metal price assumption are presented in Table 19-1.

Table 19-1: Metal Prices

Year	Au (US$/oz)	Ag (US$/oz)	Cu (US$/lb)	Pb (US$/lb)	Zn (US$/lb)
2016	1,251.00	16.76	2.28	0.86	0.94
2017	1,300.00	16.50	2.38	0.86	0.93
2018	1,293.00	17.00	2.50	0.90	0.98
2019	1,300.00	17.62	2.75	0.92	1.00
2020	1,300.00	18.00	2.93	0.95	1.00
2021	1,300.00	18.00	3.00	0.95	1.00

Source: Sierra Metals, 2016

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20	Environmental Studies, Permitting and Social or Community Impact

This section contains a review of the environmental and social aspects of the Acumulación Yauricocha Production Unit, politically located in the district of Alis, province of Yauyos in the department of Lima, Peru.

SRK relied on information provided by Yauricocha personnel and documents available from the Ministry of Energy and Mines as documented in the References section.

20.1	Environmental Studies and Background Information

The mine known as “Acumulación Yauricocha Unit” is located on the property of the San Lorenzo de Alis and Laraos Peasants Communities and in the buffer zone of the Nor Yauyos-Cochas landscape reserve. It was established by the Supreme Decree N° 033-2001-AG (06/03/2001) which has a Master Plan 2006-2011 by the National Institute of Natural Resources Natural Protected Area Office (INRENA, Instituto Nacional de Recursos Naturales, IANP, Intendencia de Áreas Naturales Protegidas).

Historically, mining activities are known to exist at Yauricocha before 1862. In 1927, the Cerro de Pasco Copper Corporation acquired the concessions and produced cupper oxides from 1948 to 1953. High grade sulfides were intercepted in 1954 and sent to the La Oroya smelter. The construction of the Klepetko tunnel and the Chumpe mineral processing plant (to treat copper-lead-zinc-silver) concluded in 1966. In 1974, Yauricocha was run by Centromin Perú S.A. In 2000, Yauricocha was acquired by SMCSA through a privatization process.

Geographically the Acumulación Yauricocha Unit is located on the western slopes of the Peruvian central mountain range (Cordillera Central), approximately 16 km west of the continental divide. Slopes are rugged and all run-offs converge to the Chumpe creek and the Tinco River, which belongs to the Cañete watershed.

In general, the weather is cold and wet (tundra), with an average annual rainfall of 700 mm, average annual temperatures of 7°C and perpetual snow in the mountains. It has rainy summers and dry winters with moderate frost (Senhami).

Environmentally it is located in the Puna ecoregion, at an altitude between 4,150 and 4,700 masl. As to Holdridge life zones, the area includes: Very Humid Sub-Alpine Paramo (pmh-SaT), Pluvial Alpine Tundra (tp-AT) and Tropical snow (NT).

Soils are suitable for cold climate grassland and protection and actual land use is limited to urban (private or government), natural pastures and unproductive land.

SMCSA has managed its operations in Acumulación Yauricocha based on:

•	The Environmental Adjustment and Management Plan (PAMA, Plan de Adecuación y Manejo Ambiental) presented by CENTROMIN (approved by Directorial resolution N° 015-97-EM/DGM, 01/03/1997);
•	The modification of the implementation nine projects of the PAMA of the Yauricocha Production Unit presented by CENTROMIN, (approved by Directorial resolution N° 159-2002-EM-DGAA, 05/23/2002);

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•	The implementation of the PAMA “Yauricocha” Administrative Economic Unit by SMCSA (approved by Directorial resolution N° 031-2007-MINEM-DGM, 02/08/2007);
•	The Mine Closure Plan (PCM) at feasibility level of the Yauricocha Mining Unit, presented by SMCSA (approved by Directorial resolution N° 258-2009-MINEM-AAM, 08/24/2009);
•

Authorization to operate the Mill N° 4 (8’x10’) and the amendment of the “Yauricocha Chumpe” Benefit Concession to the expanded capacity of 2500 TMD, presented by SMCSA (approved by Resolution N° 279-2010-MINEM-DGM-V, 07/14/2010);

•	The Yauricocha Mining Unit Mine Closure Plan Update, presented by SMCSA (approved by Directorial resolution N° 495-2013-MINEM-AAM, 12/17/2013);
•

Supporting Technical Reports to the PAMA (ITS, Informe Técnico Sustentatorio) “Expanding the capacity of the Processing Plant Chumpe of the Accumulated Yauricocha Unit from 2500 to 3000 TMD” (approved by Directorial resolution N° 242-2015-MINEM-DGAAM, 06/09/2015);

•	Supporting Technical Report to the PAMA (ITS) “Technological improvement of the domestic waste water treatment system” (approved by Directorial resolution N° 486-2015-MINEM-DGAAM, 11/12/2015); and
•	Approval of the amendment of the Closure Plan of the Yauricocha Mining Unit (approved by Directorial resolution N° 002-2016-MINEM-DGAAM, 01/08/2016).

Note that the Supporting Technical Reports are prepared in compliance with the Supreme Decree N° 054-2013-PCM (article Art. 4) and R.M. N° 120-2014-MEM/DM, and refers to the modification of mining components, or extensions and upgrades in the mining unit, in exploration and exploitation projects when the environmental impacts are insignificant.

A list of approved environmental and closure permits are included in section 20.2 Required Permits and Status.

20.2	Required Permits and Status

20.2.1	Required Permits

SMCSA has all relevant permits required for the current mining and metallurgical operations to support a capacity of 3000 t/d. These permits include operating licenses, mining and process concessions, capacity extension permits, exploration permits and their extensions, water use license, discharge permits, sanitary treatment plants permits, and environmental management instruments among others.

SMCSA also has a Community Relations Plan including annual assessment, records, minutes, contracts and agreements.

Among the relevant permits, the following can be highlighted:

•	Land ownership titles;
•	Public registrations (SUNARP) of:
o	Process concession,
o	Mining concession,
o	Constitution of “Acumulación Yauricocha”, and
o	Land ownership and Records owned property (land surface) and lease; and
•	2016 water use right proof of payment.

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20.2.2	State of approved permits

SMCSA´s list of permits and licenses is shown in Table 20-1 which was prepared based on reports of the Ministry of Energy and Mines (MINEM), Public Registry of Mining (current INGEMMET), National Water Authority (ANA), National Public Registry Authority (SUNARP), General Directorate of Environmental Health (DIGESA), notary and information provided by SMCSA.

Note that the following permits were not available for review:

•	Mine ventilation permit;
•	2016‘s Closure Plan financial guarantee accreditation;
•	2016´s mining concessions proof of payment;
•	2016´s processing concession proof of payment; and
•	Landfill permit.
•	proof of payment; and
•	Landfill permit.

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Table 20-1: Approved Operation and Closure Permits

Item	Date	Expiry date	Status	Emitted by	Permits/licensees	Document
Environmental Management Instruments
	01/13/1997		Valid	MINEM	Approval of the PAMA (Plan de Adecuación y Manejo Ambiental), Environmental Adjustment and Management Program of the Yauricocha Production Unit of CENTROMIN located in the district of Alis, province of Yauyos and department of Lima	Directorial resolution N° 015-97-EM/DGM
	05/23/2002		Valid	MINEM	Approval of the modification of the implementation of the PAMA of the Yauricocha Production Unit by CENTROMIN	Directorial resolution N° 159-2002-EM-DGAA
	02/08/2007		Valid	MINEM	Approval of the implementation of the PAMA “Yauricocha” Administrative Economic Unit by SMCSA	Directorial resolution N° 031-2007-MINEM-DGM Report N° 963-2006-MINEM-DGM-FMI-MA
	08/24/2009		Valid	MINEM	Approval of the Mine Closure Plan (PCM) at feasibility level of the Yauricocha Mining Unit, presented by SMCSA	Directorial resolution N° 258-2009-MINEM-AAM Report N° 999-2009-MINEM-AAM-CAH-MES-ABR
	12/17/2013		Valid	MINEM	Approval of the Yauricocha Mining Unit Mine Closure Plan Update, presented by SMCSA	Directorial resolution N° 495-2013-MINEM-AAM Informe N° 1683-2013-MINEM-AAM-MPC-RPP-ADB-LRM
	06/09/2015		Valid	MINEM	Conformity of the Supporting Technical Report (ITS, Informe Técnico Sustentatorio) to the PAMA for “Expanding the capacity of the Processing Plant Chumpe of the Accumulated Yauricocha Unit from 2500 to 3000 TMD”, presented by SMCSA	Directorial resolution N° 242-2015-MINEM-DGAAM Report N° 503-2015-MINEM.DGAAM-DNAM-DGAM-D
	11/12/2015		Valid	MINEM	Conformity of the second Supporting Technical Report (ITS) to the PAMA for “Technological improvement of the domestic waste water treatment system “ PAMA Accumulation Unit Yauricocha presented by SMCSA	Directorial resolution N° 486-2015-MINEM-DGAAM Report N° 936-2015-MINEM-DGAAM-DNAM-DGAM-D
	01/08/2016		Valid	MINEM	Approval of the amendment of the Closure Plan of the Yauricocha Mining Unit, presented by SMCSA	Directorial resolution N° 002-2016-MINEM-DGAAM Report N° 021-2016-MINEM-DGAAM-DNAM-DGAM-PC
Mineral Process Concession
	04/18/1996		Expired	MINEM	Definite authorization to operate the “ Yauricocha Chumpe Processing Plant” at an installed capacity of 1350 TMD, CENTROMIN	Report N°164-96-EM-DGM-DPDM
	09/04/2008		Valid	MINEM	Authorization to operate the “Yauricocha Chumpe Processing Plant “, including an additional lead circuit and expanding its capacity to 2010 TMD, SMCSA	Resolution N° 549-2008-MINEM-DGM-V Report N° 178-2008-MINEM-DGM-DTM-PB
	09/16/2009		Valid	MINEM	Authorization to raise the Yauricocha tailings deposit dam crest by an additional 20 m in 4 stages, SMCSA	Resolution N° 714-2009-MINEM-DGM-V Report 242-2009-MINEM-DGM-DTM-PB
	07/14/2010		Valid	MINEM	Authorization to operate the Mill No. 4 (8 ‘x 10’) and the amendment of the “Yauricocha Chumpe” Benefit Concession to the expanded capacity of 2500 TMD, SMCSA	Resolution N°279-2010-MINEM-DGM-V Report N° 207-2010-MINEM-DGM-DTM-PB
	03/04/2011		Valid	MINEM	Operating license for the Ball Mill (5 ‘x 6’) for regrinding, installed in “Yauricocha Chumpe Processing Plant, SMCSA	Resolution N°088-2011-MINEM-DGM-V Report N° 075-2011-MINEM-DGM-DTM-PB
	04/03/2012		Valid	MINEM	Authorization to operate the “Yauricocha” tailings deposit up to 4519 m in altitude (second stage) with a free board of 2 m, SMCSA	Resolution N° 112-2012-MINEM-DGM-V Report N° 112-2012-MINEM-DGM-DTM-PB
	04/29/2014		Valid	MINEM	Authorization to operate the raised “Yauricocha- Chumpe “ tailings deposit up to 4522 m in altitude, SMCSA	Resolution N° 0159-2014-MINEM-DGM-V Report N° 128-2014-MINEM-DGM-DTM-PB
	08/03/2015		Valid	MINEM	Authorization to operate the raised “Yauricocha- Chumpe “ tailings	Resolution N° 0344-2015-MINEM-DGM-V

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Item	Date	Expiry date	Status	Emitted by	Permits/licensees	Document
					deposit up to 4524 m in altitude (third stage)	Report N° 240-2015-MINEM-DGM-DTM-PB
	10/14/2015		Valid	MINEM	Authorization to build, implement equipment and operate as to the Chumpe Process Plant Extension Project 2500 to 3000 TMD of the “Yauricocha Chumpe” benefit concession, SMCSA	Resolution N° 0460-2015-MINEM-DGM-MV Report N° 326-2015-MINEM-DGM-DTM-PB
Land Ownership
	--	12/21/2021	Valid	SMCSA	Vílchez Yucra family (way of passage and installations)	--
	--	03/07/2022	Valid	SMCSA.	Varillas Vílchez family (56 ha for mining use)	--
	--	07/31/2037	Valid	SMCSA	San Lorenzo de Altis Community (696,6630 ha for mining use)	--
	--	Indefinite	Valid	SMCSA	Mineral processing concession: Yauricocha Chumpe processing plant (148.5 ha for mining use and an authorized capacity for 2500 TMD)	--
	--	Indefinite	Valid	SMCSA	Mining concession: “Acumulación Yauricocha” (18,777.9238 ha for mining use)	--
Water: Use, Discharge and Sanitation Facilities
	2004		Expired		Water use license for population purposes in the Yauricocha Production Unit, whose collection point is the Laguna Acococha – Uñascocha	Administrative resolution N°249-2004-GR-LP-DRA-MOC
	2003		Expired		Water use license for population purposes in the Yauricocha Production Unit whose collection point is the Huacuypacha spring	Administrative resolution N° 1355-2003-AG/DRA-LC/ATDR-MOC
	2004		Expired		Water use license for industrial purposes in the Yauricocha Production Unit whose collection point is the tunnel Klepetko	Administrative resolution N° 142-2004-GR-LP-DRA-MOC
	2004		Expired		Water use license for mining purposes in the Yauricocha Production Unit	Administrative resolution N° 249-2004-AG/DRA-LC/ATDR-MOC
	2005		Expired		Water use license for population purposes in the Yauricocha Production Unit	Administrative resolution N° 225-2005-GR-LP/DRA-MOC
	07/16/2007		Expired	DIGESA	Sanitary license of the treatment and disposal system for domestic wastes waters of the Yauricocha Production Unit, SMCSA	Directorial resolution N° 1832-2007-DIGESA-SA
	01/25/2008		Expired	DIGESA	Sanitary license for the treatment of potable water for the Yauricocha and Chumpe mining camps of the Yauricocha Production Unit	Directorial resolution N° 256-2008-DIGESA-SA
	01/16/2015	01/30/2008	Valid	ANA	Renovation of the treated industrial waste water discharge license (authorized to SMCSA by R.D. N° 017-2013-ANA-DGCRH), for the Chumpe-Yauricocha treatment plant of the Acumulación Yauricocha Unit.	Directorial resolution N° 011-2015-ANA-DGCRH
Proof of Payment for Surface Water Use
	01/26/2016		Expired	ANA	Proof of payment for surface water use for the year 2015 in collection points authorized by the National Water Authority (ANA) for population, industrial and mining use.	--
	05/03/2016		Valid	ANA	Proof of payment for discharging treated industrial waste water for the year 2016 (Chumpe - Yauricocha treatment plant)	--
Mining Concessions
	02/27/1991		Valid	Mining public register	Including the Yauricocha Chumpe Processing Plant and an area of 148.50 ha	--
	03/06/2002		Valid		Mining concessions transfer contract form CENTROMIN in favor of SMCSA (includes detail of mining concessions and inventory of the assets of Yauricocha Production Unit	--

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Item	Date	Expiry date	Status	Emitted by	Permits/licensees	Document
	09/29/2008		Valid	SUNARP	Constitution of the “Accumulation Yauricocha Concession” (includes details of the Mineral Process Concession)	--
	07/03/2015		--	SMCSA	Inventory of Mining Rights	--
Property Registrations and Contracts
	03/07/2012	03/072022	Valid	Notary	Lease by the Rods Vilches family	--
	08/27/2013		Valid	SUNARP	Property Registration Certificate: Land located on the right bank of the Huacuypacha creek and the road from Huancayo to Cañete	Supreme decree N° 035-94-JUS
	08/27/2013		Valid	SUNARP	Property Registration Certificate: Land located in the Chumpe region	Supreme decree N° 035-94-JUS
	08/27/2013		Valid	SUNARP	Property Registration Certificate: Located in the location Yauricocha	Supreme decree N° 035-94-JUS
	01/01/2014	12/31/2021	Valid	Notary	Lease by – Los Arrendadores
Contracts, Acts and Agreements
	03/01/2013		Valid	SMCSA	Agreement between the Tomas peasants community and SMCSA (minutes for delivering sheet metal roofing as a donation is)	--
	04/16/2014		Valid	SMCSA	Agreement between the San Lorenzo de Alis peasants community and SMCSA (proceedings of delivery of different materials)	--
	04/26/2014		Valid	SMCSA	Supplementary agreement between the Tinco peasants community and SMCSA	--
	05/05/2014		Valid	SMCSA	Supplementary agreement between the Tomas peasants community and SMCSA	--
	07/02/2014		Valid	SMCSA	Service contract	--
	2015		Valid	SMCSA	Service contract for personnel transport and minutes for delivering different materials as donation	--
	07/03/2015		Valid	SMCSA	Minute of the round table meeting between the Huancachi peasant community and SMCSA. Minute for delivering 112 toilets and accessories.	--
	09/19/2015		Valid	SMCSA	Agreement between the San Lorenzo de Alis peasants community and SMCSA (Minutes for delivering a concrete and metal bridge in Chacarupe and Ananhuichán Alis peasants communities respectively)	--
	02/12/2016		Valid	SMCSA	Agreement between the Tomas peasants community and SMCSA (construction contract)	--
	03/04/2016		Valid	SMCSA	Agreement between the rural community of San Lorenzo de Alis and SMCSA (Minute for delivering a pick-up TOYOTA 0 km and service contract).	--
	04/15/2016		Valid	SMCSA	Agreement between the Huancachi peasant community and SMCSA (Minute for implementing the community center)	--
	04/21/2016		Valid	SMCSA	Agreement between the San Lorenzo de Alis peasant community and SMCSA (Minutes for providing a service contract and sports equipment)	--
	--			SMCSA	Summary table of the status of commitments for the period 2013, 2014, 2015 and 2016 by SMCSA as to the agreements celebrated with the peasants communities.	--
Community Relation Plans
	2013		Expired	SMCSA	Annual Community Relations Plan - 2013 (including the total amount invested)	--
	2014		Expired	SMCSA	Annual Community Relations Plan - 2014 (including the total amount	--

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Item	Date	Expiry date	Status	Emitted by	Permits/licensees	Document
invested)
	2015		Valid	SMCSA	Annual Community Relations Plan - 2015 (including the total amount invested)	--
Other Documents
	07/18/2007		Valid	Notary	Contract and right of use transaction between the San Lorenzo de Alis peasants community and SMCSA	--
	07/15/2011		Valid	Yauricocha production unit	Reprogramming execution of works, communication works execution - 1st stage (the General Schedule for Yauricocha Tailings Deposit Regrowth, Stages II, III and IV)	Resolution N° 714-2009-MINEM-DGM-V
	12/03/2015		Valid	MINEM	Mining Operation Certificate (COM)	Dossier N° 2556310

Source: Prepared based on reports of Ministry of Energy and Mines (MINEM), Public Registry of Mining (current INGEMMET), National Water Authority (ANA), National Public Registry Authority (SUNARP), General Directorate of Environmental Health (DIGESA), notary and information provided by SMCSA.

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The Environmental Adjustment and Management Program (PAMA), as established by the Supreme Decree Nº 016-93-EM, was the first environmental management tool that was created for mines and metallurgical operations existing before 1994 to adopt technological advances and / or alternative measures to comply maximum permissible limits for effluent discharge and emissions of mining-metallurgical activities. Since then, many environmental regulations have been enacted updating and/or replacing older regulations. The environmental certification for mining activities was transferred from the Ministry of Mining and Energy to the Ministry of Environment; specifically to the National Service for Environmental Certification (SENACE, Servicio Nacional de Certificación Ambiental) effective December 28, 2015.

Though SMCSA has updated its environmental baseline and adjusted its monitoring program by its Supporting Technical Report to the PAMA “Expanding the capacity of the Processing Plant Chumpe of the Accumulated Yauricocha Unit from 2500 to 3000 TMD” (Geoservice Ambiental S.A.C., ITS approved by Directorial resolution N° 242-2015-MINEM-DGAAM), an important gap exists with reference to environmental and social impact assessment as referred to by the actual environmental protection and management regulation for operating, profit, general labor and mining storage activities (D.S. N° 040-2014-EM, 11/12/2014).

The Peruvian Environmental Legislation contemplated that mine owners perform a number of studies to adjust to these new regulations, such as:

●

Environmental Quality Standards Compliance for Soils (Estudio de Calidad Ambiental (ECA) de Suelos).- This study had to be submitted to the Ministry of Energy and Mines (MINEM) in compliance with the Supreme Decree (D.S.) N° 002-2014-MINAM. Hence, SMCSA submitted to the MINEM its Supporting Technical Report to the PAMA “Expanding the capacity of the Processing Plant Chumpe of the Accumulated Yauricocha Unit from 2500 to 3000 TMD” (ITS approved by Directorial resolution N° 242-2015-MINEM-DGAAM).

●

Comprehensive plan for the adaptation and implementation of the activities to the permissible limits for liquid effluent discharge (Plan Integral para la Adecuación e Implementación de sus actividades a los Limites Permisibles para la descarga de efluentes líquidos).- This study had to be submitted to the MINEM in compliance with the Ministerial resolution N° 154-2012-MEM/DM. Its approval status has not been confirmed.

●

Environmental Impact Assessment Update (Actualización del Estudio de Impacto Ambiental).- This study had to be submitted to the MINEM in compliance with the D.S. N° 019-2009-MINAM. Instead, SMCSA presented its Supporting Technical Report to the PAMA “Expanding the capacity of the Processing Plant Chumpe of the Accumulated Yauricocha Unit from 2500 to 3000 TMD” (ITS approved by Directorial resolution N° 242-2015-MINEM-DGAAM) updating its environmental baseline to some extent.

●

Sworn statement to the General Directorate of Mining Environmental Affairs (DGAAM, Dirección General de Asuntos Ambientales Mineras) and Environmental Control Agency (OEFA, Organismo de Evaluación y Fiscalización Ambiental) of the activities and/or processes and/or extensions and/or existing components to regularize (Declaración Jurada de los componentes por Regularizar).- In compliance with the D.S. Nº 040-2015-EM all those activities, extensions, and/or components that have not been included in any Environmental Management Instrument had to be declared. SMCSA did not declare any component.

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●

Detailed Technical Memorandum (MTD, Memoria Técnica Detallada).- In compliance with the D.S. Nº 040-2015-EM, a Detailed Technical Memorandum had to be submitted for all those activities, extensions, and/or components declared to be regularized as to the sworn statement mentioned above. As none have been declared to be regularized, no Detailed Technical Memorandum had to be presented. Once the MTD is approved this components have to be integrated into an EIA (Environmental and Social Impact Assessment).

Since in some operations the PAMA is the only principal environmental management tool, it has the category of an environmental certification similar as an environmental impact assessment and therefore is subject of the presentation of the updated environmental impact study as established by the D.S. N° 019-2009-MINAM. Note that the D.S. N° 040-2014-EM, in its First and Second Supplementary Final Provisions, regulates the integration and updating of the environmental impact assessment with the objective that each operating unit shall only have one updated environmental management tool. Therefore, it is likely that the Accumulación Yauricocha Unit will have to present a detailed environmental and social impact assessment in coordination with SENACE if seeking any expansion. This includes a social impact assessment including a social, economic, cultural and anthropological population baseline, hydrogeological pollutant transport model for short-, medium- and long-term scenarios, air quality and contaminant distribution assessment, archaeological survey report as for the certificate of nonexistence of archaeological remains (CIRA, certificado de inexistencia de restos arqueologicos), mitigation or compensation measures as applicable, among others.

20.3 Environmental Study Results

As stated in the former section, SMCSA updated, to some extent, its environmental base line and environmental monitoring program to adjust to the mandatory compliances by performing its Supporting Technical Report to the PAMA “Expanding the capacity of the Processing Plant Chumpe of the Accumulated Yauricocha Unit from 2500 to 3000 TMD” (Geoservice Ambiental S.A.C., 2015, ITS approved by Directorial resolution N° 242-2015-MINEM-DGAAM), an important gap prevails with reference to the environmental and social impact assessments as to the actual environmental protection and management regulation for operating, profit, general labor and mining storage activities (D.S. N° 040-2014-EM, 11/12/2014).

The monitoring program has been updated since July 2015 according to the ITS (Geoservice Ambiental S.A.C., 2015) and its Report N° 503-2015-MEM-DGAAM/DNAM/ DGAM/D and a First Quarter 2016 Environmental Monitoring Report (Equas, March 2016) has been performed. The following issues of importance are:

●	Land use capacity - Soils are suitable for cold climate grassland and protection;

●	Actual land use - Is limited to urban (private or government), natural pastures and unproductive land;

●	Wetlands - Note that no reference was made to wetlands while these are likely to be present in the area and are protected in Peru;

●

Soil quality - 32 samples from disturbed areas were analyzed and the results compared to the environmental quality standards for soil (D.S. N° 002-2013-MINAM): arsenic, cadmium, lead and Total Petroleum Hydrocarbons (TPH) exceed the environmental standards, as well as to a lesser extent also: benzene, xylene, naphthalene, toluene and ethylbenzene;

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●	Geology - As to the ITS there is predominantly presence of sedimentary rock such as sand-, silt- and claystones, conglomerates, limestones and dolomites;

●	Biology - Terrestrial biology has been assessed in a dry and a wet season:

o   Flora - 12 species were identified listed as protected by D.S. N° 043-2006-AG, among which categorized as Critical Endangered (CR): Ephedra rupestris, and as Endangered (EN): Nototriche tovari, as well as three species belonging to the CITES category II;

o   Birds - Four species were identified listed as protected by D.S. N° 004-2014-MINAGRI, among which categorized as Endangered (EN): Vultur gryphus (Condor), seven species in the IUCN Red List and four species belonging to the CITES category I and II;

o   Mammals - Two species were identified listed as protected by D.S. N° 004-2014-MINAGRI, among which categorized as Endangered (EN): Puma concolor (Puma), Vicugna (Vicuña) and two species belonging to the CITES;

o   Reptiles and amphibians - Three endemic species were identified (gender: Lioalemus), but none is listed as protected;

o   Insects - Insects have not been assessed; and

o   Terrestrial biological monitoring - Though this monitoring in generally mandatory the N° 503-2015-MEM-DGAAM/DNAM/DGAM/D report does not include terrestrial biological monitoring: flora, birds, mammals, reptiles and amphibians, and insects.

●

Hydrobiology - The ITS indicates that in both wet and dry season for most monitoring stations the diatom pollution tolerance index IDG results in moderated polluted water (eutrophication), while the EPT and BMWP indicate in wet season bad water quality with presence of organic matter and in the dry season good water quality with presence of trout (Onchorynchus mykiss). In some trout elevated concentrations of mercury and cadmium were found while in others retention of P, Na, Mg, K and Ca. Successive regular monitoring should be performed in the same five surface water quality monitoring stations for phytoplankton, zooplankton, benthos, periphyton and nekton. The N° 503-2015-MEM-DGAAM/DNAM/DGAM/D report does not indicate the frequency of monitoring;

●

Hydrology - The Yauricocha project is located in eight micro-watersheds belonging to the Alis and Laraos rivers sub-watersheds which include mountain tops with elevations as high as 4800 and 5300 masl;

●

Springs - The water of the Laraopuquio and Quilcasa springs are slightly acidic while the water from the Chumpe 1 spring exceeds the environmental quality standards for iron, lead and manganese as to the D.S. N° 002-2008-MINAM, category 3 (irrigation of tall and short stem crops and animal’s beverage);

●	Regular monitoring established in the ITS has been performed by EQUAS S.A. for the first quarter of 2016 in accordance to:

o   D.S. N° 040-2014-EM, Environmental protection and management regulation for operating, profit, general labor and mining storage activities;

o   D.S. N° 015-2015-MINAM. - Amendment to the National Environmental Quality Standards for water and establishment of supplementary provisions;

o   D.S. N° 010-2010-MINAM. - Maximum permissible limits for effluent discharge of metallurgical mining activities; and

o   D.S. N° 002-2013-MINAM. - Environmental quality standards for soil.

●	Surface water quality monitoring - Monthly monitoring is performed in five monitoring stations: M-2, M-4 (707), PM-11, PM-12 and PM13, and quarterly reported to the MINEM.

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The water quality analysis is performed for those parameters for which national environmental quality standards have been established as for category 3 - subcategory D1 irrigation of tall and short stem crops and D2 animal’s beverage (D.S. N° 002-2008-MINAM D.S. N° 015-2015-MINAM). As to the First Quarter 2016 Environmental Monitoring Report (Equas, March 2016) the water quality of the Chumpe creek does not comply with the category 3 in the in PM-11 for low dissolved oxygen concentration and in PM-12 and PM-13 for high manganese concentrations while the water quality in the Tinco River complies with the category 3;

●

Underground water quality monitoring - Quarterly monitoring is performed in seven monitoring stations: DR-01-13, DR-02-13, DR-03-13, PB-01-13, PB-02-13, PB-03-13 and PT-01-13. As to the ITS approval report the variables to be monitored are: pH, temperature, electrical conductivity, Dissolved oxygen, flow, grease and oils, CN-wad, CrVI, DBO, mercury, bicarbonates, carbonates, fluorides, chlorides, DQO, thermotolerant coliforms and total coliforms, e.coli, enterococci, helminths, phenols, phosphates, nitrates, nitrites, S.A.A.M., sulphur, sulfates, and as total metals: Al, Sb, As, Ba, Bi, Bo, Cd, Ce, Co, Cu, Cr, Sn, P, Fe, Li, Mg, Mn, Mo, Ni, Ag, Pb, Se, Na, Ta, Ti, Va, Zn. As no national environmental quality standards have been set for underground water, the water quality analysis is performed as for those parameters for which surface water national environmental quality standards have been set (category 3 - subcategory D1 irrigation of tall and short stem crops). As to the First Quarter 2016 Environmental Monitoring Report (Equas, March 2016) the underground water quality meet this reference quality;

●

Effluent water quality - Monitoring is performed monthly, in one monitoring station: V-1 (705) and its quality is compared to D.S. N° 010-2010-MINAM. As to the First Quarter 2016 Environmental Monitoring Report (Equas, March 2016) the effluent water quality complies with the maximum permissible limits for effluent discharge of metallurgical mining activities;

●

Air quality - Bi-quaternary monitoring is performed in two monitoring stations: CA-01 (704) and CA-02, leeward from the processing plant and windward from the Chumpe mining camp respectively in accordance with D.S. N° 003-2008-MINAM and D.S. N° 074-2001-PCM. As to this new monitoring program no monitoring results are yet available;

●	Noise: Bi-quaternary monitoring is performed in three monitoring stations: R-1, R-2 and R-3 in accordance with D.S. N° 085-2003-PCM;

●

Soil quality monitoring - Quaternary monitoring is performed in three monitoring stations: MI-01-UY, MI-03-UY and MI-06-UY and the results are compared with the environmental quality standards for soil, D.S. N° 002-2013-MINAM. As to the results: MI-01-UY and MI-03-UY comply with the environmental quality standards for soil, while MI-06-UY exceeds the environmental quality standards for soil concentrations of arsenic and lead; and

●	Hence, to enable a proper environmental evaluation monitoring should be reported over a longer time period.

20.4 Environmental Issues

Data and information for this section is based on the PAMA (SGS, 1996), the report N° 1683-2013-MEM-AAM/MPC/RPP/ADB/LRM, the ITS (Geoservice Ambiental S.A.C., 2015), its report N°503-2015-MEM/DGAAM/DNAM/DGAM/D and SMCSA´s 2015 Annual Memory.

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Accumulación Yauricocha is an underground mine operated by the method of ascending cut and fill stoping to extract its polymetallic ore (sulfides) of lead, silver, copper, zinc and iron and lead silver oxide ore.

●	Ore transport - The ore is transported from the Klepetko Nv. 720 tunnel to the hopper of the mineral Chumpe processing plant;

●

Waste rock - Waste rock is hauled through the mine entrances and stored in the waste rock dump at Chumpe, which has a storage capacity of 320,000 m3 when reaching level 4156 (meters above sea level). Another 17 waste rock dumps are considered to be closed. Though the Closure Plan and its updates consider two types of covers for the closure of the waste rock dumps – one for none acid rock drainage generating material (NPAG) and another for potential acid rock drainage generating material (PAG) – no comprehensive study on potential acid rock drainage was available to review as to whether the different waste rock dumps are NPAG or PAG. No mention was found on differentiating PAG waste rock from NPAG waste rock or its differentiated management. To prevent rainfall runoff from getting into contact with the waste rock the implementation of collecting channels have been foreseen as part of the closure design of the larger dumps. No information has been found on the water percolating through the waste rock dumps; and

●	Ore processing - The ore is processed in the Chumpe mineral processing plant which has two separate flotation circuits:

o   One, of 2000 TMD in capacity, to process polymetallic ores; and

o   Another, of 500 TMD in capacity, to process the lead and silver oxide ore.

The process is conventional with stages of crushing, grinding, regrinding, selective flotation, and filtration, dispatch of concentrates and transport, and tailings storage.

●

Tailings - The tailings deposit is located at an elevation of 360 m and 2.6 km upstream of the existing processing plant and several camps and installations, in the location that once was the Yauricocha Lake. The tailings dam was built with compacted granular material of intrusive and metamorphic origin. The design considers growing the crest in five stages. According to the reports N° 1683-2013-MEM-AAM/MPC/RPP/ADB/LRM and N° 503-2015-MEM-DGAAM/DNAM/DGAM/D the global stability is stable under static and pseudo static conditions. SMCSA has obtained the authorization to operate the third stage of the tailings deposit and start the construction of the fourth stage. As to the PAMA and closure plan update, the tailings are considered PAG, as tailings deposited from 1979 to 1988 contains 31.4% of pyrite and tailings deposited from 1989 to 1996 contains 17.6% pyrite. No additional recent data and no comprehensive study on the mineralogical composition and drainage quality in the short, medium and long term were available to review in order to have a better understanding of the tailings geochemical-physical characteristics and its environmental implications.

o   Regarding water management:

-

Water in the tailings pond is composed of water from the tailings pulp, direct rainfall and mine water from the Victoria tunnel; clarified water from the tailings pond is pumped to a tank and returned to the processing plant by gravity, closing the circuit;

-	Filtrations are captured by a system of underdrains and sent towards the underdrain sump and pool for recirculation; and

-	Channels on the right and left of the tailings deposit capture the rainfall runoff preventing them to come into contact with the tailings.

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o   Regarding its management and control, SMCSA monitors the design parameters, the physical stability by piezometers installed in the tailings dam, and the cleaning of the rainfall runoff channels (SMCSA´s 2015 Annual Memory).

●

Domestic and industrial solid waste - SMCSA operates a sanitary landfill for domestic wastes and has warehouses for temporary storage of recyclable waste. Recyclable non-hazardous solid waste and hazardous solid waste are delivered to a solid waste traders company (EC/RS) and a solid waste server company (EPS/RS) respectively, both authorized by DIGESA, complying with the Regulations of the General Law of Solid Waste;

●	Effluent, surface and groundwater management and control:

o   Mine water - The mine water from the Klepetko tunnel is collected in a channel and directed to the water treatment plant at Chumpe where it is neutralized by adding lime and its solid particles depressed by adding flocculants;

o   Wastewater control - SMCSA operates three domestic wastewater treatment plants called PTARD as to the Spanish acronym for residual domestic waste water treatment plant:

-

One with a capacity of 17 m3/day, installed in the area Chumpe, and another with a capacity of 40 m3/day, installed in the La Esperanza areas, operate by activated sludge and multiple aeration. The treated water seeps into the subsoil; and

-

One with a capacity of 100 m3/day, installed in the Chumpe area, operates by means of sequential biological reactors (SBR). The treated water is incorporated in the mineral processing plant (zero effluent).

o   Surface water quality control - Monthly monitoring of water for quarterly reporting to the Ministry of Energy and Mines (MEM) and National Water Authority (ANA) includes verification of the compliance with Maximum Permissible Limits (D.S. N°010- 2010-MINAM) and Environmental Quality Standards for Water (D.S. N° 002- 2008-MINAM, as amended by D.S. N° 015-2015-MINAM); and

o   Groundwater quality control - Quarterly is monitored by nine piezometers.

●	Emissions and dust control:

o   Bi-quaternary monitoring two monitoring stations: one leeward from the processing plant and the other windward from the Chumpe mining camp; and

o   Dust prevention by wetting the road surfaces (dirt roads) during the dry season (vehicle traffic).

20.5 Operating and Post Closure Requirements and Plans

SMCSA has a closure plan with two amendments approved:

●	Yauricocha Mine Unit Closure Plan, approved by directorial resolution N°258-2009-MEM/AAM (08/24/2009) and Report N°999-2009-MEM-AAM/CAH/ MES/ABR;

●	Yauricocha Mine Unit Closure Plan Update, approved by directorial resolution N°495-2013-MEM-AAM (12/13/2013) and Report N°1683-2013-MEM-AAM/ MPC/ RPP/ADB/LRM; and

●	Yauricocha Mine Unit Closure Plan Modification, approved by directorial resolution N°002-2016-MEM-DGAAM (01/08/2016) and Report N°021-2016-MEM-DGAAM/DNAM/DGAM/ PC.

In 2007, a feasibility level Closure Plan for the Yauricocha Mining Unit was developed by CESEL S.A. following the requirements of the Peruvian legislation for mine closure, “Ley de Cierre de

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Minas”, Law N° 28090 and its Regulation, Supreme Decree N° 033-2005-EM and its amendments D.S. N° 035-2006-EM and D.S. N° 045-2006-EM. and based on the content recommended by the General Department of Mining Environmental Affairs (DGAAM, Dirección General de Asuntos Ambientales Mineros) in the Guideline for Preparation of Mine Closure Plans approved by Resolution R.D. N° 130-2006-AAM, dated April 2006.

This Closure Plan considers eight areas: Central, Cachi-Cachi, Éxito, El Paso, Ipillo, Chumpe, Yauricocha and Florida.

In 2012, pursuant to Peruvian regulations, the Mine Closure Plan was updated by Geoservice Ingeniería S.A.C. (and approved in 2013). In 2015, the time schedule of the Closure Plan was modified in accordance with the mine’s life timeline by a second amendment of the Closure Plan. This second amendment has been approved by the Peruvian Authorities.

20.6 Post-Performance or Reclamations Bonds

On January 15, 2016, a bank guaranty was renewed for the amount of US$14,346,816.00 as a guarantee of compliance for the Mine Closure Plan as to the Yauricocha Mine Unit Closure Plan Update, approved by directorial resolution N°495-2013-MEM-AAM (12/13/2013).

As to the second amendment of the closure plan, approved by directorial resolution N°002-2016-MEM-DGAAM (01/08/2016), the mining operator shall record the guarantee by varying annuities the first days of each year, so that the total amount required for final and post closure is recorded by January 2020 (Table 20-2).

Table 20-2: Closure Plan - Annual Calendar for Guarantee Payment

Due date	Amount (US$ including VAT)	Accumulated Amount (US$ including VAT)	Status of Payment
17/01/2015	0	0	done
17/01/2016	10,278	14,346,816	done
17/01/2017	101,706	14,458,801	To be provisioned
17/01/2018	226,708	14,685,508	To be provisioned
17/01/2019	418,972	15,104,480	To be provisioned
17/01/2020	813,268	15,917,747	To be provisioned
Total Payment		$15,917,747

    Source: Informe N°021-2016-MEM-DGAAM/DNAM/DGAM/ PC

20.7 Social and Community

SMCSA maintains a relationship with the peasant’s communities of San Lorenzo de Alis, Huancachi, Tomas and Tinco, and have subscribed to various agreements with those communities. To some extent, SMCSA maintains a relationship with the Santo Domingo de Larao peasant’s community. The company assists with various projects but have not subscribed to any agreement as Santo Domingo de Larao do no permit developing mining activities in their community.

20.7.1 Agreements

In compliance with its social responsibility policy, SMCSA has subscribed to various annual agreements with the surrounding peasant’s communities including San Lorenzo de Alis, Huancachi, Tomas and Tinco. These commitments are intended to promote and support the development of

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these communities address needs identified by the people themselves. The improvements are intended to primarily improve sheep raising by introducing improved livestock. Additionally, activities are intended to improve irrigation infrastructure and local communication by implementing local bridges and some roads.

Table 20-3 summarizes the annual agreements per community (2013 to 2016). Most of these commitments have been fulfilled with respect to the Delivery Acts subscribed at the completion of each commitment.

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Table 20-3: Annual Agreements per Community 2013 - 2016 - Summary

Community	Agreements	Compliance Document	Status
2013
CC de San Lorenzo de Alis	Agreement between the San Lorenzo de Alis Peasant’s Community and SMCSA - 2013	Record of Delivery 07/03/2014: pipes, water intakes, sedimentation ponds, break-pressure boxes).	Fulfilled
		Record of Delivery of 11/28/2014 (material for repair of irrigation, seeds and fertilizers)	Fulfilled
		Record of Delivery of 09/30/2014 Piscigranja bridge	Fulfilled
		Record of Delivery of 05/27/2014, Lloclla bridge.	Fulfilled
		Record of Delivery of 06/07/2014, Cantuchaca bridge	Fulfilled
		Bank deposit: check No. 00008055 6002355 1454424008 BCP 69 04/28/14	Fulfilled
		June and October 2013, multiple letter No. 005 / RRRCC / SMCSA / 2013	Fulfilled
CC de Huancachi	Minutes of Roundtable Meeting of the Huancachi Peasants Community Sociedad and SMCSA. 2013	Record of Delivery of 08/14/2015: 112 toilets.	Fulfilled
		Letter 033-2015/CC Huancachi: request. For transfer of the budget for hotel equipment	Fulfilled
CC de Tomas	Agreement between the Tomas Peasants Community Sociedad and SMCSA. 2013	Record of Delivery of 05/10/2013	Fulfilled
		Record of Delivery of 07/06/2013.	Fulfilled
		Multiple letter N° 003/RRCC/SMCSA/2013. Multiple letter N° 005/RRCC/SMCSA /2013	Fulfilled
	Supplemental Commitment under Convention. 2013	Record of Delivery of 06/16/2014	Fulfilled
		Record of Delivery 0f 07/11/ 2014.	Fulfilled
		Record of Delivery of 11/21/2014	Fulfilled
		Record of Delivery of 09/17/ 2014	Fulfilled
CC de Tinco	Supplementary Agreement between the Tinco Peasant’s Community and SMCSA	Record of Delivery 08/29/2014.	Fulfilled
		Letter N° 08-2014/RRCC/SMCSA	Fulfilled
2014, 2015 and 2016
CC de San Lorenzo de Alis	Agreement between the San Lorenzo de Alis Peasant’s Community and SMCSA.- 2014	Record of Delivery of 12/12/2015.	Fulfilled
		Record of Delivery of 12/12/2015	Fulfilled
	Agreement between the San Lorenzo de Alis Peasant’s Community and SMCSA. 2015	Record of Delivery of a pick up 0 km 04/18/2016	Fulfilled
		Contract: Zósimo Curi (consultant)	Fulfilled
		Letter N° 049/RRCC/SMCSA2015	Fulfilled
		Letter N° 011/RRCC/SMCSA/2015	Fulfilled
CC de San Lorenzo de Alis	Agreement between the San Lorenzo de Alis Peasant’s Community and SMCSA. 2016	Contract: Ing. Tomás Robert Martínez Meza (consultant)	In Process
		Consultant technical proposal and CVs	In Process
Fulfilled
		Record of Delivery of 06/14/2016.	In Process
CC de Huancachi	Minutes of Roundtable Meeting of the Huancachi Peasants Community Sociedad and SMCSA. 2014, 2015 and 2016	Record of Delivery of 05/28/2016	In Process
		Record of Delivery of 06/17/2014	Fulfilled
		None	In Process
CC de Tomas	Agreement between the Tomas Peasant’s Community and SMCSA. 2014 and 2015	Contract	In Process
		None	In Process
		Letter N°051/RRCC/SMCSA/2015	Fulfilled
		Letter N° 012/RRCC/SMCSA/2015	Fulfilled

  Source: UP Yauricocha, RRCC/SMCSA/ JUNIO 2016

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Community Relations Annual Plans are prepared and each program budgeted. Table 20-4 shows the investment for 2015.

Table 20-4: 2015 ´s Community Relations Annual Plan Investment

2015 Community Relations Annual Plan	Amount Budgeted (US$)	Amount Spent (US$)
Education	7,525.35	8,413.74
Healthcare	17,326.69	16,696.05
Local sustainable development	0.00	1,006.68
Basic infrastructure	48,459.01	43,445.65
Institutional and capabilities empowerment	26,785.71	6,108.00
Culture promotion	5,604.72	3,497.64
Total	$105,701.48	$79,167.76

Source: SMCSA, 2015, PLAN ANUAL_RRCC_2015

20.7.2 Assistance to Santo Domingo de Laraos Peasant’s Community

No agreements have been subscribed with the Santo Domingo Laraos peasant’s community as their authorities and people do not give the social license to perform mining activities in the area of Ipillo and other points of interest to SMCSA. Nevertheless, SMCSA has supported various small projects and support schools and other aspects of the community as indicates in the next table.

Table 20-5: Assistance to Santo Domingo de Laraos Peasant’s Community - Summary

Assistance	Status	Delivery Act
Renting a truck (0 km) they have acquired offering service to the mining unit	Fulfilled	Hire of truck August 26, 2014
Donation 01 melamine round table, a cabinet with decorative doors and 06 chairs	Fulfilled	Record of Delivery, June 26, 2014
Donation of 151 wooden poles 6 “x 2.5 M. L.	Fulfilled	Record of Delivery, April 21, 2015
Improving 2.5 km of roads to enable vehicle access from the Laguna Pumacocha to the Rock Paintings of Qilcasca	Fulfilled	Record of Delivery, April 2, 2015
Donation of S/. 3000 for the anniversary of the community	Fulfilled	Record of Delivery, August 31, 2015
Donation of 25 tracksuits for the magisterial community of the “avión” district	Fulfilled	Record of Delivery, July 6, 2015
Donation of the transport to deliver 50 recycled plastic cylinders for the construction of floating cages.	Fulfilled	Record of Delivery, June 29, 2015
Donation of 50 gallons of oil to the Municipal District of Laraos	Fulfilled	Record of Delivery, June 3, 2015
Donation of cleaning implements for Initial Educational Institution Laraos	Fulfilled	Record of Delivery, June 11, 2015
Donation of one truck of surplus wood for domestic use to the possessors of the “Success” area	Fulfilled	Record of Delivery, June 3, 2015
Donation of 50 gallons of oil to the peasant’s Community of Laraos	Fulfilled	Record of Delivery, March 19, 2015
Donation of a computer, printer and computer accessories	Fulfilled	Record of Delivery, March 29, 2015
Donation of 51 tracksuits for the students of the primary school of Laraos	Fulfilled	Record of Delivery, June 14, 2015

Source: UP Yauricocha, RRCC/SMCSA/ JUNIO 2016

20.8 Mine Closure

SMCSA is committed to perform progressive closure activities starting in 2015 and finishing in 2020, final closure in a span of two years and post-closure in five years (this latter is the minimum period required to achieve physical, geochemical and hydrological stability of the area occupied by the mining unit as per Peruvian legislation).

The mine closure objective is to recover conditions similar to pre-mining conditions and/or uses compatible with the surrounding environmental conditions.

Specific objectives are:

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●

Human health and safety.- Ensure public health and safety implementing measures to eliminate risks such as pollution caused by acid rock drainage or waste, that could be transported to populated areas by water or wind;

●

Physical stability. - Implement environmental and technical measures to maintain physical stability of the mining components in the short, medium and long term (including mine entrances, chimneys, waste rock dumps, tailings deposits, etc.) that must withstand seismic and hydrological extraordinary events;

●

Geochemical stability. - Implement measures to maintain chemical stability of the mining components in the short, medium and long term (including mine entrances, chimneys, waste rock dumps, tailings deposits, etc.) that must withstand ordinary and hydrological extraordinary hydrological events;

●

Land use. - Implement measures to enhance post-mining beneficial land use, restoring gradually soil fertility for agriculture, livestock, landscape and / or recreational use, considering the topographical conformation and integration into the landscape;

●

Water use. - Implement measures in the Production Unit Acumulación Yauricocha to prevent contamination of superficial and underground water, and focusing on restoring those water bodies, which have been potentially affected, by means of a strategic recovery for post-mining use.

20.8.1	Reclamation Measures during Operations and Project Closure

This section has been prepared based on the Yauricocha Mine Unit Closure Plan Update´s report N°1683-2013-MEM-AAM/MPC/ RPP/ADB/LRM.

20.8.2	Temporary Closure

In case of a temporary closure for a period less than three years, ordered or not by the competent authority, SMCSA will develop a detailed care and maintenance plan considering future operations and evaluating the social impacts associated with it.

The temporary closure considers:

●	Remove and save mobile equipment;

●	Demolition, salvage and disposal - not applicable during temporary closure;

●	Physical stability - maintain mine entrances, chimneys, tailing deposit, waste rock dumps, and infrastructure;

●	Geochemical stability - maintain tailings deposit and waste rock dumps sedimentation ponds to capture any drainage;

●	Hydrological stability - maintain canals and ditches in an operative state;

●	Landform - profiling the outer slope of the tailing deposit;

●	Social programs - mitigate impacts on local employment and local development implementing the following programs:

o   Communication, culture and participation program;

o   Environmental education and training program;

o   Health and responsible environmental management program; and

o   Citizenship: leadership, institutional strengthening and project transfers program.

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20.8.3	Progressive Closure

Progressive closure is performed simultaneously during operation and considers the following:

•	Dismantling - All materials in disuse will be dismantled.
•	Demolition, salvage and disposal - Not applicable during progressive closure.
•	Physical stability -
○	Open pits in disuse - the Mascota, Juliana, Pawac and Poderosa pits will be partially filled with surrounding waste rock and pit slopes will be stabilized by benching.
○	Mine entrances - two mine entrances will be closed by a masonry wall without drainage, and in one land forming using waste rock and a proper cover will be applied (refer to geochemical stability).
○	Waste rock dumps:
-	Waste rock from the Mascota, Juliana and Triada dumps will be removed to the Central pit;
-	Waste rock from the Mariela dump will be removed to the Central pit and Mariela mine entrance;
-	Waste rock from the Pawac dump will be removed to the Pawac pit;
-	Waste rock from the Poderosa dump will be removed to the Poderosa pit; and
-	The passive Triada waste rock dump and the Cachi-Cachi waste rock dump will be stabilized and covered.
•

Geochemical stability - implementing covers considering the material to be covered (i.e. its mineralogy, net neutralization potential, presence of acid drainage, granulometry, topography and slopes) considering two types:

○	Type 1, to cover none acid generating materials: 0.20 m of organic material, revegetated; and
○

Type 2 to cover acid generating materials: 0.20 m of organic material, overlaying a layer of 0.20 m draining material, overlaying a layer of 0.20 m clay material, overlaying a 0.20 m thick layer of limestone; and revegetated.

•	Hydrological stability - implementing collector channels considering two types:
○	Type 1: trapezoidal masonry channel with base and height of 0.50 m and 0.50 m and slope of 1H: 2V (flow 0.45 m3/s); and
○	Type 2: trapezoidal masonry channel with base and height of 0.60 m and 0.65 m and slope of 1H: 2V (flow 0.90 m3/s).
•	Landform - consist of leveling, re-contouring and organic soil coverage;
•	Revegetation - planting native grasses such as Stipa ichu and Calamagrostis sp.;
•	Social programs - programs are designed year by year considering the following topics:
○	Education;
○	Healthcare;
○	Local sustainable development;
○	Basic infrastructure;
○	Institutional and capabilities empowerment; and
○	Culture promotions.

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Table 20-6 list those components that have been closed as to October 2013 (as per report N°1683-2013-MEM-AAM/MPC/ RPP/ADB/LRM).

Table 20-6: Closed Components

Type	Component	Area	Description
		Mina Central	Tajo 24 de junio
	Open pit		Cuye
Mine		Mina Éxito	Éxito
	Mine entrances	Mina Central	Nv. 260 Bocamina 6565-NW (Mascota)
Nv. 260 Bocamina 5460-S (Juliana)
Nv. 230 Bocamina 2775-S (Mariela)
		Mina Éxito	Nv. 300 Bocamina-Rampa 7052-N
		Mina El Paso	Nv. 250 Bocamina 3522-NW
Nv. 210 Bocamina 4010-NW
	Chimneys	Mina Éxito	Chimenea 215-5 - superficie
Chimenea 301-6 - superficie
Waste disposal	Waste rock dumps	Mina Éxito	Depósito de desmonte Éxito
		Mina El Paso	Depósito de desmonte Nv. 250
Water treatment	Water treatment plant	Mina Éxito	Mine water treatment plant Exito

Source: Yauricocha Mine Unit Closure Plan Update´s report N°1683-2013-MEM-AAM/MPC/ RPP/ADB/LRM

20.8.4	Final Closure

For Final Closure, a final Updated Closure Plan must be presented detailing the closure specifications and process of public consultation. The following components must be closed as per the last approved updated closure plan:

•	Fourteen mine entrances - 9 in Central, 1 in Cachi-Cachi and 3 Ipillo;

•	Twelve chimneys - 6 in Central, 5 in Cachi-Cachi and 1 in Ipillo;

•	One tailing deposit - in Central;

•	Two Shafts - Central and Mascota;

•	Mineral processing plant - in Chumpe;

•	Eight Waste rock dumps - 3 in Central, 1 in Cachi-Cachi. 3 in Ipillo and 1 Chumpe;

•	Mine water treatment plant Chumpe (to treat 270 to 280 l/s from the Klepetko tunnel);

•	Domestic waste water treatment plant Chumpe (17 m3);

•	Domestic waste water treatment plant Yauricocha (40 m3);

•	Areas for material supply - 2 areas in Central, 2 in Chumpe and 2 in Yauricocha;

•	Two tunnel portals - Klepetko and Yauricocha (note, the Yauricocha tunnel is dry);

•	Two open pits - Central pit and Cachi-Cachi pit;

•	Other infrastructure:

○

Central Area - warehouse, compressors, shaft, winch, maintenance shop, carpentry, offices, chemical laboratory, camps (Vista Alegre, Esperanza, Hotel Americano and workers houses among others), and a sanitary and industrial landfills;

○	Chumpe Area - Mineral processing plant, central warehouse, fuel stock, junkyard, camps (Chumpe and Huacuypacha), workers houses, employees houses, school, stadium and market; and

○	Ipillo Area - 2 concrete slabs and a trench.

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Final closure is achieved when upon completion of the following:

•	Dismantling - An inventory of all reusable equipment will be prepared and all materials in disuse will be dismantled;
•	Cleaning - All materials that have been in contact with dangerous substances will be completely decontaminated;
•	Transfer of property program (e.g., transfer of access roads);
•	Demolition, salvage and final disposal;
•	Physical stability:
○	Open pits - the Central and Cachi-Cachi pits will be partially filled with surrounding waste rock and pit slopes will be stabilized by benching;
○	Mine entrances - the mine entrances will be closed by four types of plugs:
○	Type II, with a masonry wall and drainage;
○	Type III, of reinforced concrete without drainage;
○	Type V, filled with none acid generating waste rock without drainage, and an hermetic plug of massive concrete.
○	Chimneys - Type I, of reinforced concrete;
○	Yauricocha´s tailings deposit - As to civil design for closing condition; and
○	Areas for material supply - will be developed utilizing stable slopes by benching.
•

Geochemical stability - implementing covers considering the material to be covered (i.e. its mineralogy, net neutralization potential, presence of acid drainage, granulometry, topography and slopes) considering two types:

○	Type 1 - to cover none acid generating materials: 0.20 m of organic material; revegetated; and
○

Type 2 to cover acid generating materials: 0.20 m of organic material, overlaying a layer of 0.20 m draining material, overlaying a layer of 0.20 m clay material, overlaying a 0.20 m thick layer of limestone; and revegetated.

As to the Yauricocha´s tailings deposit, the Type 2 cover applies.

•	Hydrological stability - implementing collector channels considering five types:
○	Type 1 - trapezoidal masonry channel with base and height of 0.50 m and 0.50 m and slope of 1H: 2V (flow 0.45 m3/s);
○	Type 2 - trapezoidal masonry channel with base and height of 0.60 m and 0.65 m and slope of 1H: 2V (flow 0.90 m3/s);
○	Type 3 - trapezoidal masonry channel with base and height of 0.70 m and 0.75 m and slope of 1H:2V (flow 0.868 m3/s); applies to the Yauricocha´s tailings deposit and San Antonio waste rock deposit;
○	Type 4 - trapezoidal masonry channel with base and height of 0.80 m and 0.80 m and slope of 1H: 2V (flow 1.661 m3/s); applies to the Chumpe waste rock deposit; and
○	Type 7 - trapezoidal masonry channel with base and height of 0.90 m and 1.10 m and slope of 1H:2V (flow 3.047 m3/s); applies to the Cachi-Cachi Pit waste rock deposit Nv. 300.
•	Landform - consists of leveling, recontouring and organic soil coverage;
•	Revegetation - planting native grasses such as Stipa ichu and Calamagrostis sp;
•	Social programs - programs are designed year by year considering the following topics:
○	Environmental education and training program;

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○	Promote local sustainable development; and

○	Promote institutional and capabilities empowerment.

20.8.5	Closure Monitoring

Operational monitoring continues until final closure is achieved (see Section 20.8.4).

20.8.6	Post-Closure Monitoring

This section summarizes the post closure monitoring per the Yauricocha Mine Unit Closure Plan Update´s report N°1683-2013-MEM-AAM/MPC/RPP/ADB/LRM:

•

Physical stability monitoring - Monitoring of possible displacements and settlements, cracks, slip surfaces control in mine entrances, open pits, tailings deposit, waste rock dumps, camps and auxiliary related installations by topographic landmarks control (fixed concrete bases and stainless plates). The established monitoring frequency for the first two years is bi-annual, and for the following three years annually.

•

Geochemical monitoring - Monitoring of tailings deposit, waste rock dumps, and open pits inspecting the cover´s surface for cracks and slip surfaces. The established monitoring frequency is bi-annual for the first two years and annually for the following three years;

•

Hydrological monitoring - Inspection of the hydraulic components of the tailings deposit, waste rock dumps, and open pits for (structural) fissures, settlements, collapsing and flow obstructions. The established monitoring frequency for the first two years is bi-annual, and for the following three years annually.

•

Water quality monitoring - In three monitoring stations (MA-1, MA-2, MA-3, see footnote 1) for: pH, electrical conductivity, total suspended solids, total dissolved solids, nitrates, alkalinity, acidity, hardness, total cyanide, cyanide wad, ammonium, sulphates, total metals (Al, As, Cd, Ca, Cu, Fe, Pb, Hg, Mo, Ni, Se and Zn), DBO5, DQO, dissolved oxygen. The established monitoring frequency for the first two years is quaternary, and for the following three years bi-annual. No groundwater quality monitoring has been contemplated.

•

Sediments monitoring - Data from three monitoring stations (MA-1, MA-2, MA-3, see footnote) is analyzed for: total metals (Al, As, Cd, Ca, Cu, Fe, Pb, Hg, Mo, Ni, Se and Zn), total cyanide. The data collected shall be compared with reference values for the National Oceanic and Atmospheric Administration of the USA. The established monitoring frequency for the first two years is bi-annual, and annual for the following three years.

•

Hydrobiological monitoring - In three monitoring stations (MA-1, MA-2, MA-3, see footnote) for: phytoplankton, zooplankton, bentos, macrophytas. The established monitoring frequency for the first two years is bi-annual, and annual for the following three years.

•

Biological monitoring - Vegetation control to verify the effectiveness of the plant cover systems evaluating the extent of engraftment of the species, the success of the revegetation systems and the need for complementary planting, seeding, fertilization and vegetation

1 MA-1: Tingo river (UTM: N 424,650; E 8,642,250), MA-2: Milpoca Lake (UTM: N 423,975; E 8,634,588), MA-3: Rodiana creeck wetland (UTM: N 427,310; E 8,631,000).

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control. The established monitoring frequency for the first two years is bi-annual, and annual for the following three years.

•

Social monitoring - Monitoring to ensure the quality and accuracy of the information collected in the field, ensure the compliance with the goals and achievements of the objectives of the social activities and programs, and achieve its sustainability.

Table 20-7: Post Closure Social Program Monitoring

Code	Activities and Tasks	Goals	Resources	Indicators	Proofs	Instruments	Frequency
001 training program to develop productive capacities	Selection of persons to participate in the program coordinating with the mining unit and with the beneficiaries, 5 workshops per year	50 people trained annually, 150 people in trained three years	A specialist in development of productive capacities, educational materials, mobility, travel expenses	Number of participants, number of workshops held, field visits	List of attendees, photographic panel, readings and manuals	Convocation of the population of the area of influence and coordination with the stakeholders	Bi-anual/ anual
002 Educational environmental monitoring program	1 workshop to sensitize the population in the area of influence. Training in social monitoring using teaching modules	10 people trained annually for three years, 1 representative for each peasant community as social monitor, 1 monitoring committee	Didactic materials, flipcharts, markers, multimedia, etc. a specialist in environmental education	Number of people of the population of the area of influence trained	List of workshop attendees and field visits, pictures, input and output proofs	Beneficiary population survey on perceptions	Bi-anual/ anual

    Source: Yauricocha Mine Unit Closure Plan Update´s report N°1683-2013-MEM-AAM/MPC/ RPP/ADB/LRM

20.8.7	Reclamation and Closure Cost Estimate

Table 20-8 and Table 20-9 summarize the results of the updated cost analysis.

Table 20-8: Closure Plan - Results of the Updated Cost Analysis (US$)

Description	Progressive Closure	Final Closure	Post Closure	Total
Direct costs	1,204,266	8,649,603	723,607	10,577,476
General costs	120,427	864,960	72,361	1,057,748
Utility	96,341	691,968	57,889	846,198
Engineering	48,171	345,984	28,944	423,099
Supervision , auditing & administration	48,171	345,984	28,944	423,099
Contingency	48,171	345,984	28,944	423,099
Total	1,565,547	11,244,483	940,689	13,750,719
VAT	281,798	2,024,007	169,324	2,475,129
Total Budget	1,847,345	13,268,490	1,110,013	16,225,848

    Note: SRK has made minor adjustments where amounts in the original table did not add properly. The final amount is unchanged

    Source: Report N°021-2016-MEM-DGAAM/DNAM/DGAM/ PC and Report N° 170-2015/MEM-DGM-DTM-PCM

 Table 20-9: Closure Plan – Summary of Investment per Year (US$)

Year	Annual Investment	Totals	Closure Stage
2015	29,029	1,565,510	Progressive
2016	279,204
2017	473,448
2018	462,849
2019	203,311

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2020	117,669
2021	4,894,393	11,244,484	Final
2022	6,350,091
2023	268,768	940,688	Post
2024	268,768
2025	134,384
2026	134,384
2027	134,384
Total	13,750,682	13,750,682

    Note: The totals in the tables reproduced as 20-8 and 20-9 difference in 37 US$ to some material mistake.

    Source: Report N°021-2016-MEM-DGAAM/DNAM/DGAM/ PC and Report N° 170-2015/MEM-DGM-DTM-PCM

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21	Capital and Operating Costs

As part of the verification process to certify the reserves presented in this report, SRK conducted an economic valuation of the Yauricocha Project including only reserve material. This section outlines the capital and operating costs considered in this valuation. All costs presented in this section are first semester 2016 US dollars, unless stated otherwise.

21.1	Capital Costs

Using an average mining/processing rate of 1,729 /d and a maximum rate of 2,077 t/d, the Yauricocha reserves should support the project until the end of the first quarter of 2021.

Considering this life of mine, the Project’s technical team prepared an estimate of capital required to sustain the mining and processing operations. This capital estimate is broken down into the following main areas.

•	Mine Development;
•	Project Sustaining;
•	Equipment Sustaining;
•	Expansion of Existing Mines;
•	Installation of New Mines; and
•	Exploration.

Mine development is related to any production development that is capitalized. Most of the production development costs are included in the mining operating cost, but it is estimated that around 5% of the development meters will be capitalized. The Project’s average development cost is based on actual numbers for the first semester of 2016 and projected numbers for the remainder months of this year. The cost considered is US$842/m, and is supported by the numbers in Table 21-1.

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Table 21-1: Average Development Cost (Actual)

Type of Development	Meters	%	Cost (US$/m)
Horizontal
Development 3.0 x 3.0	2,280	11.53%	835
Development 3.5 x 3.0	1,588	8.03%	900
Development 3.5 x 3.5	2,415	12.22%	1089
Development 4.0 x 4.0	57	0.29%	1200
Exploration 3.0 x 3.0	650	3.29%	835
Preparation 1.5 x 2.1	321	1.62%	362
Preparation 2.4 x 2.4	482	2.44%	590
Preparation 3.0 x 3.0	7,483	37.84%	835
Preparation 3.5 x 3.0	2,802	14.17%	900
Preparation 3.5 x 3.5	304	1.54%	1089
Preparation 4.0 x 4.0	4	0.02%	1200
Vertical
Development d=1.8	100	0.51%	362
Preparation 1.2 x 2.4	419	2.12%	516
Preparation 1.5 x 1.5	123	0.62%	362
Preparation d=1.8	744	3.76%	362
Total	19,774	100.00%	$842

  Source: Sierra Metals, 2016

The estimate of amount of development required for the production is based on a ratio between ore production and development meters, which is 1.3 meters per one thousand metric tonnes of ore. The basis of this ratio is the actual numbers of production of 2016, which presented an amount of underground ore of 33,138 t and 9,194 m of development for the first semester of the year. The capital estimate considers that only 5% of this development will be capitalized, while the remainder 95% is covered by mine operating costs.

Project sustaining capital includes a number of various projects, including adjustments to groundwater pumping, water treatment, underground mine ventilation, Cachi-Cachi and Central Mine shafts, tailings dam expansion, improvements to hoisting systems, closure of older mining areas, etc.

Equipment sustaining cost includes the capital to maintain and replace mine and plant equipment.

Expansion of existing areas and development of new areas is included in the capital. This includes Project Victoria, drilling of Central Mine, Yauricocha’s tunnel and shaft, Mascota’s shaft, the Esperanza Project and other smaller mine development/expansion projects.

Exploration capital will be used in the exploration of future mining opportunities within the company’s mining and exploration concessions.

In addition to the capital requirements presented above, the evaluation also includes an estimate of working capital requirements based on the following terms:

•	30 days delay in payment of product sales;

•	30 days delay in payables, excluding labor; and

•	60 days inventory of items associated with mining, processing and product transportation.

As this is a currently operating/producing Project, SRK considered that the company already has the necessary working capital in place, estimated at around US$7.2 million, based on the premises disclosed above.

The yearly capital expenditure by area is summarized in Table 21-2.

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Table 21-2: Capital Summary

Description	2016 (US$000’s)	2017 (US$000’s)	2018 (US$000’s)	2019 (US$000’s)	2020 (US$000’s)	2021 (US$000’s)
Development	795	821	787	806	764	127
Projects	2,772	3,979	4,728	5,322	4,822	0
PP&E	1,780	1,500	1,500	1,500	1,500	0
Mine Expansion	1,674	2,500	2,500	3,100	3,100	0
Growth	6,480	3,750	3,750	1,000	1,500	0
Exploration	525	0	0	0	0	0
Total Capital	$14,024	$12,550	$13,266	$11,728	$11,686	$127

Source: Sierra Metals, 2016

21.2	Operating Costs

The basis of the operating cost estimate is a first principles approach based on site specific data. Sierra Metal’s technical team provided SRK with their cost estimate on a yearly basis for the projected life of mine. The costs were broken down into three main areas, as follows:

•	Mining;

•	Processing; and

•	G&A.

Table 21-3 and Table 21-4 show a summary of total operating costs and unit operating costs.

Table 21-3: Operating Cost Summary

Area	Total (US$000’s)	2016 (US$000’s)	2017 (US$000’s)	2018 (US$000’s)	2019 (US$000’s)	2020 (US$000’s)	2021 (US$000’s)
Mine	145,624	30,157	31,142	26,727	27,364	25,924	4,310
Plant	40,149	7,784	8,039	7,710	7,894	7,479	1,243
G&A	25,247	4,508	4,456	5,049	5,319	5,064	852
Total	$211,020	$42,449	$43,637	$39,485	$40,577	$38,466	$6,406

Source: Sierra Metals, 2016

Table 21-4: Unit Operating Cost Summary

Area	Average (US$/t)	2016 (US$/t)	2017 (US$/t)	2018 (US$/t)	2019 (US$/t)	2020 (US$/t)	2021 (US$/t)
Mine	38.45	41.07	41.07	36.75	36.75	36.75	36.75
Plant	10.60	10.60	10.60	10.60	10.60	10.60	10.60
G&A	6.67	6.14	5.88	6.94	7.14	7.18	7.26
Total	$55.72	$57.81	$57.55	$54.29	$54.50	$54.53	$54.62

Source: Sierra Metals, 2016

The mining cost was developed from the following from eight individual functions that comprise the mining operation. Table 21-5 presents each function and its associated unit cost.

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Table 21-5: Mining Operation Cost by Functions

Area	2016 (US$/t)	2017 (US$/t)	2018 (US$/t)	2019 (US$/t)	2020 (US$/t)	2021 (US$/t)
Labor	5.80	5.80	5.19	5.19	5.19	5.19
Exploration and Development	1.69	1.69	1.51	1.51	1.51	1.51
Preparation and Exploitation	22.47	22.47	20.11	20.11	20.11	20.11
Power	1.83	1.83	1.63	1.63	1.63	1.63
Aux. Services	1.81	1.81	1.62	1.62	1.62	1.62
Maintenance	1.83	1.83	1.64	1.64	1.64	1.64
General Mine Expenses	5.28	5.28	4.73	4.73	4.73	4.73
Haulage	0.36	0.36	0.32	0.32	0.32	0.32
Total	$41.07	$41.07	$36.75	$36.75	$36.75	$36.75

Source: Sierra Metals, 2016

The processing cost was developed from the following from seven individual functions that compose the processing operation; Table 21-6 presents each function and its associated unit cost.

Table 21-6: Processing Operation Cost by Functions

Area	2016 (US$/t)	2017 (US$/t)	2018 (US$/t)	2019 (US$/t)	2020 (US$/t)	2021 (US$/t)
Labor	2.03	2.03	2.03	2.03	2.03	2.03
Grinding	1.08	1.08	1.08	1.08	1.08	1.08
Flotation, Thickening and Filtering	3.42	3.42	3.42	3.42	3.42	3.42
Power	2.32	2.32	2.32	2.32	2.32	2.32
Laboratory	0.14	0.14	0.14	0.14	0.14	0.14
Maintenance	0.30	0.30	0.30	0.30	0.30	0.30
General Plant Expenses	1.32	1.32	1.32	1.32	1.32	1.32
Total	$10.60	$10.60	$10.60	$10.60	$10.60	$10.60

Source: Sierra Metals, 2016

The G&A cost estimate divided into selling expenses and administrative expenses. Note that the G&A cost includes all the expenses with marketing, selling and transporting the products to market. The selling expenses and administrative expenses were broken into various functions, which are presented in Table 21-7 and Table 21-8.

Table 21-7: Selling Expenses Cost by Functions

Area	2016 (US$/t)	2017 (US$/t)	2018 (US$/t)	2019 (US$/t)	2020 (US$/t)	2021 (US$/t)
Salaries & Benefit	0.081	0.122	0.120	0.125	0.123	0.123
Consulting and Professional Fees	0.021	0.026	0.025	0.026	0.026	0.026
Rent Expense	0.003	0.002	0.002	0.002	0.002	0.002
Maintenance	0.001	0.003	0.003	0.003	0.003	0.003
Communication	0.019	0.016	0.015	0.016	0.016	0.016
Supplies	0.003	0.002	0.001	0.002	0.002	0.002
Assay & Sampling	0.079	0.088	0.087	0.090	0.089	0.089
Supervision & Shipping Expense	0.025	0.024	0.023	0.024	0.024	0.024
Other	0.001	0.001	0.001	0.001	0.001	0.001
Concentrate Transportation	3.037	3.000	4.039	4.039	4.039	4.039
Total	$3.270	$3.283	$4.317	$4.329	$4.324	$4.324

Source: Sierra Metals, 2016

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Table 21-8: Administrative Expenses Cost by Functions

Area	2016 (US$/t)	2017 (US$/t)	2018 (US$/t)	2019 (US$/t)	2020 (US$/t)	2021 (US$/t)
Salaries and benefits	1.83	1.80	1.83	1.96	1.99	2.05
Consulting and professional fees	0.30	0.17	0.17	0.18	0.19	0.19
Legal fees	0.07	0.07	0.07	0.07	0.07	0.08
Audit fees	0.11	0.10	0.10	0.11	0.11	0.12
Travelling expense	0.03	0.03	0.03	0.03	0.03	0.03
Marketing and advertising	0.01	0.01	0.01	0.01	0.01	0.01
Rent expense	0.12	0.11	0.11	0.12	0.12	0.12
Penalties and taxes	0.03	0.03	0.03	0.03	0.03	0.03
Insurance expense	0.02	0.01	0.01	0.01	0.01	0.01
Maintenance and repairs	0.04	0.03	0.03	0.04	0.04	0.04
Communications expense	0.08	0.08	0.09	0.09	0.09	0.10
Supplies	0.05	0.05	0.05	0.05	0.05	0.05
Bank charges	0.09	0.05	0.05	0.05	0.05	0.05
Other	0.14	0.06	0.06	0.07	0.07	0.07
SAP Adjustment	(0.03)	-	-	-	-	-
Total	$2.87	$2.59	$2.62	$2.81	$2.85	$2.94

Source: Sierra Metals, 2016

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22	Economic Analysis

Sierra Metals is a producing issuer as defined by Section 1.1 of NI 43-101, and Yauricocha is an operating mine with a significant production history. A technical economic model was prepared by SRK to evaluate the Project. This model is based on annual production assumptions and the market conditions, cost estimates, sales deductions and costs and royalties and taxes provided by Sierra Metal’s technical team. This section discloses these assumptions and comments on the profitability of the reserves. The economic model was prepared under the assumption of 100% equity. All financial data is real terms using first half 2016 dollars. Currency is in real term U.S. dollars (US$), unless otherwise stated.

22.1	Assumptions External to Project

This valuation is based on metal prices provided by SMCSA and reviewed by SRK. SMCSA currently has contracts for the provision of its concentrates; however, SRK did not review the details of existing contracts. The provided price curve has good adherence with current spot prices and general consensus of market forecasters. The metal price assumption is presented in Table 22-1.

Table 22-1: Metal Prices

Year	Au (US$/oz)	Ag (US$/oz)	Cu (US$/lb)	Pb (US$/lb)	Zn (US$/lb)
2016	1,251.00	16.76	2.28	0.86	0.94
2017	1,300.00	16.50	2.38	0.86	0.93
2018	1,293.00	17.00	2.50	0.90	0.98
2019	1,300.00	17.62	2.75	0.92	1.00
2020	1,300.00	18.00	2.93	0.95	1.00
2021	1,300.00	18.00	3.00	0.95	1.00

Source: Sierra Metals, 2016

22.2	Commercial Assumptions

Yauricocha is a polymetallic operation that currently produces lead, zinc and copper concentrates, which are sold to various smelters with slightly different specs. This valuation was prepared using concentrate sales proceeds and revenue generated by the Yauricocha operation alone. SRK understands that the company also deals into the sales of third party concentrates, but these were not considered in this valuation. Specific price assumptions were calculated from the aforementioned price curve and through the application of appropriate discounts and premiums based on the physical characteristics and qualities of each product. Product types from Yauricocha are described below:

•	Lead concentrate also containing gold and silver;

•	Zinc concentrate; and

•	Copper concentrate also containing gold and silver.

22.3	Taxes Depreciation and Royalties

The analysis of the Yauricocha Project includes a total of 30% of income taxes over taxable income. Losses carried forward are used when possible, limited to 50% of profits.

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A depreciation schedule was calculated by SRK, assuming that the Project is able to depreciate all of its assets by the end of the mine life, which occurs on 2021, based on the reserves disclosed in this report. The depreciation also considers that the Project currently hold an amount of US$43.5 million of installed assets that are yet to be depreciated

The Project includes payment of two types of governmental royalties, the first called a mining royalty and the second called a special mining tax. Both royalties are calculated as a rate depending on the ratio between the EBIT and the Net Revenue. This rate is applied on top of the EBIT, with the difference that the mining royalty can be replaced by a minimum rate of 1% over the net revenue, in case this 1% is higher than the mining royalty rate over the EBIT. The rates for each royalty are presented in Table 22-2.

Table 22-2: Yauricocha Royalty Rates

	Special Mining Tax		Mining Royalty
EBIT (%)	Marg. (%)	Cum. (%)	Marg. (%)	Cum. (%)
0.00	0.00	0.00	0.00	0.00
10.00	2.00	0.20	1.00	0.10
15.00	2.40	0.32	1.75	0.19
20.00	2.80	0.46	2.50	0.31
25.00	3.20	0.62	3.25	0.48
30.00	3.60	0.80	4.00	0.68
35.00	4.00	1.00	4.75	0.91
40.00	4.40	1.22	5.50	1.19
45.00	4.80	1.46	6.25	1.50
50.00	5.20	1.72	7.00	1.85
55.00	5.60	2.00	7.75	2.24
60.00	6.00	2.30	8.50	2.66
65.00	6.40	2.62	9.25	3.13
70.00	6.80	2.96	10.00	3.63
80.00	7.60	3.70	11.50	4.74
85.00	8.00	4.10	12.00	5.34
90.00	8.40	4.52	12.00	5.34

Source: Sierra Metals, 2016

22.4	Production Assumptions

22.4.1	Base Case

The life of mine (LoM) mine production schedule estimates that the mine will produce about 1.58 Mt of run of mine (RoM) at the following average metal grades:

•	Au: 0.62 g/t;

•	Ag: 61.12 g/t;

•	Cu: 0.84%;

•	Pb: 1.15%; and

•	Zn: 2.92%.

The details of the life of mine RoM production are presented in Table 22-3. Note that only Proven and Probable reserve material is included in this economic analysis. Site personnel generate an alternate mine plan which includes Inferred Mineral Resources that are considered too speculative

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geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves.

Table 22-3: Mine Production Summary

Area	Description	Value	Units
Mina Central	Development	2,030	m
	Antacaca Ore	121	kt
	Antacaca Sur Ore	406	kt
	Rosaura Ore	218	kt
	Catas Ore	833	kt
	Mina Central Total Ore	1,578	kt
Mascota	Development	291	m
	Mined Ore	227	kt
	Mascota Total Ore	227	kt
Cachi-Cachi	Development	412	kt
	Elissa Ore	116	kt
	Escondida Ore	90	kt
	Karlita Ore	87	kt
	Zulma Ore	20	kt
	Total Ore Mined	8	kt
	Cachi-Cachi Total Ore	320	kt
Cuerpos Pequenos	Development	135	m
	Contacto Occidental Ore	5	kt
	Contacto Oriental Ore	4	kt
	Contacto Sur Medio	14	kt
	Contacto Sur Medio I	1	kt
	Contacto Sur Medio II	27	kt
	Cuye Ore	6	kt
	Marita Ore	11	kt
	Juliana Ore	7	kt
	Gallito Ore	15	kt
	Butz Ore	14	kt
	Cuerpos Pequenos Total Ore	105	kt
Esperanza	Development	1,955	kt
	Mined Ore	1,520	kt
	Esperanza Total Ore	1,520	kt
Pozo Rico	Pozo Rico	0	m
	Development	48	m
	Pozo Rico Total Ore	48	kt
Totals	Development	4,870	m
	Mined Ore	3,787	kt
	Daily Mining Rate	1,729	t/d
	Gold Grade, Mined	0.62	g/t
	Silver Grade, Mined	61.12	g/t
	Copper Grade	0.84%
	Lead Grade, Mined	1.15%
	Zinc Grade, Mined	2.92%
	Contained Gold, Mined	75.9	koz
	Contained Silver, Mined	7,442	koz
	Contained Copper, Mined	69,738	klb
	Contained Lead, Mined	95,893	klb
	Contained Zinc, Mined	243,949	klb

Source: SRK, 2016

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The RoM is broken down into four types of material, polymetallic ore, lead oxide ore, copper oxide ore and copper sulfide ore. The plant feed is summarized in Table 22-4.

Table 22-4: Plant Feed Summary

Description	Value	units
RoM Feed
Polymetallic Ore, Processed	3,549	kt
Lead Oxide Ore, Processed	232	kt
Copper Oxide Ore, Processed	0	kt
Copper Sulfide Ore, Processed	6	kt
Total RoM Processed	3,787	kt
Average Processing Rate	1,729	t/d
Milled Ore Gold Grade, Processed	0.62	g/t
Milled Ore Silver Grade, Processed	61.12	g/t
Milled Ore Copper Grade, Processed	0.84	%
Milled Ore Lead Grade, Processed	1.15	%
Milled Ore Zinc Grade, Processed	2.92	%
Milled Ore Gold Content, Processed	75.9	koz
Milled Ore Silver Content, Processed	7,442	koz
Milled Ore Copper Content, Processed	69,734	klb
Milled Ore Lead Content, Processed	95,884	klb
Milled Ore Zinc Content, Processed	243,936	klb

                    Source: SRK, 2016

Lead concentrate is produced from the processing of polymetallic ore and lead oxide ore. The life of mine production of lead concentrate is presented in Table 22-5.

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 Table 22-5: Lead Concentrate Production Summary

Item	Value	Unit
Polymetallic Ore Lead Concentrate
Concentrate Gold Grade	3.78	g/t
Concentrate Silver Grade	1,943	g/t
Concentrate Copper Grade	0%
Concentrate Lead Grade	59.69%
Concentrate Zinc Grade	0%
Recovery
Gold	9.0%
Silver	52.2%
Copper	0.0%
Lead	84.4%
Zinc	0.0%
Concentrate Yield	50.0	kt (dry)
Lead Oxide Lead Concentrate
Concentrate Gold Grade	6.62	g/t
Concentrate Silver Grade	1,524	g/t
Concentrate Copper Grade	0%
Concentrate Lead Grade	48.58%
Concentrate Zinc Grade	0%
Recovery
Gold	24.0%
Silver	31.5%
Copper	0.0%
Lead	56.4%
Zinc	0.0%
Concentrate Yield	9.4	kt (dry)
Lead Sulfide Lead Concentrate
Concentrate Gold Grade	15.03	g/t
Concentrate Silver Grade	3,474	g/t
Concentrate Copper Grade	0%
Concentrate Lead Grade	27.08%
Concentrate Zinc Grade	0%
Recovery
Gold	16.0%
Silver	21.1%
Copper	0.0%
Lead	9.2%
Zinc	0.0%
Concentrate Yield	2.8	kt (dry)

Source: SRK, 2016

Zinc concentrate is produced from the processing of polymetallic ore. The life of mine production of zinc concentrate is presented in Table 22-6.

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Table 22-6: Zinc Concentrate Production Summary

Item	Value	Unit
Zinc Concentrate
Concentrate Gold Grade	0.00	g/t
Concentrate Silver Grade	0	g/t
Concentrate Copper Grade	0.0	%
Concentrate Lead Grade	0.0	%
Concentrate Zinc Grade	51	%
Recovery
Gold	0	%
Silver	0	%
Copper	0	%
Lead	0	%
Zinc	90	%
Concentrate Yield	193.4	kt (dry)

Source: SRK, 2016

Copper concentrate is produced from the processing of polymetallic ore and copper sulfide ore. The life of mine production of copper concentrate is presented in Table 22-7.

Table 22-7: Copper Concentrate Production Summary

Item	Value	Unit
Polymetallic Ore Copper Concentrate
Concentrate Gold Grade	3.06	g/t
Concentrate Silver Grade	502	g/t
Concentrate Copper Grade	27.3	%
Concentrate Lead Grade	0.0	%
Concentrate Zinc Grade	0	%
Recovery
Gold	9.0	%
Silver	16.7	%
Copper	55.1	%
Lead	0.0	%
Zinc	0.0	%
Precipitate Yield	61.8	kt (dry)
Copper Sulfide Ore Copper Concentrate
Concentrate Gold Grade	0.14	g/t
Concentrate Silver Grade	10.1	g/t
Concentrate Copper Grade	21.0	%
Concentrate Lead Grade	0.0	%
Concentrate Zinc Grade	0	%
Recovery
Gold	35.0	%
Silver	66.0	%
Copper	90.0	%
Lead	0.0	%
Zinc	0.0	%
Precipitate Yield	1.4	kt (dry)

Source: SRK, 2016

Current contracts for the sales of the metal concentrates establishes the terms for the payment of each metal contained in the products. These Net Smelter Return (NSR) Terms are presented in Table 22-8.

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  Table 22-8: Concentrate NSR Terms

Item	Value	Unit
Lead Concentrate
Au Minimum Deduction	1.00	g/t
Au Payability Factor	95%
Au Refining Charge	20.00	US$/oz
Ag Minimum Deduction	50.00	g/t
Ag Payability Factor	95%
Ag Refining Charge	2.40	US$/oz
Pb Minimum Deduction	3.0	% points
Pb Payability Factor	95%
Pb Treatment Charge	285.00	US$/t
Price Participation
Lower Base Price (US$/t)	1,800.00	US$/t
Upper Base Price (US$/t)	1,900.00	US$/t
Lower Premium (US$/t)	0.16	US$/t
Upper Premium (US$/t)	0.15	US$/t
Zinc Concentrate
Zn Minimum Deduction	8.0	% points
Zn Payability Factor	85%
Zn Treatment Charge	258.90	US$/t
Price Participation
Lower Base Price (US$/t)	1,725.00	US$/t
Upper Base Price (US$/t)	1,850.00	US$/t
Lower Premium (US$/t)	0.16	US$/t
Upper Premium (US$/t)	0.15	US$/t
Copper Concentrate
Au Minimum Deduction	1.50	g/t
Au Payability Factor	95%
Au Refining Charge	6.00	US$/oz
Ag Minimum Deduction	75.00	g/t
Ag Payability Factor	95%
Ag Refining Charge	1.50	US$/oz
Cu Minimum Deduction	1.1	% points
Cu Payability Factor	97%
Cu Refining Charge	0.20	US$/lb

    Source: SRK, 2016

22.5	Analysis Conclusions

Yauricocha is a polymetallic mine that produces and sells lead, zinc and copper concentrates. Zinc is the biggest contributor to the project revenue and corresponds to approximately 41% of value. Copper is considered a secondary co-product to zinc, corresponding to 23% of the revenue. Lead, silver and gold are considered by-products of the operation and each contribute 18%, 15% and 3%, respectively, to the mine’s revenue. Figure 22-1 presents a graphical representation of each metals contribution to the Project’s revenue.

The reserves stated in this report support a profitable operation under the cost and market assumptions discussed in this report.

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Source: SRK, 2016

Figure 22-1: Metal Contribution to Revenue

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23	Adjacent Properties

SRK is not aware of any adjacent properties to the Yauricocha mine as defined under NI 43-101.

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24	Other Relevant Data and Information

SRK knows of no other relevant data at this time.

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25	Interpretation and Conclusions

25.1	Exploration

SRK is of the opinion that the exploration at Yauricocha is being conducted in a reasonable manner and is supported by an extensive history of discovery and development. Recent exploration success at Esperanza will continue to develop in the near term and SRK notes that other areas near the current mining operation remain prospective for additional exploration, and that these will be prioritized based on the needs and objectives of the Yauricocha Mine.

The understanding of the geology and mineralization at Yauricocha is based on a combination of geologic mapping, drilling, and development sampling that guides the ongoing mine design. SRK has reviewed the methods and procedures for these data collection methods and notes that they are generally reasonable and consistent with industry best practice. The validation and verification of data and information supporting the mineral resource estimation has historically been deficient, but strong efforts are being made to modernize and validate the historic information using current, aggressive QA/QC methods and more modern practices for drilling and sampling. SRK notes that the majority of the remaining resources in areas such as Mina Central and Cachi-Cachi are supported by more modern data validation and QA/QC, and that new areas like Esperanza feature extensive QA/QC and third-party analysis.

The current QA/QC program is aggressive and should be providing very high confidence in the quality of the analytical data. Unfortunately, the results from both ALS and the Chumpe laboratories show significant failures which could be related to a number of factors that may be out of the control of the laboratory.

SRK is of the opinion that the current procedures and methods for the data collection and validation are reasonable and consistent with industry best practices, but that there are opportunities to improve this going forward. For example, the current management of the “database” is effectively maintained through a host of individual Excel files, which is not consistent with industry best practice. Modern best practices generally feature a unified database software with all of the information compiled and stored in one place, with methods and procedures in place to verify the data and prevent tampering.

25.2	Mineral Resource Estimate

The procedures and methods supporting the mineral resource estimation have been developed in conjunction with Minera Corona geological personnel, and the resource estimations presented herein have been conducted by independent consultants using supporting data generated by site personnel. In general, the geologic models are defined by the site geologists using manual and 3D modeling techniques from drilling and development information. These models are used to constrain block models, which are flagged with bulk density, mine area, depletion, etc. Grade is estimated into these block models using both drill and channel samples, and applying industry-standard estimation methodology. Mineral resources estimated by the independent consultants are categorized in a manner consistent with industry best practice, and are reported above reasonable unit value cut-offs.

SRK is of the opinion that the resource estimations are suitable for public reporting and are a fair representation of the in-situ contained metal for the Yauricocha deposit.

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25.3	Mineral Reserve Estimate

The Yauricocha Mine is a producing operation with a long production history. The procedures and methods supporting the mineral reserve estimation have been developed by SRK in conjunction with Sierra Metals mine planning personnel. The reserve estimates presented herein have been conducted by independent consultants using supporting data generated by the site

In general, each mining area is evaluated using reasonable mining block shapes based on the mining method applicable to the zone. Data and information supporting the mining recovery, mining dilution, reconciliation-based grade adjustments, metallurgical recoveries, consensus commodity pricing, and treatment and refining charges have been provided by Sierra Metals and reviewed by SRK. These factors are used to calculate unit values for the blocks in the models. Historic and expected direct and indirect mining, processing and general and administrative costs were provided by Sierra Metals. To be considered economic, the Net Smelter Return (NSR) value of the mining block must be greater than the economic cutoff. Mining blocks below the economic cutoff but above the marginal cutoff are, in some cases, included in the reserve where they are in between or immediately adjacent to an economic block and it is reasonable to expect that no significant additional development would be required to extract the marginal block. Isolated blocks, defined as blocks with no defined access, have been excluded from the reserve. Only material classified as Measured and Indicated Resources contribute to the grade values in a mining block. Material inside a block and not classified as Measured or Indicated is assumed to have zero grade. Mined out areas were provided by Sierra Metals personnel. The Mineral Reserves are categorized in a manner consistent with industry best practice. SRK is of the opinion that the reserve estimations are suitable for public reporting and are a fair representation of the mill feed for the Yauricocha deposit.

Sierra Metals personnel are working to manage the challenging ground conditions through studies, improved planning, and execution of mine plans. This reserves estimate includes mining blocks down to the 1170 level (approximately 3737 masl). Minera Corona is currently undertaking two shaft projects to access deep ore beyond the 1070 level (3837 masl). The Mascota shaft extension is planned to be in production in early 2018 and will provide access to the 1120 level. The new Yauricocha shaft will eventually provide access down to the 1370 level and is expected to be in production in early 2019. Delays in these projects could affect the overall mine plan by delaying extraction of ore below the 1070 level.

25.4	Metallurgy and Processing

Yauricocha’s processing plant is showing consistent performance in terms of throughput and metal recovery. A second crushing plant to process oxide ore is being constructed with expected completion in 2016. The expanded facilities will increase the combined capacity from approximately 81,000 tonnes per month to nominally 105,000 tonnes per month.

Metal deportment has improved over time. The polymetallic plant deports silver preferentially to the lead sulfide concentrate reaching 52.3% during January-February 2016. In the oxide circuit silver is preferentially deported to the lead oxide concentrate reaching 29.7% in 2016. All final concentrates (copper concentrate, lead sulfide concentrate, lead oxide concentrate, zinc concentrate) achieve typical commercial quality grades.

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25.5	Projected Economic Outcomes

Considering an average mining/processing rate of 1,729 /d and a maximum rate of 2,077 t/d, the Yauricocha reserves should be able to support the project until the end of the first quarter of 2021.

Under these assumptions, the yearly capital expenditure for each of the main areas is summarized in Table 25-1.

Table 25-1: Capital Cost Summary

Description	2016 (US$000’s)	2017 (US$000’s)	2018 (US$000’s)	2019 (US$000’s)	2020 (US$000’s)	2021 (US$000’s)
Development	795	821	787	806	764	127
Projects	2,772	3,979	4,728	5,322	4,822	0
PP&E	1,780	1,500	1,500	1,500	1,500	0
Mine Expansion	1,674	2,500	2,500	3,100	3,100	0
Growth	6,480	3,750	3,750	1,000	1,500	0
Exploration	525	0	0	0	0	0
Total Capital	$14,024	$12,550	$13,266	$11,728	$11,686	$127

  Source: Sierra Metals, 2016

The Project’s operating costs were estimated using a first principles approach and are based on current site specific data. Table 25-2 and Table 25-3 present the summary of total operating costs and the summary of unit operating costs.

Table 25-2: Operating Cost Summary

Area	Total (US$000’s)	2016 (US$000’s)	2017 (US$000’s)	2018 (US$000’s)	2019 (US$000’s)	2020 (US$000’s)	2021 (US$000’s)
Mine	145,624	30,157	31,142	26,727	27,364	25,924	4,310
Plant	40,149	7,784	8,039	7,710	7,894	7,479	1,243
G&A	25,247	4,508	4,456	5,049	5,319	5,064	852
Total	$211,020	$42,449	$43,637	$39,485	$40,577	$38,466	$6,406

  Source: Sierra Metals, 2016

Table 25-3: Unit Operating Cost Summary

Area	Average (US$/t)	2016 (US$/t)	2017 (US$/t)	2018 (US$/t)	2019 (US$/t)	2020 (US$/t)	2021 (US$/t)
Mine	38.45	41.07	41.07	36.75	36.75	36.75	36.75
Plant	10.60	10.60	10.60	10.60	10.60	10.60	10.60
G&A	6.67	6.14	5.88	6.94	7.14	7.18	7.26
Total	$55.72	$57.81	$57.55	$54.29	$54.50	$54.53	$54.62

  Source: Sierra Metals, 2016

The Yauricocha Project is a polymetallic mine that produces and sells lead, zinc and copper concentrates. Zinc is the biggest contributor to the project revenue, as it corresponds to approximately 41% of value. Copper is considered a secondary co-product to zinc, corresponding to 23% of the revenue. Lead, silver and gold are considered by-products of the operation and each contribute 18%, 15% and 3%, respectively, to the mine’s revenue. Figure 25-1 presents a graphical representation of each metals contribution to the Project’s revenue. The reserves stated in this report support a profitable operation under the cost and market assumptions discussed in this report.

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Source: SRK, 2016

Figure 25-1: Metal Contribution to Revenue

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26	Recommendations

26.1	Recommended Work Programs and Costs

26.1.1	Geology and Mineral Resources

SRK has the following recommendations for the geology and mineral resources at Yauricocha:

•

Construct and compile a single reliable database, which can be easily verified, audited, and shared internally. This is a near-term objective of the Yauricocha geology team, and SRK expects that this will be done in relatively short order.

•	Exploration should continue in the Esperanza area, which is locally open along strike and at depth.
•	Long term exploration should be focused on areas such as the possible intersection of the Yauricocha fault and the Cachi-Cachi structural trend, where very little has been done to date on this area.
•	Exploration should be supported by a reasonably detailed structural model for the area to aid in exploration targeting.
•

Given the use of channel samples in the mineral resource estimations, SRK recommends ensuring that the channel samples are collected on a representative basis, and that they are collected across the entire exposed thickness of an orebody. In addition, they should be weighed for each sample to ensure that appropriate quantities of material are sampled from both the harder, more difficult material and the higher-grade, softer material.

•

SRK strongly recommends reviewing the performance of the QA/QC with the relevant lab and investigating the source of the failures. Reanalysis should be requested for the failed batches, and the new assays should be incorporated into the database.

•

The estimations for the mineral resources would potentially benefit from detailed geostatistical analysis supporting a more robust estimation method such as kriging, but this should be undertaken with care to avoid over-smoothing of some orebodies which feature high variability that may be desired in the detailed mine planning.

•	Yauricocha should produce internal documentation summarizing the procedures and methods similar to that described in this report.

26.1.2	Mining and Reserves

SRK has the following recommendations regarding mining and reserves at Yauricocha:

•	The planning of infill drilling and mine planning should emphasize the conversion of resources into reserves inventory especially for the mid-range planning horizon;
•	The Yauricocha Shaft and Mascota Shaft Expansion projects need to be monitored closely in order to ensure timely access to reserves below 1020 level;
•

Mine to mill reconciliation efforts should continue in order to verify and tune the parameters used to convert resources to reserves particularly the grade adjustment factors. Site personnel are improving the QA/QC program, modeling, and estimation techniques, and the grade adjustment factors may need to be modified as a result. Production at Esperanza presents a unique opportunity to perform a focused reconciliation analysis; and

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•	A consolidated 3D life-of-mine (LoM) design should be completed to improve communication of the LoM plan, infill drilling and general mine planning and execution.

SRK recommends study to determine if modifying the orientation of the sublevel cave drawpoints could result in reduced development. Drawpoints are currently planned perpendicular to the strike of the orebody. In certain areas, particularly in Esperanza, it may be possible to orient the drawpoints parallel to the strike of the orebody. This orientation could result in fewer development meters required for exploitation of the ore.

26.1.3	Infrastructure and Tailings

Based on SRK’s review of the provided tailings storage facility documents SRK recommends the following additional works:

•	Generate at least 10 sections with slide analysis and factor of safety;
•	Generate sections with in-situ geology and densities; and
•	Generate hydrogeology studies within the footprint of the dam and surface water models.

26.1.4	Environmental Studies, Permitting and Social or Community Impact

SRK has the following recommendations for the environmental and social studies and permitting at Yauricocha:

•

It is likely that the Accumulación Yauricocha Unit will have to present a detailed environmental and social impact assessment in coordination with SENACE if seeking any expansion. This includes preparing a number of studies as to the term of reference published by SENACE such as social impact assessment including a social, economic, cultural and anthropological population baseline, hydrogeological pollutant transport model for short-, medium- and long-term scenarios, air quality and contaminant distribution assessment, archaeological survey report as for the certificate of nonexistence of archaeological remains (CIRA, certificado de inexistencia de restos arqueologicos), mitigation or compensation measures as applicable, among others. These studies, if well performed, will help to give a better understanding of the environmental and social implications of the mine site.

26.1.5	Economic Analysis

In early years of production, the economic valuation of the Project used gold and silver prices that are lower than current spot prices observed in the market. The metal price assumptions were derived from July 19, 2016 BMO Capital Markets Street Consensus Commodity prices, and the consensus price for 2016 was used for the evaluation. By-products represent approximately 20% of the revenue and SRK notes that an increase in gold and silver prices could result in a significant positive impact in the analysis.

Mine development quantities and costs used in the valuation were built up from site-specific averages from recent production. Only 5% of the development meters are covered by capital expenditures and that the remaining 95% would be covered by operating costs, thus mine development capital represents approximately 6% of the total project capital. A detailed development plan incorporated into the economic evaluation may help to optimize the mine plan. SRK

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recommends that the company reviews and refines the estimate of mine development required to mine the stated reserves in future reserves assessments.

The valuation contained herein did not consider the impact of an eventual closure of the operation. It is SRK’s understanding that there is the potential to extend the mine life further than what is currently supported by reserves. SRK recommends that Sierra Metals include closure liability and timing of the obligations for the project valuation in the future.

26.1.6	Costs

Table 26-1 lists the estimated cost for the recommended work described in Section 26.

Table 26-1: Summary of Costs for Recommended Work

Category	Work	Units	Cost US$
Geology and Resources	Drilling - Esperanza	3,000 m	300,000
Geology and Resources	Drilling - Yauricocha North	10,000 m	1,000,000
Geology and Resources	Structural Study	1	100,000
Geology and Resources	QA/QC and Reanalysis	500	12,500
Mining and Reserves	Mining Methods Study – Drawpoint Orientation	1	100,000

 Note: Drilling costs assume US$100/m drilling costs.

 Source: SRK

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27	References

ACOMISA, 2015, Informe Técnico Sustentatorio (ITS): “Mejora Technológica del Sistema de treatamiento de Aguas Residuales Domésticas. 875 pgs. y 13 planos y el levantamiento de observaciones 19 pgs. y 6 planos y Anexos 42 pgs. (la carpeta del Anexo 2 Estudio Hidrologico estaba vacio).

ACOMISA, 2015, Segundo Informe Técnico Sustentatorio (ITS): “Mejora Technológica del Sistema de treatamiento de Aguas Residuales Domésticas. 79 pgs. y 9 planos y Anexos 187 (la carpeta de los capítulos 3, 7, 13 14 y 15 estaban vacios, así como sus anexos).

Centromin, 1997, Plan de Manejo Ambiental PAMA UDP Yauricocha, Dirección de Asuntos Ambientales. 192 pgs.

CIM (2014). Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves: Definitions and Guidelines, May 10, 2014.

Comunidad Campesina de Huancachi y Sociedad Minera Corona S.A., 7/3/2015, Acta de reunion mesa de dialogo. 4 pgs.

Comunidad Campesina de Laraos y y Sociedad Minera Corona S.A., 03/29/2015, Contrato de prestación de servicios transporte de personal y acta de entrega (06/14/2016). 33 pgs.

Comunidad Campesina de Tomas y Sociedad Minera Corona S.A., 05/05/2014, Convenio Complementario y actas de entrega de fecha: 06/16/2014, 07/11/2014, 09/17/2014, y 11/21/2014. 11 pgs.

Comunidad Campesina de Tomas y Sociedad Minera Corona S.A., 02/12/2016, contrato de obra de fecha 02/25/16, Cartas N° 051/RRCC/SMCSA/2015, N° 012-RRCC-SMCSA-2015. 34 pgs.

Comunidad Campesina de Tomas y Sociedad Minera Corona S.A., 03/01/2013, y actas de entrega de fecha: 05/10/13, 07/06/13, cartas multiples N° 005/RRCC/SMCSA/2013 y N° 003/RRCC/SMCSA/2013. 9 pgs.

Comunidad Campesina de Tinco y Sociedad Minera Corona S.A., 04/26/2014, Convenio Complementario y actas de entrega de fecha: 08/29/2014, 06/06/2014 y contrato de locación con el Arq. Antonio Lopez Bendezú 07/02/2014. 16 pgs.

Comunidad Campesina de San Lorenzo de Alis y Sociedad Minera Corona S.A., 04/16/2014, y actas de entrega de fecha: 08/10/14, 12/31/14, 12/15/14, 07/03/14, 11/21/14, 09/30/14, 05/27/14 y 06/07/14, adenda al convenio (04/28/14), carta multilple N° 005/RRCC/SMCSA/2013, acta de entrega de fecha 04/04/14. 28 pgs.

Comunidad Campesina de San Lorenzo de Alis y Sociedad Minera Corona S.A., 09/19/2015, y actas de entrega de fecha 12/12/2015 (puente de concreto en Chacarune y puente metalico Ananhuichán)

Comunidad Campesina de San Lorenzo de Alis y Sociedad Minera Corona S.A., 03/04/2016 y acta de entrega de fecha 04/18/2016 y contrato de servicio de fecha 04/13/15, carta N° 049/RRCC/SMCSA/2014 y carta N° 011-2015-RRCC-SMCSA. 13 pgs

Comunidad Campesina de San Lorenzo de Alis y Sociedad Minera Corona S.A., 04/21/2016 y contrato de servicio de fecha 02/01/16, Propuesta técnico-económico del Proyecto

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Fortalecimiento de las actividades economicoas de las familias de la organización comunal de San Lorenzo de Alis y acta de entrega de fecha de 06/14/16. 42 pgs.

Comunidad Campesina de Huancachi y Sociedad Minera Corona S.A., 04/15/2016, acta de instalación de fecha 05/28/16 y acta de entrega de camioneta del 06/17/16. 9 pgs.

Geoservice Ambiental SAC, 2015, Informe Técnico Sustentatorio para la Ampliacion de la Capacidad de la Planta de Beneficio Chumpe de 2500 TMD a 3000 TMD en la Unidad Acumulacion Yauricocha. 810 pp. 15 capitulos y 4 Anexos (las carpetas de los anexos 8, 9 10 y 11 estaban vacios).

Giletti, B.J. and Day, H.W., 1968, Potassium-argon ages of igneous intrusive rocks of Peru: Nature, v. 220, pp. 570-572

Gustavson, (2015). NI 43-101 Technical Report on the Yauricocha Mine, Yauyos Province, Peru, Prepared for Sierra Metals Inc., by Gustavson Associates, Donald E. Hulse, Thomas C. Matthews, and Deepak Malhotra, Lakewood, Colorado, USA, May 11, 2015, 195pp.

INGEMMET, 2012. Report from the Peru Institute of Geology, Mining, and Metallurgy (INGEMMET) dated June 20, 2012.

Lacy, W.C., 1949, Oxidation Processes and Formation of Oxide Ore at Yauricocha: Soc. Geol. Peru, v. 25th Anniversary Jubilar, pt. 2, fasc. 12, 15 pp.

MINEM, 2016, Approval of the amendment of the Closure Plan of the Yauricocha Mining Unit, presented by Sociedad Minera Corona S.A., Directorial resolution N° 002-2016-MINEM-DGAAM, Report N° 021-2016-MINEM-DGAAM-DNAM-DGAM-PC. 13 pp. (original in Spanish)

MINEM, 2015a, Conformity of the second Supporting Technical Report (ITS) to the PAMA for “Technological improvement of the domestic waste water treatment system” Accumulacion Yauricocha Unit, presented by Sociedad Minera Corona S.A., Directorial resolution N° 486-2015-MINEM-DGAAM, Report N° 936-2015-MINEM-DGAAM-DNAM-DGAM-D. 19 pp. (original in Spanish)

MINEM, 2015b, Conformity of the Supporting Technical Report (ITS, Informe Técnico Sustentatorio) to the PAMA for “Expanding the capacity of the Processing Plant Chumpe of the Accumulated Yauricocha Unit from 2500 to 3000 TMD”, presented by SMC, Directorial resolution N° 242-2015-MINEM-DGAAM, Report N° 503-2015-MINEM.DGAAM-DNAM-DGAM-D. 30 pp. (original in Spanish)

MINEM, 2015c, Authorization to build, implement equipment and operate as to the Chumpe Process Plant Extension Project 2500 to 3000 TMD of the “Yauricocha Chumpe” benefit concession, Sociedad Minera Corona S.A , Resolution N° 0460-2015-MINEM-DGM-MV, Report N° 326-2015-MINEM-DGM-DTM-PB (original in Spanish)

MINEM, 2014, Application for assessment of the modification of the Environmental Impact of Mining Unit Accumulation Yauricocha related to the relocation of the air quality monitoring point 704, presented by Sociedad Minera Corona S.A., Report N° 325-2014-MEM-DGAAM/DGAM/DNAM/SIAM, 6 pp. (original in Spanish)

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MINEM, 2013, Approval of the Yauricocha Mining Unit Mine Closure Plan Update, presented by SMC, Directorial resolution N° 495-2013-MINEM-AAM, Informe N° 1683-2013-MINEM-AAM-MPC-RPP-ADB-LRD. 54 pp (original in Spanish)

MINEM, 2011, Elimination of points of the monitoring program, presented by Sociedad Minera Corona S.A., Report N° 1057-2011-MEM-AAM/WAL/AD/KVS, and Directorial resolution N° 332-2011-MEM/AAM. 7 pp. (original in Spanish)

MINEM, 2011, Elimination of the efluent monitoring point 701, presented by Sociedad Minera Corona S.A., Report N° 010-2011-MEM-AAM/WAL/AD, and Directorial resolution N° 005-2011-MEM/AAM. 5 pp. (original in Spanish)

MINEM, 2009, Final Report of the Evaluation of the Mine Closure Plan at Feasibility Level of the Yauricocha Mining Unit presented by Sociedad Minera Corona S.A., Report N° 999-2009-MINEM-AAM-CAH-MES-ABR, and Directorial resolution N° 258-2009-MINEM-AAM, 24 pp. (original in Spanish)

MINEM, 2007, Approval of the implementation of the PAMA “Yauricocha” Administrative Economic Unit by SMC, Directorial resolution N° 031-2007-MINEM-DGM, Report N° 963-2006-MINEM-DGM-FMI-MA. 11 pp. (original in Spanish)

MINEM, 2002, Approval of the modification of the implementation of the PAMA of the Yauricocha Production Unit by CENTROMIN, Directorial Resolution N° 159-2002-EM-DGAA. 13 pp. (original in Spanish)

PMJHR, 2013. Book of Mineral Certificates (Libro de Derechos Mineros Certificado de Vigencia). Prepared by Peru Ministry of Justice and Human Rights (Ministerio de Justicia y Derechos Humanos del Perú), dated September 23, 2013.

SERNANP, 2015, Contribition to the Supporting Technical Report “Technological improvement of the domestic waste water treatment system” of the camps Chumpe and Esperanza of the Accumulacion Yauricocha Unit. Lettre N° 1360-2015-SERNANP-DGANP. 1 pp (original in Spanish)

SERNANP, 2015, Technical Opinion Report N° 501-2015-SERNANP-DGANP. 2 pp. (original in Spanish)

Sierra Metals, (2016). Multiple unpublished reports, tables, maps, and figures. Provided by Sierra Metals and their subsidiary Sociedad Minera Corona S.A.

Sociedad Minera Corona S.A., 07/07/16, Plan Anual de Relaciones Comunitarias – Periodo 2015, tabla resumen

Sociedad Minera Corona S.A., 07/07/16, Plan Anual de Relaciones Comunitarias – Periodo 2014, tabla resumen

Sociedad Minera Corona S.A., 07/07/16, Plan Anual de Relaciones Comunitarias – Periodo 2013, tabla resumen

Sociedad Minera Corona S.A., 01/15/16, Oficio al MINEM Carta Fianza No. 10314717-003 del 17/01/2012 con vencimiento 17/01/2016

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Sociedad Minera Corona S.A., 2015, Reporte Público Sostenibilidad Ambiental Periodo 2014. 16 pgs.

Thompson, D.S.R., 1960, The Yauricocha Sulphide Deposits, Central Peru: Unpublished PhD dissertation, Imperial College, London, 154 pp.

Villaran, 2009. Land Use Contract between San Lorenzo de Alis and Minera Corona, S.A. (Transaccion Extrajudicial y Contrato de Usufructo que Celebran de una Parte la Comunidad Campesian San Lorenzo de Alis y de la Otra Parte Minera Corona, S.A.) Prepared by Ricardo Ortiz de Zevallos Villaran, Notary of Lima, dated November 16, 2007.

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28	Glossary

The Mineral Resources and Mineral Reserves have been classified according to CIM (CIM, 2014). Accordingly, the Resources have been classified as Measured, Indicated or Inferred, the Reserves have been classified as Proven, and Probable based on the Measured and Indicated Resources as defined below.

28.1	Mineral Resources

A Mineral Resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

28.2	Mineral Reserves

A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at Pre-Feasibility or Feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified.

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The reference point at which Mineral Reserves are defined, usually the point where the ore is delivered to the processing plant, must be stated. It is important that, in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported. The public disclosure of a Mineral Reserve must be demonstrated by a Pre-Feasibility Study or Feasibility Study.

A Probable Mineral Reserve is the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve.

A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors.

28.3	Definition of Terms

The following general mining terms may be used in this report.

Table 28-1: Definition of Terms

Term	Definition
Assay	The chemical analysis of mineral samples to determine the metal content.
Capital Expenditure	All other expenditures not classified as operating costs.
Composite	Combining more than one sample result to give an average result over a larger distance.
Concentrate	A metal-rich product resulting from a mineral enrichment process such as gravity concentration or flotation, in which most of the desired mineral has been separated from the waste material in the ore.
Crushing	Initial process of reducing ore particle size to render it more amenable for further processing.
Cut-off Grade (CoG)	The grade of mineralized rock, which determines as to whether or not it is economic to recover its gold content by further concentration.
Dilution	Waste, which is unavoidably mined with ore.
Dip	Angle of inclination of a geological feature/rock from the horizontal.
Fault	The surface of a fracture along which movement has occurred.
Footwall	The underlying side of an orebody or stope.
Gangue	Non-valuable components of the ore.
Grade	The measure of concentration of gold within mineralized rock.
Hangingwall	The overlying side of an orebody or slope.
Haulage	A horizontal underground excavation which is used to transport mined ore.
Hydrocyclone	A process whereby material is graded according to size by exploiting centrifugal forces of particulate materials.
Igneous	Primary crystalline rock formed by the solidification of magma.
Kriging	An interpolation method of assigning values from samples to blocks that minimizes the estimation error.
Level	Horizontal tunnel the primary purpose is the transportation of personnel and materials.
Lithological	Geological description pertaining to different rock types.
LoM Plans	Life-of-Mine plans.
LRP	Long Range Plan.
Material Properties	Mine properties.
Milling	A general term used to describe the process in which the ore is crushed and ground and subjected to physical or chemical treatment to extract the valuable metals to a concentrate or finished product.
Mineral/Mining Lease	A lease area for which mineral rights are held.
Mining Assets	The Material Properties and Significant Exploration Properties.
Ongoing Capital	Capital estimates of a routine nature, which is necessary for sustaining operations.
Ore Reserve	See Mineral Reserve.
Pillar	Rock left behind to help support the excavations in an underground mine.

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Term	Definition
RoM	Run-of-Mine.
Sedimentary	Pertaining to rocks formed by the accumulation of sediments, formed by the erosion of other rocks.
Shaft	An opening cut downwards from the surface for transporting personnel, equipment, supplies, ore and waste.
Sill	A thin, tabular, horizontal to sub-horizontal body of igneous rock formed by the injection of magma into planar zones of weakness.
Smelting	A high temperature pyrometallurgical operation conducted in a furnace, in which the valuable metal is collected to a molten matte or doré phase and separated from the gangue components that accumulate in a less dense molten slag phase.
Stope	Underground void created by mining.
Stratigraphy	The study of stratified rocks in terms of time and space.
Strike	Direction of line formed by the intersection of strata surfaces with the horizontal plane, always perpendicular to the dip direction.
Sulfide	A sulfur-bearing mineral.
Tailings	Finely ground waste rock from which valuable minerals or metals have been extracted.
Thickening	The process of concentrating solid particles in suspension.
Total Expenditure	All expenditures including those of an operating and capital nature.
Variogram	A statistical representation of the characteristics (usually grade).

28.4	Abbreviations

The following abbreviations may be used in this report.

Table 28-2: Abbreviations

Abbreviation	Unit or Term
AA	atomic absorption
Ag	silver
Au	gold
°C	degrees Centigrade
CIL	carbon-in-leach
CoG	cut-off grade
cm	centimeter
cm2	square centimeter
°	degree (degrees)
dia.	diameter
FA	fire assay
g	gram
gal	gallon
g/L	gram per liter
gpm	gallons per minute
g/t	grams per tonne
ha	hectares
hp	horsepower
ID2	inverse-distance squared
ID3	inverse-distance cubed
kA	kiloamperes
kg	kilograms
km	kilometer
km2	square kilometer
koz	thousand troy ounce
kt	thousand tonnes
kt/d	thousand tonnes per day
kt/y	thousand tonnes per year
kV	kilovolt
kW	kilowatt

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Abbreviation	Unit or Term
kWh	kilowatt-hour
kWh/t	kilowatt-hour per metric tonne
L	liter
L/sec	liters per second
L/sec/m	liters per second per meter
lb	pound
LoM	Life-of-Mine
m	meter
m2	square meter
m3	cubic meter
masl	meters above sea level
mg/L	milligrams/liter
mm	millimeter
mm2	square millimeter
mm3	cubic millimeter
Moz	million troy ounces
Mt	million tonnes
MW	million watts
m.y.	million years
NI 43-101	Canadian National Instrument 43-101
oz	troy ounce
%	percent
PAMA	Environmental Adjustment and Management Plan / Plan de Adecuación y Manejo Ambienta
PLS	Pregnant Leach Solution
PMF	probable maximum flood
ppb	parts per billion
ppm	parts per million
QA/QC	Quality Assurance/Quality Control
RC	rotary circulation drilling
RoM	Run-of-Mine
RQD	Rock Quality Description
S/.	Peruvian Sole (currency)
SEC	U.S. Securities & Exchange Commission
sec	second
SG	specific gravity
t	tonne (metric ton) (2,204.6 pounds)
t/h	tonnes per hour
t/d	tonnes per day
t/y	tonnes per year
TSF	tailings storage facility
µm	micron or microns
V	volts
VFD	variable frequency drive
W	watt
y	year

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Appendices

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SRK Consulting (U.S.), Inc. NI 43-101 Technical Report on Resources and Reserves– Yauricocha Mine

Appendix A: Certificates of Qualified Persons

MH/MLM	September 2016

SRK Consulting (U.S.), Inc. Suite 600 1125 Seventeenth Street Denver, CO 80202 T: 303.985.1333 F: 303.985.9947 denver@srk.com www.srk.com

CERTIFICATE OF QUALIFIED PERSON

I, Matthew Hastings, MSc Geology, MAusIMM (CP) do hereby certify that:

1.	I am Senior Consultant Resource Geologist of SRK Consulting (U.S.), Inc., 1125 Seventeenth Street, Suite 600, Denver, CO, USA, 80202.

2.	This certificate applies to the technical report titled “NI 43-101 Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru” with an Effective Date of June 30, 2016 (the “Technical Report”).

3.	I graduated with a degree in Geology from The University of Georgia in2005. In addition, I have obtained a M.Sc. Geology in 2008 from the University of Nevada, Reno as well as a Citation in Applied Geostatistics from the University of Alberta in 2012. I am a Chartered Professional of the Australasian Institute of Mining and Metallurgy (AusIMM) as well as an Idaho registered professional geologist in the United States. I have worked as a Geologist for a total of 11 years since my graduation from university. My relevant experience includes exploration, development, and estimation of mineral resources in a variety of geological settings and deposit types.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I visited the Yauricocha property on March 12, 2015 for 2 days.

6.	I am responsible for the Geology and Resource - Sections 4, 5.1-5.4, 6-12, 14, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

7.	I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

8.	I have reviewed the project for internal corporate purposes previously, but have not participated or contributed to previous public technical reports or filings.

9.	I have read NI 43-101 and Form 43-101F1 and the sections of the Technical Report I am responsible for have been prepared in compliance with that instrument and form.

10.	As of the aforementioned Effective Date, to the best of my knowledge, information and belief, the sections of the Technical Report I am responsible for contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 9th Day of September, 2016.
--“Signed” --

Matthew Hastings, MSc Geology, MAusIMM (CP)

U.S. Offices:		Canadian Offices:		Group Offices:
Anchorage	907.677.3520	Saskatoon	306.955.4778	Africa
Clovis	559.452.0182	Sudbury	705.682.3270	Asia
Denver	303.985.1333	Toronto	416.601.1445	Australia
Elko	775.753.4151	Vancouver	604.681.4196	Europe
Fort Collins	970.407.8302	Yellowknife	867.873.8670	North America
Reno	775.828.6800			South America
Tucson	520.544.3688

SRK Consulting (U.S.), Inc. Suite 600 1125 Seventeenth Street Denver, CO 80202 T: 303.985.1333 F: 303.985.9947 denver@srk.com www.srk.com

CERTIFICATE OF QUALIFIED PERSON

1.	I, Jon Larson, BSc, MBA, MMSA-QP, do hereby certify that:

2.	I am Principal Consultant of SRK Consulting (U.S.), Inc., 1125 Seventeenth Street, Suite 600, Denver, CO, USA, 80202.

3.	This certificate applies to the technical report titled “NI 43-101 Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru” with an Effective Date of June 30,2016 (the “Technical Report”).

4.	I graduated with a degree in Mining Engineering from South Dakota School of Mines and Technology in 1999. In addition, I am a QP member of the Mining & Metallurgical Society of America. I have worked as a Mining Engineer for a total of 17 years since my graduation from university. My relevant experience includes underground and open pit mine design, mine scheduling, and mine optimization.

5.	I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.	I visited the Yauricocha property on June 21, 2016 for 2 days.

7.	I am responsible for Reserves, Mining Methods, Market Studies and Contracts, Capital and Operating Costs, Economic Analysis, Adjacent Properties, and Other Relevant Data and Information – Sections 2, 3, 15, 16.1, 16.3-16.8, 19, 21-24, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

8.	I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

9.	I have not had prior involvement with the property that is the subject of the Technical Report.

10.	I have read NI 43-101 and Form 43-101F1 and the sections of the Technical Report I am responsible for have been prepared in compliance with that instrument and form.

11.	As of the aforementioned Effective Date, to the best of my knowledge, information and belief, the sections of the Technical Report I am responsible for contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 9th Day of September, 2016.
--“Signed” --

Jon Larson, BSc, MBA, MMSA-QP

U.S. Offices:		Canadian Offices:		Group Offices:
Anchorage	907.677.3520	Saskatoon	306.955.4778	Africa
Clovis	559.452.0182	Sudbury	705.682.3270	Asia
Denver	303.985.1333	Toronto	416.601.1445	Australia
Elko	775.753.4151	Vancouver	604.681.4196	Europe
Fort Collins	970.407.8302	Yellowknife	867.873.8670	North America
Reno	775.828.6800			South America
Tucson	520.544.3688

SRK Consulting (U.S.), Inc. Suite 600 1125 Seventeenth Street Denver, CO 80202 T: 303.985.1333 F: 303.985.9947 denver@srk.com www.srk.com

CERTIFICATE OF QUALIFIED PERSON

I, Jeff Osborn, BEng Mining, MMSAQP do hereby certify that:

1.	I am a Principal Consultant (Mining Engineer) of SRK Consulting (U.S.), Inc., 1125 Seventeenth, Suite 600, Denver, CO, USA, 80202.

2.	This certificate applies to the technical report titled “NI 43-101 Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru ” with an Effective Date of June 30, 2016 (the “Technical Report”).

3.	I graduated with a Bachelor of Science Mining Engineering degree from the Colorado School of Mines in 1986. I am a Qualified Professional (QP) Member of the Mining and Metallurgical Society of America. I have worked as a Mining Engineer for a total of 29 years since my graduation from university. My relevant experience includes responsibilities in operations, maintenance, engineering, management, and construction activities.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I have not visited the Yauricocha property.

6.	I am responsible for Project Infrastructure - Sections 5.5, 18, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

7.	I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

8.	I have reviewed the project for internal corporate purposes previously, but have not participated or contributed to previous public technical reports or filings.

9.	I have read NI 43-101 and Form 43-101F1 and the sections of the Technical Report I am responsible for have been prepared in compliance with that instrument and form.

10.	As of the aforementioned Effective Date, to the best of my knowledge, information and belief, the sections of the Technical Report I am responsible for contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 9th Day of September, 2016.
--“Signed” --

Jeff Osborn, BEng Mining, MMSAQP [01458QP]
Principal Consultant (Mining Engineer)

U.S. Offices:		Canadian Offices:		Group Offices:
Anchorage	907.677.3520	Saskatoon	306.955.4778	Africa
Clovis	559.452.0182	Sudbury	705.682.3270	Asia
Denver	303.985.1333	Toronto	416.601.1445	Australia
Elko	775.753.4151	Vancouver	604.681.4196	Europe
Fort Collins	970.407.8302	Yellowknife	867.873.8670	North America
Reno	775.828.6800			South America
Tucson	520.544.3688

SRK Consulting (U.S.), Inc. Suite 600 1125 Seventeenth Street Denver, CO 80202 T: 303.985.1333 F: 303.985.9947 denver@srk.com www.srk.com

CERTIFICATE OF QUALIFIED PERSON

I, Fernando Rodrigues, BS Mining, MBA, MMSAQP do hereby certify that:

1.	I am Practice Leader and Principal Consultant (Mining Engineer) of SRK Consulting (U.S.), Inc., 1125 Seventeenth Street, Suite 600, Denver, CO, USA, 80202.

2.	This certificate applies to the technical report titled “NI 43-101 Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru ” with an Effective Date of June 30,2016 (the “Technical Report”).

3.	I graduated with a Bachelors of Science degree in Mining Engineering from South Dakota School of Mines and Technology in 1999. I am a QP member of the MMSA. I have worked as a Mining Engineer for a total of 16 years since my graduation from South Dakota School of Mines and Technology in 1999. My relevant experience includes mine design and implementation, short term mine design, dump design, haulage studies, blast design, ore control, grade estimation, database management.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I visited the Yauricocha property on March 12, 2015 for 2 days.

6.	I am responsible for Environmental Studies, Permitting and Social or Community Impact - Section 20, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

7.	I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

8.	I have reviewed the project for internal corporate purposes previously, but have not participated or contributed to previous public technical reports or filings.

9.	I have read NI 43-101 and Form 43-101F1 and the sections of the Technical Report I am responsible for have been prepared in compliance with that instrument and form.

10.	As of the aforementioned Effective Date, to the best of my knowledge, information and belief, the sections of the Technical Report I am responsible for contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 9th Day of September, 2016.
--“Signed” --

Fernando Rodrigues, BS Mining, MBA, MMSAQP [01405QP]

U.S. Offices:		Canadian Offices:		Group Offices:
Anchorage	907.677.3520	Saskatoon	306.955.4778	Africa
Clovis	559.452.0182	Sudbury	705.682.3270	Asia
Denver	303.985.1333	Toronto	416.601.1445	Australia
Elko	775.753.4151	Vancouver	604.681.4196	Europe
Fort Collins	970.407.8302	Yellowknife	867.873.8670	North America
Reno	775.828.6800			South America
Tucson	520.544.3688

SRK Consulting (U.S.), Inc. Suite 600 1125 Seventeenth Street Denver, CO 80202 T: 303.985.1333 F: 303.985.9947 denver@srk.com www.srk.com

CERTIFICATE OF QUALIFIED PERSON

I, Daniel H. Sepulveda, B.Sc, SME-RM, do hereby certify that:

1.	I am Associate Consultant (Metallurgy) of SRK Consulting (U.S.), Inc., 1125 Seventeenth Street, Suite 600, Denver, CO, USA, 80202.

2.	This certificate applies to the technical report titled “NI 43-101 Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru” with an Effective Date of June 30, 2016 (the “Technical Report”).

3.	I graduated with a degree in Extractive Metallurgy from University of Chile in 1992. I am a registered member of the Society of Mining, Metallurgy, and Exploration, Inc. (SME), member No 4206787RM. I have worked as a Metallurgist for a total of 24 years since my graduation from university. My relevant experience includes: employee of several mining companies, engineering & construction companies, and as a consulting engineer.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I visited the Yauricocha property on March 12, 2015 for 2 days.

6.	I am responsible for Mineral Processing and Metallurgical Testing and Recovery Methods - Sections 13, 17, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

7.	I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

8.	I have reviewed the project for internal corporate purposes previously, but have not participated or contributed to previous public technical reports or filings.

9.	I have read NI 43-101 and Form 43-101F1 and the sections of the Technical Report I am responsible for have been prepared in compliance with that instrument and form.

10.	As of the aforementioned Effective Date, to the best of my knowledge, information and belief, the sections of the Technical Report I am responsible for contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 09 Day of September 2016.

Daniel H. Sepulveda, B.Sc, SME-RM

U.S. Offices:		Canadian Offices:		Group Offices:
Anchorage	907.677.3520	Saskatoon	306.955.4778	Africa
Clovis	559.452.0182	Sudbury	705.682.3270	Asia
Denver	303.985.1333	Toronto	416.601.1445	Australia
Elko	775.753.4151	Vancouver	604.681.4196	Europe
Fort Collins	970.407.8302	Yellowknife	867.873.8670	North America
Reno	775.828.6800			South America
Tucson	520.544.3688

SRK Consulting (U.S.), Inc. Suite 600 1125 Seventeenth Street Denver, CO 80202 T: 303.985.1333 F: 303.985.9947 denver@srk.com www.srk.com

CERTIFICATE OF QUALIFIED PERSON

I, John Tinucci, Ph.D., P.E., do hereby certify that:

1.	I am a Principal Geotechnical Mining Engineer of SRK Consulting (U.S.), Inc., 1125 Seventeenth Street, Suite 600, Denver, CO, USA, 80202.

2.	This certificate applies to the technical report titled “ NI 43-101 Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru” with an Effective Date of June 30, 2016 (the “Technical Report”).

3.	I graduated with a degree in B.S. in Civil Engineering from Colorado State University, in 1980. In addition, I have obtained a M.S. in Geotechnical Engineering from University of California, Berkeley, in 1983 and I have obtained a Ph.D. in Geotechnical Engineering, Rock Mechanics from the University of California, Berkeley in 1985. I am a member of the American Rock Mechanics Association, of the International Society of Rock Mechanics, and a Registered Member of the Society for Mining, Metallurgy & Exploration. I have worked as a Mining Geotechnical Engineer for a total of 31 years since my graduation from university. My relevant experience includes 34 years of professional experience. I have 15 years managerial experience leading project teams, managing P&L operations for 120 staff, and directed own company of 8 staff for 8 years. I have technical experience in mine design, prefeasibility studies, feasibility studies, geomechanical assessments, rock mass characterization, project management, numerical analyses, underground mine stability, tunneling, ground support, slope stabilization, excavation remediation, induced seismicity and dynamic ground motion. My industry commodities experience includes salt, potash, coal, platinum/palladium, iron, molybdenum, gold, silver, zinc, diamonds, and copper. My mine design experience includes open pit, room and pillar, (single and multi-level), conventional drill-and-blast and mechanized cutting, longwall, steep narrow vein, cut and fill, block caving, sublevel caving and cut and fill longhole stoping and paste backfilling.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I have visited the Yauricocha property.

6.	I am responsible for Mining Methods - Section 16.2, and portions of Sections 1, 25 and 26 summarized therefrom, of this Technical Report.

7.	I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

8.	I have had prior involvement with the property that is the subject of the Technical Report.

9.	I have read NI 43-101 and Form 43-101F1 and the sections of the Technical Report I am responsible for have been prepared in compliance with that instrument and form.

10.	As of the aforementioned Effective Date, to the best of my knowledge, information and belief, the sections of the Technical Report I am responsible for contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 9th Day of September, 2016.
--“Signed” --

John Tinucci, Ph.D., P.E.

U.S. Offices:		Canadian Offices:		Group Offices:
Anchorage	907.677.3520	Saskatoon	306.955.4778	Africa
Clovis	559.452.0182	Sudbury	705.682.3270	Asia
Denver	303.985.1333	Toronto	416.601.1445	Australia
Elko	775.753.4151	Vancouver	604.681.4196	Europe
Fort Collins	970.407.8302	Yellowknife	867.873.8670	North America
Reno	775.828.6800			South America
Tucson	520.544.3688

SRK Consulting (U.S.), Inc.
NI 43-101 Technical Report on Resources and Reserves– Yauricocha Mine

Appendix B: SRK Capping Analyses

MH/MLM	September 2016

SRK Consulting (U.S), Inc.
NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Appendix B: SRK Capping Analyses for Mina Central, Esperanza, Elissa, and the Grouped Cuerpos Pequenos Areas

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

A - Esperanza

Figure A1: Esperanza Log Probability Plot – Ag

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure A2: Esperanza Log Probability Plot – Au

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure A3: Esperanza Log Probability Plot – Cu

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure A4: Esperanza Log Probability Plot – Pb

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure A5: Esperanza Log Probability Plot – Zn

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table A1: Esperanza Capping Analysis – Ag

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Weight	Min	Max	Mean	Total	Variance	CV
						1831	1675	0.001	1093.27	66.68	111669	9997	1.5
1000	2	99.90%	0.10%	0.09%	0.56%	1831	1675	0.001	1000	66.613	111557	9867	1.49
750	4	99.70%	0.20%	0.75%	3.70%	1831	1675	0.001	750	66.141	110766	9121	1.44
500	17	99.10%	0.90%	2.70%	9.60%	1831	1675	0.001	500	64.848	108601	7728	1.36
400	29	98.30%	1.60%	4.50%	14%	1831	1675	0.001	400	63.554	106434	6742	1.29
345	35	98%	1.90%	6%	17%	1831	1675	0.001	345	62.532	104722	6110	1.25
300	66	96.30%	3.60%	7.90%	20%	1831	1675	0.001	300	61.27	102609	5458	1.21
250	85	95.30%	4.60%	11%	24%	1831	1675	0.001	250	59.115	99000	4537	1.14
200	126	93%	6.90%	15%	29%	1831	1675	0.001	200	56.225	94160	3578	1.06
150	213	91%	11.60%	22%	36%	1831	1675	0.001	150	51.596	86408	2477	0.96
100	361	80%	19.70%	34%	45%	1831	1675	0.001	100	43.915	73544	1323	0.83
ag > 345						35	33.2	353.82	1093.27	554.248	18401	35907	0.34
ag <= 345						1796	1642	0.001	343.67	56.819	93268	4586	1.19

Table A2: Esperanza Capping Analysis – Au

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Weight	Min	Max	Mean	Total	Variance	CV
						1831	1675	0.001	9.2	0.514	861.2	0.44	1.29
5	5	99.80%	0.30%	0.69%	4.80%	1831	1675	0.001	5	0.51	854.7	0.39	1.23
4	9	99.40%	0.50%	1.40%	8.20%	1831	1675	0.001	4	0.506	847.5	0.36	1.19
3.5	16	99.10%	0.90%	2.10%	11%	1831	1675	0.001	3.5	0.502	841	0.33	1.15
3	19	98.80%	1%	3%	14%	1831	1675	0.001	3	0.497	832.1	0.31	1.11
2.5	29	98.30%	1.60%	4.40%	17%	1831	1675	0.001	2.5	0.489	819.6	0.27	1.07
2.25	43	97.60%	2.30%	5.30%	20%	1831	1675	0.001	2.25	0.484	811.2	0.25	1.04
2	59	96.70%	3.20%	6.70%	22%	1831	1675	0.001	2	0.477	799.4	0.23	1.01
1.75	77	95.80%	4.20%	8.50%	25%	1831	1675	0.001	1.75	0.468	784.2	0.2	0.97
1.5	107	94.20%	5.80%	11%	29%	1831	1675	0.001	1.5	0.456	762.9	0.18	0.92
1.25	152	87.80%	8.30%	14%	33%	1831	1675	0.001	1.25	0.438	733.5	0.14	0.86
au > 2.5						29	28.3	2.58	9.2	3.971	112.4	2.01	0.36
au <= 2.5						1802	1646	0.001	2.5	0.455	748.8	0.21	1

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table A3: Esperanza Capping Analysis – Cu

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Weight	Min	Max	Mean	Total	Variance	CV
						1831	1675	0.001	27.05	1.656	2774	8.56	1.77
25	1	100%	0.10%	0.07%	0.25%	1831	1675	0.001	25	1.655	2772	8.51	1.76
20	5	100%	0.30%	0.48%	1.50%	1831	1675	0.001	20	1.648	2760	8.23	1.74
14.6	10	99.40%	0.50%	1.80%	4.50%	1831	1675	0.001	14.6	1.626	2722	7.53	1.69
13.6	19	98.90%	1.00%	2.30%	5.40%	1831	1675	0.001	13.6	1.616	2706	7.29	1.67
12	28	98.40%	2%	3.50%	7.30%	1831	1675	0.001	12	1.595	2671	6.82	1.64
10.7	44	97.50%	2.40%	5.20%	9.50%	1831	1675	0.001	10.7	1.567	2624	6.27	1.6
9	72	96.00%	3.90%	8.40%	13.00%	1831	1675	0.001	9	1.511	2531	5.36	1.53
8	89	95%	4.90%	11.00%	16%	1831	1675	0.001	8	1.468	2458	4.75	1.49
7	106	94.00%	5.80%	14%	19%	1831	1675	0.001	7	1.414	2367	4.1	1.43
6	140	92%	7.60%	18%	22%	1831	1675	0.001	6	1.347	2256	3.42	1.37
cu > 12						28	27.4	12.03	27.05	15.757	431.7	15.11	0.25
cu <= 12						1803	1647	0.001	11.95	1.422	2342	5.1	1.59
Table A4: Esperanza Capping Analysis – Pb

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Weight	Min	Max	Mean	Total	Variance	CV
						1831	1675	0.001	37.59	1.451	2430	9.26	2.1
25	3	99.90%	0.20%	0.59%	1.60%	1831	1675	0.001	25	1.444	2419	8.88	2.06
20	8	99.60%	0.40%	1.50%	3.70%	1831	1675	0.001	20	1.432	2398	8.36	2.02
17.5	11	99.50%	0.60%	2.30%	5.20%	1831	1675	0.001	17.5	1.421	2379	7.97	1.99
15	18	99%	1%	3.50%	7.30%	1831	1675	0.001	15	1.403	2349	7.44	1.94
12	36	98.20%	2%	6.20%	11%	1831	1675	0.001	12	1.364	2285	6.53	1.87
11	43	97.20%	2.30%	7.60%	12%	1831	1675	0.001	11	1.344	2251	6.12	1.84
9	71	96.40%	3.90%	12%	16%	1831	1675	0.001	9	1.287	2155	5.13	1.76
8	87	95.50%	4.80%	15%	18%	1831	1675	0.001	8	1.247	2088	4.56	1.71
7	107	94.40%	5.80%	18%	21%	1831	1675	0.001	7	1.196	2003	3.92	1.66
6	132	93.10%	7.20%	22%	24%	1831	1675	0.001	6	1.133	1897	3.25	1.59
pb > 11						43	36.05	11.18	37.59	15.965	575.6	26.55	0.32
pb <= 11						1788	1639	0.001	10.81	1.132	1855	4.16	1.8

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table A5: Esperanza Capping Analysis – Zn

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Weight	Min	Max	Mean	Total	Variance	CV
						1831	1675	0.001	37.08	3.378	5657	34.59	1.74
28.50	9	99.60%	0.50%	0.44%	0.83%	1831	1675	0.001	28.5	3.362	5630	33.7	1.73
26.48	24	98.80%	1.30%	0.95%	1.50%	1831	1675	0.001	26.475	3.346	5603	32.91	1.71
25.00	32	98.40%	1.70%	1.60%	2.30%	1831	1675	0.001	25	3.325	5568	31.98	1.7
22.00	47	97.50%	2.60%	3.40%	4.40%	1831	1675	0.001	22	3.263	5465	29.49	1.66
20.00	69	96.40%	3.80%	5.20%	6.20%	1831	1675	0.001	20	3.202	5362	27.32	1.63
18.02	89	95.60%	4.90%	7.60%	8.40%	1831	1675	0.001	18.022	3.122	5228	24.79	1.59
15.60	122	93.90%	6.70%	12%	11%	1831	1675	0.001	15.602	2.995	5015	21.31	1.54
14.06	144	92.80%	7.90%	15%	14%	1831	1675	0.001	14.058	2.893	4844	18.89	1.5
13.07	159	91.90%	8.70%	17%	15%	1831	1675	0.001	13.07	2.817	4718	17.27	1.48
12.21	176	90.90%	9.60%	19%	17%	1831	1675	0.001	12.21	2.744	4595	15.82	1.45
zn > 25						32	28.45	25.04	37.08	28.121	800	8.89	0.11
zn <= 25						1799	1646	0.001	24.36	2.95	4857	24.27	1.67

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

B - Mina Central

Figure B1: Mina Central Log Probability Plot – Ag

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure B2: Mina Central Log Probability Plot – Au

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure B3: Mina Central Log Probability Plot – Cu

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure B4: Mina Central Log Probability Plot – Pb

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure B5: Mina Central Log Probability Plot – Zn

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table B1: Mina Central Capping Analysis – Ag

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						9489	2128.76	57.786	586390	6296	1.37
1000.00	6	99.9%	0.1%	0.3%	3.3%	9489	1000	57.623	584736	5853	1.33
900.00	9	99.9%	0.1%	0.4%	4.3%	9489	900	57.549	583988	5721	1.31
800.00	16	99.9%	0.2%	0.6%	5.6%	9489	800	57.436	582840	5543	1.30
725.00	19	99.8%	0.2%	0.9%	6.9%	9489	725	57.312	581584	5369	1.28
650.00	24	99.8%	0.3%	1.1%	8.3%	9489	650	57.159	580028	5176	1.26
600.00	29	99.7%	0.3%	1.4%	9.4%	9489	600	57.03	578723	5030	1.24
550.00	39	99.6%	0.4%	1.6%	11.0%	9489	550	56.865	577051	4860	1.23
500.00	44	99.5%	0.5%	2.0%	12.0%	9489	500	56.658	574947	4666	1.21
450.00	58	99.4%	0.6%	2.4%	14.0%	9489	450	56.414	572467	4462	1.18
400.00	80	99.2%	0.8%	3.0%	16.0%	9489	400	56.077	569050	4214	1.16
ag > 800						16	2128.76	1032.044	15790	107145	0.32
ag <= 800						9473	782.63	56.314	570600	4718	1.22

Table B2: Mina Central Capping Analysis – Au

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						9489	92	0.53	5379	1.62	2.4
10.00	8	99.9%	0.1%	1.9%	32.0%	9489	10	0.519	5271	0.72	1.63
8.00	15	99.8%	0.2%	2.3%	33.0%	9489	8	0.517	5249	0.68	1.6
7.00	22	99.8%	0.2%	2.7%	34.0%	9489	7	0.515	5229	0.66	1.57
6.00	36	99.6%	0.4%	3.2%	36.0%	9489	6	0.512	5200	0.62	1.54
5.00	62	99.4%	0.7%	4.1%	38.0%	9489	5	0.508	5153	0.58	1.5
4.00	95	99.1%	1.0%	5.5%	40.0%	9489	4	0.501	5080	0.52	1.44
3.00	191	98.1%	2.0%	8.1%	43.0%	9489	3	0.487	4944	0.44	1.36
2.50	280	97.2%	3.0%	10.0%	45.0%	9489	2.5	0.476	4829	0.39	1.31
2.00	437	95.6%	4.6%	14.0%	48.0%	9489	2	0.458	4649	0.33	1.25
1.50	795	90.0%	8.4%	19.0%	51.0%	9489	1.5	0.428	4345	0.25	1.17
au > 5						62	92	8.66	536.1	126.1	1.3
au <= 5						9427	4.8	0.48	4843	0.46	1.41

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table B3: Mina Central Capping Analysis – Cu

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						9489	23.47	0.946	9597	3.52	1.98
20.00	9	99.9%	0.1%	0.2%	0.7%	9489	20	0.944	9582	3.46	1.97
18.00	15	99.8%	0.2%	0.4%	1.7%	9489	18	0.942	9558	3.37	1.95
15.00	29	99.7%	0.3%	1.1%	4.0%	9489	15	0.935	9492	3.17	1.9
12.00	63	99.4%	0.7%	2.5%	7.8%	9489	12	0.922	9356	2.84	1.83
10.00	96	99.1%	1.0%	4.1%	11.0%	9489	10	0.907	9204	2.54	1.76
9.00	117	98.8%	1.2%	5.2%	14.0%	9489	9	0.897	9098	2.36	1.71
8.00	150	98.5%	1.6%	6.6%	16.0%	9489	8	0.884	8966	2.16	1.67
7.00	189	98.1%	2.0%	8.3%	19.0%	9489	7	0.866	8793	1.94	1.61
6.00	254	97.5%	2.7%	11.0%	22.0%	9489	6	0.844	8567	1.69	1.54
5.00	345	90.0%	3.6%	14.0%	26.0%	9489	5	0.815	8266	1.41	1.46
cu > 10						96	23.47	14.042	1365	12.33	0.25
cu <= 10						9393	9.99	0.819	8232	1.76	1.62

Table B4: Mina Central Capping Analysis – Pb

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						9489	31.5	0.985	9991	4.65	2.19
30.00	1	100.0%	0.0%	0.0%	0.1%	9489	30	0.984	9990	4.64	2.19
25.00	4	99.9%	0.0%	0.2%	0.6%	9489	25	0.983	9978	4.58	2.18
22.00	9	99.9%	0.1%	0.4%	1.3%	9489	22	0.982	9960	4.5	2.16
20.00	12	99.9%	0.1%	0.6%	2.0%	9489	20	0.98	9940	4.42	2.15
18.00	18	99.8%	0.2%	0.9%	2.9%	9489	18	0.977	9910	4.32	2.13
16.00	28	99.7%	0.3%	1.4%	4.0%	9489	16	0.972	9866	4.18	2.1
15.00	35	99.7%	0.4%	1.7%	4.7%	9489	15	0.969	9836	4.09	2.09
12.00	72	99.3%	0.8%	3.3%	7.7%	9489	12	0.954	9683	3.72	2.02
10.00	125	98.8%	1.3%	5.3%	11.0%	9489	10	0.935	9485	3.33	1.95
8.00	212	90.0%	2.2%	8.7%	15.0%	9489	8	0.901	9148	2.8	1.86
pb > 20						12	31.5	24.512	279.4	11.73	0.14
pb <= 20						9477	19.98	0.958	9712	4.02	2.09

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table B5: Mina Central Capping Analysis – Zn

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						9489	45.47	3.229	32762	29.72	1.69
40.00	9	99.9%	0.1%	0.1%	0.2%	9489	40	3.226	32740	29.55	1.68
38.00	11	99.9%	0.1%	0.1%	0.4%	9489	38	3.224	32718	29.39	1.68
35.00	25	99.8%	0.3%	0.3%	0.9%	9489	35	3.219	32662	29.03	1.67
32.00	39	99.6%	0.4%	0.6%	1.6%	9489	32	3.209	32564	28.44	1.66
30.00	53	99.4%	0.6%	0.9%	2.2%	9489	30	3.2	32469	27.93	1.65
28.00	81	99.2%	0.9%	1.3%	3.0%	9489	28	3.186	32330	27.22	1.64
25.00	131	98.7%	1.4%	2.3%	4.7%	9489	25	3.154	32008	25.75	1.61
22.00	176	98.2%	1.9%	3.7%	6.9%	9489	22	3.108	31539	23.87	1.57
20.00	237	97.6%	2.5%	5.0%	8.6%	9489	20	3.067	31121	22.4	1.54
15.00	468	90.0%	4.9%	10.0%	14.0%	9489	15	2.898	29407	17.59	1.45
zn > 30						53	45.47	35.337	1940	16.72	0.12
zn <= 30						9436	30	3.054	30822	24.15	1.61

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C - Elissa

Figure C1: Elissa Log Probability Plot – Ag

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Figure C2: Elissa Log Probability Plot – Au

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure C3: Elissa Log Probability Plot – Cu

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure C4: Elissa Log Probability Plot – Pb

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure C5: Elissa Log Probability Plot – Zn

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table C1: Elissa Capping Analysis – Ag

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						473	1091.592	131.179	120652	12516	0.85
557.90	5	99.0%	1.1%	1.7%	10.0%	473	557.899	129.07	118712	9825	0.77
420.00	9	98.0%	1.9%	3.3%	16.0%	473	420	126.835	116657	8232	0.72
376.13	13	97.0%	2.7%	4.1%	19.0%	473	376.13	125.677	115592	7605	0.69
357.30	16	96.0%	3.4%	4.5%	20.0%	473	357.295	125.054	115019	7303	0.68
322.61	23	95.0%	4.9%	5.7%	23.0%	473	322.608	123.43	113525	6603	0.66
296.92	27	94.0%	5.7%	6.8%	25.0%	473	296.917	121.998	112208	6067	0.64
279.18	32	93.0%	6.8%	7.7%	27.0%	473	279.178	120.829	111133	5677	0.62
268.47	36	92.0%	7.6%	8.3%	28.0%	473	268.467	120.021	110390	5429	0.61
261.09	40	91.0%	8.5%	8.8%	29.0%	473	261.093	119.39	109809	5245	0.61
258.06	43	90.0%	9.1%	9.0%	29.0%	473	258.061	119.096	109539	5163	0.60
ag > 420						9	1091.592	613.024	12690	45925	0.35
ag <= 420						464	415.87	120.085	107963	6393	0.67

Table C2: Elissa Capping Analysis – Au

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						473	4.72	0.27	248.2	0.22	1.74
2.09	8	99.0%	1.7%	4.7%	8.3%	473	2.092	0.261	239.6	0.17	1.59
1.36	13	98.0%	2.7%	9.5%	13.0%	473	1.359	0.25	230.1	0.14	1.51
1.26	17	97.0%	3.6%	10.0%	14.0%	473	1.26	0.248	227.8	0.14	1.5
1.10	24	96.0%	5.1%	13.0%	15.0%	473	1.1	0.242	222.4	0.13	1.47
1.00	30	95.0%	6.3%	15.0%	16.0%	473	1	0.237	218.2	0.12	1.45
0.97	35	94.0%	7.4%	15.0%	17.0%	473	0.966	0.235	216.4	0.12	1.45
0.94	39	93.0%	8.2%	16.0%	17.0%	473	0.94	0.234	214.8	0.11	1.44
0.92	44	92.0%	9.3%	17.0%	17.0%	473	0.92	0.232	213.4	0.11	1.44
0.90	51	91.0%	10.8%	17.0%	18.0%	473	0.9	0.23	211.7	0.11	1.43
0.87	57	90.0%	12.1%	18.0%	18.0%	473	0.868	0.227	208.8	0.1	1.42
au > 1.1						24	4.72	1.806	66.04	0.69	0.46
au <= 1.1						449	1.1	0.206	182.1	0.1	1.53

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table C3: Elissa Capping Analysis – Cu

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						473	2.43	0.151	138.6	0.04	1.4
0.97	8	99.0%	1.7%	5.3%	17.0%	473	0.973	0.144	132.9	0.03	1.16
0.81	13	98.0%	2.7%	7.3%	21.0%	473	0.811	0.142	130.9	0.03	1.11
0.64	18	97.0%	3.8%	11.0%	26.0%	473	0.636	0.138	127.1	0.02	1.03
0.54	24	96.0%	5.1%	13.0%	31.0%	473	0.536	0.135	123.8	0.02	0.97
0.50	30	95.0%	6.3%	15.0%	33.0%	473	0.5	0.133	122.3	0.02	0.95
0.42	34	94.0%	7.2%	18.0%	37.0%	473	0.422	0.128	118.1	0.01	0.88
0.39	37	93.0%	7.8%	20.0%	39.0%	473	0.39	0.126	116.2	0.01	0.86
0.35	44	92.0%	9.3%	22.0%	42.0%	473	0.348	0.123	113.2	0.01	0.82
0.33	50	91.0%	10.6%	23.0%	43.0%	473	0.325	0.121	111.4	0.01	0.79
0.31	54	90.0%	11.4%	24.0%	45.0%	473	0.308	0.12	109.9	0.01	0.78
cu > 0.5						30	2.43	0.831	40.86	0.2	0.54
cu <= 0.5						443	0.499	0.112	97.71	0.01	0.83

Table C4: Elissa Capping Analysis – Pb

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						473	919.8	2.653	2440	7.04	1
11.56	6	99.0%	1.3%	1.6%	4.4%	473	919.8	2.62	2410	6.28	0.96
10.00	12	98.0%	2.5%	2.7%	6.4%	473	919.8	2.597	2388	5.91	0.94
9.53	16	97.0%	3.4%	3.2%	7.3%	473	919.8	2.585	2378	5.74	0.93
8.46	21	96.0%	4.4%	4.8%	10.0%	473	919.8	2.547	2343	5.25	0.9
7.99	25	95.0%	5.3%	5.7%	11.0%	473	919.8	2.526	2323	5	0.89
7.69	30	94.0%	6.3%	6.3%	12.0%	473	919.8	2.509	2308	4.83	0.88
7.48	34	93.0%	7.2%	6.9%	13.0%	473	919.8	2.494	2294	4.68	0.87
7.21	37	92.0%	7.8%	7.7%	14.0%	473	919.8	2.474	2275	4.48	0.86
6.94	41	91.0%	8.7%	8.6%	16.0%	473	919.8	2.449	2253	4.25	0.84
6.65	44	90.0%	9.3%	9.5%	17.0%	473	919.8	2.423	2229	4.02	0.83
pb > 10						12	20.09	12.586	252.8	7.87	0.22
pb <= 10						461	899.7	2.431	2187	4.78	0.9

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table C5: Elissa Capping Analysis – Zn

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						472	42.08	12.805	11741	67.77	0.64
40.00	3	99.6%	0.6%	-0.6%	-0.5%	473	40	12.88	11846	69.3	0.65
38.00	4	99.4%	0.8%	-0.5%	0.0%	473	38	12.861	11829	68.32	0.64
35.00	8	97.0%	1.7%	-0.2%	1.0%	473	35	12.826	11797	66.66	0.64
31.47	20	96.0%	4.2%	0.5%	3.2%	473	31.47	12.728	11706	62.68	0.62
30.31	25	95.0%	5.3%	1.0%	4.5%	473	30.31	12.669	11652	60.54	0.61
28.79	30	94.0%	6.4%	1.6%	6.2%	473	28.791	12.581	11572	57.56	0.6
28.06	34	93.0%	7.2%	2.0%	7.1%	473	28.059	12.531	11525	55.97	0.6
26.12	39	92.0%	8.3%	3.2%	9.9%	473	26.124	12.377	11384	51.45	0.58
25.66	43	91.0%	9.1%	3.5%	11.0%	473	25.662	12.336	11346	50.35	0.58
25.26	46	90.0%	9.7%	3.9%	11.0%	473	25.256	12.295	11309	49.27	0.57
zn > 35						7	42.08	38.555	481.5	10.18	0.08
zn <= 35						465	34.98	12.449	11259	59.28	0.62

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

D - Cuerpos Pequenos

Figure D1: Cuerpos Pequenos Log Probability Plot – Ag

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Figure D2: Cuerpos Pequenos Log Probability Plot – Au

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure D3: Cuerpos Pequenos Log Probability Plot – Cu

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure D4: Cuerpos Pequenos Log Probability Plot – Pb

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Figure D5: Cuerpos Pequenos Log Probability Plot – Zn

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table D1: Cuerpos Pequenos Capping Analysis – Ag

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						1418	4606.12	332.003	592991	184624	1.29
1763.82	10	99.0%	0.7%	1.8%	5.9%	1418	1763.818	325.892	582076	157560	1.22
1438.88	19	98.0%	1.3%	3.1%	8.2%	1418	1438.88	321.113	573540	145505	1.19
1338.87	28	97.0%	2.0%	3.7%	9.3%	1418	1338.874	318.451	568785	139823	1.17
1240.00	40	96.0%	2.8%	4.6%	10.0%	1418	1240	315.03	562675	133175	1.16
1178.73	47	95.0%	3.3%	5.3%	11.0%	1418	1178.733	312.132	557498	127981	1.15
1117.49	56	94.0%	3.9%	6.2%	13.0%	1418	1117.486	308.651	551281	122148	1.13
1060.85	64	93.0%	4.5%	7.1%	14.0%	1418	1060.847	304.959	544687	116374	1.12
1018.99	73	92.0%	5.1%	7.8%	14.0%	1418	1018.985	301.812	539066	111737	1.11
961.20	84	91.0%	5.9%	9.1%	16.0%	1418	961.2	296.815	530141	104833	1.09
928.36	93	90.0%	6.6%	9.8%	16.0%	1418	928.363	293.642	524475	100709	1.08
ag > 1240						40	4606.12	1644.218	123316	329199	0.35
ag <= 1240						1378	1238.5	274.487	469675	99835	1.15

Table D2: Cuerpos Pequenos Capping Analysis – Au

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						1418	28	0.762	1360	3	2.28
20.00	3	99.9%	0.2%	1.0%	3.1%	1418	20	0.757	1352	2.78	2.21
15.00	6	99.7%	0.4%	3.1%	9.6%	1418	15	0.743	1327	2.34	2.06
10.00	11	99.4%	0.8%	6.2%	17.0%	1418	10	0.724	1293	1.89	1.9
9.00	14	99.2%	1.0%	7.4%	19.0%	1418	9	0.716	1279	1.75	1.85
8.00	20	98.8%	1.4%	8.9%	21.0%	1418	8	0.706	1262	1.6	1.79
7.00	21	98.7%	1.5%	11.0%	24.0%	1418	7	0.693	1238	1.42	1.72
6.00	28	98.3%	2.0%	13.0%	28.0%	1418	6	0.678	1211	1.25	1.65
5.00	32	97.9%	2.3%	16.0%	31.0%	1418	5	0.659	1177	1.06	1.56
4.00	40	97.3%	2.8%	19.0%	35.0%	1418	4	0.634	1132	0.87	1.47
3.00	66	95.4%	4.7%	24.0%	40.0%	1418	3	0.598	1069	0.67	1.37
au > 10						11	28	15.896	181.2	33.45	0.36
au <= 10						1407	9.79	0.664	1179	1.35	1.75

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table D3: Cuerpos Pequenos Capping Analysis – Cu

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						1418	30.01	1.147	2049	8.47	2.54
24.00	6	99.8%	0.4%	0.7%	1.4%	1418	24	1.141	2038	8.14	2.5
20.00	12	99.4%	0.8%	2.3%	4.1%	1418	20	1.125	2010	7.49	2.43
18.00	15	99.2%	1.1%	3.8%	6.3%	1418	18	1.111	1984	6.97	2.38
15.00	24	98.7%	1.7%	7.0%	11.0%	1418	15	1.078	1925	5.96	2.27
12.50	30	98.3%	2.1%	11.0%	15.0%	1418	12.5	1.04	1857	5.01	2.15
10.00	45	97.4%	3.2%	16.0%	21.0%	1418	10	0.986	1761	3.9	2
9.00	56	96.9%	3.9%	19.0%	24.0%	1418	9	0.956	1708	3.41	1.93
8.00	59	96.6%	4.2%	22.0%	27.0%	1418	8	0.923	1649	2.91	1.85
7.00	65	96.4%	4.6%	25.0%	31.0%	1418	7	0.888	1586	2.44	1.76
5.00	88	90.0%	6.2%	33.0%	38.0%	1418	5	0.804	1437	1.59	1.57
cu > 12.5						30	30.01	18.847	570.1	19.96	0.24
cu <= 12.5						1388	12.19	0.843	1479	2.79	1.98

Table D4: Cuerpos Pequenos Capping Analysis – Pb

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						1418	59.71	7.406	13229	82.2	1.22
43.00	6	99.6%	0.4%	0.3%	0.7%	1418	43	7.388	13196	80.69	1.22
38.00	9	99.3%	0.6%	0.7%	1.5%	1418	38	7.36	13146	78.82	1.21
35.00	13	99.0%	0.9%	1.0%	2.1%	1418	35	7.333	13098	77.26	1.2
32.50	17	98.7%	1.2%	1.5%	2.7%	1418	32.5	7.303	13044	75.66	1.19
30.50	23	98.1%	1.6%	2.0%	3.3%	1418	30.5	7.269	12982	74	1.18
28.00	45	96.1%	3.2%	3.0%	4.4%	1418	28	7.199	12857	70.94	1.17
27.00	56	95.1%	3.9%	3.6%	5.1%	1418	27	7.154	12777	69.11	1.16
25.00	70	93.4%	4.9%	5.0%	6.6%	1418	25	7.04	12574	64.82	1.14
22.50	98	90.9%	6.9%	7.4%	8.8%	1418	22.5	6.849	12233	58.42	1.12
20.00	125	90.0%	8.8%	11.0%	11.0%	1418	20	6.594	11778	51.04	1.08
pb > 30.5						23	59.71	37.827	1271	44.3	0.18
pb <= 30.5						1395	30.5	6.823	11958	64.87	1.18

SRK Consulting (U.S), Inc. NI 43-101 Technical Report on Yauricocha Mine, Peru	Appendices

Table D5: Cuerpos Pequenos Capping Analysis – Zn

Cap	Capped	Percentile	Capped%	Lost Metal	CV%	Count	Max	Mean	Total	Variance	CV
						1418	1074	9.757	17427	1339	3.75
40.00	3	99.8%	0.2%	8.6%	74.0%	1418	40	8.595	15352	69.31	0.97
35.00	9	99.4%	0.6%	8.8%	74.0%	1418	35	8.577	15320	68.28	0.96
30.00	26	97.0%	1.8%	9.5%	75.0%	1418	30	8.52	15218	65.59	0.95
26.48	52	96.0%	3.7%	11.0%	75.0%	1418	26.48	8.416	15031	61.49	0.93
25.30	62	95.0%	4.4%	11.0%	75.0%	1418	25.296	8.364	14939	59.69	0.92
23.89	77	94.0%	5.4%	12.0%	76.0%	1418	23.893	8.285	14798	57.11	0.91
23.14	86	93.0%	6.1%	12.0%	76.0%	1418	23.14	8.236	14710	55.61	0.91
22.01	96	92.0%	6.8%	13.0%	76.0%	1418	22.012	8.15	14556	53.14	0.89
21.41	107	91.0%	7.5%	14.0%	76.0%	1418	21.407	8.098	14465	51.74	0.89
20.45	122	90.0%	8.6%	15.0%	77.0%	1418	20.454	8.008	14303	49.4	0.88
zn > 30						26	1074	98.068	3182	65615	2.61
zn <= 30						1392	29.84	8.123	14245	58.11	0.94